Exhibit 99.2

TENDER OFFER DOCUMENT	November 24, 2022

Voluntary Public Tender Offer by North Holdings 3 Oy for All Issued and Outstanding Shares in Caverion Corporation

North Holdings 3 Oy (the “Offeror”) hereby offers to acquire through a voluntary public cash tender offer in accordance with Chapter 11 of the Finnish Securities Markets Act (746/2012, as amended, the “Finnish Securities Markets Act”) and subject to the terms and conditions of this tender offer document (the “Tender Offer Document”), all of the issued and outstanding shares in Caverion Corporation (the “Company” or “Caverion”) that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”).

The Offeror is a private limited liability company incorporated under the laws of Finland. As at the date of this Tender Offer Document, the Offeror is indirectly wholly-owned by North Lux Topco SARL (“North Luxco”), which is a private limited company incorporated under the laws of Grand Duchy of Luxembourg. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates (together “Bain Capital”, and such funds being the “Bain Capital Funds”)). Bain Luxco, Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) form a consortium (the “Consortium”) for the purposes of the Tender Offer. It is expected that immediately after the completion of the Tender Offer and the cash investments to be made by the Consortium members in North Luxco, Bain Luxco will own approximately 72.92 percent, Security Trading approximately 15.43 percent, Fennogens approximately 10.38 percent and Corbis approximately 1.27 percent of the common shares in North Luxco, subject to adjustment on the basis of pre-agreed maximum investment amounts of Security Trading, Fennogens and Corbis and the possible co-investment by Goldman Sachs Asset Management described below.

In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions. If the equity co-investment is made by Goldman Sachs Asset Management, it is expected that immediately after the completion of the Tender Offer Goldman Sachs Asset Management will own approximately 6–7 percent of the common shares in North Luxco. See “Background and Objectives – Financing of the Tender Offer”.

Caverion is a public limited liability company incorporated under the laws of Finland with its shares admitted to trading on the official list of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”).

The Tender Offer was announced by the Offeror on November 3, 2022 (the “Announcement”) with an offer price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer (the “Offer Price”).

The offer period for the Tender Offer will commence on November 24, 2022 at 9:30 a.m. (Finnish time) and expire on January 12, 2023 at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued (the “Offer Period”). For details, please see “Terms and Conditions of the Tender Offer”.

The completion of the Tender Offer is subject to the satisfaction of the conditions described under Section “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer” of this Tender Offer Document. The Offeror reserves the right to waive any of the conditions to completion of the Tender Offer or to withdraw the Tender Offer as described under “Terms and Conditions of the Tender Offer”.

Certain shareholders of Caverion, together representing approximately 15.84 percent of all the Shares and votes in Caverion, have irrevocably undertaken to accept the Tender Offer subject to certain customary conditions. See “Background and Objectives – Undertakings by Shareholders”. Together with the Shares held by the Consortium, the irrevocable undertakings represent approximately 42.50 percent of all the Shares and votes in Caverion.

The Offeror and Caverion have on November 3, 2022 entered into a combination agreement (the “Combination Agreement”). The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend in its statement issued pursuant to the Finnish Securities Markets Act and the Helsinki Takeover Code (as defined below) that the shareholders of Caverion accept the Tender Offer (the “Recommendation”).

If the Tender Offer is completed and all the Shares validly tendered and not validly withdrawn are transferred to the Offeror, and the Offeror has acquired more than 90 percent of all the Shares and votes carried by the Shares in Caverion, the Offeror will commence compulsory redemption proceedings to redeem the remaining Shares in accordance with Chapter 18 of the Finnish Companies Act (624/2006, as amended, the “Finnish Companies Act”) as soon as reasonably practicable after the completion of the Tender Offer.

The information on this front page should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this Tender Offer Document, in particular under Section “Terms and Conditions of the Tender Offer”.

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THIS TENDER OFFER DOCUMENT AND RELATED ACCEPTANCE FORMS ARE NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. IN PARTICULAR, THE TENDER OFFER IS NOT MADE IN AND THIS TENDER OFFER DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA (“HONG KONG”), JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW.

Lead Financial Advisers to the Offeror and the Consortium

Arranger of the Tender Offer outside the United States

RESTRICTIONS AND IMPORTANT INFORMATION

This Tender Offer Document has been prepared in compliance with Finnish law, including the Finnish Securities Markets Act, the Decree of the Finnish Ministry of Finance on the Contents and Publication as well as Exceptions Granted from the Contents of a Tender Offer Document as well as Mutual Recognition of a Tender Offer Document Approved in the European Economic Area (1022/2012) and the regulations and guidelines 9/2013 of the Finnish Financial Supervisory Authority (the “FIN-FSA”) on Takeover Bids and Mandatory Bids (FIVA 10/01.00/2013). This Tender Offer Document constitutes a tender offer document as referred to in Chapter 11, Section 11 of the Finnish Securities Markets Act. This Tender Offer Document and the Tender Offer are governed by Finnish law and any disputes arising out of or in connection with this Tender Offer Document and/or the Tender Offer will be exclusively settled by a court of competent jurisdiction in Finland.

The Offeror has undertaken to follow the Helsinki Takeover Code issued by the Finnish Securities Market Association (the “Helsinki Takeover Code”) as referred to in Chapter 11, Section 28 of the Finnish Securities Markets Act. According to the statement by the Board of Directors of Caverion, issued on November 18, 2022 and attached as Annex C to this Tender Offer Document, Caverion has also undertaken to follow the Helsinki Takeover Code.

The FIN-FSA has approved a Finnish language version of this Tender Offer Document but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2022/1601. This is an English language translation of the Finnish language Tender Offer Document. In the event of any discrepancy between the two language versions of this Tender Offer Document, the Finnish language version will prevail.

The Offeror and Bain Luxco may, each respectively, acquire, or enter into arrangements to acquire, Shares, or arrange ownership of Shares before, during and/or after the Offer Period (including any extension thereof and any Subsequent Offer Period) in public trading on Nasdaq Helsinki or otherwise.

The Tender Offer is not being made, and the Shares will not be accepted for purchase from or on behalf of persons, directly or indirectly, in any jurisdiction in which the making or acceptance thereof would not be in compliance with applicable laws or regulations of such jurisdiction or would require any registration, approval or other measures with any regulatory authority not expressly contemplated by this Tender Offer Document. Persons obtaining and/or into whose possession this Tender Offer Document comes are required to take due note and observe all such restrictions and obtain any necessary authorisations, approvals or consents. Neither the Offeror, the Consortium nor any of their respective advisers accepts any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who intends to forward this Tender Offer Document or any related document to any jurisdiction outside Finland should carefully read this section “Restrictions and Important Information” before taking any action. The distribution of this Tender Offer Document in jurisdictions other than Finland may be restricted by law and, therefore, persons into whose possession this Tender Offer Document comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

The Tender Offer is not being made, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa and this Tender Offer Document and any and all materials related thereto should not be sent in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa (including by use of, or by any means or instrumentality, for example, e-mail, post, facsimile transmission, telephone or internet, of interstate or foreign commerce, or any facilities of a national securities exchange), and the Tender Offer cannot be accepted directly or indirectly or by any such use, means or instrumentality, in or from within Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Accordingly, copies of this Tender Offer Document and any related materials are not being, and must not be, mailed, forwarded, transmitted or otherwise distributed or sent in or into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa or, in their capacities as such, to custodians, trustees, agents or nominees holding Shares for Australian, Canadian, Hong Kong, Japanese, New Zealander or South African persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send them in, into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Any person accepting the Tender Offer shall be deemed to represent to the Offeror such person’s compliance with these restrictions and any purported acceptance of the Tender Offer that is a direct or indirect consequence of a breach or violation of these restrictions shall be null and void. Shareholders wishing to accept the Tender Offer must not use the mailing system of Australia, Canada, Hong Kong, Japan, New Zealand or South Africa for any purpose directly or indirectly related to acceptance of the Tender Offer. Envelopes containing acceptances must not be post marked in Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. When completing the acceptance, shareholders wishing to accept the Tender Offer must provide an address that is not located in Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Shareholders will be deemed to have declined the Tender Offer if they (i) submit an envelope postmarked in Australia, Canada, Hong Kong, Japan, New Zealand or South Africa or (ii) provide an address located in Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Shareholders will be deemed to have declined the Tender Offer if they do not make the representations and warranties set out in the acceptance.

i

All financial and other information presented in this Tender Offer Document concerning the Company has been extracted from, and has been prepared exclusively based upon, publicly available information including the unaudited interim report published by the Company as at and for the nine months period ended September 30, 2022, the audited financial statements as at and for the year ended December 31, 2021, other stock exchange releases published by the Company, entries in the Finnish trade register, and other publicly available information. Consequently, the Offeror does not accept any responsibility for such information except for the accurate restatement of such information herein.

Other than to the extent required by mandatory law, this Tender Offer Document will not be supplemented or updated with any financial statement release, interim report, half-year report or other stock exchange releases published by Caverion after the date of this Tender Offer Document nor will the Offeror otherwise separately inform any person about the publication of any such financial statement release, interim report, half-year report or other stock exchange releases by Caverion.

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the United Kingdom. UBS is acting exclusively for the Offeror and no one else in connection with the Tender Offer or the matters referred to in this Tender Offer Document, will not regard any other person (whether or not a recipient of this Tender Offer Document) as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any other transaction or arrangement referred to in this Tender Offer Document. Neither UBS nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of UBS in connection with the Tender Offer, any statement contained in this Tender Offer Document or otherwise.

Advium Corporate Finance Ltd (“Advium”) is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters referred to in this Tender Offer Document, does not consider any other person (whether the recipient of this Tender Offer Document or not) as a client in connection to the Tender Offer, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of Advium, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this Tender Offer Document.

Goldman Sachs International (“Goldman Sachs”), which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters referred to in this Tender Offer Document, and will not regard any other person as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of Goldman Sachs or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this Tender Offer Document.

Nordea Bank Abp (“Nordea”), which is supervised by the European Central Bank and the FIN-FSA, is acting as financial adviser to the Offeror and arranger of the Tender Offer outside the United States. Nordea is only acting for the Offeror and no one else in connection with the Tender Offer and will not regard any other person as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protection afforded to clients of Nordea, nor for providing advice in relation to the Tender Offer. For the avoidance of doubt, Nordea is not registered as a broker or dealer in the United States of America and will not be engaging in direct communications relating to the Tender Offer with investors located within the United States of America (whether on a reverse inquiry basis or otherwise).

BNP Paribas SA, Bankfilial Sverige (“BNP Paribas”), which is authorized and lead-supervised by the European Central Bank and the Autorité de Contrôle Prudentiel et de Résolution and subject to limited regulation by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters referred to in this Tender Offer Document, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of BNP Paribas, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this Tender Offer Document.

Bank of America Europe DAC, Stockholm branch (“BofA Securities”), a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this Tender Offer Document, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this Tender Offer Document.

Information for Shareholders in the United States

Shareholders of Caverion in the United States are advised that the shares in Caverion are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer will be made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(d) under the Exchange Act for a Tier II tender offer (the “Tier II Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this Tender Offer Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this Tender Offer Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier II Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier II Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that the Offer Price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of this Tender Offer Document and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer, passed upon the merits or fairness of the Tender Offer, or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer. Any representation to the contrary is a criminal offence in the United States.

The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

It may be difficult for Caverion’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS TENDER OFFER DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS TENDER OFFER DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Availability of Documents

The Finnish language version of this Tender Offer Document will be available on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous as of November 24, 2022. The English language translation of the Tender Offer Document will be available on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer as of November 24, 2022.

Forward-looking Statements

This Tender Offer Document includes “forward-looking statements”, including statements about the expected timing and completion of the Tender Offer, and language indicating trends. Generally, words such as may, should, could, aim, will, would, expect, intend, estimate, anticipate, believe, plan, seek, contemplate, envisage, continue or similar expressions identify forward-looking statements.

These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the control of the Offeror and could cause actual results to differ materially from those expressed or implied in these forward-looking statements.

Factors that could cause actual results to differ from such statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Tender Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that a condition to consummating the Tender Offer may not be satisfied, the ability of Caverion to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Tender Offer, and other factors.

Although the Offeror believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. The Offeror undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws or by any appropriate regulatory authority.

Certain Key Dates

The following timetable sets forth certain key dates relating to the Tender Offer, provided that the Offer Period has not been extended or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations:

Announcement of the Tender Offer	November 3, 2022

Offer Period commences	November 24, 2022

Offer Period expires at the earliest, unless extended or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations; any possible extension of the Offer Period will be announced by way of a stock exchange release as soon as practically possible	January 12, 2023

Announcement of the preliminary result of the Tender Offer (preliminary)	January 13, 2023

Announcement of the final result of the Tender Offer (preliminary)	January 18, 2023

Payment of the Offer Price (preliminary)	February 8, 2023

Due to the anticipated process for obtaining the necessary regulatory approvals, permits, clearances and consents required for the completion of the Tender Offer, the Tender Offer is currently expected to be completed during the first quarter of 2023. In case the necessary regulatory approvals, permits, clearances and consents have not been obtained by the end of the initial Offer Period, the Offeror may extend the Offer Period in order to receive the necessary regulatory approvals. The Offeror will announce, by way of stock exchange releases, any possible extension of the Offer Period as soon as practically possible as well as any other information required to be announced in accordance with applicable laws and regulations.

For further information, please see sections “Background and Objectives – Regulatory Approvals”, “Terms and Conditions of the Tender Offer – Offer Period” and “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer”.

PARTIES RESPONSIBLE FOR THE TENDER OFFER DOCUMENT

The Offeror

North Holdings 3 Oy
Address: c/o Roschier, Attorneys Ltd.
Kasarmikatu 21 A
FI-00130 Helsinki, Finland
Domicile: Helsinki, Finland

The Board of Directors of the Offeror

Sessa Ivano

Bendt Nicholas

Cawén Klaus

Horten Halvor Meyer

Labignette Alexandre

The Consortium

North (BC) Lux Holdco SARL
Address: 4, rue Lou Hemmer
L-1748 Senningerberg
Grand Duchy of Luxembourg
Domicile: Senningerberg, Grand Duchy of Luxembourg

Security Trading Oy
Address: Pohjoisesplanadi 25 B 19

FI-00100, Helsinki, Finland
Domicile: Kirkkonummi, Finland

Fennogens Investments S.A.
Address: 51-53, rue de Merl,

L - 2146 Luxembourg

Grand Duchy of Luxembourg
Domicile: Luxembourg, Grand Duchy of Luxembourg

Corbis S.A.
Address: 51-53, rue de Merl,

L - 2146 Luxembourg

Grand Duchy of Luxembourg
Domicile: Luxembourg, Grand Duchy of Luxembourg

The Boards of Directors of the members of the Consortium

The Board of Directors of North (BC) Lux Holdco SARL
Hennebaut Alexis
Le Cras Stella

Oleksy Jana

The Board of Directors and the CEO of Security Trading Oy
Herlin Antti (chair of the Board)

Ala-Mello Jukka (member of the Board and the CEO)

Herlin Anna (member of the Board)

Herlin Emma (member of the Board

Herlin Iiris (member of the Board

Herlin Jussi (member of the Board

Herlin Tiina (member of the Board)

The Board of Directors of Fennogens Investments S.A.
Ehrnrooth Georg

Geijer Claes-Johan

Labignette Alexandre

Rodriguez Grégorio

The Board of Directors of Corbis S.A.
Ehrnrooth Markus

Geijer Claes-Johan

Labignette Alexandre

Rodriguez Grégorio

This Tender Offer Document has been prepared by the Offeror pursuant to Chapter 11, Section 11 of the Finnish Securities Markets Act.

The persons responsible for the Tender Offer Document represent that to their best understanding the information contained in this Tender Offer Document is in accordance with the facts and contains no omission likely to affect the assessment of the benefits of the Tender Offer.

All information concerning Caverion presented in this Tender Offer Document has been extracted from, and has been prepared exclusively based upon, publicly available information. The Offeror confirms that this information has been accurately reproduced and that as far as the Offeror is aware and is able to ascertain from information published by Caverion, no facts have been omitted which would render the reproduced information incorrect or misleading.

November 24, 2022

North Holdings 3 Oy

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ADVISERS TO THE OFFEROR

Financial Advisers to the Offeror and the Consortium in connection with the Tender Offer

UBS AG London Branch
5 Broadgate

London EC2M 2QS
United Kingdom

Advium Corporate Finance Ltd
Aleksanterinkatu 19 A

FI-00100 Helsinki

Finland

Goldman Sachs International
Plumtree Court, 25 Shoe Lane
London EC4A 4AU
United Kingdom

Nordea Bank Abp
Satamaradankatu 5
FI-00020 Nordea
Finland

BNP Paribas SA

Bankfilial Sverige

Hovslagargatan 3, 5 tr

111 48 Stockholm

Sweden

Arranger of the Tender Offer outside of the United States

Nordea Bank Abp
Satamaradankatu 5
FI-00020 Nordea
Finland

Legal Advisers to the Offeror and the Consortium in connection with the Tender Offer

As to Finnish law:

Roschier, Attorneys Ltd. Kasarmikatu 21 A FI-00130 Helsinki Finland	Hannes Snellman Attorneys Ltd Eteläesplanadi 20 FI-00130 Helsinki Finland

As the international legal adviser:

Kirkland & Ellis International LLP
30 St Mary Axe
London EC3A 8AF
United Kingdom

ADVISERS TO CAVERION

Financial Adviser to Caverion in connection with the Tender Offer

Bank of America Europe DAC, Stockholm branch
Regeringsgatan 59
Lift B, 10th floor
11156 Stockholm

Sweden

Legal Adviser to Caverion in connection with the Tender Offer

Castrén & Snellman Attorneys Ltd
Eteläesplanadi 14
FI-00130 Helsinki
Finland

TABLE OF CONTENTS

RESTRICTIONS AND IMPORTANT INFORMATION	i
PARTIES RESPONSIBLE FOR THE TENDER OFFER DOCUMENT	v
ADVISERS TO THE OFFEROR	vi
BACKGROUND AND OBJECTIVES	1
INFORMATION ON THE PRICING OF THE TENDER OFFER	8
SUMMARY OF THE COMBINATION AGREEMENT	10
TERMS AND CONDITIONS OF THE TENDER OFFER	15
PRESENTATION OF THE OFFEROR	23
PRESENTATION OF CAVERION	25

TABLE OF CONTENTS FOR ANNEXES

ANNEX A	Financial Information of Caverion

• Unaudited consolidated interim report published by Caverion as at and for the nine months ended September 30, 2022.

• Board of Directors’ report and the audited consolidated financial statements published by Caverion as at and for the financial year ended December 31, 2021.

ANNEX B	Articles of Association of Caverion

ANNEX C	Statement by the Board of Directors of Caverion

BACKGROUND AND OBJECTIVES

Background to the Tender Offer and Offeror’s Strategic Plans

As at the date of this Tender Offer Document, the Offeror is indirectly wholly-owned by North Luxco. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by Bain Luxco. Bain Luxco, Security Trading, Fennogens and Corbis have formed the Consortium for the purposes of the Tender Offer. It is expected that immediately after the completion of the Tender Offer and the cash investments to be made by the Consortium members in North Luxco, Bain Luxco will own approximately 72.92 percent, Security Trading approximately 15.43 percent, Fennogens approximately 10.38 percent and Corbis approximately 1.27 percent of the common shares in North Luxco, subject to adjustment on the basis of pre-agreed maximum investment amounts of Security Trading, Fennogens and Corbis and the possible co-investment by Goldman Sachs Asset Management described below.

In addition, the GSAM Note Purchasers (as defined below) are providing subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions, as described below under section “– Financing of the Tender Offer”. If the equity co-investment is made by Goldman Sachs Asset Management, it is expected that immediately after the completion of the Tender Offer Goldman Sachs Asset Management will own approximately 6–7 percent of the common shares in North Luxco.

Bain Luxco is owned and controlled by certain Bain Capital Funds. Bain Capital is one of the most experienced and successful private investment firms globally, having made more than 1,230 primary and add-on investments with approximately USD 160 billion assets under management. The firm has more than 620 investment professionals worldwide spread throughout its global network in Europe, Asia and North America. Bain Capital has made numerous successful and value-enhancing investments and exits in the Nordic region over the past years. Notably, the company led the successful take-private of Ahlstrom-Munksjö, a global leader in innovative and sustainable fiber-based materials, which was delisted from Nasdaq Helsinki last year. Further, from 2012 Bain Capital was the owner of Bravida, a leading Nordic technical installation and services provider, listing the business on Nasdaq Stockholm in 2015.

Security Trading is an investment company owned by the Antti Herlin family. As at the date of this Tender Offer Document, Antti Herlin, Security Trading and Hisra Consulting and Finance Oy, which is a company fully owned by Security Trading, together hold approximately 15.43 percent of the outstanding Shares and votes in Caverion.

Fennogens is an investment company owned by the Georg Ehrnrooth, Henrik Ehrnrooth and Carl-Gustaf Ehrnrooth families. As at the date of this Tender Offer Document, Fennogens holds approximately 10.38 percent of the outstanding Shares and votes in Caverion.

Corbis is an investment company owned by the Henrik Ehrnrooth family. As at the date of this Tender Offer Document, Corbis holds approximately 1.27 percent of the outstanding Shares and votes in Caverion.

Security Trading, Fennogens and Corbis all represent long-term shareholders of Caverion since its establishment and they have significant operational experience of Caverion and the industry.

Caverion is a public limited liability company incorporated under the laws of Finland with its share listed on the official list of Nasdaq Helsinki. Caverion is a Northern & Central European-based expert for smart and sustainable built environments, enabling performance and people’s well-being. Caverion offers expert guidance during the entire life cycle of buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. At the end of September 2022, there were more than 15,000 professionals serving customers at the service of Caverion Group in 10 countries.

The Consortium recognizes that Caverion has been recently undertaking a major effort to enhance its operations and narrow the gap vis-à-vis some of its competitors in terms of operating and financial performance. Although such efforts have yielded some positive results, the deteriorating macro and market conditions are estimated to make it more challenging to continue the repositioning. The Consortium believes that to lock-in the improvements to date and to ensure future development, a step change in Caverion’s ongoing transformation is needed. The Consortium believes that under private ownership Caverion will be best placed to accelerate and deliver on the strategic initiatives needed for sustainably improving its long-run performance. To this aim, the Consortium intends to invest significant time and capital resources to support Caverion’s long-term development. Under private ownership, Caverion is expected to pursue an ambitious investment program in organic initiatives as well as acquisitions of synergistic businesses and other consolidation opportunities, notwithstanding a period of heightened economic and geo-political uncertainty. The Consortium believes that Caverion, in a private setting, will more effectively manage all above mentioned initiatives as well as current market challenges, as its management can devote its full attention to the business without the constraints imposed by the quarterly earnings cycle and the public market.

The Consortium is well-positioned to support the transformation of the Company due to Bain Capital’s considerable experience in the industry, including as a former investor in Bravida, and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. With Bain Capital, Caverion will have a reference shareholder that can combine a long-term perspective with industrial expertise, and that has a strong track record of successfully developing companies through a period of private ownership. The Company’s long-term main shareholders’ prominent participation in the Consortium will ensure continuity with Company’s culture and history. Together, this unique group of investors, in good co-operation with Caverion’s employees, will bring along to the Company the appropriate long-term investment horizon, industrial expertise and financial resources.

The Offeror and Caverion have on November 3, 2022 entered into a Combination Agreement under which the Offeror is committed to make the Tender Offer. The principal terms and conditions of the Combination Agreement have been described in “Summary of the Combination Agreement” below.

After reviewing the Tender Offer and its terms and conditions, as well as other available information, the Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the Tender Offer (see “– Statement by the Board of Directors of Caverion” and Annex C below). The Board of Directors of Caverion received an opinion, dated November 3, 2022, of Caverion’s exclusive financial adviser, BofA Securities, to the effect that, as of the date of such opinion, the Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Tender Offer, how any holders of Shares should act in connection with the Tender Offer or any related matter. The complete opinion is attached as Appendix 1 to the statement of the Board of Directors of Caverion, issued on November 18, 2022, and attached as Annex C to this Tender Offer Document.

As at the date of this Tender Offer Document, the members of the Consortium hold in aggregate 36,379,262 Shares in Caverion, representing in aggregate approximately 26.66 percent of all outstanding Shares and votes in Caverion. The Consortium members have committed to tender all Shares held by them to the Tender Offer pursuant to the agreements entered into among the Consortium members.

Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.35 percent of all outstanding Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.48 percent of all outstanding Shares and votes in Caverion, have irrevocably undertaken to accept the Tender Offer as further described in section “– Undertakings by Shareholders”.

The Shares held by the Consortium members combined with the irrevocable undertakings to support the Tender Offer represent approximately 42.50 percent of all the outstanding Shares and votes in Caverion in aggregate.

Effects on the Operations and Assets of Caverion and on its Management and Employees

The completion of the Tender Offer is not expected to have any immediate material effects on the operations or assets of Caverion, the position of Caverion’s management or employees or the location of its offices. However, the Offeror intends to change the composition of the Board of Directors of Caverion after the completion of the Tender Offer. As mentioned above, the Offeror also intends for Caverion to pursue an ambitious investment program in organic initiatives as well as acquisitions of synergistic businesses and other consolidation opportunities.

See also “– Financing of the Tender Offer” and “– Offeror’s Future Plans in Respect of the Shares – Redemption under the Finnish Companies Act” below.

Effects on the Operations and Assets of the Offeror and on its Management and Employees

Other than as a result of the payment of the Offer Price, the completion of the Tender Offer is not expected to have any immediate material effects on the operations or assets of the Offeror or the Consortium, the position of the Offeror’s or the Consortium’s management or employees or the location of their offices.

Compliance with the Recommendation Referred to in Chapter 11, Section 28 of the Finnish Securities Markets Act

The Offeror and Caverion have undertaken to comply with the Helsinki Takeover Code.

Remuneration and Other Benefits Paid to the Management of Caverion on the Basis of the Completion of the Tender Offer

The Offeror has not entered into any agreements regarding any remuneration, compensation or other benefits granted to the management or the members of the Board of Directors of Caverion payable in return for the execution of the Combination Agreement and/or for the completion of the Tender Offer.

The Board of Directors of the Company has resolved that discretionary cash rewards would be payable to certain key persons of the Company in connection with the completion of the Tender Offer, on condition that the person entitled to the reward has not voluntarily resigned from his/her position at Caverion prior to the payment of the reward. The payment of the discretionary cash reward aims to compensate for the additional work related to the Tender Offer and enhance retention of such key persons of the Company. The maximum amount of the discretionary cash rewards is EUR 2.9 million in the aggregate (excluding social security costs).

Share-based Long-term Incentive Plans of Caverion

As at the date of this Tender Offer Document, Caverion has three types of share-based long-term incentive plans. The share-based long-term incentive plans consist of Performance Share Plans and a conditional Matching Share Plan for selected members of the management and selected key employees, and conditional Restricted Share Plans as a complementary structure for specific situations.

According to the Combination Agreement, if the completion of the Tender Offer takes place, Caverion will settle in cash all outstanding rewards to be paid under the Performance Share Plans 2022–2024, 2021–2023 and 2020–2022 based on achievement of performance targets per September 30, 2022 and pro-rated to time passed, all outstanding rewards to be paid under the fourth instalment under the conditional Matching Share Plan 2018–2022 and all outstanding rewards to be paid under the conditional Restricted Share Plans 2022–2024, 2021–2023 and 2020–2022. The outstanding rewards under the Performance Share Plans and the conditional Restricted Share Plans will be paid three (3) months after the completion of the Tender Offer and the outstanding rewards under the fourth instalment of the conditional Matching Share Plan will be paid at the completion of the Tender Offer, in each case on condition that the participant has not voluntarily resigned from his/her position at Caverion prior to that time. The payment of the outstanding rewards under the conditional Matching Share Plan may also occur sooner if required under applicable plan terms. The total amount payable by Caverion under these plans amounts to approximately EUR 11.7 million (excluding social security costs).

Financing of the Tender Offer

The Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror, and the indirect parent of the Offeror, North Holdings 1 Oy (the “PIK Borrower”) has received debt commitments (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the Conditions to Completion of the Tender Offer are otherwise satisfied or waived by the Offeror). The Offeror’s and the PIK Borrower’s commitments for equity and debt funding (respectively) are evidenced by (i) equity commitment letters executed by the members of the Consortium (the “Equity Commitment Letters”); and (ii) debt commitment documents, which include a commitment to enter into the Interim PIK Facility (as defined below) and the Notes Subscription Agreement (as defined below) relating to the PIK Notes (as defined below), in each case, subject to and in accordance with the terms of the debt commitment letter, to finance (in part) the payment of the aggregate Offer Price for all of the Shares in connection with the Tender Offer and in connection with the subsequent compulsory redemption thereafter and, in case of the Equity Commitment Letters, the possible payment of any termination fee by the Offeror. In addition, North Luxco has entered into a commitment letter with Nordea Bank Abp concerning a settlement facility to facilitate the execution and settlement of the completion trades of the Tender Offer.

Equity Commitment Letters

Certain Bain Capital Funds, Security Trading, Fennogens and Corbis (the “Investors”) have executed Equity Commitment Letters on customary terms in respect of their contribution to the equity funding of the Offeror. The Equity Commitment Letters provide financing that is expected to be in aggregate EUR 954.6 million for funding the Offer Price as well as funding the possible payment of the termination fee to cover expense reimbursement for the Company under certain circumstances as set out in the Combination Agreement.

The obligations of the Investors under the relevant Equity Commitment Letters expire with no further liabilities or obligations, among other things, upon earlier of (i) the payment of the final redemption price by the Offeror in connection with the compulsory redemption; (ii) the Offeror receiving the funding in full by the relevant Investor; and (iii) if the Combination Agreement terminates or is terminated or the Tender Offer does not proceed, lapses or is withdrawn in accordance with their terms, the earlier of: (a) the Offeror paying the termination fee in full; and (b) if no claim has been made in writing by the Company to the Offeror alleging that the termination fee is payable by the Offeror, the date that is three months after the termination of the Combination Agreement or the lapse or withdrawal of the Tender Offer.

In addition, in connection with the financing arrangement described under “– PIK Debt Financing Documents”, it has been agreed that Goldman Sachs Asset Management will, subject to the below conditions, make a EUR 60 million equity co-investment alongside the Consortium members in North Luxco, which would reduce the equity financing provided by the Consortium members correspondingly. The equity co-investment forms part of the overall financing terms agreed between the Consortium and Goldman Sachs Asset Management and the selection of Goldman Sachs Asset Management as financing provider and the terms of the financing arrangement and the equity co-investment have been agreed on the basis of an extensive financing process by the Consortium including the evaluation of possibilities for obtaining both senior debt financing and hybrid financing alternatives. The right and obligation of Goldman Sachs Asset Management to make the equity co-investment is subject to satisfaction of the conditions precedent to the equity co-investment, including: (i) the satisfaction or waiver of all Conditions to Completion; (ii) the 90 percent minimum acceptance Condition to Completion not having been waived by the Offeror; (iii) the approval of the equity co-investment by the German Federal Cartel Office (the “FCO”), the FCO having declined jurisdiction over of such co-investment, or confirmation that such approval is not required, or lapse, expiry, or termination of the applicable waiting periods; and (iv) the GSAM Note Purchasers (as defined below) providing debt financing (including any subordinated debt financing) in connection with the Tender Offer. In the event that Goldman Sachs Asset Management would not make the equity co-investment, the Consortium members would cover the full amount of equity funding required for the Tender Offer.

In addition, Security Trading, Fennogens and Corbis have committed to provide financing in aggregate up to EUR 150 million structured as preferred equity instruments in North Luxco in case the Tender Offer would be completed in circumstances where the Offeror’s shareholding in Caverion would not exceed 90 percent of Caverion’s Shares but the Offeror would have waived the 90 percent minimum acceptance Condition to Completion, and no external financing would be available on satisfactory terms. However, none of Security Trading, Fennogens or Corbis have an obligation to invest in North Luxco more than 90 percent of the cash proceeds received by each of them, respectively, for the Shares tendered by each of them to the Tender Offer. Consequently, the amount of financing which would be made available through preferred equity instruments may affect the amount of their equity investment in the common shares of the Offeror, and therefore, their shareholdings in the Offeror.

PIK Debt Financing Documents

The PIK Borrower as borrower and the following affiliates of The Goldman Sachs Group, Inc. or funds managed by its affiliates forming part of Goldman Sachs Asset Management: WSSS Investments O, S.à r.l., WSSS Investments P, S.à r.l., WSSS (C) Investments O, S.à r.l., WSSS Investments G, S.à r.l., WSSS Investments S, S.à r.l., WSSS Investments D, S.à r.l., BSCH III Designated Activity Company and WSSS (CT) Investments O, S.à r.l. (together, the “GSAM Note Purchasers”) as note purchasers have entered into a debt commitment letter relating to the PIK Notes (as defined below) and the Interim PIK Facility (as defined below) (the “PIK Debt Commitment Letter”), pursuant to which the GSAM Note Purchasers shall subscribe for and purchase up to EUR 125 million “pay-if-you-want” notes1 (the “PIK Notes”) by entering into, along with the PIK Borrower and Kroll Agency Services Limited as agent and Kroll Trustee Services Limited security agent, a long form notes subscription agreement (the ”Notes Subscription Agreement”), subject to the terms of the PIK Debt Commitment Letter.

To the extent the Notes Subscription Agreement is not in place at the closing date of the Tender Offer, the GSAM Note Purchasers shall subscribe for and purchase up to EUR 125 million interim notes (the “Interim PIK Facility”) pursuant to the (once executed) fundable interim facility agreement relating to the Interim PIK Facility (“PIK IFA”, and together with the PIK Debt Commitment Letter, the “PIK Debt Financing Documents”) to be entered into with the PIK Borrower and Kroll Agency Services Limited as interim facility agent and Kroll Trustee Services Limited as interim security agent.

The intention of the PIK Borrower and the GSAM Note Purchasers (without prejudice to the GSAM Note Purchasers’ obligations to make available the Interim PIK Facility under the PIK IFA (once executed)) is that the debt financing made available under the PIK Debt Financing Documents be made available under the Notes Subscription Agreement to be documented in accordance with the terms of the PIK Debt Commitment Letter.

1 The term “pay-if-you-want” notes refers to the type of notes under which the borrower may elect to either pay interest in kind (with such interest capitalizing at the end of the interest period and thereafter being treated as part of the principal amount of the instrument) or in cash.

The Interim PIK Facility is (and the PIK Notes shall be) provided on a customary European “certain funds” basis, and thus its availability is subject only to:

a)	the following limited conditions:

(i)	no event of default has occurred and is continuing in respect of a payment default, the breach of a major undertaking, a major misrepresentation, certain invalidities and repudiations, certain insolvency proceedings (and similar events elsewhere), or a change of control;

(ii)	it has not become illegal since the date on which the GSAM Note Purchasers first became a party to make available or allow to remain outstanding the Interim PIK Facility (or the PIK Notes as the case may be) under the relevant facilities agreement;

(iii)	the provision of certain customary documentary and commercial conditions precedent, each of which is satisfied or within the sole and absolute control of the PIK Borrower as at this date, in respect of the PIK IFA; and

b)	the provision of a customary closing certificate (which is already in agreed form) confirming the following:

(i)	the satisfaction of the 90 percent minimum acceptance Condition to Completion and the satisfaction or waiver of all other Conditions to Completion;

(ii)	subject to satisfaction of the conditions precedent to the equity co-investment, that Goldman Sachs Asset Management has been provided the possibility to make the equity co-investment described above.

Offeror’s Future Plans in Respect of the Shares

Purpose of the Tender Offer

The Offeror’s intention is to acquire all the Shares.

Obligation to Make a Mandatory Tender Offer

According to Chapter 11, Section 19 of the Finnish Securities Markets Act, a shareholder holding more than thirty (30) percent or fifty (50) percent of the voting rights attached to shares in a company, the shares of which are subject to trading on a regulated market, is obligated to make a public tender offer (mandatory tender offer) for all the remaining shares and securities issued by the company entitling to shares in the company. However, under the Finnish Securities Markets Act, if the relevant threshold has been exceeded by means of a voluntary public tender offer, the voluntary public tender offer is not required to be followed by a mandatory tender offer provided that the initial voluntary public tender offer has been made for all shares and other securities entitling to shares in the target company. Pursuant to the above exception, the Offeror will not have an obligation to launch a subsequent mandatory offer after the completion of the Tender Offer.

Redemption under the Finnish Companies Act

According to Chapter 18, Section 1 of the Finnish Companies Act, a shareholder holding more than nine-tenths (9/10) of the total number of shares and voting rights in a limited liability company has the right to acquire and, subject to a demand by other shareholders, is also obligated to redeem the shares owned by the other shareholders in the company at a fair price.

After the completion of the Tender Offer, should the Offeror obtain more than ninety (90) percent of the Shares and voting rights carried by the Shares in Caverion, calculated in accordance with Chapter 18, Section 1 of the Finnish Companies Act, the Offeror will initiate compulsory redemption proceedings in accordance with the Finnish Companies Act as soon as reasonably practicable. The compulsory redemption procedure is set forth in more detail in the Finnish Companies Act. Since the Offer Price is subject to further reduction for the distribution or declaration of any dividends, the Offeror intends to request for the redemption price to be similarly reduced if any distribution is paid to the shareholders of Caverion prior to the Offeror acquiring the remaining Shares in the compulsory redemption proceedings.

Pursuant to the Finnish Companies Act, a shareholder that holds more than half (1/2) of the shares and voting rights carried by the shares present in a company’s general meeting has sufficient voting rights to decide on the appointment of board members and distribution of dividends, and a shareholder that holds more than two-thirds (2/3) of the shares and voting rights carried by the shares present in a company’s general meeting has sufficient voting rights to decide upon the merger of a company into another company. Should the Offeror elect to amend or waive the condition to completion of the Tender Offer that requires the reaching of shareholding of more than ninety (90) percent of the Shares and voting rights carried by the Shares and then complete the Tender Offer, and should the Offeror’s shareholding in Caverion be less than ninety (90) percent of the Shares and voting rights carried by the Shares, it is still possible that Caverion could in any event be subject to certain corporate measures and transactions, including for example a merger into another company, the issuance of shares in the Company by way of derogation from the shareholders’ pre-emptive subscription rights, a change of domicile to a jurisdiction that allows more flexibility, or amendments to the Company’s Articles of Association. However, the Offeror has not taken any resolutions regarding any such measures or transactions. Additionally, as set out in the Combination Agreement, the Offeror and Caverion have agreed that after the Offeror has publicly confirmed that it will complete the Tender Offer, the Board of Directors of the Company shall, within four (4) business days of a written request by the Offeror, resolve to convene an extraordinary general meeting of shareholders of the Company for the purpose of changing the composition of the Board of Directors, provided that the proposals for agenda items put forward by the Offeror in such request are limited to the size, composition and remuneration of the Board of Directors of the Company. For more information on an amendment to or a waiver of the conditions to completion of the Tender Offer, see “Summary of the Combination Agreement – Conditions to Completion” and “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer”.

Delisting from Nasdaq Helsinki

The Offeror’s intention is to acquire all the Shares and to apply for the shares in Caverion to be delisted from Nasdaq Helsinki as soon as permitted and reasonably practicable under the applicable laws and regulations and the rules of Nasdaq Helsinki.

Statement by the Board of Directors of Caverion

After reviewing the Tender Offer and its terms and conditions, as well as other available information, the Board of Directors of Caverion represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the Tender Offer. The Statement of the Board of Directors of Caverion in accordance with Chapter 11, Section 13 of the Finnish Securities Markets Act, is attached to this Tender Offer Document as Annex C. The Board of Directors of Caverion received an opinion, dated November 3, 2022, of Caverion’s exclusive financial adviser, BofA Securities, to the effect that, as of the date of such opinion, the Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the opinion. The opinion of BofA Securities was provided for the use and benefit of the Board of Directors of Caverion and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Tender Offer, how any holders of Shares should act in connection with the Tender Offer or any related matter. The complete opinion is attached as Appendix 1 to the Statement of the Board of Directors of Caverion, issued on November 18, 2022, and attached as Annex C to this Tender Offer Document.

Vice Chairman of the Board of Directors of Caverion Markus Ehrnrooth, who is closely associated with two of the parties of the Consortium, Fennogens and Corbis, has not participated in any assessment or review of the implications of the Tender Offer by the Board of Directors of Caverion or in any decision-making concerning the recommendation of the Board of Directors of Caverion or the Combination Agreement. In line with the resolution of the Board of Directors of Caverion, Markus Ehrnrooth has not participated in and has refrained from the work of the Board of Directors in Caverion during the pendency of the discussions between the Consortium and Caverion concerning the Tender Offer due to his material connections to and interests in the Offeror.

Undertakings by Shareholders

Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.35 percent of all outstanding Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.48 percent of all outstanding Shares and votes in Caverion, have irrevocably undertaken to accept the Tender Offer. These irrevocable undertakings may be terminated among other terms in the event that the Offeror withdraws the Tender Offer, or in the event that a competing offer is announced by a third party with a consideration of at least EUR 7.70 per share and the Offeror does not match or exceed the consideration offered in such competing offer within a certain period of time.

As at the date of this Tender Offer Document, the members of the Consortium hold in aggregate 36,379,262 Shares in Caverion, representing in aggregate approximately 26.66 percent of all outstanding Shares and votes in Caverion. The Consortium members have committed to tender all Shares held by them to the Tender Offer pursuant to the agreements entered into among the Consortium members.

The Shares held by the Consortium members combined with the irrevocable undertakings to support the Tender Offer represent approximately 42.50 percent of all the outstanding Shares and votes in Caverion in aggregate.

Regulatory Approvals

The Offeror will, as soon as reasonably practicable, make all necessary submissions, notifications and filings (or draft notifications as appropriate) required to obtain all necessary regulatory approvals, permits, clearances and consents, including without limitation approvals required under applicable foreign direct investment laws, competition clearances (or, where applicable, the expiry of relevant waiting periods) required under applicable competition laws or other regulatory laws in any jurisdiction for the completion of the Tender Offer.

Based on currently available information, the Offeror expects to obtain such necessary regulatory approvals, permits, clearances and consents and to complete the Tender Offer during the first quarter of 2023. The Offeror will use its reasonable best efforts to obtain such regulatory approvals. However, the length and outcome of the merger control and foreign investment clearance process is not within the control of the Offeror, and there can be no assurances that clearance will be obtained within the estimated timeframe, or at all.

Fees to Advisers

The Offeror has appointed UBS AG London Branch, Advium Corporate Finance Ltd., Goldman Sachs International, Nordea Bank Abp and BNP Paribas as financial advisers, Nordea Bank Abp as arranger outside of the United States and Kirkland & Ellis International LLP, Roschier, Attorneys Ltd. and Hannes Snellman Attorneys Ltd as legal advisers in connection with the Tender Offer. The Offeror expects that the total fees payable to its advisers in connection with the Tender Offer that are dependent on the completion of the Tender Offer will be approximately EUR 15 million. A proportion of such fees may be payable at the discretion of the Consortium.

Governing Law

The Tender Offer and this Tender Offer Document are governed by the laws of Finland and any dispute arising out of or in connection with them will be settled by a court of competent jurisdiction in Finland.

INFORMATION ON THE PRICING OF THE TENDER OFFER

Grounds for Determining the Offer Price

The Tender Offer was announced by the Offeror on November 3, 2022 with the Offer Price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer, subject to certain adjustments as described below.

The Offer Price has been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Offer Price payable by the Offeror shall be reduced accordingly on a euro-for-euro basis as set out in section “Terms and Conditions of the Tender Offer – Offer Price”.

According to Chapter 11, Section 24 of the Finnish Securities Markets Act, the starting point in determining the consideration to be offered in a voluntary tender offer for all shares and other securities entitling their holder to shares in the target company must be the highest price paid for the securities subject to the tender offer by the offeror or by a person related to the offeror in the manner referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act within a period of six (6) months preceding the announcement of the tender offer.

Neither the Offeror nor any party related to the Offeror in the manner referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act has during the period of six (6) months preceding the Announcement purchased any Shares in Caverion in public trading or otherwise, except for acquisitions of Shares by The Goldman Sachs Group, Inc. and certain of its affiliates and funds managed by its affiliates information on which is set out in section “Presentation on the Offeror – Persons Related to the Offeror as Stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act”, and neither the Offeror nor any party related to the Offeror in the manner referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act has purchased any Shares within the six (6) months preceding the Announcement at a price that would exceed the Offer Price.

Trading Prices and Volumes of the Shares

The shares of Caverion are listed on the official list of Nasdaq Helsinki under the trading code “CAV1V”. The ISIN code of the shares of Caverion is FI4000062781.

The following graph sets forth the price development and trading volume of the shares of Caverion on Nasdaq Helsinki for the three years preceding the Announcement (i.e., from November 2, 2019 to November 2, 2022):

The following table sets forth quarterly information on the trading volumes and trading prices of the shares of Caverion on Nasdaq Helsinki for the periods indicated:

Offer Price

The Offer Price (EUR 7.00 in cash for each Share) represents a premium of approximately:

(i)	49.3 percent compared to EUR 4.69, i.e. the closing price of the Caverion share on Nasdaq Helsinki on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer;

(ii)	48.6 percent compared to EUR 4.71, i.e. the three-month volume-weighted average trading price of the Caverion share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer; and

(iii)	49.9 percent compared to EUR 4.67, i.e. the six-month volume-weighted average trading price of the Caverion share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer.

Other Public Tender Offers Regarding the Shares

To the knowledge of the Offeror, no public tender offer for the Shares or securities entitling to Shares has been made by any third party during the 12 months preceding the date of this Tender Offer Document.

SUMMARY OF THE COMBINATION AGREEMENT

This summary is not an exhaustive presentation of all of the terms and conditions of the Combination Agreement. The summary aims at describing the terms and conditions of the Combination Agreement to the extent that such terms and conditions may materially affect the assessment of the shareholders of the Company of the terms and conditions of the Tender Offer.

Background to the Combination Agreement

The Offeror and the Company have on November 3, 2022 entered into the Combination Agreement pursuant to which the Offeror hereby makes a voluntary recommended public cash tender offer for all the Shares in Caverion (the Offeror and Caverion hereafter each individually a “Party” and together “Parties”).

After the completion of the Tender Offer, should the Offeror obtain more than ninety (90) percent of the Shares and voting rights carried by the Shares in Caverion, calculated in accordance with Chapter 18, Section 1 of the Finnish Companies Act, the Offeror will initiate compulsory redemption proceedings in accordance with the Finnish Companies Act as soon as reasonably practicable.

The background to the transaction contemplated under the Combination Agreement has been described in “Background and Objectives”.

Offer Period and Offer Price

Under the Combination Agreement, the initial expiration date of the Tender Offer shall be the date which is seven (7) weeks after the date on which the offer period for the Tender Offer commences (as it may be extended from time to time until such time when all of the Conditions to Completion set forth in Section “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer” shall have been satisfied (or waived by the Offeror)).

The Combination Agreement provides that the Offeror shall offer to acquire all the Shares for a consideration of EUR 7.00 in cash for each Share subject to the terms and conditions of the Tender Offer. The Offer Price has been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Offer Price payable by the Offeror shall be reduced accordingly on a euro-for-euro basis as set out in section “Terms and Conditions of the Tender Offer – Offer Price”.

Conditions to Completion

Under the Combination Agreement, the completion of the Tender Offer shall be subject to the fulfilment or waiver by the Offeror of the Conditions to Completion set forth in Section “Terms and Conditions of the Tender Offer – Conditions to Completion of the Tender Offer” on or by the date of the Offeror’s announcement of the final result of the Tender Offer in accordance with Chapter 11, Section 18 of the Finnish Securities Markets Act.

Recommendation by the Board of Directors of Caverion

(a)	The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has resolved unanimously, subject to the terms and conditions of the Combination Agreement, to recommend that the holders of Shares accept the Tender Offer and tender their Shares in the Tender Offer (“Recommendation”). In the Combination Agreement, the Board of Directors of Caverion has undertaken to issue a formal written statement to this effect. The statement of the Board of Directors of Caverion containing the Recommendation has been included as Annex C to this Tender Offer Document.

(b)	The Board of Directors of the Company may, at any time prior to the completion of the Tender Offer, withdraw, modify, cancel or amend the Recommendation and take actions contradictory to the Recommendation (including by way of deciding not to issue the Recommendation), but only if the Board of Directors of the Company determines in good faith due to an Effect (as defined below) occurring or becoming known after the date of the Combination Agreement that such withdrawal, modification, cancellation or amendment of the Recommendation or contrary action is required for the Board of Directors of the Company to comply with its mandatory fiduciary duties towards the holders of the Shares under Finnish laws and regulations (the “Fiduciary Duties”).

The Board of Directors of the Company may withdraw, modify, cancel or amend, or take actions contradictory to the Recommendation in accordance with the above paragraph only if prior to such withdrawal, modification, cancellation or amendment or contrary action the Board of Directors of the Company has complied with certain agreed procedures allowing the Offeror to assess the changed circumstances, to negotiate with the Board of Directors, to enhance its Tender Offer, or to take other actions to remedy or mitigate the circumstances.

(c)	Notwithstanding section (b) above, in the event that a third party publishes its decision to offer to purchase the Shares through a public tender offer (“Competing Offer”) or the Company receives a serious written Competing Proposal (as defined below), the Board of Directors of the Company may withdraw, modify, cancel or amend or take actions contradictory to the Recommendation (including deciding not to issue the Recommendation) if, and only if, it determines in good faith, after receiving written advice from its reputable external legal counsel and financial advisor(s), that the Competing Offer or the Competing Proposal is superior including from financial and deliverability points of view to the Offeror’s Tender Offer (including to the extent enhanced, as described below), considered as a whole and taking into account the consideration and other terms and conditions, the identity of the competing offeror, the availability and certainty of financing, the anticipated timing, and regulatory aspects and capability of being completed, judged as a whole, of the Competing Offer or the Competing Proposal and that therefore (i) it would no longer be in the best interest of the holders of the Shares to accept the Tender Offer, and (ii) such withdrawal, modification, cancellation or amendment or contrary action of the Recommendation is required for the Board of Directors of the Company to comply with its Fiduciary Duties; provided, however, that in case of a Competing Proposal that is not a Competing Offer, the Company shall simultaneously with the withdrawal, modification, cancellation or amendment of the Recommendation enter into a definitive written agreement with respect to such Competing Proposal.

The Board of Directors of the Company may withdraw, modify, cancel or amend, or take actions contradictory to the Recommendation in accordance with the above paragraph only if prior to such withdrawal, modification, cancellation or amendment or contrary action the Board of Directors of the Company has complied with certain agreed procedures allowing the Offeror to assess the competing offer or proposal and to enhance its Tender Offer. For such purposes, Caverion has undertaken to notify the Offeror with reasonably detailed information about the Competing Offer or Competing Proposal and to provide the Offeror with an opportunity to negotiate with the Board of Directors of the Company about matters arising from the Competing Offer or the Competing Proposal.

Should the Offeror enhance its Tender Offer such that the enhanced Tender Offer so as to be at least equally favorable to the holders of the Shares as the Competing Offer or the Competing Proposal, the Board of Directors of the Company has undertaken to confirm and uphold the Recommendation for the Tender Offer, as enhanced.

(d)	The Company has undertaken, and shall cause its Affiliated Entities (as defined below), officers, directors, employees and representatives (including, for the avoidance of doubt, any investment bankers, legal counsel and other external advisors and representatives) to undertake, as between the signing date of the Combination Agreement and the closing date of the Tender Offer:

(i)	not to, directly or indirectly, solicit, encourage, facilitate, promote, participate in any negotiations, provide information with respect to the Group to any person in connection with, or otherwise cooperate in any manner with, any Competing Offer or inquiry or proposal for such offer or for any other transaction, including, without limitation, any sale, spin-off or other transfer of all or any material portion of the Group’s assets or businesses, whether through a public tender offer or by sale or transfer of assets, sale of shares, reorganization or merger, transfer of employees in a hiring action by a third party (other than the Offeror or its representatives) or otherwise, or any other similar corporate transaction that could constitute or result in any competing transaction or otherwise prevent, harm, delay or hinder the completion of the Tender Offer (“Competing Proposal”);

(ii)	to cease and cause to be terminated any possible discussions, negotiations or other activities related to any Competing Proposal conducted prior to the signing date of the Combination Agreement;

(iii)	not to, upon receipt of a Competing Proposal, directly or indirectly, facilitate or promote the progress of such Competing Proposal (“Promoting Measures”), unless the Board of Directors of the Company determines in good faith, after receiving written advice from its reputable external legal counsel and financial advisor(s), that Promoting Measures are required in order for the Board of Directors of the Company to comply with its Fiduciary Duties. The Board of Directors of the Company shall not take any Promoting Measures other than those necessary for the fulfilment of the Fiduciary Duties. The Company shall promptly provide the Offeror with a list of any information provided to any third party and, subject to applicable laws, regulations and stock exchange rules and the confidentiality agreement between the Company and the members of the Consortium, to the extent such information has not been previously provided to the Offeror, with copies of such information;

(iv)	to promptly inform the Offeror in writing about any Competing Proposal (including any material revisions thereto), including, to the extent available to the Company, the identity of the competing offeror, the price offered and any other material terms and conditions of such Competing Proposal; and

(v)	to provide the Offeror with an opportunity to negotiate with the Board of Directors of the Company about matters arising from the Competing Proposal.

Representations, Warranties, Covenants and Undertakings

The Combination Agreement contains certain customary representations and warranties, such as with respect to the Company’s organization and qualification, authority relative to the Combination Agreement, financial statements, disclosure, shares and subscription rights, compliance with laws, anti-corruption laws, anti-money laundering and global trade laws, employee matters, material contracts, taxes, litigation and claims as well as properties, environmental matters and competing transactions.

In the Combination Agreement, Caverion has given certain customary undertakings, such as (i) the Company and its Affiliated Entities (as defined below, subject to certain exemptions) conducting their respective businesses in all material respects in the ordinary course of business consistent with past practice until the completion of the Tender Offer, including but not limited to, refrain from making or implementing: material changes in Caverion’s corporate structure or in any material agreement with suppliers, resellers, partners, customers or other material business relationships; any mergers, acquisitions, divestments, minority investments or joint ventures, subject to certain exceptions; any material corporate transactions, investments, loans, incurrence of indebtedness for borrowed money, incurrence of liens or other encumbrances, acquisitions or divestments of assets other than in the ordinary course of business consistent with past practice; any agreements or commitments that are not entered into on arms’ length terms; any material amendments to any material agreements; any agreements or commitments including any “non-compete” or similar undertaking that would restrict the business of the Offeror and its subsidiaries or the Group (as defined below) following the completion of the Tender Offer; any change of articles of association or any material change to the accounting or tax principles or practices other than as reasonably required as a result of any changes on applicable laws and regulations; any commencement, settlement or compromise of any material legal or tax proceedings or of material claims against third parties, subject to certain exceptions; any act or omission that could reasonably be expected to result in the abandonment of or failure to maintain Caverion’s material intellectual property; any decision or proposal concerning or constituting distribution of dividends or other assets, any change in the number of shares in or share capital of the Company or its Affiliated Entities; any action or omission that would have the effect of materially increasing the liability for taxes; or any legally binding agreement or commitment to do any of the foregoing; (ii) assistance and cooperation between the Parties in doing all things necessary or advisable to consummate the Tender Offer, and the making of all required registrations and filings with relevant competition authorities and with other relevant governmental entities or regulatory authorities to obtain the approvals, permits, consents, clearances or other actions reasonably required in those jurisdictions for the completion of the Tender Offer set out in the Combination Agreement; and (iii) the settlement in cash of outstanding rewards under Caverion’s long-term share-based incentive plans. As soon as the Offeror has publicly announced that it will complete the Tender Offer, the Board of Directors of the Company shall, at the written request of the Offeror, resolve to convene an extraordinary general meeting of shareholders of the Company within a certain period of time after such request for the purpose of changing the composition of the Board of Directors of the Company, and the Offeror has undertaken that the proposals for agenda items put forward by the Offeror in such request are limited to the size, composition and remuneration of the Board of Directors of the Company.

Termination

Either Party may terminate the Combination Agreement with immediate effect at any time prior to the closing date of the Tender Offer by giving to the other Party a written notice thereof, if at least one of the following events occurs:

(a)	a material breach of any of the warranties set out in the Combination Agreement (or, to the extent any such warranty is qualified by materiality, any breach thereof) given by the other Party, unless such breach has been rectified (if capable of being rectified) by the breaching Party no later than five (5) business days prior to the expiry of the Offer Period (as it may be extended);

(b)	the other Party acts in material breach of its undertakings or obligations (or, to the extent any such undertaking or obligation is qualified by materiality, any breach thereof) under the Combination Agreement unless such breach has been rectified (if capable of being rectified) by the breaching Party no later than five (5) business days prior to the expiry of the Offer Period (as it may be extended), provided that the right to terminate the Combination Agreement pursuant to this section shall not be available to a Party whose breach of any representation, warranty, undertaking or obligation set forth in the Combination Agreement has been the primary cause of, or resulted in, the other Party’s material breach;

(c)	a final, non-appealable injunction or other order issued by any court of competent jurisdiction or other final, non-appealable legal restraint or prohibition preventing the consummation of the Tender Offer has taken effect after the date of the Combination Agreement and continues to be in effect, provided that the right to terminate the Combination Agreement pursuant to this section shall not be available to a Party whose breach of any representation, warranty, undertaking or obligation set forth in the Combination Agreement has been the primary cause of, or resulted in, such order, restraint or prohibition;

(d)	new legislation or other new regulation preventing the completion of the transactions contemplated in the Combination Agreement, has been issued by a national or supranational legislative body or comparable regulatory authority of competent jurisdiction and shall have entered into force;

(e)	the closing date of the Tender Offer has not occurred by the date falling seven (7) months from the date of the Combination Agreement or such other later date as agreed by the Parties in writing (the “Long-Stop Date”), provided that the Offeror shall have the right to postpone the Long Stop Date for a maximum of two (2) additional months by a written notice to the Company in the event that the non-occurrence of the closing date is due to any of the regulatory approvals required for the completion of the Tender Offer (to the extent regulatory approvals have not been waived by the Offeror) not having been obtained and remaining pending on the Long Stop Date.

The Company may terminate the Combination Agreement with immediate effect at any time prior to the closing date of the Tender Offer by giving to the Offeror a written notice thereof if at least one of the following events occurs:

(f)	the Offeror has not commenced the Tender Offer on or prior to 3 December 2022 or a later date agreed by the Parties, provided, however, that this right to terminate shall not be available to the Company if the failure of the Offeror to commence the Tender Offer is due to the Company’s failure to fulfil any obligation under the Combination Agreement; and provided further that the Offeror shall have the right to postpone such date by up to one (1) additional month by a written notice to the Company in the event that the Offeror reasonably requires such postponement to be able to commence the Tender Offer and the FIN-FSA permits such postponement; or

(g)	the Board of Directors of the Company has withdrawn, modified, cancelled or amended or decided not to issue the Recommendation due to a Competing Offer or Competing Proposal in compliance with the Combination Agreement (excluding any technical modification or amendment of the Recommendation required under applicable laws or the Helsinki Takeover Code as a result of a Competing Offer or otherwise so long as the Recommendation to accept the Offeror’s Tender Offer is upheld).

The Offeror may terminate the Combination Agreement with immediate effect at any time prior to the closing date of the Tender Offer by giving the Company a written notice thereof if at least one of the following events occurs:

(h)	the Board of Directors of the Company has, for any reason whatsoever, withdrawn, modified, cancelled or amended the Recommendation (excluding any technical modification or amendment of the Recommendation required under applicable laws or the Helsinki Takeover Code as a result of a Competing Offer or otherwise so long as the Recommendation to accept the Offeror’s Tender Offer is upheld);

(i)	a Material Adverse Change (as defined below) occurs after the signing date of the Combination Agreement; or

(j)	after the signing date of the Combination Agreement the Offeror has received information previously undisclosed to it that constitutes a Material Adverse Change (as defined below).

If the Offer Period has commenced, the Offeror may only terminate the Combination Agreement so as to cause the Tender Offer not to proceed, to lapse or to be withdrawn if the circumstances which give rise to the right to invoke the relevant termination right have a significant meaning to the Offeror in view of the Tender Offer, as referred to in the Regulations and Guidelines 9/2013 (Takeover bids and mandatory bids), as may be amended or re-enacted from time to time, issued by the FIN-FSA and the Helsinki Takeover Code.

In case of any termination or expiration of the Combination Agreement, the Offeror is entitled to withdraw the Tender Offer in accordance with applicable Finnish laws and regulations and the terms and conditions of the Tender Offer. Upon termination or expiration, the Combination Agreement shall forthwith become void and there shall be no liability for either Party or any of their officers, directors or employees under the Combination Agreement, and all rights and obligations of each Party hereto shall cease, save for the provisions specified in the Combination Agreement.

If the Combination Agreement is terminated:

(i)	by the Company in accordance with the above section (g), or by the Offeror in accordance with the above section (h), the Company shall reimburse to the Offeror any and all of its documented out-of-pocket expenses and costs incurred in connection with the Combination Agreement and the contemplated transactions contemplated in the Combination Agreement, including the fees and disbursements of external counsel (excluding any litigation fees), accountants, technical consultants and financial, commercial, due diligence, ESG, tax and other advisors (including any applicable tax) up to the maximum amount of EUR 10,000,000 in the aggregate.

(ii)	by either Party in accordance with the above section (e) in circumstances where failure of the closing date to occur has taken place due to a failure to satisfy the regulatory approvals condition of the Tender Offer, as specified in paragraph (b) of the Closing Conditions, provided that such failure is due to the Offeror’s refusal to accept excluded remedy measures as defined in the Combination Agreement imposed by a competent regulatory authority and not attributable to any breach by the Company of its obligations under the Combination Agreement, the Offeror shall reimburse to the Company any and all of its documented out-of-pocket expenses and costs incurred in connection with the Combination Agreement and the contemplated transactions contemplated in the Combination Agreement, including the fees and disbursements of external counsel (excluding any litigation fees) and financial and other advisors (including any applicable tax) up to the maximum amount of EUR 10,000,000 in the aggregate.

Governing Law

The Combination Agreement shall be governed by and construed in accordance with the substantive laws of Finland.

Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration in Helsinki, Finland, in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The arbitral tribunal shall be composed of three (3) members, one member to be appointed by the Offeror, one member to be appointed by the Company and one member, serving as the chairman, to be jointly appointed by the two members so appointed. In the absence of any such appointment and where the Company and the Offeror are unable to agree on a method for the constitution of the arbitral tribunal, the Arbitration Institute shall appoint each missing member of the arbitral tribunal and shall designate one of them to serve as the chairman. The arbitration shall be conducted in the English language.

Each Party may apply to a court of competent jurisdiction for a precautionary measure, temporary procedural remedy, temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of arbitration proceedings.

TERMS AND CONDITIONS OF THE TENDER OFFER

Object of the Tender Offer

Through a voluntary public cash tender offer in accordance with Chapter 11 of the Finnish Securities Markets Act (746/2012, as amended, the “Finnish Securities Markets Act”) and subject to the terms and conditions set forth herein, North Holdings 3 Oy (the “Offeror”), a private limited company incorporated under the laws of Finland, offers to acquire all of the issued and outstanding shares in Caverion Corporation (the “Company” or “Caverion”) that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). It is expected that following the Completion Date (as defined below), the Offeror will be indirectly owned by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates), Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”).

Bain Luxco, Security Trading, Fennogens and Corbis have formed a consortium (the “Consortium”) for the purposes of the Tender Offer.

In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing subordinated debt financing to the indirect parent of the Offeror, North Holdings 1 Oy in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in the indirect parent company of the Offeror, North Lux Topco SARL, subject to the completion of the Tender Offer and, in each case, satisfaction of the conditions precedent to the subordinated debt financing and equity co-investment.

The Offeror and the Company have on November 3, 2022 entered into a combination agreement (the “Combination Agreement”) pursuant to which the Offeror makes the Tender Offer.

Offer Price

The Tender Offer was announced by the Offeror on November 3, 2022 (the “Announcement”) with an offer price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer (the “Offer Price”), subject to any adjustments as set out below.

The Offer Price has been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the Offer Period (as defined below) or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Offer Price payable by the Offeror will be reduced accordingly on a euro-for-euro basis.

Any adjustment of the Offer Price pursuant to the above paragraph will be announced by way of a stock exchange release. If the Offer Price is adjusted, the Offer Period will continue for at least ten (10) Finnish banking days following such announcement.

Offer Period

The offer period for the Tender Offer commences on November 24, 2022, at 9:30 a.m. (Finnish time) and expires on January 12, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued as described below (the “Offer Period”).

The Offeror may extend the Offer Period (i) at any time until the Conditions to Completion (as defined below) have been fulfilled or waived and/or (ii) with a Subsequent Offer Period (as defined below) in connection with the announcement whereby the Offeror declares the Tender Offer unconditional or the announcement of the final result of the Tender Offer whereby the Offeror also declares the Tender Offer unconditional, as set forth below. The Offeror will announce a possible extension of the Offer Period, including the duration of the extended Offer Period, which shall be at least two (2) weeks or until further notice beyond two (2) weeks, by a stock exchange release on the first (1st) Finnish banking day following the expiration of the original Offer Period, at the latest. Furthermore, the Offeror will announce any possible further extension of an already extended Offer Period or an extension of a discontinued extended Offer Period on the first (1st) Finnish banking day following the expiration of an already extended Offer Period or a discontinued extended Offer Period, at the latest.

According to Chapter 11, Section 12 of the Finnish Securities Markets Act, the duration of the Offer Period in its entirety may be ten (10) weeks at the maximum. However, if the Conditions to Completion have not been fulfilled due to a particular obstacle as referred to in the regulations and guidelines 9/2013 of the Finnish Financial Supervisory Authority (the “FIN-FSA”) on Takeover Bids and Mandatory Bids (as may be amended or re-enacted from time to time) (the “FIN-FSA Regulations and Guidelines”), such as, for example, pending approval by a competition or foreign-investment regulatory authority, the Offeror may extend the Offer Period beyond ten (10) weeks until such obstacle has been removed and the Offeror has had reasonable time to respond to the situation in question, provided that the business operations of the Company are not hindered for longer than is reasonable, as referred to in Chapter 11, Section 12, Subsection 2 of the Finnish Securities Markets Act. The Offer Period may also be extended as required under applicable laws and regulations. The expiry date of any extended Offer Period will in such case, unless published in connection with the announcement of the extension of the Offer Period, be published by the Offeror at least two (2) weeks before such expiry. Further, any Subsequent Offer Period may extend beyond ten (10) weeks.

The Offeror may discontinue any extended Offer Period. The Offeror will announce its decision on the discontinuation of any extended Offer Period as soon as possible after such a decision has been made and, in any case, no less than two (2) weeks prior to the expiration of the discontinued extended Offer Period. If the Offeror discontinues an extended Offer Period, the Offer Period will expire at an earlier time on a date announced by the Offeror.

The Offeror reserves the right to extend the Offer Period in connection with the announcement whereby the Offeror declares the Tender Offer unconditional or the announcement of the final result of the Tender Offer as set forth in “– Announcement of the Result of the Tender Offer” below (such extended Offer Period, the “Subsequent Offer Period”). In the event of such Subsequent Offer Period, the Subsequent Offer Period will expire on the date and at the time determined by the Offeror in such an announcement. The expiration of a Subsequent Offer Period will be announced at least two (2) weeks before the expiration of such Subsequent Offer Period. The Offeror may also extend the Subsequent Offer Period by announcing this through a stock exchange release on the first (1st) Finnish banking day following the initially expected expiration of the Subsequent Offer Period, at the latest.

Conditions to Completion of the Tender Offer

A condition to the completion of the Tender Offer is that the requirements set forth below for the completion of the Tender Offer (the “Conditions to Completion”) are fulfilled on or by the date of the Offeror’s announcement of the final result of the Tender Offer in accordance with Chapter 11, Section 18 of the Finnish Securities Markets Act, or, to the extent permitted by applicable law, their fulfilment is waived by the Offeror:

(a)	The Tender Offer has been validly accepted with respect to the Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, more than ninety (90) percent of the Shares and voting rights in the Company calculated in accordance with Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended, the “Finnish Companies Act”);

(b)	The receipt of all necessary regulatory approvals, permits, clearances and consents, including without limitation approvals required under applicable foreign direct investment laws and competition clearances (or, where applicable, the expiry of relevant waiting periods) required under applicable competition laws or other regulatory laws in any jurisdiction for the completion of the Tender Offer, and that any conditions set out in such approvals, permits, clearances or consents, including, but not limited to, any requirements for the disposal of any assets of the Company or any reorganization of the business of the Company, are reasonably acceptable to the Offeror in that they are not materially adverse to the Offeror or the Company in view of the Tender Offer and have been satisfied or complied with to the extent necessary;

(c)	No Material Adverse Change (as defined below) has occurred on or after signing date of the Combination Agreement;

(d)	The Offeror has not received information after signing date of the Combination Agreement previously undisclosed to it that constitutes or results in a Material Adverse Change (as defined below);

(e)	No information made public by the Group (as defined below) or disclosed by the Company to the Offeror being materially inaccurate, incomplete, or misleading, and the Company not having failed to make public any information that should have been made public by it under applicable laws, including the rules of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”), provided that, in each case, the information made public, disclosed or not disclosed or the failure to disclose information constitutes a Material Adverse Change (as defined below);

(f)	No legislation or other regulation has been issued and no court or regulatory authority of competent jurisdiction has given a decision or issued any regulatory action that would wholly or in any material part prevent, postpone or frustrate the completion of the Tender Offer;

(g)	The Board of Directors of the Company has issued its unanimous recommendation that the holders of the Shares accept the Tender Offer and tender their Shares in the Tender Offer and the recommendation remains in full force and effect and has not been withdrawn, modified, cancelled or amended (excluding, however, any technical modification or change of the recommendation required under applicable laws or the Helsinki Takeover Code as a result of a competing offer or otherwise so long as the recommendation to accept the Tender Offer is upheld); and

(h)	The Combination Agreement has not been terminated and remains in full force and effect.

The Conditions to Completion set out herein are exhaustive. The Offeror may invoke any of the Conditions to Completion so as to cause the Tender Offer not to proceed, to lapse or to be withdrawn, if the circumstances which give rise to the right to invoke the relevant Condition to Completion have a significant meaning to the Offeror in view of the Tender Offer, as referred to in the FIN-FSA Regulations and Guidelines and the Helsinki Takeover Code. The Offeror reserves the right to waive, to the extent permitted by applicable laws and regulations, any of the Conditions to Completion that have not been fulfilled. If all Conditions to Completion have been fulfilled or the Offeror has waived the requirements for the fulfilment of all or some of them no later than at the time of announcement of the final results of the Tender Offer, the Offeror will consummate the Tender Offer in accordance with its terms and conditions after the expiration of the Offer Period by purchasing Shares validly tendered in the Tender Offer and paying the Offer Price to the holders of Shares that have validly accepted the Tender Offer.

“Affiliated Entities” means the Company’s subsidiaries including, without limitation, all branch and representative offices of the Company and/or its subsidiaries. Affiliated Entities shall also include CG FH St. Pölten GmbH and Oy Botnia Mill Service Ab subject to certain exemptions.

“Group” means the Company and the Affiliated Entities, taken as a whole.

“Material Adverse Change” means (a) the Company or any of its Affiliated Entities becoming insolvent, subject to administration, bankruptcy or any other equivalent insolvency proceedings or, if any legal proceedings or corporate resolution is taken by or against any of them in respect of any such proceedings, such action could reasonably be expected to result in the commencement of such proceedings, provided, in each case, that such proceedings could, individually or in the aggregate, reasonably be expected to result in a material adverse change in, or material adverse effect to, the business, assets, liabilities, prospects, condition (financial, trading or otherwise) or results of operation of the Group; (b) any divestment or reorganization of all or any material part of the assets of the Group; or (c) any event, condition, circumstance, development, occurrence, change, effect or fact (any such item an “Effect”) that individually or in the aggregate, has, results in or would reasonably be expected to have or result in a material adverse effect on the business, assets, liabilities, prospects, condition (financial, trading or otherwise) or results of operations of the Group, excluding:

(i)	any Effect in political, financial, industry, economic or regulatory conditions generally (including any Effect in interest or currency rates), so long as such Effect does not have a disproportionate effect on the Group, relative to other companies and groups in the same industries in jurisdictions where the Group conducts business;

(ii)	any Effect resulting from or caused by natural disasters, outbreak of major hostilities or any act of war or terrorism or change in prevailing COVID-19 situation so long as such Effect does not have a disproportionate effect on the Group, relative to other companies and groups in the same industries in jurisdictions where the Group conducts business;

(iii)	the failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, net asset value or other financial or operating metrics before, on or after the date of the Combination Agreement, it being understood that nothing in this sub-clause (iii) shall prevent or otherwise affect the determination as to whether any change or effect underlying such failure to meet projections, forecasts, estimates or predictions constitutes a Material Adverse Change;

(iv)	changes in the market price or trading volume of the Company’s securities after the date of the Combination Agreement, it being understood that nothing in this sub-clause (iv) shall prevent or otherwise affect the determination as to whether any change or effect underlying such change constitutes a Material Adverse Change;

(v)	any Effect resulting from any actions taken by the Company at the express written request or direction of the Offeror;

(vi)	any change in applicable statutes or other applicable legal or regulatory conditions, so long as such change does not have a disproportionate effect on the Company and its Affiliated Entities, taken as a whole, in comparison to other companies and groups in the same industries in jurisdictions where the Group conducts business; or

(vii)	any Effect directly attributable to (x) an act or omission carried out or omitted by the Offeror in connection with the Tender Offer or (y) the announcement or completion of the Tender Offer (including the effect of any change of control or similar clauses in contracts entered into by the Group but only to the extent such contracts or clauses have been Fairly Disclosed (as defined below)) or (z) performance of obligations under the Combination Agreement by the Company insofar as such Effect is not caused by the Company’s breach of the Combination.

For the sake of clarity, under no circumstances shall any Material Adverse Change be deemed to exist to the extent such Effect causing a Material Adverse Change has been Fairly Disclosed (as defined below) in the Due Diligence Information (as defined below) by or on behalf of the Company, in each case, prior to the date of the Combination Agreement.

“Fairly Disclosed” means disclosure of an actual fact, matter or event set out in the Due Diligence Information (as defined below) in a sufficiently clear and detailed manner so as to enable a professional and prudent offeror, having completed its review of the Due Diligence Information (as defined below) with the support of its professional advisors, acting diligently and with due care, to reasonably identify and assess the nature, scope and effects of such fact, matter or event so disclosed.

“Due Diligence Information” means (i) the information publicly disclosed by the Company pursuant to the rules of Nasdaq Helsinki, the Finnish Securities Market Act and the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (as amended) before the signing date of the Combination Agreement, and (ii) the information provided by the Company in the virtual data room made available to the Offeror or its advisers as well as in formally scheduled management presentations carried out by the Company with the Offeror or its advisors.

Obligation to Increase the Offer Price and to Pay Compensation

The Offeror and Bain Luxco, each respectively, reserve the right to acquire Shares before, during and/or after the Offer Period (including any extension thereof) and any Subsequent Offer Period in public trading on Nasdaq Helsinki or otherwise.

Should the Offeror or another party acting in concert with the Offeror in a manner as stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act acquire Shares after the Announcement and before the expiry of the Offer Period (including any Subsequent Offer Period) at a price higher than the Offer Price, or otherwise on more favourable terms, the Offeror must, in accordance with Chapter 11, Section 25 of the Finnish Securities Markets Act, amend the terms and conditions of the Tender Offer to correspond with the terms and conditions of said acquisition on more favourable terms (the “Increase Obligation”). In such case, the Offeror will make public its Increase Obligation without delay and pay, in connection with the completion of the Tender Offer, the difference between the consideration paid in such an acquisition on more favourable terms and the Offer Price paid to those shareholders that have accepted the Tender Offer.

Should the Offeror or another party acting in concert with the Offeror in a manner as stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act acquire Shares within nine (9) months after the expiration of the Offer Period (including any Subsequent Offer Period) at a price higher than the Offer Price, or otherwise on more favourable terms, the Offeror must, in accordance with Chapter 11, Section 25 of the Finnish Securities Markets Act, pay the difference between the consideration paid in an acquisition on more favourable terms and the Offer Price paid to those shareholders that have accepted the Tender Offer (the “Compensation Obligation”). In such case, the Offeror will make public its Compensation Obligation without delay and pay the difference between the consideration paid in such an acquisition on more favourable terms and the Offer Price within one (1) month of the date when the Compensation Obligation arose for those shareholders that have accepted the Tender Offer.

However, according to Chapter 11, Section 25, Subsection 5 of the Finnish Securities Markets Act, the Compensation Obligation will not be triggered in case the payment of a higher price than the Offer Price is based on an arbitral award pursuant to the Finnish Companies Act, provided that the Offeror or any party referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act has not offered to acquire Shares on terms that are more favourable than those of the Tender Offer before or during the arbitral proceedings.

Acceptance Procedure of the Tender Offer

The Tender Offer may be accepted by a shareholder registered during the Offer Period in the shareholders’ register of Caverion maintained by Euroclear Finland Oy (“Euroclear Finland”), with the exception of Caverion and its subsidiaries. The Tender Offer must be accepted separately for each book-entry account. A shareholder of Caverion submitting an acceptance must have a cash account with a financial institution operating in Finland or abroad (see also “– Terms of Payment and Settlement” and “Restrictions and Important Information”). Shareholders may only approve the Tender Offer unconditionally and for all Shares that are held on the book-entry accounts mentioned in the acceptance at the time of the execution of the transaction with respect to the Shares of such shareholder. Acceptances submitted during the Offer Period are valid also until the expiration of an extended or discontinued extended Offer Period, if any.

Most Finnish account operators will send a notice regarding the Tender Offer and related instructions to those who are registered as shareholders in the shareholders’ register of Caverion maintained by Euroclear Finland. Shareholders of Caverion who do not receive such instructions from their account operator or asset manager should first contact their account operator or asset manager and can subsequently contact Nordea Bank Abp (“Nordea”) by sending an email to caverion-offer@nordea.com, where such shareholders of Caverion can receive information on submitting their acceptance of the Tender Offer. Please note, however, that Nordea will not be engaging in communications relating to the Tender Offer with shareholders located within the United States. Shareholders who are located within the United States may contact their brokers for necessary information.

Those shareholders of Caverion whose Shares are nominee-registered, and who wish to accept the Tender Offer, must effect such acceptance in accordance with the instructions given by the custodian of the nominee-registered shareholders. The Offeror will not send an acceptance form or any other documents related to the Tender Offer to these shareholders of Caverion.

If the Shares held by a shareholder are pledged or otherwise subject to restrictions that prevent or limit the acceptance, the acceptance of the Tender Offer may require the consent of the pledgee or other beneficiary of a such restriction. If so, acquiring this consent is the responsibility of the relevant shareholder of Caverion. Such consent must be delivered in writing to the account operator.

A shareholder of Caverion who wishes to accept the Tender Offer must submit the properly completed and duly executed acceptance to the account operator managing the shareholder’s book-entry account in accordance with the instructions and within the time period set by the account operator, which may be prior to the expiry of the Offer Period. The Offeror reserves the right to reject or approve, in its sole discretion, any acceptances that have been submitted in an incorrect or incomplete manner.

Any acceptance must be submitted in such a manner that it will be received within the Offer Period (including any extended or discontinued extended Offer Period) taking into account, however, the instructions given by the relevant account operator. In the event of a Subsequent Offer Period, the acceptance must be submitted so that it is received during the Subsequent Offer Period, subject to and in accordance with the instructions of the relevant account operator. The account operator may request the receipt of acceptances prior to the expiration of the Offer Period and/or Subsequent Offer Period. Shareholders of Caverion submit acceptances at their own risk. Any acceptance will be considered as submitted only when an account operator has actually received it. The Offeror reserves the right to reject or approve, in its sole discretion, any acceptance submitted outside the Offer Period (or any Subsequent Offer Period, as applicable) or in an incorrect or incomplete manner.

A shareholder who has validly accepted the Tender Offer in accordance with the terms and conditions of the Tender Offer may not sell or otherwise transfer his/her tendered Shares. By accepting the Tender Offer, the shareholders authorise their account operator, Nordea or a party appointed by Nordea to enter into their book-entry account a sales reservation or a restriction on the right of disposal in the manner set out in “– Technical Completion of the Tender Offer” below after the shareholder has delivered the acceptance with respect to the Shares. Furthermore, the shareholders of Caverion that accept the Tender Offer authorise their account operator, Nordea or a party appointed by Nordea to perform necessary entries and undertake any other measures needed for the technical execution of the Tender Offer, and to sell all the Shares held by the shareholder of Caverion at the time of the execution of trades under the Tender Offer to the Offeror in accordance with the terms and conditions of the Tender Offer. In connection with the completion trades of the Tender Offer or the settlement thereof, the sales reservation or the restriction on the right of disposal will be removed and the Offer Price will be transferred to the relevant shareholders of Caverion.

By accepting the Tender Offer, the accepting shareholder authorises his/her depository participant to disclose the necessary personal data, the number of his/her book-entry account and the details of the acceptance to the parties involved in the order or the execution of the order and settlement of the Shares.

Right of Withdrawal of Acceptance

An acceptance of the Tender Offer may be withdrawn by a shareholder of Caverion at any time before the expiration of the Offer Period (including any extended or discontinued extended Offer Period) until the Offeror has announced that all Conditions to Completion have been fulfilled or waived by the Offeror, that is, the Offeror has declared the Tender Offer unconditional. After such announcement, the Shares already tendered may not be withdrawn, except in the event that a third party announces a competing public tender offer for the Shares before the execution of the completion trades of the Shares as set out under “– Completion of the Tender Offer” below.

A valid withdrawal of an acceptance of the Tender Offer requires that a withdrawal notification is submitted in writing to the account operator to whom the original acceptance was submitted.

For nominee-registered Shares, the shareholders must request the relevant custodian of the nominee-registered shareholder to execute a withdrawal notification.

If a shareholder of Caverion validly withdraws an acceptance of the Tender Offer, the sales reservation or the restriction on the right of disposal with respect to Shares will be removed within three (3) Finnish banking days of the receipt of a withdrawal notification.

A shareholder of Caverion who has validly withdrawn its acceptance of the Tender Offer may accept the Tender Offer again during the Offer Period (including any extended or discontinued extended Offer Period) by following the procedure set out under “– Acceptance Procedure of the Tender Offer” above.

A shareholder of Caverion who withdraws its acceptance of the Tender Offer is obligated to pay any fees that the account operator operating the relevant book-entry account or the custodial nominee of a nominee-registered holding may collect for the withdrawal. In accordance with the FIN-FSA Regulations and Guidelines, if a competing offer has been announced during the Offer Period and the completion of the Tender Offer has not taken place, neither the Offeror nor Nordea (in its capacity as arranger) will charge the shareholders for validly withdrawing their acceptance in such a situation.

In the event of a Subsequent Offer Period, the acceptance of the Tender Offer will be binding and cannot be withdrawn, unless otherwise provided under mandatory law.

Technical Completion of the Tender Offer

When an account operator has received the properly completed and duly executed acceptance or acceptance otherwise approved by the Offeror with respect to the Shares in accordance with the terms and conditions of the Tender Offer, the account operator will enter a sales reservation or a restriction on the right of disposal into the relevant shareholder’s book-entry account. In connection with the completion trade of the Tender Offer or the settlement thereof, the sales reservation or the restriction on the right of disposal will be removed and the Offer Price will be paid to the relevant shareholder.

Announcement of the Result of the Tender Offer

The preliminary result of the Tender Offer will be announced on or about the first (1st) Finnish banking day following the expiration of the Offer Period (including any extended or discontinued extended Offer Period). In connection with the announcement of such preliminary result, it will be announced whether the Tender Offer will be completed subject to the Conditions to Completion being fulfilled or waived on the date of the final result announcement and whether the Offer Period will be extended. The final result of the Tender Offer will be announced on or about the fourth (4th) Finnish banking day following the expiration of the Offer Period (including any extended or discontinued extended Offer Period) at the latest. In connection with the announcement of the final result, the percentage of the Shares that have been validly tendered and accepted in the Tender Offer, and that have not been validly withdrawn, will be confirmed.

In the event of a Subsequent Offer Period, the Offeror will announce the initial percentage of the Shares validly tendered during the Subsequent Offer Period on or about the first (1st) Finnish banking day following the expiry of the Subsequent Offer Period and the final percentage on or about the third (3rd) Finnish banking day following the expiry of the Subsequent Offer Period.

Completion of the Tender Offer

The completion trades of the Tender Offer will be executed with respect to all of those Shares of Caverion that have been validly tendered, and not validly withdrawn, into the Tender Offer no later than on the fifteenth (15th) Finnish banking day following the announcement of the final result of the Tender Offer (the “Completion Date”). If possible, the completion trades of the Shares will be executed on Nasdaq Helsinki, provided that such execution is allowed under the rules applied to trading on Nasdaq Helsinki. Otherwise, the completion trades will be made outside Nasdaq Helsinki. The completion trades of the Shares will be settled on the Completion Date or on or about the first (1st) Finnish banking day following the Completion Date (the “Settlement Date”).

Terms of Payment and Settlement

The Offer Price will be paid on the Settlement Date to each shareholder of Caverion who has validly accepted, and not validly withdrawn, the Tender Offer into the management account of the shareholder’s book-entry account. In any case, the Offer Price will not be paid to a bank account situated in Australia, Canada, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan, New Zealand or South Africa or any other jurisdiction where the Tender Offer is not being made (see section “Restrictions and Important Information”). If the management account of a shareholder of Caverion is with a different financial institution than the applicable book-entry account, the Offer Price will be paid into such cash account approximately two (2) Finnish banking days later in accordance with the schedule for payment transactions between financial institutions.

In the event of a Subsequent Offer Period, the Offeror will in connection with the announcement thereof announce the terms of payment and settlement for the Shares tendered during the Subsequent Offer Period. The completion trades with respect to Shares validly tendered and accepted in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will, however, be executed within not more than two (2) week intervals.

The Offeror reserves the right to postpone the payment of the Offer Price if payment is prevented or suspended due to a force majeure event, but will immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

If all the Conditions to Completion are not met and the Offeror does not waive such conditions or extend the Offer Period, the Tender Offer will expire, and no consideration will be paid for the tendered Shares.

Transfer of Ownership

Title to the Shares in respect of which the Tender Offer has been validly accepted, and not validly withdrawn, will pass to the Offeror on the Settlement Date against the payment of the Offer Price by the Offeror to the tendering shareholder. In the event of a Subsequent Offer Period, title to the Shares in respect of which the Tender Offer has been validly accepted during a Subsequent Offer Period will pass to the Offeror on the relevant settlement date against the payment of the Offer Price by the Offeror to the tendering shareholder.

Transfer Tax and Other Payments

The Offeror will pay any transfer tax that may be charged in Finland in connection with the sale of the Shares pursuant to the Tender Offer.

Fees charged by account operators, asset managers, nominees or any other person for the release of collateral or the revoking of any other restrictions preventing the sale of the Shares, will be borne by each relevant shareholder of Caverion. Each shareholder of Caverion is liable for any fees that relate to a withdrawal of an acceptance made by such shareholder.

The Offeror is liable for any other customary costs caused by the registration of entries in the book-entry system required by the Tender Offer, the execution of trades pertaining to the Shares pursuant to the Tender Offer and the payment of the Offer Price.

The receipt of cash pursuant to the Tender Offer by a shareholder may be a taxable transaction for the respective shareholder under applicable tax laws, including those of the country of residency of the shareholder. Any tax liability arising to a shareholder from the receipt of cash pursuant to the Tender Offer will be borne by such shareholder. Each shareholder is urged to consult with an independent professional adviser regarding the tax consequences of accepting the Tender Offer.

Other Matters

This Tender Offer Document and the Tender Offer are governed by Finnish law. Any disputes arising out of or in connection with the Tender Offer will be settled by a court of competent jurisdiction in Finland.

The Offeror reserves the right to amend the terms and conditions of the Tender Offer in accordance with Chapter 11, Section 15 of the Finnish Securities Markets Act. Should the FIN-FSA issue an order regarding an extension of the Offer Period, the Offeror reserves the right to decide upon the withdrawal of the Tender Offer in accordance with Chapter 11, Section 12 of the Finnish Securities Markets Act.

Should a competing tender offer be published by a third party during the Offer Period, the Offeror reserves the right, as stipulated in Chapter 11, Section 17 of the Finnish Securities Markets Act, to (i) decide upon an extension of the Offer Period; (ii) decide upon an amendment of the terms and conditions of the Tender Offer; and (iii) decide, during the Offer Period, but before the expiration of the competing offer, to let the Tender Offer lapse. The Offeror will decide on all other matters related to the Tender Offer, subject to applicable laws and regulations and the provisions of the Combination Agreement.

Other Information

Nordea acts as arranger outside the United States in relation to the Tender Offer, which means that it performs certain administrative services relating to the Tender Offer. This does not mean that a person who accepts the Tender Offer (the “Participant”) will be regarded as a customer of Nordea as a result of such acceptance. A Participant will be regarded as a customer only if Nordea has provided advice to the Participant or has otherwise contacted the Participant personally regarding the Tender Offer. If the Participant is not regarded as a customer, the investor protection rules under the Finnish Act on Investment Services (747/2012, as amended) will not apply to the acceptance. This means, among other things, that neither the so-called customer categorization nor the so-called appropriateness test will be performed with respect to the Tender Offer. Each Participant is therefore responsible for ensuring that it has sufficient experience and knowledge to understand the risks associated with the Tender Offer.

Important Information regarding NID and LEI

According to Directive 2014/65/ EU on markets in financial instruments (MiFID II), all investors must have a global identification code from 3 January 2018, in order to carry out a securities transaction. These requirements require legal entities to apply for registration of a Legal Entity Identifier (“LEI”) code, and natural persons need to state their NID (National ID or National Client Identifier) when accepting the Tender Offer. Each person’s legal status determines whether a LEI code or NID number is required and the book-entry account operator may be prevented from performing the transaction to any person if LEI or NID number is not provided. Legal persons who need to obtain a LEI code can contact the relevant authority or one of the suppliers available on the market. Those who intend to accept the Tender Offer are encouraged to apply for registration of a LEI code (legal persons) or to acquire their NID number (natural persons) well in advance, as this information is required in the acceptance at the time of submission.

Information about Processing of Personal Data

Shareholders who accept the Tender Offer will submit personal data, such as name, address and social security number, to Nordea, which is the controller for the processing. Personal data provided to Nordea will be processed in data systems to the extent required to administer the Tender Offer. Personal data obtained from sources other than the customer may also be processed. Personal data may also be processed in the data systems of companies with which Nordea cooperates and it may be disclosed to the Offeror and the members of the Consortium to the extent necessary for administering the Tender Offer. Address details may be obtained by Nordea through an automatic procedure executed by Euroclear Finland. Additional information on processing of personal data by Nordea, including details on how to exercise data subjects’ rights, may be found at https://www.nordea.fi/en/personal/get-help/your-rights-to-personal-data.html and www.nordea.com/en/general-terms-and-policies/privacy-policy.html.

PRESENTATION OF THE OFFEROR

Offeror in Brief

The Offeror is a private limited liability company (business identity code 3313575-3) incorporated under the laws of Finland. The Offeror is domiciled in Helsinki, Finland, and its registered address is c/o Roschier, Attorneys Ltd., Kasarmikatu 21 A, FI-00130 Helsinki, Finland. As at the date of this Tender Offer Document, the Offeror is indirectly wholly-owned by North Luxco. North Luxco was incorporated to be the holding company in the acquisition structure and is currently wholly-owned by Bain Luxco. Bain Luxco, Security Trading, Fennogens and Corbis have formed the Consortium. It is expected that immediately after the completion of the Tender Offer and the cash investments to be made by the Consortium members in North Luxco, Bain Luxco will own approximately 72.92 percent, Security Trading approximately 15.43 percent, Fennogens approximately 10.38 percent and Corbis approximately 1.27 percent of the common shares in North Luxco, subject to adjustment on the basis of pre-agreed maximum investment amounts of Security Trading, Fennogens and Corbis and the possible co-investment by Goldman Sachs Asset Management.

Persons Related to the Offeror as Stipulated in Chapter 11, Section 5 of the Finnish Securities Markets Act

The parties acting in concert with the Offeror as referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act include Bain Capital, Bain Luxco, Security Trading, Fennogens and Corbis and their affiliates. In addition, The Goldman Sachs Group, Inc. and certain of its affiliates and funds managed by its affiliates are deemed to be acting in concert with the Offeror as referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act because Goldman Sachs Asset Management, which has committed to make an equity co-investment in the indirect parent company of the Offeror as described in “Background and Objectives – Financing of the Tender Offer”, is owned by or managed by affiliates of The Goldman Sachs Group, Inc.

Neither the Offeror nor any party related to the Offeror in the manner referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act has during the period of six (6) months preceding the Announcement acquired any Shares in Caverion in public trading or otherwise, except for acquisitions of Shares by The Goldman Sachs Group, Inc. and certain of its affiliates and funds managed by its affiliates information on which is set out below. Security Trading, Fennogens and Corbis as well as Antti Herlin and Hisra Consulting and Finance Oy will tender the Shares they hold in Caverion in the Tender Offer in accordance with the terms and conditions of the Tender Offer.

The Goldman Sachs Group, Inc. and certain of its affiliates and funds managed by its affiliates have during the period of six (6) months preceding the Announcement executed 255 buy trades in Caverion which amounted to 677,186 Shares in total. The highest price paid for a Share in such acquisitions was EUR 5.45.

The following table sets forth the shareholdings of entities acting in concert with the Offeror as referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act as at the date of this Tender Offer Document:

Entity	Business Identity Code	Domicile	Number of outstanding Shares and votes carried by the Shares in Caverion	Percentage of outstanding Shares and votes carried by the Shares in Caverion
North (BC) Lux Holdco SARL	B271897	Senningerberg, Luxembourg	0	0

North Lux Topco SARL	B272099	Senningerberg, Luxembourg	0	0

North Lux Midco SARL	B270238	Senningerberg, Luxembourg	0	0

North Holdings 1 Oy	3224549-1	Helsinki, Finland	0	0

North Holdings 2 Oy	3313576-1	Helsinki, Finland	0	0

Bain Capital Private Equity (Europe), LLP	OC380135	London, England	0	0

Security Trading Oy	1948052-6	Kirkkonummi, Finland	20,470,000	15.00

Fennogens Investments S.A.	B173453	Luxembourg, Luxembourg	14,169,850	10.38

Corbis S.A.	B140019	Luxembourg, Luxembourg	1,739,412	1.27

Antti Herlin	-	-	34,392	0.03

Hisra Consulting and Finance Oy	2763346-5	Helsinki, Finland	550,000	0.40

The Goldman Sachs Group, Inc. (together with its affiliates and funds managed by its affiliates)	2923466	Delaware, the United States of America	54,323	0.04

The Consortium

Bain Luxco, Security Trading, Fennogens and Corbis have formed the Consortium for the purposes of the Tender Offer. The Consortium members have agreed the basis for the mutual joint enterprise and entered into agreements concerning the cooperation of the members of Consortium in connection with the Tender Offer, the tender of the Shares held by the Consortium members to the Tender Offer as well as their rights and obligations in relation to the joint enterprise. The Consortium members and, subject to certain limitations, Goldman Sachs Asset Management, are liable for costs and expenses for preparing and pursuing the Tender Offer on a pro rata basis in relation to their above-mentioned contemplated shareholdings in North Luxco.

The purpose of the Consortium has been to form a joint enterprise to develop Caverion’s business further and all members of the Consortium have the prerequisites to bear the business risks and to take part in the long-term development of Caverion.

The Consortium believes that under private ownership Caverion will be best placed to accelerate and deliver on the strategic initiatives needed for sustainably improving its long-run performance. To this aim, the Consortium intends to invest significant time and capital resources to support Caverion’s long-term development. Under private ownership, Caverion is expected to pursue an ambitious investment program in organic initiatives as well as acquisitions of synergistic businesses, notwithstanding a period of heightened economic and geo-political uncertainty. The Consortium believes that Caverion, in a private setting, will more effectively manage all above mentioned initiatives as well as current market challenges, as its management can devote its full attention to the business without the constraints imposed by the quarterly earnings cycle and the public market.

The Consortium is well-positioned to support the transformation of the Company due to Bain Capital’s considerable experience in the industry, including as a former investor in Bravida, and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. With Bain Capital, Caverion will have a reference shareholder that can combine a long-term perspective with industrial expertise, and that has a strong track record of successfully developing companies through a period of private ownership. Security Trading, Fennogens and Corbis all represent long-term shareholders of Caverion since its establishment and they have significant operational experience of Caverion and the industry. The Company’s long-term main shareholders’ prominent participation in the Consortium will also ensure continuity with the Company’s culture and history. Together, this unique group of investors, in good co-operation with Caverion’s employees, will bring along to the Company the appropriate long-term investment horizon, industrial expertise and financial resources.

The Consortium members are pursuing the Tender Offer in accordance with its terms and conditions, including the fulfilment of the Conditions to Completion (see “Terms and Conditions of the Tender Offer”). The Conditions to Completion may be waived either subject to the approval of each of the Consortium members or, in certain cases, at the sole discretion of Bain Capital, for the Tender Offer to be completed, and the members of the Consortium have a right to terminate their participation in the Consortium under certain circumstances as specified in the agreements entered into among the Consortium members. Such termination rights do not, however, apply in case all Conditions to Completion are fulfilled and the Offeror has an obligation to complete the Tender Offer. All Consortium members are committed to participate in North Luxco and the Consortium as long-term shareholders. The Consortium members have agreed that, subject to certain customary exceptions, Security Trading, Fennogens or Corbis shall not be entitled to transfer their shares or other equity securities in North Luxco without the consent of Bain Capital, and Bain Capital may only transfer its shares or other equity securities in North Luxco subject to a customary pro-rata tag-along right of the other Consortium members. There are no guaranteed returns on the investments of any of the Consortium members in North Luxco.

PRESENTATION OF CAVERION

All financial and other information presented in this Tender Offer Document concerning Caverion has been extracted from, and has been exclusively based upon, the interim report published by Caverion as at and for the nine months ended September 30, 2022, the annual report and audited financial statements published by Caverion as at and for the year ended December 31, 2021, stock exchange releases published by Caverion, entries in the Finnish trade register and other publicly available information. Consequently, the Offeror does not accept responsibility for such information except for the accurate reproduction of such information herein.

General Overview

Caverion is a Northern & Central European-based expert for smart and sustainable built environments, enabling performance and people’s well-being. Caverion offers expert guidance during the entire life cycle of buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management, as well as advisory services. Caverion Group’s revenue in 2021 was approximately EUR 2.1 billion. Caverion Group’s adjusted EBITA amounted to EUR 87.7 million in 2021, or approximately 4.1 percent of revenue. At the end of September 2022, there were more than 15,000 professionals serving customers at the service of Caverion Group in 10 countries.

The business mix change towards the Services business seen in recent years continued in 2021 and during the first nine months of 2022. The Services business unit accounted for 65.5 percent of Caverion Group’s revenue in 2021. The revenue of the Services business unit was EUR 1,402.4 million in 2021, corresponding to an increase of 2.7 percent compared to the year 2020. The revenue of the Projects business unit was EUR 737.1 million in 2021, a decrease of 6.7 percent compared to the year 2020. Project business revenue was affected by the continuous selectivity approach. The Services business unit accounted for 66.1 percent, and the Projects business unit for 33.9 percent of Caverion Group’s revenue in January–September 2022. The revenue of the Services business unit increased by 9.1 percent compared to January–September 2021 to EUR 1,103.9 million in January–September 2022. The revenue of the Projects business unit increased by 4.3 percent compared to January–September 2021 to EUR 565.2 million in January–September 2022. Caverion continued its selective approach in the Projects business also during the first nine months of 2022.

Caverion’s divisions are Sweden, Finland, Germany, Norway, Industry, Austria and Denmark. Furthermore, Caverion reports revenue from the Baltic countries under “Other countries”. In 2021, Sweden accounted for 19.8 percent, Finland for 18.9 percent, Germany for 17.5 percent, Norway for 16.5 percent, Industry for 12.0 percent, Austria for 8.8 percent, Denmark for 3.7 percent and other countries for 2.8 percent of Caverion Group’s revenue.

Caverion is a public limited liability company incorporated under the laws of Finland, with its shares listed on the official list of Nasdaq Helsinki under the trading code “CAV1V”. The ISIN code of the shares of Caverion is FI4000062781. Caverion Corporation is registered in the Finnish Trade Register under the business identity code 2534127-4. The legal entity identifier (LEI) code of Caverion is 7437007ECQWVPCJIS695. The Company is domiciled in Helsinki, and its registered address is Torpantie 2, FI-01650 Vantaa, Finland. Caverion’s telephone number is +358 (0)10 4071.

Shares and Share Capital

As at the date of this Tender Offer Document, the registered share capital of Caverion amounts to EUR 1,000,000 and the number of issued shares in Caverion is 138,920,092, of which 136,472,645 are outstanding Shares and 2,447,447 are held in treasury. The shares in Caverion have no nominal value. The articles of association of Caverion do not include provisions on the minimum or maximum amount of share capital.

Caverion has one class of shares. The shares in Caverion are entered into the Finnish book-entry securities system. Each Share entitles its holder to one vote at each general meeting of shareholders of Caverion. All Shares give equal rights to dividends and other distributable funds by Caverion. The articles of association of Caverion do not include any provisions or restrictions on voting rights that deviate from provisions of the Finnish Companies Act.

Ownership Structure

The following table sets forth the ten largest shareholders of Caverion and their ownership of all issued shares and voting rights in Caverion according to the shareholders’ register maintained by Euroclear Finland Oy (“Euroclear Finland”) as at October 31, 2022.

	Number of shares	Percent of shares and votes
Herlin Antti[1]	21,054,392	15.16
Fennogens Investments S.A.	14,169,850	10.20
Varma Mutual Pension Insurance Company	9,035,780	6.50
Mandatum companies[2]	6,443,213	4.64
Ilmarinen Mutual Pension Insurance Company	4,162,955	3.00
Säästöpankki funds[3]	3,716,562	2.68
Elo Mutual Pension Insurance Company	2,565,640	1.85
The State Pension Fund	2,050,000	1.48
Brotherus Ilkka	1,803,765	1.30
OP funds[4]	1,498,362	1.08
Ten largest shareholders in total	66,500,519	47.87
Other shareholders	69,972,126	50.37
Treasury shares	2,447,447	1.76
Total	138,920,092	100.00

[1]	Including shares owned through Security Trading Oy and Hisra Consulting and Finance Oy.
[2]	Shares owned through Mandatum Life Insurance Company Limited.
[3]	Shares owned through Säästöpankki Kotimaa, Säästöpankki Korko Plus-Sijoitusrahasto, Säästöpankki Pienyhtiöt, Säästöpankki Itämeri-Sijoitusrahasto and Säästöpankki Ympäristö – Erikoissijoitusrahasto.
[4]	Shares owned through OP-Finland Small Firms Fund and OP Life Assurance Company Ltd.

Treasury Shares

Pursuant to the knowledge of the Offeror, Caverion and its subsidiaries hold as at the date of this Tender Offer Document in the aggregate 2,447,447 treasury shares, representing approximately 1.76 percent of all the shares and voting rights in Caverion. The Tender Offer is not being made of the treasury shares held by Caverion or shares held by its subsidiaries.

Stock Options and Other Special Rights Entitling to Shares

Pursuant to the knowledge of the Offeror, Caverion has no issued or outstanding stock options or other special rights entitling to shares. However, the annual general meeting of Caverion has on March 28, 2022 authorized the Board of Directors of the Company to decide on the issuance of shares and special rights entitling to shares (see “– Authorizations – Authorization Regarding the Issuance of Shares and Special Rights Entitling to Shares” below).

Caverion has share-based long-term incentive plans intended for the management and key employees of Caverion, as described above in “Background and Objectives– Share-based Long-term Incentive Plans of Caverion”.

Authorisations

Authorisation Regarding the Issuance of Shares

On March 28, 2022, the annual general meeting of Caverion authorized the Board of Directors of the Company to resolve on the issuance of shares. The authorization concerns both the issuance of new shares as well as the transfer of treasury shares. The total number of shares to be issued under the authorization may not exceed 13,500,000 shares, which corresponds to approximately 9.7 percent of all the shares in Caverion.

The authorisation could be used for e.g. in order to develop the Company’s capital structure, to broaden the Company’s ownership base, to be used as payment in corporate acquisitions or when the Company acquires assets relating to its business and as part of the Company’s incentive programs.

The Board of Directors of the Company is authorized to resolve on all other terms and conditions of the issuance of shares, including the rights to derogate from the pre-emptive right of the shareholders.

The authorization is valid until the close of the next annual general meeting, however, no later than June 30, 2023.

Authorisation Regarding the Repurchase of Own Shares as well as to Accept Them as Pledge

On March 28, 2022, the annual general meeting of Caverion authorized the Board of Directors of the Company to resolve on the repurchase of the Company’s own shares as well as on the acceptance of them as pledge. The number of shares to be repurchased or accepted as pledge by virtue of the authorization shall not exceed 13,500,000 shares, which corresponds to approximately 9.7 percent of all the shares in the Company.

Purchase of own shares may be made at a price formed in public trading on the date of the repurchase or otherwise at a price formed on the market. The shares would be repurchased with funds from the Company’s unrestricted shareholders’ equity.

The Board of Directors of the Company resolves on the manner in which own shares will be repurchased and/or accepted as pledge. Repurchase of own shares may be made using, inter alia, derivatives. The repurchase and/or acceptance as pledge of own shares may be made otherwise than in proportion to the share ownership of the shareholders (directed repurchase or acceptance as pledge).

The authorization is valid until September 28, 2023.

Shareholders’ Agreements and Certain Other Agreements

The Offeror is not aware of any shareholders’ agreements or other agreements or arrangements concerning the use of voting power or shareholding in Caverion or containing information that would materially affect the assessment of the benefits of the Tender Offer.

Board of Directors, President and CEO and Auditor

In accordance with the provisions of the Finnish Companies Act, the Board of Directors of Caverion is responsible for the Company’s management and the proper organization of its operations.

According to the articles of association of Caverion, the Company shall have a Board of Directors consisting of a Chairman and Vice Chairman appointed by the annual general meeting of shareholders as well as a minimum of three (3) and maximum of six (6) members. The annual general meeting of shareholders of Caverion elects the members of the Board of Directors. As at the date of this Tender Offer Document, the Board of Directors consists of the following persons: Mats Paulsson (Chairman), Markus Ehrnrooth, Jussi Aho, Joachim Hallengren, Thomas Hinnerskov, Kristina Jahn and Jasmin Soravia.

Pursuant to the Finnish Companies Act, the President and CEO is appointed by the Board of Directors of the Company. As at the date of this Tender Offer Document, the President and CEO of Caverion is Jacob Götzsche.

The auditor of Caverion is Ernst & Young Oy, with Antti Suominen, Authorised Public Accountant, as the responsible auditor.

Caverion’s Ownership in the Offeror

Pursuant to the knowledge of the Offeror, Caverion does not own any shares or securities entitling to shares in the Offeror or in any party related to the Offeror in the manner referred to in Chapter 11, Section 5 of the Finnish Securities Markets Act.

Financial Information

The audited consolidated financial statements of Caverion as at and for the financial year ended December 31, 2021 and the Board of Directors’ report as at and for the financial year ended December 31, 2021 are included in this Tender Offer Document (see “Annex A: Financial Information of Caverion”) in the form published by Caverion. As at the date of this Tender Offer Document, the said financial statements have been presented to and adopted by the annual general meeting of shareholders of Caverion. The unaudited consolidated interim report of Caverion as at and for the nine months ended September 30, 2022 is also included in this Tender Offer Document in the form published by Caverion (see “Annex A: Financial Information of Caverion”).

Future Prospects Published by Caverion

The future prospects of Caverion have been described in the unaudited interim report of Caverion as at and for the nine months ended September 30, 2022. See “Annex A: Financial Information of Caverion.”

Information on risks to which Caverion is exposed has been presented in the annual report 2021 of Caverion published on March 2, 2022. Further information on Caverion’s short-term risks has been presented on page 18 of the interim report published by Caverion on November 3, 2022.

Articles of Association

The articles of association of Caverion are included in this Tender Offer Document. See “Annex B: Articles of Association of Caverion”.

A-1 ANNEX A FINANCIAL INFORMATION OF CAVERION The unaudited consolidated interim report published by Caverion as at and for the nine months period ended September 30, 2022 and the Board of Directors’ report and the audited consolidated financial statements published by Caverion as at and for the year ended December 31, 2021 as they have been included in this Tender Offer Document, are based on information made public by Caverion. The Offeror does not accept any responsibility for such information except for the accurate reproduction of such information in this Tender Offer Document. Index to Financial Information Unaudited consolidated interim report published by Caverion as at and for the nine months ended September 30, 2022. Board of Directors’ report and the audited consolidated financial statements published by Caverion as at and for the financial year ended December 31, 2021.

Q3 /2022 | 0 Q3/2022 Interim Report 1 - 9/2022 A-2

Q3/2022 | 1

Caverion Corporation Interim Report 3 November 2022 at 8.30 a.m. EET

Caverion Corporation's Interim Report for 1 January – 30 September 2022

Strong quarter with continued organic growth and improved profitability

1 July – 30 September 2022

- **Revenue:** EUR 564.1 (493.7) million, up by 14.3 (-4.2) percent. Organic growth was 11.8 (-4.6) percent. Services business revenue increased by 15.5 (-0.1) percent. Projects business revenue increased by 11.9 (-11.2) percent.
- **Adjusted EBITA:** EUR 26.9 (21.5) million, or 4.8 (4.4) percent of revenue, up by 25.0 percent.
- **EBITA:** EUR 25.1 (17.7) million, or 4.5 (3.6) percent of revenue, up by 42.2 percent.
- **Operating profit:** EUR 21.1 (13.5) million, or 3.7 (2.7) percent of revenue, up by 55.8 percent.
- **Operating cash flow before financial and tax items:** EUR 7.7 (-10.1) million.
- **Earnings per share, undiluted:** EUR 0.10 (0.05) per share.
- **Acquisitions:** Caverion closed four acquisitions in July–September 2022, total annual revenue EUR 53.2 million.

1 January – 30 September 2022

- **Recommended public tender** offer for all Caverion shares
- **Order backlog:** EUR 1,971.0 (1,889.7) million, up by 4.3 (16.1) percent. Services backlog increased by 9.0 (15.2) percent. Projects backlog decreased by 1.3 (+17.2) percent.
- **Revenue:** EUR 1,669.2 (1,554.1) million, up by 7.4 (-1.4) percent. Organic growth was 6.2 (-2.3) percent. Services business revenue increased by 9.1 (2.6) percent. Projects business revenue increased by 4.3 (-8.1) percent.
- **Adjusted EBITA:** EUR 67.2 (57.6) million, or 4.0 (3.7) percent of revenue, up by 16.6 percent.
- **EBITA:** EUR 61.5 (50.8) million, or 3.7 (3.3) percent of revenue, up by 21.1 percent.
- **Operating profit:** EUR 49.9 (38.4) million, or 3.0 (2.5) percent of revenue, up by 30.0 percent.
- **Operating cash flow before financial and tax items:** EUR 37.4 (27.1) million, up by 37.9 percent.
- **Cash conversion (LTM):** 90.1 (96.4) percent.
- **Earnings per share, undiluted:** EUR 0.23 (0.16) per share.
- **Net debt/Adjusted EBITDA:** 1.8x (1.4x).
- **Acquisitions:** Caverion closed nine acquisitions in January–September 2022, total annual revenue EUR 92.3 million.

Unless otherwise noted, the figures in brackets refer to the corresponding period in the previous year.

Guidance for 2022: In 2022, Caverion Group's revenue (2021: EUR 2,139.5 million) and adjusted EBITA (2021: EUR 87.7 million) will grow compared to 2021.

A-3

Q3/2022 | 2

KEY FIGURES

EUR million	7-9/22	7-9/21	Change	1-9/22	1-9/21	Change	1-12/21
Revenue	564.1	493.7	14.3%	1,669.2	1,554.1	7.4%	2,139.5
Organic growth, %	11.8	-4.6		6.2	-2.3		-2.0
Adjusted EBITDA	41.1	35.0	17.3%	109.1	97.6	11.8%	142.1
Adjusted EBITDA margin, %	7.3	7.1		6.5	6.3		6.6
EBITDA	39.3	31.2	26.1%	103.6	90.8	14.1%	113.8
EBITDA margin, %	7.0	6.3		6.2	5.8		5.3
Adjusted EBITA	26.9	21.5	25.0%	67.2	57.6	16.6%	87.7
Adjusted EBITA margin, %	4.8	4.4		4.0	3.7		4.1
EBITA	25.1	17.7	42.2%	61.5	50.8	21.1%	59.4
EBITA margin, %	4.5	3.6		3.7	3.3		2.8
Operating profit	21.1	13.5	55.8%	49.9	38.4	30.0%	43.5
Operating profit margin, %	3.7	2.7		3.0	2.5		2.0
Result for the period	14.6	7.8	86.0%	33.1	23.5	40.9%	25.1
Earnings per share, undiluted, EUR	0.10	0.05	91.4%	0.23	0.16	43.4%	0.17
Operating cash flow before financial and tax items	7.7	-10.1		37.4	27.1	37.9%	103.8
Order backlog				1,971.0	1,889.7	4.3%	1,863.8
Cash conversion (LTM), %				90.1	96.4		91.2
Working capital				-75.8	-101.7	25.4%	-144.7
Interest-bearing net debt				274.0	185.0	48.1%	140.7
Net debt/Adjusted EBITDA				1.8	1.4		1.0
Gearing, %				131.8	96.2		69.8
Equity ratio, %				19.0	19.0		19.0
Personnel, end of period				15,037	14,773	1.8%	14,298

A-4

Q3/2022 | 3

Jacob Götzsche, President and CEO:

"I am pleased that we continued our positive development in the third quarter of 2022. We delivered a double-digit organic revenue growth both in Services and Projects. Partially the growth was driven by the increased costs of materials and external services, that we were able to successfully factor in our sales prices. We estimate this inflation impact to account for roughly one third of the organic growth. In addition, our profitability and cash flow improved. We expect our solid order backlog to support revenue growth also going forward.

The high cost inflation continued to impact the building technology market in the third quarter. We have proactively taken various measures to manage pricing, including price increase clauses in tenders and agreements. The market instability is expected to decrease new construction volumes going forward. However, our Services business accounts for around two thirds of the Group revenue and is overall more resilient throughout business cycles.

The effects of the corona pandemic stabilised during the third quarter, however the sick leave levels were still above normal. We remain somewhat cautious with the pandemic as unpredictable virus variants and new waves of the pandemic may continue to emerge.

Despite all the challenges posed by the operating environment, our order backlog continued to increase during the third quarter, and amounted to EUR 1,971.0 (1,889.7) million at the end of September, 4.3 percent higher compared to same time previous year. Our third quarter revenue increased by 14.3 percent to EUR 564.1 (493.7) million. The revenue increased in all divisions as a result of increased underlying activity and partly indirectly due to inflation impact.

We have been able to show resilience despite the cost inflation and higher sick leave levels and improved our adjusted EBITA by 25.0 percent to EUR 26.9 (21.5) million, or 4.8 (4.4) percent of revenue during the third quarter of 2022. Profitability improved in both Services and Projects. I am also pleased that in the current operating environment, we could improve our operating cash flow before financial and tax items significantly to EUR 7.7 (-10.1) million in the third quarter.

As part of the implementation of our Sustainable Growth strategy, we have made targeted acquisitions. In the first nine months of 2022, we closed nine acquisitions with total annual revenue of EUR 92.3 million and welcomed already more than 700 new colleagues from the acquired companies. The acquisition of PORREAL Group strengthens our position in the Austrian facility services market. The acquisition of CS electric expands our footprint in marine, energy and industrial segments in Denmark. After the review period, we also signed an agreement to acquire TM Voima group's substation and transmission line business in Finland and Estonia. The acquisition strengthens our presence in the energy sector. Our third quarter revenue increased by 2.9 percent as a result of acquisitions and divestments. We continue to look for high quality companies that complement our existing capabilities or geographical footprint.

A consortium of investors led by Bain Capital has today on 3 November 2022 announced a public tender offer to the shareholders of Caverion. The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the tender offer. The offer provides clear evidence that our goal to achieve Sustainable Growth by delivering to our customers along the building's lifecycle and assisting in their Smart Building and green transitions is an attractive strategy for the future. I believe that with the support and resources of the consortium we will be able to further accelerate our business and deliver for all our stakeholders. We at Caverion continue our daily work as usual, focusing on serving our customers and working together across the company.

Despite the lowered economic growth prospects, we are on a good track to improve profitability in line with our strategy. We have already before the ongoing energy crisis proactively strengthened our capabilities in energy efficiency enhancing services. We enable our customers to reduce their energy consumption, be more sustainable and reduce their carbon footprint. We strongly believe in our purpose to enable building performance and people's wellbeing in smart and sustainable built environments."

A-5

Q3/2022 | 4

Impacts of the Ukraine crisis on Caverion's business during the first nine months of 2022

Russia's invasion of Ukraine at the end of February 2022 increased geopolitical tensions especially in Europe overnight. The war has created uncertainties weakening the growth prospects in several countries where Caverion operates. The duration of the Ukrainian conflict and its future effects on the industry, and Caverion in particular, remain uncertain, and the overall situation remains highly volatile.

Caverion has divested its Russian subsidiary at the end of 2021 and has no operations in Ukraine or Belarus. Therefore, the impact of the conflict on Caverion is currently indirect. Caverion has experienced increases in material prices and delays in the supply chain and in decision-making, however Caverion continued to manage them on a daily basis without having a significant impact on the performance during the first nine months of 2022.

Market outlook for Caverion's services and solutions in 2022 and megatrends impacting the industry

Caverion expects the underlying demand to be overall positive in Services during the rest of 2022. In Projects, Caverion expects the underlying business activity to remain stable for the last months of 2022. In Projects, however, the economic uncertainty may start to impact the demand environment negatively. This scenario assumes a sufficient control of the corona pandemic impacts with no significant unforeseen setbacks during the last months of 2022 and no further escalation of the conflict in Ukraine.

The conflict has resulted in geopolitical tensions, mounting inflation, rising interest rates and lowered economic growth prospects and the situation is estimated to persist. Also the probability of recession has increased. In order to control the mounting inflation, the European Central Bank (ECB) has continued to raise the key interest rates and indicated further increases in its upcoming meetings.

The business volume and the amount of new order intake are important determinants of Caverion's performance in 2022. A negative scenario whereby the ongoing geopolitical conflict or the corona pandemic start to negatively impact market demand cannot be ruled out. However, a large part of Caverion's services is vital in keeping also critical services and infrastructure up-and-running at all times. Furthermore, the continued focus on energy efficiency and CO_2 reduction activities and projects continues to support the activity and business volume. The energy crisis is expected to increase the need for energy efficient solutions for the built environment.

Increased material prices, including fuel costs, and longer delivery times may continue to affect also Caverion's business going forward. Potential risks may still emerge from the supply side, not only from cost inflation but also from labour shortage, potentially further fuelled by increased sick leave levels or quarantines caused by the corona pandemic. Any further delays in the supply chain and potential cost increases may have a negative impact on business execution and order intake going forward.

The digitalisation and sustainability megatrends are in many ways favourable to Caverion and believed to increase demand for Caverion's offerings going forward. The increased energy efficiency requirements, increasing digitalisation, automation and technology in built environment as well as urbanisation remain strong and are expected to promote demand for Caverion's services and solutions over the coming years. Especially the sustainability trend is expected to continue strong.

The economic stimulus packages provided by national governments and the EU are expected to increase infrastructure, health care and different types of sustainable investments in Caverion's operating area over the next few years. The main themes in the EU stimulus packages are green growth and digitalisation. Caverion expects the national and EU programmes to increase demand also in Caverion's areas of operation in 2022. The EU aims to accelerate the green transition due to the current geopolitical situation that has led into energy crisis in many countries that have been largely dependent on imported gas from Russia.

Increasing awareness of sustainability is supported by both EU-driven regulations and national legislation setting higher targets and actions for energy efficiency and carbon-neutrality. This is furthermore supported by the society's end-users' general request for an environmentally friendly built environment. Examples of current initiatives include e.g. the proposed revision of EU's Energy Performance of Buildings Directive (EPBD) and Minimum Energy Performance Standards (MEPS) it aims to establish as well as the "Fit for 55" climate package and the Renovation Wave Strategy. The "Fit for 55" climate package proposes to make EU's climate, energy, transport and taxation policies fit for reducing net greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. The objective of the European Commission's Renovation Wave Strategy is to at least double the annual energy renovation rate of residential and non-residential buildings by 2030. Mobilising forces at all levels towards these goals is expected to result in 35 million building units renovated by 2030.

A-6

Q3/2022 | 5

Services

Caverion expects the underlying demand to be overall positive during the rest of 2022. Caverion's Services business is overall by nature stable and resilient through business cycles. Stimulus packages are also expected to positively impact general demand in the Services business.

There is an increased interest for services supporting sustainability, such as energy management. Caverion has had a special focus for several years both in so-called Smart Technologies as well as in digital solutions development. These are believed to grow faster than more basic services on average and enable data-driven operations with recurring maintenance. The sustainability trend is also increasing the demand for building automation upgrades.

As technology in buildings increases, the need for new services and digital solutions is expected to increase. Customer focus on core operations also continues to open opportunities for Caverion through outsourcing of industrial operation and maintenance, property maintenance as well as facility management.

Projects

The market instability resulting from the war in Ukraine and the high inflation are expected to dampen the willingness to invest in new construction. Uncertainty is caused by the availability of building materials and the significant cost increases. However, the demand for energy improvement projects is expected to increase going forward, driven by the focus on energy consumption due to the energy crisis. The stimulus packages are expected to positively impact the general demand also in the Projects business. Caverion expects the underlying business activity to remain stable for the last months of 2022. In Projects, however, the economic uncertainty may start to impact the demand environment negatively.

From the trends perspective, the digitalisation and sustainability megatrends are supporting demand also in Projects, as Caverion's target is to offer long-term solutions binding both Projects and Services together. The requirements for increased energy efficiency, better indoor climate and tightening environmental legislation continue to drive demand over the coming years.

A-7

Q3/2022 | 6

Financial and sustainability targets

Caverion updated its financial targets in connection with publishing its updated strategy on 9 May 2022. Sustainability targets remained unchanged. Previous financial targets and results for 2021 are available at Caverion's website at www.caverion.com/investors.

Mid-term financial targets until the end of 2025		1-9/2022
Cash conversion (LTM)	Operating cash flow before financial and tax items / EBITDA > 100%	90.1%
Profitability	Adjusted EBITA > 5.5% of revenue	4.0%
Organic revenue growth	3–4% p.a. over the strategy period	6.2%
M&A revenue growth	2–3% p.a. over the strategy period	1.6%
Debt leverage	Net debt/LTM Adjusted EBITDA < 2.5x	1.8x
Dividend policy	Distribute at least 50% of the result for the year after taxes, however, taking leverage level into account	100% *

*Calculated as Dividend per earnings (%). The Annual General Meeting approved the proposal of the Board of Directors according to which a dividend of EUR 0.17 per share was paid from the distributable funds of the company for the financial year 2021. The dividend was paid on 6 April 2022.

Sustainability targets until 2025	2025 target	2021
Decreasing our footprint		
Total carbon footprint defined and measured	100%	80%
Increasing our handprint		
Our offering has a defined carbon handprint	100%	20%
Carbon handprint over footprint (Scope 1–2)	5x	>2x
Caring for our people		
Lost Time Injury Frequency Rate (LTIFR)	<2	4.0
Share of female employees	15%	11%
Our employees trained in sustainability	100%	89%
Ensuring sustainable value chain		
Supplier Code of Conduct sign-off rate	>90%	66%
Our tender requests include sustainability criteria	100%	-

NEWS CONFERENCE, WEBCAST AND CONFERENCE CALL

Caverion will hold a news conference on its Interim Report on Thursday, 3 November 2022, at 10.00 a.m. Finnish time (EET) at Flik Studio Eliel, Töölönlahdenkatu 2C (Sanoma House), Helsinki, Finland. The news conference can be viewed live on Caverion's website at www.caverion.com/investors. It is also possible to participate in the event through a conference call by registering beforehand on the following link: https://call.vsy.io/access-8279. Phone numbers and the conference ID to access the conference will be provided after the registration. To ask a question, press *5 on your telephone keypad to enter the queue. More practical information on the news conference can be found on Caverion's website, www.caverion.com/investors.

A-8

Q3 /2022 | 7 Financial information to be published in 202 3 Financial Statement Release for 202 2 will be published on 9 February 202 3 .. Annual Review 2022 including the financial statements will be published during week 9/2023, at the latest. Interim/Half - yearly Reports for 2023 will be published on 27 April, 3 August and 3 November 2023. Financial reports and other investor information are available on Caverion's website www.caverion.com/investors .. The materials may also be ordered by sending an e - mail to IR@caverion.com .. CAVERION CORPORATION For further information, please contact: Mikko Kettunen , CFO, Caverion Corporation, tel. +358 50 347 7462 , mikko .. kettunen @caverion.com Milena Hæggström, Head of Investor Relations and External Communications, Caverion Corporation, tel. +358 40 5581 328, milena.haeggstrom@caverion.com Distribution: Nasdaq Helsinki, principal media, www.caverion.com A-9

Q3/2022 | 8

Operating environment in the third quarter and during the first nine months of 2022

The economic uncertainty has increased during the first nine months of 2022 due to the geopolitical tensions related to the Ukraine conflict, resulting in subsequent energy crisis, mounting inflation, rising interest rates and lowered economic growth prospects. Inflation has accelerated towards the end of the third quarter and the cost inflation related to material prices, including fuel costs, continued to impact also the building technology market. There have also been supply shortages and delays in some areas. Caverion has proactively taken various measures to optimise the supply chain and to manage pricing.

Economic sentiment weakened in the EU during the first nine months of 2022 along with lower economic growth prospects. Also the corona pandemic still continued to have some impact on the operating environment through sick leaves, while the restrictions have been lifted in Caverion's operating countries.

Services

In Services, the market demand and general investment activity remained positive. Caverion has continued to see a general increasing interest for services supporting sustainability, such as energy management and advisory services, driven by regulation and the expected governmental and EU stimulus packages supporting investments in green growth. There has also been increasing interest towards long-term and large-scale service agreements. Growth has been limited by the availability of competent workforce and delays in the supply chain.

Projects

In Projects, the market demand remained mostly stable during the first nine months of 2022. The interest for energy improvement projects has picked up, driven by the focus on energy consumption due to the energy crisis.

The market was impacted by increases in material prices, delays in decision-making and supply chain as well as uncertainty in the business environment, especially related to new construction.

Order backlog

- Despite the challenges posed by the operating environment, order backlog at the end of September increased by 4.3 percent to EUR 1,971.0 million from the end of September in the previous year (EUR 1,889.7 million).
- At comparable exchange rates the order backlog increased by 5.8 percent from the end of September in the previous year.
- Order backlog increased by 9.0 (15.2) percent in Services and decreased by 1.3 (+17.2) percent in Projects from the end of September in the previous year.

Order backlog

(EUR million)


1,628
1,890
1,971
Q3/2020
Q3/2021
Q3/2022

A-10

Q3/2022 | 9

Revenue

July–September

- Revenue for July–September was EUR 564.1 (493.7) million. Revenue increased by 14.3 percent compared to the previous year. At the previous year's exchange rates, revenue was EUR 566.3 million and increased by 14.7 percent compared to the previous year. Organic growth was 11.8 percent.
- Revenue increased by 2.9 (-0.2) percent as a result of acquisitions and divestments.
- Revenue was negatively impacted by fluctuations in currency exchange rates of EUR 2.2 million, equalling a decrease of 0.4 percent. Changes in Swedish krona had a negative effect of EUR 4.3 million and Norwegian krone had a positive effect of EUR 2.2 million.
- Revenue increased in all divisions as a result of increased underlying activity and partly indirectly due to inflation impact.
- Revenue was impacted by the general inflation through increased prices of materials and external services. The inflation impact is estimated to account for roughly one third of the organic growth.

Revenue

(EUR million)


516
494
564
Q3/2020 Q3/2021 Q3/2022

EUR million	7-9/ 2022	7-9/ 2021	Change	Change in comparable rates *	Organic growth **	Currency impact	Acquisitions and divestments impact
Services	371.9	322.1	15.5%	15.8%	11.2%	-0.4%	4.6%
Projects	192.1	171.6	11.9%	12.5%	12.9%	-0.6%	-0.4%
Group total	564.1	493.7	14.3%	14.7%	11.8%	-0.4%	2.9%

** Revenue change in local currencies*

*** Revenue change in local currencies, excluding acquisitions and divestments*

The revenue of the Services business unit increased and was EUR 371.9 (322.1) million in July–September, an increase of 15.5 percent, or 15.8 percent in local currencies.

The revenue of the Projects business unit was EUR 192.1 (171.6) million in July–September, an increase of 11.9 percent, or 12.5 percent in local currencies.

A-11

Q3/2022 | 10

January–September

- Revenue for January–September was EUR 1,669.2 (1,554.1) million. Revenue increased by 7.4 percent compared to the previous year. At the previous year's exchange rates, revenue was EUR 1,675.5 million and increased by 7.8 percent compared to the previous year. Organic growth was 6.2 percent.
- Revenue increased by 1.6 (-0.5) percent as a result of acquisitions and divestments.
- Revenue was negatively impacted by fluctuations in currency exchange rates of EUR 6.3 million, equalling a decrease of 0.4 percent. Changes in Swedish krona had a negative effect of EUR 11.8 million and Norwegian krone had a positive effect of EUR 5.8 million.
- Revenue increased in all divisions as a result of increased underlying activity and partly indirectly due to inflation impact.

Revenue by business unit

% of revenue 1-9/2022



Services business unit 66%
Projects business unit 34%

Revenue by division

% of revenue 1-9/2022



Sweden 19%
Finland 19%
Germany 18%
Norway 16%
Industry 12%
Austria 10%
Denmark 5%
Baltic countries 2%

EUR million	1-9/ 2022	1-9/ 2021	Change	Change in comparable rates *	Organic growth **	Currency impact	Acquisitions and divestments impact
Services	1,103.9	1,012.3	9.1%	9.4%	7.1%	-0.3%	2.3%
Projects	565.2	541.8	4.3%	4.8%	4.5%	-0.5%	0.3%
Group total	1,669.2	1,554.1	7.4%	7.8%	6.2%	-0.4%	1.6%

** Revenue change in local currencies*

*** Revenue change in local currencies, excluding acquisitions and divestments*

The revenue of the Services business unit increased and was EUR 1,103.9 (1,012.3) million in January–September, an increase of 9.1 percent, or 9.4 percent in local currencies. The revenue of the Projects business unit was EUR 565.2 (541.8) million in January–September, an increase of 4.3 percent, or 4.8 percent in local currencies. Caverion continued a selective approach in the Projects business.

The share of Services revenue developed in line with the strategy. The Services business unit accounted for 66.1 (65.1) percent of Group revenue, and the Projects business unit for 33.9 (34.9) percent of Group revenue in January–September.

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Revenue by Division and Business Unit

Revenue, EUR million	7-9/22	%	7-9/21	%	Change	1-9/22	%	1-9/21	%	Change	1-12/21	%
Sweden	101.8	18.0	91.9	18.6	10.7%	322.6	19.3	302.7	19.5	6.6%	424.4	19.8
Finland	102.8	18.2	92.7	18.8	10.9%	311.2	18.6	294.8	19.0	5.6%	403.9	18.9
Germany	107.5	19.1	93.1	18.9	15.4%	293.5	17.6	274.5	17.7	6.9%	374.1	17.5
Norway	83.1	14.7	74.3	15.1	11.8%	263.6	15.8	259.8	16.7	1.5%	352.5	16.5
Industry	69.1	12.3	59.0	12.0	17.2%	205.0	12.3	185.6	11.9	10.5%	256.8	12.0
Austria	59.2	10.5	51.3	10.4	15.5%	161.9	9.7	136.9	8.8	18.3%	188.7	8.8
Denmark	29.9	5.3	18.3	3.7	63.2%	77.9	4.7	58.0	3.7	34.5%	80.0	3.7
Other countries*	10.7	1.9	13.2	2.7	-19.0%	33.4	2.0	42.1	2.7	-20.8%	59.0	2.8
Group, total	564.1	100	493.7	100	14.3%	1,669.2	100	1,554.1	100	7.4%	2,139.5	100
Services	371.9	65.9	322.1	65.2	15.5%	1,103.9	66.1	1,012.3	65.1	9.1%	1,402.4	65.5
Projects	192.1	34.1	171.6	34.8	11.9%	565.2	33.9	541.8	34.9	4.3%	737.1	34.5

** Other countries include the Baltic countries and Russia. Caverion divested its Russian subsidiary in December 2021, which explains the year on year decline in revenue. The revenue of the Baltic countries increased slightly during January-September of 2022 compared to last year.*

Profitability

Adjusted EBITA, EBITA and operating profit

July–September

- Adjusted EBITA for July–September amounted to EUR 26.9 (21.5) million, or 4.8 (4.4) percent of revenue and EBITA to EUR 25.1 (17.7) million, or 4.5 (3.6) percent of revenue.
- Profitability improved during the period despite the cost inflation and higher sick leave levels. Both Services and Projects improved their profitability. Caverion has managed to cover material cost increases in pricing and improve efficiency.
- Particularly divisions Austria, Finland, Norway and Industry progressed well. Division Denmark continued the positive performance improvement.


Adjusted EBITA and margin
(EUR million)
4.1%
4.4%
4.8%
21.2
21.5
26.9
Q3/2020
Q3/2021
Q3/2022

The operating profit (EBIT) for July–September was EUR 21.1 (13.5) million, or 3.7 (2.7) percent of revenue.

Costs related to materials and supplies increased to EUR 153.8 (124.0) million and external services increased to EUR 107.8 (88.9) million in July–September. Personnel expenses increased to a total of EUR 210.1 (196.6) million for July–September. Other operating expenses amounted to EUR 53.9 (54.1) million. Other operating income decreased to EUR 0.8 (1.1) million.

Depreciation, amortisation and impairment amounted to EUR 18.3 (17.7) million in July–September. Of these EUR 14.2 (13.5) million were depreciations on tangible assets and EUR 4.1 (4.2) million amortisations on intangible assets. Of the depreciations, the majority related to right-of-use assets in accordance with IFRS 16 amounting to EUR 12.7 (12.0) million and EUR 1.5 (1.5) million related to machinery and equipment and other tangible assets. The amortisations were related to allocated intangibles on acquisitions amounting to EUR 1.6 (1.0) million as well as IT and developed solutions amounting to EUR 2.5 (3.1) million.

A-13

Q3 /2022 | 12 January – September ﴿ Adjusted EBITA for January – September amounted to EUR 67.2 (57.6) million, or 4.0 (3.7) percent of revenue and EBITA to EUR 61.5 (50.8) million, or 3.7 (3.3) percent of revenue. ﴿ Profitability improved during the period despite the cost inflation and higher sick leave levels. Both Services and Projects improved their profitability. Caverion has managed to cover material cost increases in pricing and improve efficiency .. ﴿ Particularly divisions Austria, Finland, Norway and Sweden progressed well. Division Denmark continued the positive performance improvement. Adjusted EBITA and margin (EUR million) The operating profit (EBIT) for January – September was EUR 49.9 (38.4) million, or 3.0 (2.5) percent of revenue. Costs related to materials and supplies increased to EUR 431.9 (369.6) million and external services increased to EUR 309.1 (279.5) million in January – September. Personnel expenses amounted to a total of EUR 674.6 (666.1) million for January – September. Oth er operating expenses increased to EUR 151.8 (150.1) million. Other operating income amounted to EUR 1.9 (1.9) million. Depreciation, amortisation and impairment amounted to EUR 53.7 (52.4) million in January – September .. Of these EUR 42.1 (40.0) million were depreciations on tangible assets and EUR 11.6 (12.4) million amortisations on intangible assets. Of the depreciations, the majority related to right - of - use assets in accordance with IFRS 16 amounting to EUR 37.7 (35. 6) million and EUR 4.4 (4.3) million related to machinery and equipment and other tangible assets. The amortisations were related to allocated intangibles on acquisitions amounting to EUR 4.1 (3.0) million as well as IT and developed solutions amounting to EUR 7.4 (9.4) million. Adjusted EBITA and items affecting comparability (IAC) EUR million 7 - 9/2022 7 - 9/2021 1 - 9/2022 1 - 9/2021 1 - 12/2021 EBITA 25.1 17.7 61.5 50.8 59.4 EBITA margin, % 4.5 3.6 3.7 3.3 2.8 Items affecting comparability (IAC) - Capital gains and/or losses and transaction costs related to divestments and acquisitions 1.7 0.2 4.1 0.5 10.7 - Write - downs, expenses and income from major risk projects* 1.0 2.0 4.0 - Restructuring costs 0.1 1.1 1.5 2.9 - Other items** 0.0 2.5 0.4 2.7 10.6 Adjusted EBITA 26.9 21.5 67.2 57.6 87.7 Adjusted EBITA margin, % 4.8 4.4 4.0 3.7 4.1 * Major risk projects include only one old risk project in Germany during 202 1 and 202 2 .. ** In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti - trust matter. In the fourth quarter of 2021 EUR 1.4 million previously capitali s ed expenses were booked as operative expenses due to change in accounting principle of implementation costs in cloud computing arrangements. A-14

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July–September

Transaction costs related to acquisitions and divestments totalled EUR 1.7 million in July–September.

January–September

There were no write-downs from the separately identified major risk project, which was handed over to the customer in the fourth quarter of 2021. However, final discussions between the parties are still ongoing.

The Group's restructuring costs amounted to EUR 1.1 million. There were restructuring costs related to changes in the Group Management Board and Division Norway. Other items totalled EUR 0.4 million and were related to civil claims related to the German anti-trust matter. Transaction costs related to acquisitions and divestments totalled EUR 4.1 million in January–September.

EBITA is defined as Operating profit + amortisation and impairment on intangible assets. Adjusted EBITA = EBITA before items affecting comparability (IAC). Items affecting comparability (IAC) in 2022 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2021 and 2022, major risk projects include only one old risk project in Germany reported under category (2). In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti-trust matter were reported under category (4). Also, in 2021, previously capitalised expenses were booked as operative expenses due to a change in the accounting principle of implementation costs in cloud computing arrangements and reported under category (4).

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

Result before taxes, result for the period and earnings per share

Result before taxes amounted to EUR 43.1 (32.3) million, result for the period to EUR 33.1 (23.5) million, and earnings per share to EUR 0.23 (0.16) in January–September. Net financing expenses in January–September were EUR 6.9 (6.1) million. This includes an interest cost on lease liabilities amounting to EUR 2.9 (2.8) million. In January-March 2022, net finance expenses included one-off exchange settlement cost related to bond refinancing amounting to EUR 1.2 million.

The Group's effective tax rate was 23.1 (27.3) percent in January–September 2022.

Capital expenditure, acquisitions and disposals

Gross capital expenditure on non-current assets (excluding capital expenditure on leased assets), including acquisitions, totalled EUR 92.8 (20.8) million in January–September, representing 5.6 (1.3) percent of revenue. Investments in information technology totalled EUR 6.3 (5.6) million representing 0.4 (0.4) percent of revenue. IT investments continued to be focused on building a harmonised IT infrastructure and common platforms, with migration to the cloud. SmartView and mobile tools were also further developed. Other investments, including acquisitions, amounted to EUR 86.5 (15.2) million.

On 3 January 2022, Caverion closed on an agreement to acquire the business of Frödéns Ventilation AB in Sweden. Frödéns offers service and maintenance, inspections, energy optimisations and smaller projects in the area of ventilation and mainly operates in the Jönköping area. The revenue of Frödéns amounted to EUR 2.7 million in 2021 and the company had 12 employees at the time of the acquisition. The transaction value was not disclosed.

On 1 April 2022, Caverion closed on an agreement to acquire the shares of DI-Teknik A/S in Denmark. DI-Teknik is one of Denmark's largest industrial automation companies with around 185 employees at the time of the acquisition. The company's revenue in 2020/2021 amounted to EUR 27.8 million. This acquisition brought completely new expertise and capabilities in industrial automation to Caverion in Denmark. On 1 April 2022, 80% of DI-Teknik's shares

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transferred into Caverion's ownership and Caverion will acquire the remaining 20% of the shares at the latest in April 2026. The transaction value was not disclosed.

On 1 May 2022, Caverion closed on an agreement to acquire the business of Kaldt og Varmt AS in Norway. Kaldt og Varmt is a heating and cooling specialist based in Askim, Norway. The acquisition complemented Caverion's service offering in the region and five employees were transferred into Caverion's service. The acquisition is expected to bring approximately EUR 1 million in revenue for Caverion. The purchase price was not disclosed.

On 2 May 2022, Caverion closed on an agreement to acquire the shares of the Finnish Wind Controller JV Oy ("WiCo"). The transaction included WiCo's subsidiaries WiCo Inspections Oy and WiCo Safety Oy. WiCo is the leading technical consultant and service provider for the Finnish wind power industry. Its customer base includes turbine suppliers and wind farm owners, operators and developers. By entering the wind power segment, Caverion widened its offering in the energy sector. The transaction also complemented Caverion's strong expertise in the energy industry and supported its growth strategy. WiCo had approximately 40 employees at the time of the acquisition and its revenue was EUR 5.1 million in 2021. The purchase price was not disclosed.

On 11 May 2022, Caverion closed on an agreement to acquire the shares of the Finnish WT-Service Oy. WT-Service provides industrial maintenance, installation and project services in the Vaasa region in Finland. The acquisition strengthened Caverion's regional footprint with new experts and a solid customer base. The company had 17 employees at the time of the acquisition and its revenue was EUR 1.7 million in 2021. The purchase price was not disclosed.

On 1 July 2022, Caverion closed on an agreement to acquire the shares of the Finnish Visi Oy. Visi is an industrial security service specialist providing industrial video and access control services as well as work and safety communication services. The acquisition supported Caverion's sustainable growth strategy and strengthened the Group's capabilities in technical security services. Visi had 22 employees at the time of the acquisition and the company's revenue amounted to EUR 4.6 million for the financial year ending in April 2022. The purchase price was not disclosed.

On 2 August 2022, Caverion closed on an agreement to acquire all the shares in PORREAL GmbH in Austria, also including its fully owned subsidiary ALEA GmbH (together "PORREAL Group"). PORREAL Group offers technical and soft facility services in Austria thus strengthening Caverion's position in the Austrian facility services market. The stand-alone revenues of PORREAL and ALEA amounted to EUR 23.3 million and EUR 12.0 million in 2021, respectively. PORREAL Group employed approximately 380 employees at the time of the acquisition. The purchase price was not disclosed.

On 31 August 2022, Caverion closed on an agreement to acquire the shares of the Swedish Elicentra AB. Elicentra provides electrical installation services in the Sundsvall area in Sweden and had 18 employees at the time of the acquisition. The acquisition strengthened Caverion's regional service offering in the area of electrification. Elicentra's revenue for the financial year ending in June 2022 amounted to EUR 2.4 million. The purchase price was not disclosed.

On 1 September 2022, Caverion closed on an agreement to acquire the shares of the Danish CS electric A/S. CS electric is a leading player in Denmark in technical engineering, electrification and automation services. The acquisition supported Caverion's sustainable growth strategy and expanded its footprint especially in the marine, energy and industrial customer segments. CS electric employed approximately 70 people at the time of the acquisition and its revenue amounted to EUR 13.4 million in 2021. The purchase price was not disclosed.

After the reporting period on 1 October 2022, Caverion closed on an agreement to acquire the shares of the Norwegian Simex Klima & Kulde AS. The company is one of Norway's Stavanger region's leading suppliers in technical installations of indoor climate, cooling and heat pump systems for commercial buildings. The acquisition complemented Caverion's service capacity in the region and strengthened its market position. Simex Klima & Kulde had 25 employees at the time of the acquisition and the company's 2021 revenue amounted to EUR 4.2 million. The purchase price was not disclosed.

After the reporting period on 27 October 2022, Caverion signed an agreement to acquire TM Voima group's substation and transmission line business in Finland and Estonia. The acquisition will strengthen Caverion's presence in the energy sector and enable growth especially in the substation business. In 2021, the revenue of TM Voima group's substation and transmission line business amounted to EUR 30.5 million and the number of employees was 66. The closing of the acquisition is subject to the approval by the Finnish Competition and Consumer Authority. The purchase price is not disclosed.

More information on Caverion's acquisitions in the review period can be found in Note 5 to this Interim Report.

On 16 May 2022, Caverion and Metsä Fibre Oy agreed on an arrangement whereby Metsä Fibre Oy will take over the maintenance operations of their pulp mills and the Rauma sawmill as well as the related workshop and design services. The operations

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Q3/2022 | 15

are currently performed by Oy Botnia Mill Service Ab, a joint venture company owned by the parties. The transaction will be carried out as a business transfer planned to take effect at the end of the year 2022. Altogether, approximately 350 employees will transfer to Metsä Fibre in the business transfer. The revenue of the business amounted to approximately EUR 60 million in 2021 and its impact on Caverion's EBITA was approximately EUR 4.2 million. As part of the transaction, Caverion will buy all the shares in Oy Botnia Mill Service Ab held by Metsä Fibre Oy. The purchase price was not disclosed. The transaction has no impact on Caverion's guidance for the year 2022 and it has no material impact on the financial position of Caverion.

A disposal affecting comparability between the periods is that in the end of December 2021, Caverion sold the share capital of its subsidiary JSC "Caverion Rus" in Russia to Aim Cosmetics Rus, LTD. The transaction covered Caverion's entire operations in Russia which were focused on the St. Petersburg and Moscow regions. The divested business had a revenue of EUR 13.9 million in 2021 and employed 421 persons at the end of the year. The divestment of the Russian subsidiary was a part of Caverion's strategy to focus on the Group's core businesses in its main market areas and to improve the Group's financial performance.

Cash flow, working capital and financing

- The Group's operating cash flow before financial and tax items improved to EUR 37.4 (27.1) million in January–September and cash conversion (LTM) was 90.1 (96.4) percent. The cash flow was negatively impacted by the payment of EUR 8.8 million for civil claims relating to the German anti-trust matter. The respective cost was recognised in 2021 and reported in items affecting comparability in 2021.
- The Group's free cash flow amounted to EUR -55.2 (2.4) million. Cash flow after investments was EUR -62.9 (-3.9) million.
- The Group's working capital was EUR -75.8 (-101.7) million at the end of September. Working capital was impacted by revenue growth in the Services business as well as several projects being in a cash-consuming phase.

Operating cash flow before financial and tax items
(EUR million)


76
27
37
1-9/2020
1-9/2021
1-9/2022

Working capital
(EUR million)


-102
-145
-76
Q3/2021
Q4/2021
Q3/2022

In July–September, the Group's operating cash flow before financial and tax items improved to EUR 7.7 (-10.1) million. The Group's free cash flow amounted to EUR -42.2 (-19.2) million. Cash flow after investments was EUR -42.6 (-20.1) million.

The amount of trade and POC receivables increased to EUR 588.6 (530.0) million and other current receivables decreased to EUR 29.9 (30.2) million. On the liabilities side, advances received increased to EUR 264.0 (242.1) million, other current liabilities decreased to EUR 251.5 (253.4) million and trade and POC payables increased to EUR 201.7 (183.1) million.

Caverion's cash and cash equivalents amounted to EUR 46.8 (81.5) million at the end of September. In addition, Caverion had undrawn revolving credit facilities amounting to EUR 100.0 million and undrawn overdraft facilities amounting to EUR 19.0 million.

The Group's gross interest-bearing loans and borrowings excluding lease liabilities amounted to EUR 181.9 (137.6) million at the end of September, and the average effective interest rate was 2.4 (2.6) percent. Approximately 32 percent of the loans have been raised from banks and other financial institutions and approximately 68 percent from capital markets. Caverion has issued commercial papers to support sufficient liquidity. At the end of September, the outstanding commercial papers amounted to EUR 44.9 million. Lease liabilities amounted to EUR 138.9 (129.0) million at the end of September 2022, resulting to total gross interest-bearing liabilities of EUR 320.8 (266.5) million.

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- The Group's interest-bearing net debt excluding lease liabilities amounted to EUR 135.1 (56.0) million at the end of September and including lease liabilities to EUR 274.0 (185.0) million. The net debt was impacted by investments in the acquisitions with a negative cash flow effect of EUR 73.6 million in January-September 2022 and dividend payment of EUR 23.2 million.
- At the end of September, the Group's gearing was 131.8 (96.2) percent and the equity ratio 19.0 (19.0) percent.
- Excluding the effect of IFRS 16, the equity ratio would have amounted to 21.6 (21.7) percent.

Interest-bearing net debt
(EUR million)


274
185
141
Q3/2021
Q4/2021
Q3/2022

Caverion has a balanced debt maturity profile, where most of the long-term debt matures in 2025 and in 2027.

In February Caverion issued a senior unsecured bond of EUR 75 million with an issue price of 99.425 percent. The 5-year bond matures on 25 February 2027 and carries a fixed annual interest of 2.75 percent. Also, Caverion carried out a tender offer for the EUR 75 million bond maturing in March 2023 resulting to a EUR 71.5 million acceptance level. The new bond extends the maturity profile, lowers the interest expenses and supports Caverion's strategy for sustainable profitable growth.

On 15 May 2020 Caverion issued a EUR 35 million hybrid bond, an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not confer to its holders the rights of a shareholder and does not dilute the holdings of the current shareholders. The coupon of the hybrid bond is 6.75 percent per annum until 15 May 2023. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. If the hybrid bond is not redeemed on 15 May 2023, the coupon will be changed to 3-month EURIBOR added with a Re-offer Spread (706.8 bps) and a step-up of 500bps.

Caverion's external loans are subject to a financial covenant based on the ratio of the Group's net debt to EBITDA according to the calculation principles confirmed with the lending parties. The financial covenant shall not exceed 3.5:1. Caverion is in compliance with the quarterly monitored financial covenant.

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PERSONNEL

- Caverion Group employed 14,486 (14,905) people on average in January–September 2022. At the end of September, the Group employed 15,037 (14,773) people. Personnel expenses for January–September amounted to EUR 674.6 (666.1) million.
- Employee safety continued to be a high focus area also in the first nine months of 2022. Due to the corona situation, many extra actions have been taken to protect the employees, to organise the work in a way that it is safe to complete and to establish different supportive trainings, tools and communication methods. However, due to the corona pandemic, sick leave levels increased significantly compared to the previous year.
- The Group's accident frequency rate at the end of September was 4.0 (4.1).

Personnel by division

at the end of September 2022


Finland 19%
Sweden 17%
Industry 15%
Norway 15%
Germany 15%
Austria 8%
Denmark 5%
Other countries 4%
Group services 1%

Personnel by division, end of period	9/2022	6/2022	Change	9/2022	9/2021	Change	12/2021
Finland	2,836	2,877	-1%	2,836	2,830	0%	2,819
Sweden	2,521	2,562	-2%	2,521	2,521	0%	2,528
Norway	2,325	2,274	2%	2,325	2,340	-1%	2,331
Industry	2,299	2,358	-3%	2,299	2,272	1%	2,243
Germany	2,218	2,151	3%	2,218	2,171	2%	2,177
Austria	1,245	904	38%	1,245	903	38%	903
Denmark	773	684	13%	773	537	44%	528
Other countries*	654	637	3%	654	1,035	-37%	609
Group Services	166	165	1%	166	164	1%	160
Group, total	15,037	14,612	3%	15,037	14,773	2%	14,298

** Other countries include the Baltic countries and Russia. Caverion divested its Russian subsidiary in December 2021. Russian subsidiary employed 421 persons at the end of the year 2021.*

Information on the effect of acquisitions on Group personnel can be found in Note 5 to this Interim Report.

Changes in Caverion's Group Management Board and organisation structure

Deputy CEO Thomas Hietto, responsible for Services, Sustainability & Smart City Solutions, resigned as of 28 January 2022. Group Management Board member Kari Sundbäck, responsible for Strategy, Marketing & Communications and Supply Operations, assumed interim responsibility for Services as well as Sustainability & Smart City Solutions on top of his other responsibilities.

As Caverion announced on 10 February 2022, Kari Sundbäck initially took responsibility for Services business, smart technologies, advisory, engineering and digital solutions as well as for strategic and operations development. As of 1 August 2022 Sundbäck is responsible for Services business, smart technologies, advisory, engineering and digital solutions as well as for sustainability.

Reinhard Poglitsch was appointed as EVP, Head of Commercial, responsible for International customers and commercial development as of 14 March 2022. Poglitsch joined Caverion after a long career in ISS, a global provider of facility services. His most recent position was as Commercial Director, ISS Europe, during 2019–2021. He is also a Group Management Board member of Caverion.

Mikko Kettunen was appointed as CFO of Caverion Group and a member of the Group Management Board of Caverion Corporation as of 22 August 2022.

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Kettunen's latest position has been the CFO of the Finnish stock-listed composite solutions manufacturer Exel Composites Plc, where he has also acted earlier in a combined role as CFO and Business Unit Manager for Finland.

Riitta Palomäki held the position of interim CFO in March–August 2022. The previous CFO Martti Ala-Härkönen had resigned to join another company and continued as CFO until 31 March 2022.

SIGNIFICANT SHORT-TERM RISKS AND UNCERTAINTIES

There have been no material changes in Caverion's significant short-term risks and uncertainties reported in the Board of Director's Report presented in the Annual Review of 2021. Those risks and uncertainties are still valid. Since then, the most significant factor creating uncertainty is the invasion of Ukraine by Russia. The impacts of the crisis on Caverion's business during the first nine months of 2022 have been described earlier in the report in "Impacts of the Ukraine crisis on Caverion's business during the first nine months of 2022". Any further escalation or prolongation of the conflict or regional unrest in neighbouring areas could negatively affect Caverion's operating environment.

The lack of availability of materials and supply as well as the increase in material prices were presented as short-term risks in the Board of Director's Report presented in the Annual Review of 2021. These risks are still valid and even more significant due to the Ukraine crisis. The same applies to the risk of rising energy and fuel prices. Possible problems with the availability and cost of materials, labour, energy and fuel may impact the operating environment in the near future. These risks have already partly materialised. The key measures how Caverion is managing the situation include price increase clauses in tenders and agreements covering these costs.

The soaring inflation in the EU countries poses several risks and may lead to a recession within the EU and also wider. The situation may have an impact on the market demand going forward due to a weakening economic sentiment. The potential risk is balanced by the growing need for energy efficiency in the built environment where Caverion is able to support its customers.

Cyber risks have increased due to the Ukraine crisis. There have been concrete cases of cyber-attacks on business enterprises and government authorities. Government authorities have warned of an increasing amount of cyber-attacks. Caverion has improved the company's cyber security operations and technologies continuously and is well prepared against cyber security threats. However, it cannot be excluded that also Caverion could face cyber-attacks with potential impact on operations.

The impacts of the corona pandemic and the actions taken by the company are summarised separately after this section and described earlier in the report in the "Market outlook for Caverion's services and solutions in 2022 and megatrends impacting the industry" and "Operating environment in the third quarter and during the first nine months of 2022".

The comprehensive description of Caverion's key risks is available on the company's website www.caverion.com/investors.

IMPACT OF CORONA PANDEMIC ON CAVERION

The corona pandemic continued to negatively impact Caverion's business in the first nine months of 2022. While there was less impact on the demand, the level of sick leaves was particularly high in the Nordics and also higher than normally in Central Europe especially during the first half of the year 2022. In the third quarter, the effects of the pandemic started to normalise but it still had an impact on business.

The business volume and the amount of new order intake are important determinants of Caverion's performance. Despite the somewhat more optimistic outlook of the corona pandemic, a negative scenario whereby new waves of the corona pandemic or new pandemics would emerge cannot be ruled out. However, a large part of Caverion's services is vital in keeping critical services for buildings, industries and infrastructure up-and-running at all times.

Should the new waves of the corona pandemic or new pandemics emerge, Caverion's business would be exposed to various risks. These include, for example, suspension or cancellation of existing contracts by customers, lack of demand for new services, absenteeism of employees and subcontractor staff, closures of work sites and other work premises by customers or authorities and defaults in customer payments.

A-20

Q3 /2022 | 19 RESOLUTIONS PASSED AT THE ANNUAL GENERAL MEETING Caverion Corporations Annual General Meeting, which was held on 28 March 2022 in Helsinki under the so - called Temporary Act without the shareholders or their proxy representatives presence at the meeting venue, adopted the Financial Statements and the consolidated Financial Statements for the year 2021 and discharged the members of the Board of Directors and the President and CEOs from l iability. In addition, the Annual General Meeting resolved on the use of the profit shown on the balance sheet and the payment of dividend, the approval of the presented Remuneration Report for Governing Bodies, on the composition of members of the Board o f Directors and their remuneration, the election of the auditor and its remuneration as well as authorised the Board of Directors to decide on the repurchase of the companys own shares and/or acceptance as pledge of own shares as well as share issues. Th e Annual General Meeting elected a Chairman, a Vice Chairman and five (5) ordinary members to the Board of Directors. Mats Paulsson was elected as the Chairman of the Board of Directors, Markus Ehrnrooth as the Vice Chairman and Jussi Aho, Joachim Hallengr en, Thomas Hinnerskov, Kristina Jahn and Jasmin Soravia as members of the Board of Directors for a term of office expiring at the end of the Annual General Meeting 2023. The stock exchange release on the resolutions passed at the Annual General Meeting is available on Caverions website at http://www.caverion.com/newsroom .. The Board of Directors held its organisational meeting on 2 8 March 202 2 .. At the meeting the Board decided on the composition of the Human Resources Committee and the Audit Committee. A description of the committees tasks and charters are available on Caverions website at www.caverion.com/investors - Corporate Governance. DIVIDENDS AND DIVIDEND POLICY The Annual General Meeting , held on 2 8 March 202 2 , approved the proposal of the Board of Directors according to which a dividend of EUR 0.1 7 per share was paid from the distributable funds of the c ompany for the financial year 202 1 .. The dividend was paid to shareholders who on the record date of the dividend payment 30 March 202 2 we re recorded in the shareholders register held by Euroclear Finland Oy. The dividend was paid on 6 April 202 2. Caverions dividend policy is to distribute as dividends at least 50 percent of the result for the year after taxes, however, taking leverage level into account. Even though there are no plans to amend this dividend policy, there is no guarantee that a dividend or capital redemption will actually be paid in the future, and also there is no guarantee of the a mount of the dividend or return of capital to be paid for any given year. SHARES AND SHAREHOLDERS The Caverion Corporation is a public limited company organised under the laws of the Republic of Finland, incorporated on 30 June 2013. The company has a single series of shares, and each share entitles its holder to one vote at the General Meeting of the company and to an equal dividend. The companys shares have no nominal value. Share capital and number of shares The number of shares was 138,920,092 and the share capital was EUR 1,000,000 on 1 January 2022 .. Caverion held 2,502,467 treasury shares on 1 January 2022 .. At the end of the reporting period, the total number of shares in Caverion was 138,920,092 .. Caverion held 2,447,447 treasury shares on 30 September 2022, representing 1.76 percent of the total number of shares and voting rights. The number of shares outstanding was 136,472,645 at the end of September 2022. A-21

Q3 /2022 | 20 The Board of Directors of Caverion Corporation d ecided on a directed share issue without payment for Caverions Restricted Share Plan 2019 – 2021 reward payment, as described in stock exchange release published on 24 February 2022. In the directed share issue without payment, 55,020 Caverion Corporation s hares held by the company were on 24 February 2022 conveyed to 22 key employees according to the terms and conditions of the plan. No new shares were issued in connection with the plan and therefore the plan ha d no diluting effect. The decision on the dire cted share issue without payment was based on the authorisation granted to the Board of Directors by the Annual General Meeting of Shareholders held on 24 March 2021. Prior to the directed share issue, Caverion held a total of 2,502,467 treasury shares, of which 2,447,447 treasury shares remain ed with the company after the conveyance. Caverion's Board of Directors approved in December 2021 the commencement of a new plan period 2022 - 2024 in the share - based long - term incentive scheme. The scheme is based on a performance share plan (PSP) structure targeted to Caverion's management and selected key employees. The Board approved at the same time the commencement of a new plan period 2022 − 2024 in the Restricted Share Plan (RSP) structure, which is a com plementary share - based incentive structure for specific situations. More information on the plans have been published in a stock exchange release on 14 December 2021. Any potential share rewards based on PSP 2022 − 2024 and RSP 2022 − 2024 will be delivered in the spring 2025. Caverion's long - term share - based incentive schemes for the Groups senior management and key employees were approved by the Board of Directors in December 2015 and in December 2018. The targets set for the Performance Share Plan 2019 − 202 1 were not achieved , and no rewards thereof were paid. If all targets will be achieved , the share rewards subject to Board approval will comprise a maximum of approximately 1.6 million Caverion shares (gross before the deduction of applicable taxes) for ea ch of PSP 2020 − 2022 , PSP 2021 − 2023 a s well as PSP 202 2 − 202 4 .. The Restricted Share Plan (RSP) is based on a rolling plan structure originally announced on 18 December 2015. The commencement of each new plan within the structure is conditional on a separate Board approval. Share allocations within the Restricted Share Plan will be made for individually sele cted key employees in specific situations. Each RSP plan consists of a three - year vesting period after which the allocated share rewards will be delivered to the participants provided that their employment with Caverion continues at the time of the deliver y of the share reward. The potential share rewards based on the Restricted Share Plans for 2020 − 2022 , 2021 − 2023 as well as 202 2 − 202 4 total a maximum of approximately 480 ,000 shares (gross before the deduction o f applicable payroll tax). Of these plans, a m aximum of 230,000 shares will be delivered in the spring of 2023 , a maximum of 165,000 shares in the spring of 2024 and a maximum of 85,000 shares in the spring of 2025 .. More information on the incentive plans has been published in stock exchange releases. Caverion has not made any decision regarding the issue of option rights or other special rights entitling to shares. Authorisations of the Board of Directors Authorising Caverion's Board of Directors to decide on the repurchase and/or on the acceptance as pledge of own shares of the company The Annual General Meeting of Caverion Corporation, held on 28 March 2022, authorised the Board of Directors to decide on the repurchase and/or on the ac ceptance as pledge of the compa nys own shares in accordance with the proposal by the Board of Directors. The total number of own shares to be repurchased and/or accepted as pledge shall not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the compa ny .. The company may use only unrestricted equity to repurchase own shares on the basis of the authorisation. Purchase of own shares may be made at a price formed in public trading on the date of the repurchase or otherwise at a price formed on the market. The Board of Directors resolves on the manner in which own shares will be repurchased and/or accepted as pledge. Repurchase of own shares may be made using, inter alia, derivatives. The repurchase and/or acceptance as pledge of own shares may be made other wise than in proportion to the share ownership of the shareholders (directed repurchase or acceptance as pledge). The authorisation cancels the authorisation given by the Annual General Meeting on 24 March 2021 to decide on the repurchase and/or acceptance as pledge of the companys own shares. The authorisation is valid until 28 September 2023. The Board of Directors has not used the authorisation to decide on the repurchase of the companys own shares during the period. A-22

Q3 /2022 | 21 As part of the implementation of the Matching Share Plan announced on 7 February 2018, the company has accepted as a pledge the shares acquired by t hose key employees who took a loan from the company. As a result, Caverion had 623,122 Caverion Corporation shares as a pledge at the end of the reporting period on 3 0 September 2022. Authorising Caverion's Board of Directors to decide on share issues Th e Annual General Meeting of Caverion Corporation, held on 28 March 2022, authorised the Board of Directors to decide on share issues in accordance with the proposal by the Board of Directors. The total number of shares to be issued under the authorisation may not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the company .. The Board of Directors decides on all the conditions of the issuance of shares. The authorisation concerns both the issuance of new shares as well a s the transfer of treasury shares. The issuance of shares may be carried out in deviation from the shareholders pre - emptive rights (directed issue). The authorisation can be used, e.g. in order to develop the companys capital structure, to broaden the co mpanys ownership base, to be used as payment in corporate acquisitions or when the company acquires assets relating to its business and as part of the companys incentive programs. The authorisation cancels the authorisation given by the Annual General Me eting on 24 March 2021 to decide on the issuance of shares. The authorisation is valid until the end of the next Annual General Meeting, however no later than 30 June 2023. The Board of Directors has not used the current authorisation to decide on share issues during the period. The decision on the directed share issue without payment described under Share capital and number of shares w as based on the previous authorisation. Trading in shares The closing price of Caverion's share was EUR 6.39 at the end of the year 2021 .. The closing rate on the last trading day of the review period on 30 September was EUR 4.30 .. The share price decreased by 33 percent during January – September .. The highest price of the share during the review period January – September was EUR 6.74 , the lowest was EUR 4.16 and the average price was EUR 5.16 .. Share turnover on Nasdaq Helsinki in January – September amounted to 20.5 million shares. The value of share t urnover was EUR 105.8 million (source: Nasdaq Helsinki). Caverion's shares are also traded in other marketplaces , such as Cboe and Turquoise. The market capitalisation of the Caverion Corporation at the end of the review period was EUR 586.8 million. Market capitalisation has been calculated excluding the 2,447,447 shares held by the company as per 30 September 2022 .. Number of shareholders and flagging notifications At the end of September 202 2 , the number of registered shareholders in Caverion was 30,273 ( 6 /202 2 : 29 , 999 ) .. At the end of September 202 2 , a total of 29. 2 percent of the shares were owned by nominee - registered and non - Finnish investors ( 6 /2022: 29.7%). Caverion Corporation received on 5 January 2022 an announcement under Chapter 9, Section 5 of the Finnish Securities Markets Act, according to which the holding of Antti Herlin in Caverion Corporation through Security Trading Oy (a company owned by Antti Herlin) ha d exceeded the threshold of 15 percent on 5 January 2022, as Security Trading Oy acquired 100% of the share capital in Hisra Consulting and Finance Oy. The combined direct and indirect holding of Antti Herlin and Security Trading in Caverion increased to 2 1,054,392 shares, corresponding to 15.1558 percent of Caverions shares and voting rights. Updated lists of Caverions largest shareholders and ownership structure by sector as per 30 September 202 2 , are available on Caverions website at www.caverion.com/investors .. A-23

Q3/2022 | 22

INTERIM REPORT 1 JANUARY – 30 SEPTEMBER 2022: FINANCIAL TABLES

Condensed consolidated income statement

EUR million	7-9/2022	7-9/2021	1-9/2022	1-9/2021	1-12/2021
Revenue	**564.1**	**493.7**	**1,669.2**	**1,554.1**	**2,139.5**
Other operating income	0.8	1.1	1.9	1.9	2.8
Materials and supplies	-153.8	-124.0	-431.9	-369.6	-523.9
External services	-107.8	-88.9	-309.1	-279.5	-398.4
Employee benefit expenses	-210.1	-196.6	-674.6	-666.1	-889.9
Other operating expenses	-53.9	-54.1	-151.8	-150.1	-216.3
Share of results of associated companies			0.0	0.0	0.0
Depreciation, amortisation and impairment	-18.3	-17.7	-53.7	-52.4	-70.3
Operating result	**21.1**	**13.5**	**49.9**	**38.4**	**43.5**
% of revenue	3.7	2.7	3.0	2.5	2.0
Financial income and expense, net	-2.2	-1.9	-6.9	-6.1	-8.6
Result before taxes	**18.9**	**11.6**	**43.1**	**32.3**	**34.9**
% of revenue	3.3	2.3	2.6	2.1	1.6
Income taxes	-4.3	-3.7	-10.0	-8.8	-9.8
Result for the period	**14.6**	**7.8**	**33.1**	**23.5**	**25.1**
% of revenue	2.6	1.6	2.0	1.5	1.2
Attributable to					
Equity holders of the parent company	14.6	7.8	33.1	23.5	25.0
Non-controlling interests	0.0	0.0	0.0	0.0	0.0
Earnings per share attributable to the equity holders of the parent company					
Earnings per share, undiluted, EUR	0.10	0.05	0.23	0.16	0.17
Diluted earnings per share, EUR	0.10	0.05	0.23	0.16	0.17

A-24

Q3 /2022 | 23 Consolidated statement of comprehensive income EUR million 7 - 9/2022 7 - 9/2021 1 - 9/2022 1 - 9/2021 1 - 12/2021 Result for the review period 14.6 7.8 33.1 23.5 25.1 Other comprehensive income Items that will not be reclassified to profit/loss: - Change in fair value of defined benefit pension plans 0.6 0.0 1.5 - 0.7 - 0.1 -- Deferred tax - 0.5 - Change in fair value of other investments 0.0 - 0.1 0.0 0.0 -- Deferred tax Items that may be reclassified subsequently to profit/loss: - Translation differences - 1.7 0.2 - 4.6 1.8 8.1 Other comprehensive income, total - 1.2 0.1 - 3.2 1.1 7.5 Total comprehensive result 13.4 8.0 29.9 24.5 32.5 Attributable to Equity holders of the parent company 13.4 8.0 29.8 24.5 32.5 Non - controlling interests 0.0 0.0 0.0 0.0 0.0 A-25

Q3/2022 | 24

Condensed consolidated statement of financial position

EUR million	Sep 30, 2022	Sep 30, 2021	Dec 31, 2021
Assets			
Non-current assets			
Property, plant and equipment	19.5	18.0	17.6
Right-of-use assets	134.2	125.1	131.2
Goodwill	429.9	369.2	369.9
Other intangible assets	57.2	50.1	47.7
Shares in associated companies and joint ventures	1.5	1.7	1.5
Other investments	1.3	1.3	1.3
Other receivables	9.0	8.1	9.6
Deferred tax assets	18.4	19.0	16.8
Total non-current assets	**671.0**	**592.6**	**595.6**
Current assets			
Inventories	22.8	16.6	16.9
Trade receivables	302.5	288.9	346.0
POC receivables	285.8	241.1	195.6
Other receivables	30.4	30.5	34.4
Income tax receivables	1.1	2.9	0.6
Cash and cash equivalents	46.8	81.5	130.9
Total current assets	**689.5**	**661.6**	**724.4**
Total assets	**1,360.5**	**1,254.2**	**1,320.0**
Equity and liabilities			
Equity attributable to equity holders of the parent company			
Share capital	1.0	1.0	1.0
Hybrid capital	35.0	35.0	35.0
Other equity	171.7	156.1	165.1
Non-controlling interest	0.3	0.3	0.3
Equity	**208.0**	**192.4**	**201.4**
Non-current liabilities			
Deferred tax liabilities	40.3	38.0	34.0
Pension liabilities	49.3	51.0	50.6
Provisions	7.6	9.6	10.6
Lease liabilities	95.7	89.3	94.1
Other interest-bearing debts	133.3	134.3	132.9
Other liabilities	9.8	7.1	7.1
Total non-current liabilities	**336.0**	**329.4**	**329.2**
Current liabilities			
Advances received	264.0	242.1	261.3
Trade payables	172.7	155.4	167.4
Other payables	252.1	248.4	276.5
Income tax liabilities	5.1	9.1	5.5
Provisions	30.7	34.5	34.0
Lease liabilities	43.2	39.6	41.6
Other interest-bearing debts	48.7	3.2	3.1
Total current liabilities	**816.5**	**732.4**	**789.4**
Total equity and liabilities	**1,360.5**	**1,254.2**	**1,320.0**

A-26

Q3/2022 | 25

Working capital

EUR million	Sep 30, 2022	Sep 30, 2021	Dec 31, 2021
Inventories	22.8	16.6	16.9
Trade and POC receivables	588.6	530.0	541.9
Other current receivables	29.9	30.2	33.8
Trade and POC payables	-201.7	-183.1	-197.7
Other current liabilities	-251.5	-253.4	-278.3
Advances received	-264.0	-242.1	-261.3
Working capital	**-75.8**	**-101.7**	**-144.7**

Consolidated statement of changes in equity

	Equity attributable to owners of the parent									
EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2022	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**
Comprehensive income										
Result for the period		33.1						33.1	0.0	33.1
Other comprehensive income:										
Change in fair value of defined benefit pension plans		1.5						1.5		1.5
-Deferred tax										
Change in fair value of other investments				-0.1				-0.1		-0.1
-Deferred tax										
Translation differences			-4.6					-4.6		-4.6
Comprehensive income, total		**34.5**	**-4.6**	**-0.1**				**29.8**	**0.0**	**29.9**
Dividend distribution		-23.2						-23.2	0.0	-23.2
Share-based payments		1.8						1.8		1.8
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on September 30, 2022	**1.0**	**118.5**	**-10.6**	**-0.2**	**-2.0**	**66.0**	**35.0**	**207.7**	**0.3**	**208.0**

A-27

Q3/2022 | 26

	Equity attributable to owners of the parent									
EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2021	**1.0**	**111.3**	**-14.1**	**-0.1**	**-2.8**	**66.0**	**35.0**	**196.3**	**0.3**	**196.6**
Comprehensive income										
Result for the period		23.5						23.5	0.0	23.5
Other comprehensive income:										
Change in fair value of defined benefit pension plans		-0.7						-0.7		-0.7
-Deferred tax										
Change in fair value of other investments				0.0				0.0		0.0
-Deferred tax										
Translation differences			1.8					1.8		1.8
Comprehensive income, total		**22.7**	**1.8**	**0.0**				**24.5**	**0.0**	**24.5**
Dividend distribution		-27.3						-27.3	0.0	-27.3
Share-based payments		0.4						0.4		0.4
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on September 30, 2021	**1.0**	**104.9**	**-12.2**	**-0.2**	**-2.4**	**66.0**	**35.0**	**192.1**	**0.3**	**192.4**

	Equity attributable to owners of the parent									
EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2021	**1.0**	**111.3**	**-14.1**	**-0.1**	**-2.8**	**66.0**	**35.0**	**196.3**	**0.3**	**196.6**
Comprehensive income										
Result for the period		25.0						25.0	0.0	25.1
Other comprehensive income:										
Change in fair value of defined benefit pension plans		-0.1						-0.1		-0.1
-Deferred tax		-0.5						-0.5		-0.5
Change in fair value of other investments				0.0				0.0		0.0
-Deferred tax										
Translation differences			8.1					8.1		8.1
Comprehensive income, total		**24.4**	**8.1**	**0.0**				**32.5**	**0.0**	**32.5**
Dividend distribution		-27.3						-27.3	0.0	-27.3
Share-based payments		1.5						1.5		1.5
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on December 31, 2021	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**

A-28

Q3/2022 | 27

Condensed consolidated statement of cash flows

EUR million	7-9/2022	7-9/2021	1-9/2022	1-9/2021	1-12/2021
Cash flows from operating activities					
Result for the period	14.6	7.8	33.1	23.5	25.1
Adjustments to result	23.7	24.9	62.9	64.8	99.8
Change in working capital	-30.6	-42.8	-58.6	-61.1	-21.0
Operating cash flow before financial and tax items	**7.7**	**-10.1**	**37.4**	**27.1**	**103.8**
Financial items, net	-0.4	-0.9	-7.6	-6.2	-9.0
Taxes paid	-2.0	-0.6	-8.5	-9.5	-14.3
Net cash from operating activities	**5.3**	**-11.6**	**21.3**	**11.3**	**80.4**
Cash flows from investing activities					
Acquisition of subsidiaries and businesses, net of cash	-45.2	-5.9	-73.6	-6.6	-9.7
Disposal of subsidiaries and businesses, net of cash			-0.1		-0.9
Capital expenditure and other investments, net	-2.7	-2.6	-10.5	-8.6	-11.7
Net cash used in investing activities	**-47.9**	**-8.5**	**-84.2**	**-15.2**	**-22.3**
Cash flow after investing activities	**-42.6**	**-20.1**	**-62.9**	**-3.9**	**58.2**
Cash flow from financing activities					
Change in loan receivables, net			0.8		
Change in current liabilities, net	45.3	0.0	45.3	0.0	
Proceeds from borrowings	0.1		74.7	0.1	50.3
Repayments of borrowings	0.0	0.0	-73.0	-1.5	-53.2
Repayments of lease liabilities	-12.5	-11.9	-36.7	-34.7	-46.9
Hybrid capital costs and interests			-2.4	-2.4	-2.4
Dividends paid and other distribution of assets			-23.2	-27.3	-27.3
Net cash used in financing activities	**32.9**	**-11.9**	**-14.5**	**-65.8**	**-79.5**
Change in cash and cash equivalents	**-9.6**	**-32.0**	**-77.4**	**-69.6**	**-21.3**
Cash and cash equivalents at the beginning of the period	58.7	113.7	130.9	149.3	149.3
Change in the foreign exchange rates	-2.2	-0.2	-6.7	1.9	2.9
Cash and cash equivalents at the end of the period	**46.8**	**81.5**	**46.8**	**81.5**	**130.9**

Free cash flow

EUR million	7-9/2022	7-9/2021	1-9/2022	1-9/2021	1-12/2021
Operating cash flow before financial and tax items	7.7	-10.1	37.4	27.1	103.8
Taxes paid	-2.0	-0.6	-8.5	-9.5	-14.3
Net cash used in investing activities	-47.9	-8.5	-84.2	-15.2	-22.3
Free cash flow	**-42.2**	**-19.2**	**-55.2**	**2.4**	**67.2**

A-29

Q3/2022 | 28

NOTES TO THE INTERIM REPORT

1. Accounting principles

Caverion Corporation's Interim Report for 1 January – 30 September, 2022 has been prepared in accordance with IAS 34, 'Interim Financial Reporting'. Caverion has applied the same accounting principles in the preparation of the Interim Report as in its Financial Statements for 2021.

The information presented in this Interim Report has not been audited.

In the Interim Report the figures are presented in million euros subject to rounding, which may cause some rounding inaccuracies in column and total sums.

2. Key figures

	9/2022	9/2021	12/2021
Revenue, EUR million	1,669.2	1,554.1	2,139.5
Organic growth, %	6.2	-2.3	-2.0
EBITDA, EUR million	103.6	90.8	113.8
EBITDA margin, %	6.2	5.8	5.3
Adjusted EBITDA, EUR million	109.1	97.6	142.1
Adjusted EBITDA margin, %	6.5	6.3	6.6
EBITA, EUR million	61.5	50.8	59.4
EBITA margin, %	3.7	3.3	2.8
Adjusted EBITA, EUR million	67.2	57.6	87.7
Adjusted EBITA margin, %	4.0	3.7	4.1
Operating profit, EUR million	49.9	38.4	43.5
Operating profit margin, %	3.0	2.5	2.0
Result before taxes, EUR million	43.1	32.3	34.9
% of revenue	2.6	2.1	1.6
Result for the review period, EUR million	33.1	23.5	25.1
% of revenue	2.0	1.5	1.2
Earnings per share, undiluted, EUR	0.23	0.16	0.17
Earnings per share, diluted, EUR	0.23	0.16	0.17
Equity per share, EUR	1.5	1.4	1.5
Equity ratio, %	19.0	19.0	19.0
Interest-bearing net debt, EUR million	274.0	185.0	140.7
Gearing ratio, %	131.8	96.2	69.8
Total assets, EUR million	1,360.5	1,254.2	1,320.0
Operating cash flow before financial and tax items, EUR million	37.4	27.1	103.8
Cash conversion (LTM), %	90.1	96.4	91.2
Working capital, EUR million	-75.8	-101.7	-144.7
Gross capital expenditures, EUR million	92.8	20.8	26.0
% of revenue	5.6	1.3	1.2
Order backlog, EUR million	1,971.0	1,889.7	1,863.8
Personnel, average for the period	14,486	14,905	14,831
Number of outstanding shares at the end of the period (thousands)	136,473	136,448	136,418
Average number of shares (thousands)	136,462	136,253	136,298

A-30

Q3/2022 | 29

3. Financial development by quarter

EUR million	7-9/2022	4-6/2022	1-3/2022	10-12/2021	7-9/2021	4-6/2021	1-3/2021
Revenue	564.1	577.0	528.1	585.3	493.7	545.1	515.3
Organic growth, %	11.8	4.7	2.4	-1.1	-4.6	3.3	-5.4
EBITDA	39.3	35.8	28.5	23.0	31.2	31.5	28.1
EBITDA margin, %	7.0	6.2	5.4	3.9	6.3	5.8	5.5
Adjusted EBITDA	41.1	37.3	30.8	44.5	35.0	33.2	29.4
Adjusted EBITDA margin, %	7.3	6.5	5.8	7.6	7.1	6.1	5.7
EBITA	25.1	21.4	15.0	8.6	17.7	18.0	15.1
EBITA margin, %	4.5	3.7	2.8	1.5	3.6	3.3	2.9
Adjusted EBITA	26.9	22.9	17.4	30.1	21.5	19.7	16.4
Adjusted EBITA margin, %	4.8	4.0	3.3	5.1	4.4	3.6	3.2
Operating profit	21.1	17.5	11.4	5.1	13.5	13.9	11.0
Operating profit margin, %	3.7	3.0	2.2	0.9	2.7	2.5	2.1

	7-9/2022	4-6/2022	1-3/2022	10-12/2021	7-9/2021	4-6/2021	1-3/2021
Earnings per share, undiluted, EUR	0.10	0.09	0.04	0.01	0.05	0.06	0.05
Earnings per share, diluted, EUR	0.10	0.09	0.04	0.01	0.05	0.06	0.05
Equity per share, EUR	1.5	1.4	1.4	1.5	1.4	1.4	1.3
Equity ratio, %	19.0	18.6	17.3	19.0	19.0	18.1	17.2
Interest-bearing net debt, EUR million	274.0	215.4	125.6	140.7	185.0	147.3	98.0
Gearing ratio, %	131.8	111.3	67.7	69.8	96.2	79.9	55.2
Total assets, EUR million	1,360.5	1,289.5	1,313.9	1,320.0	1,254.2	1,258.3	1,280.9
Operating cash flow before financial and tax items, EUR million	7.7	-9.3	39.1	76.7	-10.1	-3.4	40.6
Cash conversion (LTM), %	90.1	81.3	89.6	91.2	96.4	80.3	137.4
Working capital, EUR million	-75.8	-106.5	-158.2	-144.7	-101.7	-139.9	-176.0
Gross capital expenditures, EUR million	54.8	33.3	4.7	5.2	13.7	2.8	4.3
% of revenue	9.7	5.8	0.9	0.9	2.8	0.5	0.8
Order backlog, EUR million	1,971.0	1,907.9	1,951.6	1,863.8	1,889.7	1,789.0	1,626.7
Personnel at the end of the period	15,037	14,612	14,272	14,298	14,773	14,958	14,892
Number of outstanding shares at end of period (thousands)	136,473	136,473	136,473	136,418	136,448	136,296	136,176
Average number of shares (thousands)	136,473	136,473	136,440	136,433	136,361	136,258	136,138

A-31

Q3/2022 | 30

4. Calculation of key figures

IFRS key figures

Earnings / share, undiluted = $\dfrac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average number of shares outstanding during the period}}$

Earnings /share, diluted = $\dfrac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average dilution adjusted number of shares outstanding during the period}}$

Alternative performance measures

ESMA (European Securities and Markets Authority) has issued guidelines regarding Alternative Performance Measures ("APM"). Caverion presents APMs to improve the analysis of business and financial performance and to enhance the comparability between reporting periods. APMs presented in this report should not be considered as a substitute for measures of performance in accordance with the IFRS.

EBITDA = Operating profit (EBIT) + depreciation, amortisation and impairment

Adjusted EBITDA = EBITDA before items affecting comparability (IAC) *

EBITA = Operating profit (EBIT) + amortisation and impairment

Adjusted EBITA = EBITA before items affecting comparability (IAC) *

Equity ratio (%) = $\dfrac{\text{(Equity + non-controlling interest)} \times 100}{\text{Total assets - advances received}}$

Gearing ratio (%) = $\dfrac{\text{(Interest-bearing liabilities - cash and cash equivalents)} \times 100}{\text{Shareholders' equity + non-controlling interest}}$

Interest-bearing net debt = Interest-bearing liabilities - cash and cash equivalents

Working capital = Inventories + trade and POC receivables + other current receivables - trade and POC payables - other current payables - advances received - current provisions

Free cash flow = Operating cash flow before financial and tax items – taxes paid – net cash used in investing activities

Cash conversion (%) = $\dfrac{\text{Operating cash flow before financial and tax items (LTM)} \times 100}{\text{EBITDA (LTM)}}$

Equity / share = $\dfrac{\text{Shareholders' equity}}{\text{Number of outstanding shares at the end of the period}}$

Dividend / earnings (%) = $\dfrac{\text{Dividend per share x 100}}{\text{Earnings per share}}$

A-32

Q3 /2022 | 31 Net debt / Adjusted EBITDA = Interest - bearing net debt Adjusted xEBITxDA xLTMx Organic growth = Defined as the change in revenue in local currencies excluding the impacts of (i) currencies; and (ii) acquisitions and divestments. The currency impact shows the impact of changes in exchange rates of subsidiaries with a currency other than the euro xGroups reporting currency). The acquisitions and divestments impact shows how acquisitions and divestments completed during the current or previous year affect the revenue reported. *I tems affecting comparability (IAC) in 202 2 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the prof it of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write - downs, expenses and/or income from separately identified major risk projects; (3) restructuring xLLLexLLLxxEIRDxLLLpenses and x4x other items that according to Caverion managements assessment are not related to normal business operations. In 20 21 and 202 2 , major risk projects only include one old risk project in Germany reported under ca tegory (2). In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti - trust matter were reported under category (4). Also, in 2021, previously capitalised expenses were booked as operative expenses due to a change i n the accounting principle of implementation costs in cloud computing arrangements and reported under category (4). Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation an d impairment relating to restructurings. A-33

Q3 /2022 | 32 5 .. Acquisitions 2022 Acquired unit Division Business unit Technical area Acquisition type Acquisition period Employees Prior financial year annual sales, EUR million Frödéns Ventilation Sweden Services Ventilation and air conditioning Business Jan 12 2.7 DI - Teknik A/S Denmark Services Automa tion Shares Apr 185 27 .. 8 Kaldt og Varmt Norway Services Cooling and heating Business May 5 1 .. 8 Wind Controller Group Industry Services Energy utilities operation and maintenance Shares May 40 5 .. 1 WT - Service Oy Industry Services Industrial maintenance Shares May 17 1 .. 7 Visi Oy Finland Services Security and safety Shares Jul 22 4 .. 6 PORREAL Group Austria Services Technical maintenance Shares Aug 380 32.8 Elicentra AB Sweden Services Electricity Shares Aug 18 2 .. 4 CS electric A/S Denmark Services Industrial engineering and automation Shares Sep 70 13 .. 4 Simex Klima & Kulde AS Norway Services Cooling and heating Shares Oct 25 4 .. 2 TM Voima Group Industry Projects Industrial p roject installations Shares Signed in Oct* 66 30 .. 5 * Caverion signed the agreement to acquire TM Voima G roup's substation and transmission line business in October 2022 but the closing of the acquisition is subject to the approval by the Finnish Competition and Consumer Authority. 6. Related party transactions Caverion announced on 7 February 2018 in a stock exchange release the establishment of a new share - based incentive plan directed for the key employees of the Group xMatching Share Plan 20182022x. The company provided the participants a possibility to f inance the acquisition of the companys shares through an interest - bearing loan from the company, which some of the participants utilised. In the end of September 2022, the total outstanding amount of these loans amounted approximately to EUR 3.7 (4. 4 ) mil lion. The loans will be repaid in full on 29 December 2023, at the latest. Company shares have been pledged as a security for the loans. Purchases from members of the Board Caverion ha s a fixed term contract with a member of the Board concerning consulting services. The contract is valid until 31 December 2022 and the value is not material. 7. Financial risk management Caverions main financial risks are the liquidity risk, credit risk as well as market risks including the foreign exchange and interest rate risk. The objectives and principles of financial risk management are defined in the Treasury Policy approved by the Board of Directors. Financial risk management is carried out by Group Treasury in co - operation with the Groups subsidiaries. A-34

Q3 /2022 | 33 At the end of September the market risk sentiment continued weak driven by geopolitical risks and inflation. With continuing high inflation rates, the pressure on interest rate increases remains strong and high volatility on foreign exchange rates is expected. Also , despite the more optimistic outlook o n the corona pandemic, it cannot be ruled out that new waves of the pandemic continue to emerge further increasing the market risks. Caverion monitors the risks closely and at the moment does not see any need for changes in the ris k management principles. The risks related to the availability of financing, the availability of guarantee facilities as well as foreign exchange and interest rate related risks are in control. The objective of capital management in Caverion Group is to m aintain an optimal capital structure, maximise the return on the respective capital employed and to minimise the cost of capital within the limits and principles stated in the Treasury Policy. The capital structure is modified primarily by directing invest ments and working capital employed. No significant changes have been made to the Groups financial risk management principles in the reporting period. Further information is presented in Groups 20 21 financial statement in note 5.5 Financial risk manageme nt. Caverion continues the sharpened focus on optimising cash flow and working capital management. Ensuring adequate liquidity has been prioritised to support the growth strategy through acquisitions. Caverions xLLLexLLLxxEIRDxLLLtxLLLexLLLrxLLLnal loans are subject to a financial covenant based on the ratio of the Groups net debt to EBITDA according to the calculation principles confirmed with the lending parties .. The covenant ratio is continuously monitored and evaluated against actual and forecasted EBITDA and net debt figures. The next table presents the maturity structure of interest - bearing liabilities. Interest - bearing borrowings are based on contractual maturities of liabilities excluding interest payments. Lease liabilities are presented based on discounted present value o f remaining lease payments. Cash flows of foreign - denominated liabilities are translated into the euro at the reporting date .. EUR million 202 2 202 3 202 4 202 5 202 6 202 7 - > Total Interest - bearing borrowings 47.0 6.5 3.0 51.5 0.0 75.0 183.0 Lease liabilities 11.0 41.0 29.6 1 7 .. 7 12.8 26.8 138. 9 Total 58.0 47.5 32.6 69.2 12.8 101.8 321.9 A-35

Q3/2022 | 34

8. Financial liabilities and interest-bearing net debt

EUR million	Sep 30, 2022 Carrying amount	Sep 30, 2021 Carrying amount	Dec 31, 2021 Carrying amount
Non-current liabilities			
Senior bonds	76.7	74.8	74.9
Loans from financial institutions	50.0	50.0	50.0
Other financial loans	0.5	0.5	0.5
Pension loans	6.0	9.0	7.5
Lease liabilities	95.7	89.3	94.1
Total non-current interest-bearing liabilities	**228.9**	**223.6**	**226.9**
Current liabilities			
Loans from financial institutions	0.1	0.0	0.1
Pension loans	3.0	3.0	3.0
Other financial loans	0.6	0.2	
Commercial papers	44.9		
Lease liabilities	43.2	39.6	41.6
Total current interest-bearing liabilities	**91.9**	**42.9**	**44.7**
Total interest-bearing liabilities	**320.8**	**266.5**	**271.6**
Total interest-bearing liabilities (excluding IFRS 16 lease liabilities)	**181.9**	**137.6**	**135.9**
Cash and cash equivalents	46.8	81.5	130.9
Interest-bearing net debt	**274.0**	**185.0**	**140.7**
Interest-bearing net debt excluding IFRS 16 lease liabilities	**135.1**	**56.0**	**5.0**

The fair value of senior bonds amounted to EUR 68.6 million at the end of September 2022. The carrying amounts of all other financial assets and liabilities are reasonably close to their fair values.

Derivative instruments

Nominal amounts EUR million	Sep 30, 2022	Sep 30, 2021	Dec 31, 2021
Foreign exchange forwards	113.9	59.3	65.2

Fair values EUR million	Sep 30, 2022	Sep 30, 2021	Dec 31, 2021
Foreign exchange forwards			
positive fair value	0.1	0.2	0.1
negative fair value	-1.0	-0.5	-0.1

The fair values of the derivative instruments have been defined as follows: The fair values of foreign exchange forward agreements have been defined by using market prices on the closing day. The fair values of interest rate swaps are based on discounted cash flows.

A-36

Q3/2022 | 35

9. Commitments and contingent liabilities

EUR million	Sep 30, 2022	Sep 30, 2021	Dec 31, 2021
Guarantees given on behalf of associated companies and joint ventures		33.1	32.1
Parent company's guarantees on behalf of its subsidiaries	447.2	458.9	467.9
Other commitments			
- Other contingent liabilities	0.2	0.2	0.2
Accrued unrecognised interest on hybrid bond	0.9	0.9	1.5

Entities participating in the demerger are jointly and severally responsible for the liabilities of the demerging entity which have been generated before the registration of the demerger. As a consequence, a secondary liability up to the allocated net asset value was generated to Caverion Corporation, incorporated due to the partial demerger of YIT Corporation, for those liabilities that were generated before the registration of the demerger and remain with YIT Corporation after the demerger. Caverion Corporation has a secondary liability relating to the Group guarantees which remain with YIT Corporation after the demerger. These Group guarantees amounted to EUR 18.0 (19.6) million at the end of September 2022.

The short-term risks and uncertainties relating to the operations have been described in section "Significant short-term risks and uncertainties".

10. Events after the reporting period

A consortium of investors led by Bain Capital has on 3 November 2022 announced a public tender offer to the shareholders of Caverion. The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, has unanimously decided to recommend that the shareholders of Caverion accept the tender offer. More information can be found in the stock exchange release published on 3 November 2022.

A-37

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 12 Caverion Annual Review 2021 Board of Directors’ Report January 1 –December 31, 2021Operating environment in 2021The corona pandemic continued to have an impact on the operating environment in 2021. The emergence of the new variants of the corona virus affected the business operations negatively primarily due to restrictions re-imposed by governments and the slow start of new investments in the beginning of the year. In between the new waves of the corona virus, governmental restrictions were lifted and the operating environment improved. However, the year closed in uncertainty with soaring numbers of omicron variant infections and governmental restrictions being re-imposed. During the year 2021, the building technology market was impacted by increases in material prices. There have also been supply shortages and delays in some areas. Caverion has proactively taken various measures to optimise the supply chain and to manage pricing.More information on the operating environment of the business units has been presented in the financial statements release published on 10 February 2022.Market positionCaverion has a strong market position and is ranked among the top-5 players in the building solutions market in most of its operating countries measured by revenue. The market is overall still very fragmented in countries where Caverion operates. Caverion is the largest company in its market in Finland and among the two or three largest companies in Austria and Norway and the fourth largest company in Sweden in its market. In Germany and Denmark, Caverion is among the top-10 players in the market. Additionally, the Company is one of the leading industrial solutions companies in Finland. The largest industrial client segments are the forest and bioproducts industry and the energy sector. (Source of market sizes: the company’s estimate based on public information from third parties and management calculation).Caverion’s year 2021Caverion’s year 2021 was marked with profitability improvement that was visible throughout the year. The profitability improvement helped by the efficiency and productivity improvements came from both the Services and Projects sides of the business. The business mix change seen in recent years continued; the Services business accounted for 65.5 (63.3) percent of Group revenue in 2021. A highlight of the second half of the year was that the order backlog grew strongly both in Services and Projects compared to last year. This provides a solid foundation for profitable growth in 2022.For the full year, Caverion’s revenue decreased by 0.7 percent to EUR 2,139.5 (2,154.9) million. The corona pandemic still continued to impact operations to a certain extent. The Group’s Services business revenue increased by 2.7 percent and amounted to EUR 1,402.4 (1,364.9) million. The Projects business revenue decreased by 6.7 percent to EUR 737.1 (790.0) million. During the year, Caverion also completed seven bolt-on acquisitions and continues to actively search for suitable acquisitions. Caverion also signed the divestment of its subsidiary in Russia and will no longer operate in the country after this transaction. More information about the acquisitions the divestment in Russia can be read under Group’s 2021 financial statement note 4.1 “Acquisitions and disposals”.Caverion published its guidance for 2021 on 29 April 2021, according to which the Group’s adjusted EBITA (2020: EUR 60.6 million) was estimated to grow in 2021 compared to 2020. The guidance remained valid up until the publication of the Financial Statement Release on 10 February 2022. The Group’s adjusted EBITA amounted to EUR 87.7 (60.6) million, or 4.1 percent of revenue.There were a few notable one-off items in 2021. The divestment of the non-core Russian subsidiary at the end of the year resulted in a capital loss of EUR 10.0 million. The largest part of the loss is explained by translation differences, which is a non-cash item and does not have an impact on equity. The transaction only had a limited cash flow effect. In addition to this, Caverion settled certain civil claims related to its old cartel case in Germany, totalling EUR 9.1 million in 2021. Caverion also critically assessed its final remaining major risk project at the end of the year and made an additional provision of EUR 2.0 million in the fourth quarter, totalling EUR 4.0 million during 2021. The project is now handed over to the customer, however final discussions between the parties are still ongoing. Information on potential risk factors is given under “Short-term risks and uncertainties”.Caverion’s cash flow was again strong. Operating cash flow before financial and tax items amounted to EUR 103.8 (157.6) million in 2021 and cash conversion (LTM) was 91.2 (158.5) percent. The Group’s working capital at the end of 2021 was EUR -144.7 (-160.4) million. Caverion’s liquidity position was strong and Caverion had a high amount of undrawn credit facilities at the end of the year. The Group’s gearing was 69.8 (60.4) percent and the equity ratio 19.0 (18.9) percent at the end of A-38

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 13 Caverion Annual Review 2021 December. Net debt amounted to EUR 140.7 (118.6) million at the end of December and the net debt/EBITDA ratio was 1.1x (-0.2x ).Group strategy and financial targetsCaverion’s Fit for Growth strategy and the financial targets launched on 4 November 2019 remained valid in 2021. Caverion builds on several sources of growth. A very strong customer base and long-term customer partnerships are the first foundation for growth. A second source is the accelerated need for digitalisation which can be seen across all of Caverion’s customer segments and countries. Supporting customers on their digitalisation journey while improving efficiency and long-term sustainable outcomes, provides great opportunities for Caverion. The company’s digital solutions such as Caverion SmartView, Remote Services and IoT solutions differentiate Caverion from its competitors already today and will also be a foundation for future growth. Caverion has also invested in building expertise in selected Smart Technologies such as Building Automation, Refrigeration and Security. Those solutions require regular maintenance which links to Caverion’s core competence of supporting customers throughout the lifecycle of their built environments. This is delivered by our more than 14,000 highly skilled and dedicated employees. Caverion seeks growth both organically and inorganically through acquisitions.In 2021, Caverion continued the work on its new strategy that will guide the company up until the year 2025 and expects to finalise this work during the first half of 2022. The new growth strategy is built around core future capabilities that will allow Caverion to differentiate and focus in a market full of opportunities. It will deliver on Caverion’s purpose of enabling performance and people’s wellbeing in smart and sustainable built environments. Climate change continues to be the biggest threat our earth is facing. Especially urban environments are a major source of carbon emissions, and solutions to change the trajectory are urgent and in high demand. This impacts the strategic choices of customers in all segments. Caverion is contributing to a carbon-neutral society through its energy-efficient and sustainable solutions and will continue developing them in accordance with customer demands. The Group’s strategic themes continue to be the focus on people, customer experience, sustainability and digitalisation. Caverion expects market demand to pick up and all trends and regulations to drive demand for the solutions and expertise Caverion can deliver. In 2022, Caverion will report for the first time its EU taxonomy eligibility levels for 2021, which, together with the sustainability targets, KPIs and actions, are described in more detail under “Disclosure regarding non-financial information”. Over the longer term, Caverion’s target by 2030 is to create sustainable impact through its solutions, with a positive carbon handprint 10 times greater than its own carbon footprint (Scope 1-2).Financial targetsCaverion continues to prioritise cash flow generation. Organic growth is supported by bolt-on acquisitions in selected growth areas and complementary capabilities. In the Services business, the target is to boost profitable growth. In the Projects business, the improving performance has gradually opened profitable growth opportunities. Sustainably strong cash conversion, adjusted EBITA as well as organic revenue growth have been the Group’s most important financial targets in the Fit for Growth strategy, supported by a moderate debt leverage level.The following table presents the Group’s financial targets and the progress in them during 2021. Financial targets (mid-term) Progress in 2021 Cash conversion = Operating cash flow before financial and tax items / EBITDA > 100% -Cash conversion 91.2 (158.5)% in 2021-Operating cash flow EUR 103.8 (157.6) million in 2021 Profitability: Adjusted EBITA* > 5.5% of revenue -Adjusted EBITA margin amounted to 4.1 (2.8)% in 2021 Debt leverage: Net debt/EBITDA** < 2.5x -At the level of 1.1x (-0.2x) as per 12/2021 Growth:-Organic revenue growth > 4% p.a. over the cycle. Supported by bolt-on acquisitions in selected growth areas and complementary capabilities.-Services revenue growth > market growth-Services revenue > 2/3 of Group revenue -Organic revenue growth -2.0% in 2021-Services business revenue growth 2.7% in 2021-The share of Services continued to grow to 65.5 (63.3) percent of revenue in 2021 Dividend policy: distribute at least 50% of the result for the year after taxes, however, taking profitability and leverage level into account. Dividend distribution: The Board of Directors proposes to the Annual General Meeting to be held on 28 March 2022 that a dividend of EUR 0.17 per share will be paid for the year 2021. * EBITA is defined as Operating profit + amortization and impairment on intangible assets. Adjustments according to defined Items affecting comparability (IAC).**Based on calculation principles confirmed with the lending parties, containing certain agreed adjustments. The calculation principles take into account the impacts of the IFRS 16 standard as of Q4/2021, while prior to this period IFRS 16 standard impacts were not applicable. A-39

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Group financial development 2021

The key figures have been presented in more detail in the Consolidated Financial Statements. Unless otherwise noted, the figures in brackets refer to the corresponding period in the previous year.

Order backlog

Order backlog at the end of December increased by 15.8 percent to EUR 1,863.8 million from the end of December in the previous year (EUR 1,609.1 million). At comparable exchange rates the order backlog increased by 15.5 percent from the end of December in the previous year. Order backlog increased by 14.1 percent in Services and increased by 18.0 percent in Projects from the end of December in the previous year.

Revenue

Revenue for January–December was EUR 2,139.5 (2,154.9) million. Revenue decreased by 0.7 percent compared to the previous year. At the previous year's exchange rates, revenue was EUR 2,108.0 million and decreased by 2.2 percent compared to the previous year. Organic growth was -2.0 percent. Revenue was impacted by fluctuations in currency exchange rates mainly in Swedish krona and Norwegian krone with a positive effect of EUR 13.9 million and EUR 18.5 million respectively. Revenue increased in Sweden, Germany and Norway, and decreased in other divisions.

The revenue of the Services business unit increased and was EUR 1,402.4 (1,364.9) million in January–December, an increase of 2.7 percent, or 1.0 percent in local currencies. The revenue of the Projects business unit was EUR 737.1 (790.0) million in January–December, a decrease of 6.7 percent, or 7.7 percent in local currencies. Project business revenue was affected by the continuous selectivity approach.

The Services business unit accounted for 65.5 (63.3) percent of Group revenue, and the Projects business unit for 34.5 (36.7) percent of Group revenue in January–December.

Distribution of revenue by Division and Business Unit

Revenue, EUR million	1-12/2021	%	1-12/2020	%	Change
Sweden	424.4	19.8	420.6	19.5	0.9%
Finland	403.9	18.9	416.0	19.3	-2.9%
Germany	374.1	17.5	368.8	17.1	1.5%
Norway	352.5	16.5	318.9	14.8	10.6%
Industry	256.8	12.0	275.9	12.8	-6.9%
Austria	188.7	8.8	191.4	8.9	-1.4%
Denmark	80.0	3.7	93.6	4.3	-14.5%
Other countries*	59.0	2.8	69.7	3.2	-15.5%
Group, total	**2,139.5**	**100.0**	**2,154.9**	**100.0**	**-0.7%**
Services	1,402.4	65.5	1,364.9	63.3	2.7%
Projects	737.1	34.5	790.0	36.7	-6.7%

** Other countries include the Baltic countries and Russia.*

Organic growth

Revenue change	Change	Change in local currencies	Organic growth *	Currency impact	Acquisitions and divestments impact
Services	2.7%	1.0%	1.4%	1.7%	-0.3%
Projects	-6.7%	-7.7%	-7.7%	1.0%	0.0%
Group, total	**-0.7%**	**-2.2%**	**-2.0%**	**1.5%**	**-0.2%**

** Revenue change in local currencies, excluding acquisitions and divestments*

A-40

14 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Profitability

Adjusted EBITA, EBITA and operating profit

Adjusted EBITA for January–December amounted to EUR 87.7 (60.6) million, or 4.1 (2.8) percent of revenue and EBITA to EUR 59.4 (42.4) million, or 2.8 (2.0) percent of revenue.

The profitability improved during the period. Both Services and Projects improved their profitability. Particularly divisions Sweden, Germany, Norway, Industry and Austria progressed well. Division Finland continued its already strong performance. In Services, the performance continued overall on a strong level year-to-date. In Projects, market demand started to pick up following the stabilisation seen in the second quarter. In Projects, Caverion continued to improve its profitability. Caverion has so far coped well with the increase in material prices, affecting particularly the Projects business.

In the adjusted EBITA calculation, the capital loss from divestments and the transaction costs related to divestments and acquisitions totalled EUR 10.7 million in January–December. Caverion divested its non-core Russian subsidiary at the end of the year. A large part of the capital loss is explained by translation differences. Caverion also critically assessed its final remaining major risk project at the end of the year. The write-downs from separately identified major risk projects amounted to EUR 4.0 million. The project is now handed over to the customer, however final discussions between the parties are still ongoing. The Group's restructuring costs amounted to EUR 2.9 million, the majority of which related to the parent company. Other items totalled EUR 10.6 million. Caverion settled certain civil claims related to its old cartel case in Germany, totalling EUR 9.1 million. Other items include also EUR 1.4 million previously capitalised expenses. These were booked as operative expenses in the fourth quarter of 2021 due to change in accounting principle of implementation costs in cloud computing arrangements (IAS 38, IFRIC Agenda decision April 2021).

The operating profit (EBIT) for January–December was EUR 43.5 (27.2) million, or 2.0 (1.3) percent of revenue.

Costs related to materials and supplies decreased to EUR 523.9 (529.0) million and external services decreased to EUR 398.4 (410.1) million in January–December. Personnel expenses amounted to a total of EUR 889.9 (902.6) million for January–December. Other operating expenses decreased to EUR 216.3 (225.3) million, due to savings in several categories. Other operating income decreased to EUR 2.8 (11.5) million.

Depreciation, amortisation and impairment amounted to EUR 70.3 (72.2) million in January–December. Of these EUR 54.3 (57.0) million were depreciations on tangible assets and EUR 15.9 (15.2) million amortisations on intangible assets. Of the depreciations, the majority related to right-of-use assets in accordance with IFRS 16 amounting to EUR 48.3 (51.0) million. The amortisations related to allocated intangibles on acquisitions and IT.

EBITA is defined as Operating profit + amortisation and impairment on intangible assets. Adjusted EBITA = EBITA before items affecting comparability (IAC). Items affecting comparability (IAC) in 2021 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2020 and 2021, major risk projects only include one risk project in Germany reported under category (2). In 2020 and 2021, provisions and legal and other costs related to the German anti-trust matter and in 2020 also costs related to a subsidiary in Russia sold during the second quarter have been reported under category (4).

Adjusted EBITA and items affecting comparability (IAC)

EUR million	1–12/21	1–12/20
EBITA	59.4	42.4
EBITA margin, %	2.8	2.0
Items affecting comparability (IAC)		
- Capital gains and/or losses and transaction costs related to divestments and acquisitions	10.7	-6.0
- Write-downs, expenses and income from major risk projects*	4.0	12.8
- Restructuring costs	2.9	10.7
- Other items**	10.6	0.6
Adjusted EBITA	87.7	60.6
Adjusted EBITA margin, %	4.1	2.8

** Major risk projects include only one risk project in Germany in 2020and 2021.*
*** In 2020 and 2021, provisions and legal and other costs related to the German anti-trust matter. In the fourth quarter of 2021 EUR 1.4 million previously capitalised expenses were booked as operative expenses due to change in accounting principle of implementation costs in cloud computing arrangements. In 2020, also including costs related to a subsidiary in Russia sold during the second quarter.*

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

Result before taxes, result for the period and earnings per share

Result before taxes amounted to EUR 34.9 (16.0) million, result for the period to EUR 25.1 (8.6) million, and earnings per share to EUR 0.17 (0.05) in January–December. Net financing expenses in January–December were EUR 8.6 (11.2) million. This includes an interest cost on lease liabilities amounting to EUR 3.8 (4.5) million. In January–December 2020, net financing expenses included an exchange rate loss from an internal loan denominated in euros in Russia amounting to EUR 1.0 million.

The Group's effective tax rate was 28.2 (46.0) percent in January–December 2021. The tax rate is now at a more normalised level.

Capital expenditure, acquisitions and disposals

Gross capital expenditure on non-current assets (excluding capital expenditure on leased assets), including acquisitions, totalled EUR 26.0 (16.7) million in January–December, representing 1.2 (0.8)

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15 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 16 Caverion Annual Review 2021 percent of revenue. Investments in information technology totalled EUR 8.0 (9.7) million. IT investments continued to be focused on building a harmonised IT infrastructure and common platforms. Certain IT system renewals have been done. IT systems and mobile tools have been further developed to improve the Group’s internal processes and efficiency going forward. Other investments, including acquisitions, amounted to EUR 18.0 (7.0) million.Information on acquisitions and disposals during 2021 is presented in the Group’s 2021 financial statement note 4.1 “Acquisitions and disposals”.Research and developmentThe Group’s expenditure related to research and development activities related to product and service development amounted to approximately EUR 4.9 (3.6) million in 2021, representing 0.2 (0.2) percent of revenue. Of the total amount EUR 2.5 (1.8) million was recognised as an expense in the income statement and EUR 2.4 (1.8) million of the development expenses was capitalised. Investments in research and development amounted to EUR 3.1 million in 2019, representing 0.1 percent of revenue. Of the total amount EUR 1.8 million was recognised as an expense in the income statement and EUR 1.3 million of the development expenses was capitalised in 2019. Cash flow, working capital and financingThe Group’s operating cash flow before financial and tax items decreased to EUR 103.8 (157.6) million in January–December and cash conversion (LTM) was 91.2 (158.5) percent. Lower operating cash flow was impacted by a change in working capital of EUR -21.0 million (EUR +54.0 million) due to higher receivables. The Group’s free cash flow amounted to EUR 67.2 (137.3) million. Cash flow after investments was EUR 58.2 (127.8) million. The Group’s working capital was EUR -144.7 (-160.4) million at the end of December. There were improvements in divisions Denmark, Austria and Industry compared to the previous year.The amount of trade and POC receivables increased to EUR 541.9 (506.5) million and other current receivables increased to EUR 33.8 (30.2) million. On the liabilities side, advances received increased to EUR 261.3 (252.2) million, other current liabilities increased to EUR 278.3 (273.3) million and trade and POC payables increased to EUR 197.7 (188.0) million.Caverion’s liquidity position was strong and Caverion had a high amount of undrawn credit facilities on 31 December 2021. Caverion’s cash and cash equivalents amounted to EUR 130.9 (149.3) million at the end of December. In addition, Caverion had undrawn revolving credit facilities amounting to EUR 100.0 million and undrawn overdraft facilities amounting to EUR 19.0 million.The Group’s gross interest-bearing loans and borrowings excluding lease liabilities amounted to EUR 135.9 (138.7) million at the end of December, and the average interest rate was 2.6 (2.7) percent. Approximately 45 percent of the loans have been raised from banks and other financial institutions and approximately 55 percent from capital markets. Lease liabilities amounted to EUR 135.7 (129.2) million at the end of December 2021, resulting to total gross interest-bearing liabilities of EUR 271.6 (267.9) million.The Group’s interest-bearing net debt excluding lease liabilities amounted to EUR 5.0 (-10.6) million at the end of December and including lease liabilities to EUR 140.7 (118.6) million. At the end of December, the Group’s gearing was 69.8 (60.4) percent and the equity ratio 19.0 (18.9) percent. Excluding the effect of IFRS 16, the equity ratio would have amounted to 21.7 (21.5) percent.On 15 May 2020 Caverion issued a EUR 35 million hybrid bond, an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not confer to its holders the rights of a shareholder and does not dilute the holdings of the current shareholders. The coupon of the hybrid bond is 6.75 per cent per annum until 15 May 2023. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. If the hybrid bond is not redeemed on 15 May 2023, the coupon will be changed to 3-month EURIBOR added with a Re-offer Spread (706.8 bps) and a step-up of 500bps.In December 2021 Caverion agreed with its lending parties on refinancing of its bank loans and revolving credit facility. The new facility agreement consists of a EUR 100 million revolving credit facility and a EUR 50 million term loan with a termination date on 15 January 2025 and the possibility to extend the maturity by two additional years. With this arrangement Caverion prolonged its loan maturity and strengthened its long-term liquidity.Caverion’s external loans are subject to a financial covenant based on the ratio of the Group’s net debt to EBITDA. The financial covenant shall not exceed 3.5:1. At the end of December, the Group’s Net debt to EBITDA was 1.1x according to the confirmed calculation principles.Board of Directors, Auditors, President and CEOBoard of DirectorsThe Annual General Meeting was held on 24 May 2021. The Annual General Meeting elected a Chairman, a Vice Chairman and five ordinary members to the Board of Directors. Mats Paulsson was elected as the Chairman of the Board of Directors, Markus Ehrnrooth as the Vice Chairman and Jussi Aho, Joachim Hallengren, Thomas Hinnerskov, Kristina Jahn and Jasmin Soravia as members of the Board of Directors for a term of office expiring at the end of the Annual General Meeting 2022. The same members served in the Board of Directors also from the beginning of 2021 until the closing of the Annual General Meeting 2021.More detailed information of Caverion’s board members and their remuneration as well as board committees can be found in Corporate Governance Statement and Remuneration Report, which are published separately on Caverion’s website www.caverion.com/Investors – Corporate Governance.AuditorsThe Annual General Meeting elected Authorised Public Accountants Ernst & Young Oy, auditing firm, to audit the company’s governance and accounts in 2021. The auditor with the main responsibility is Antti Suominen, Authorised Public Accountant. A-42

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

President and CEO

Caverion's Board of Directors nominates the President and CEO and decides on his/her remuneration and other terms of employment.

Caverion Corporation's President and CEO was Ari Lehtoranta from 1 January 2017 until 28 February 2021. Mats Paulsson was appointed the Interim President and CEO on 28 February 2021 and continued in this position until 8 August 2021.

Caverion announced on 19 May 2021 that the Board of Directors of Caverion Corporation had appointed Jacob Götzsche (b. 1967), M.Sc. (Econ.), as the new President and CEO of Caverion Corporation. He started in his position on 9 August 2021.

Personnel

Personnel by division, end of period	12/21	12/20	Change
Finland	2,819	2,876	-2%
Sweden	2,528	2,601	-3%
Norway	2,331	2,366	-1%
Industry	2,243	2,464	-9%
Germany	2,177	2,260	-4%
Austria	903	852	6%
Other countries	609	1,050	-42%
Denmark	528	565	-7%
Group Services	160	129	24%
Group, total	**14,298**	**15,163**	**-6%**

Caverion Group employed 14,831 (15,773) people on average in January–December 2021. At the end of December, the Group employed 14,298 (15,163) people. Personnel expenses for January–December amounted to EUR 889.9 (902.6) million.

Employee safety continued to be a high focus area also in 2021. Due to the corona situation, many extra actions have been taken to protect the employees, to organise the work in a way that it is safe to complete and to establish different supportive trainings, tools and communication methods. The Group's accident frequency rate at the end of December was 4.0 (4.2).

Changes in Caverion's Group Management

Manfred Simmet was appointed as a transitional Head of Division Germany as of 19 January 2021. He will also continue in his current position as the Head of Division Austria.

The Board of Directors of Caverion Corporation and President and CEO Ari Lehtoranta mutually agreed on 28 February 2021 that Ari Lehtoranta stepped down from his position as President and CEO of Caverion Corporation. The Board of Directors of Caverion Corporation appointed the Chairman of the Board of Directors Mats Paulsson as interim President and CEO effective as from 28 February 2021.

The Board of Directors of Caverion appointed Jacob Götzsche as the President and CEO of Caverion Corporation in May 2021. He started in this position on 9 August 2021. Jacob Götzsche joined Caverion after a long career in ISS, where he held the position of CEO of Europe most recently.

Uno Lundberg was appointed Head of Division Sweden starting on 1 August 2021. He joined Caverion from Falck where his position was CEO for Falck Emergency in Scandinavia. Juha Mennander, who has been Head of Division Sweden since June 2018, has been supporting in the onboarding phase to ensure a smooth transition and will take on new challenges at Caverion after that.

Caverion announced on 9 November 2021 that CFO Martti Ala-Härkönen has resigned to accept a position in another company. The search for his successor has commenced. Martti Ala-Härkönen has been Caverion's CFO since September 2016.

Events after the review period

Caverion announced on 28 January 2022 that Deputy CEO Thomas Hietto, responsible for Services, Sustainability & Smart City Solutions, has resigned. Group Management Board member Kari Sundbäck, responsible for Strategy, Marketing & Communications and Supply Operations, assumed interim responsibility for Services as well as Sustainability & Smart City Solutions on top of his current role. The changes became effective as of 28 January 2022.

Short-term risks and uncertainties

There have been no material changes in Caverion's significant short-term risks and uncertainties compared to those reported in the Interim Report Q3/2021. Those risks and uncertainties are still valid.

Operating environment. The impacts of the corona pandemic and the consequent economic downturn on Caverion, and the actions taken by the company are summarised separately in this report.

Caverion is exposed to different types of strategic, operational, political, market, customer, financial and other risks. Caverion estimates that the trade, health and political risks are increasing globally and have partly already materialised in form of the corona pandemic. The increasing cost base, including increasing material and energy prices, could have a material adverse effect on Caverion.

Operational risks and uncertainties. Caverion's typical operational risks relate to its Services and Projects business. These include risks related to tendering (e.g. calculation and pricing), contractual terms and conditions, partnering, subcontractors and the supply chain, procurement and price of materials, long-term service commitments, guaranteed service levels, and availability of qualified personnel and project management. To manage these risks, risk assessment and review processes

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17 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 18 Caverion Annual Review 2021 for both the sales and execution phase are in place, and appropriate risk reservations are being made. The Group’s Projects Business Unit and Services Business Unit are overseeing the overall risk of Projects and Services, respectively, and addressing the necessary actions to Divisions to mitigate and manage the risks.Given the risks materialised in the Projects business, the Group Projects Business Unit is dedicated to the overall improvement of project risk management, to steering the project portfolio and to improving project management capabilities. Despite clearly defined project management processes and project controls, it is possible that some risks which could lead to project write-downs, provisions, disputes and litigations may materialise and could have a negative impact on Caverion’s financial performance and position. Caverion has made a large amount of project write-downs during the last few years. Systematic performance management continues to be part of the core project management processes in all divisions. In 2019 to, 2021, Caverion reported only one old major risk project from Germany in adjusted EBITA, the completion of which was delayed to the end of 2021. The project has been handed over to the customer in the end of 2021. It is possible that further risks may emerge in regard to this old project or other projects.Receivables. According to Group policy, write-offs or provisions are booked on receivables when it is probable that no payment can be expected. Caverion Group follows a policy in valuing trade receivables and the bookings include estimates and critical judgements. The estimates are based on experience with write-offs realised in previous years, empirical knowledge of debt collection, customer-specific collaterals and analyses as well as the general economic situation of the review period. Caverion carries out risk assessments related to POC and trade receivables in its project portfolio on an ongoing basis. There are certain individual larger receivables where the company continues its actions to negotiate and collect the receivables. There is remaining risk in the identified receivables, and it cannot be ruled out that there is also risk associated with other receivables. The corona crisis has increased the general risk level related to the financial standing of customers and the collection of receivables. Disputes. Given the nature of Caverion’s business especially in Projects, Group companies are involved in disputes and legal proceedings in several projects. These disputes and legal proceedings typically concern claims made against Caverion for allegedly defective or delayed delivery. In some cases, the collection of receivables by Caverion may result in disputes and legal proceedings. There is a risk that the client presents counter claims in these proceedings. The outcome of claims, disputes and legal proceedings is difficult to predict. Write-downs and provisions are booked following the applicable accounting rules.Compliance. In June 2018, Caverion reached a settlement for its part with the German Federal Office (FCO) in a cartel case that had been investigated by the authority since 2014. The investigation concerned several companies providing technical building services in Germany. Caverion Deutschland GmbH (and its predecessors) was found to have participated in anti-competitive practices between 2005 and 2013. According to the FCO’s final decision issued on 3 July 2018, Caverion Deutschland GmbH was imposed a fine of EUR 40.8 million. In the end of March 2020, the FCO issued its final decision on the cartel case against the other building technology companies involved in the matter. There is a risk that civil claims may be presented against the involved companies, including Caverion Deutschland GmbH. It is not possible to evaluate the magnitude of the risk for Caverion at this time. Some civil claims have been settled between the parties in the fourth quarter of 2021. Caverion will disclose any relevant information on the potential civil law claims as required under the applicable regulations.As part of Caverion’s co-operation with the authorities in the cartel matter, the company identified activities between 2009 and 2011 that were likely to fulfil the criteria of corruption or other criminal commitment in some of its client projects executed in that time. Caverion brought its findings to the attention of the authorities and supported them in investigating the case. In the end of June 2020, the public prosecutor's office in Munich informed Caverion that no further investigative measures are intended and that no formal fine proceedings against Caverion will be initiated related to those cases. There is a risk that civil claims may be presented against Caverion Deutschland GmbH. It is not possible to evaluate the magnitude of the risk for Caverion at this time. Caverion will disclose any relevant information on the potential civil law claims as required under the applicable regulations.Caverion has made significant efforts to promote compliance in order to avoid any infringements in the future. As part of the compliance programme all employees must complete an annual e-learning module and further training is given across the organisation. All new employees have to familiarise themselves with Caverion’s Code of Conduct and to take the e-learning. All employees are required to comply with Caverion’s Code of Conduct, which has a policy of zero tolerance on anti-competitive practices, corruption, bribery or any unlawful action.Financing. Caverion’s external loans are subject to a financial covenant based on the ratio of the Group’s net debt to EBITDA. Breaching this covenant would give the lending parties the right to declare the loans to be immediately due and payable. It is possible that Caverion may need amendments to its financial covenant in the future. The level of the financial covenant ratio is continuously monitored and evaluated against actual and forecasted EBITDA and net debt figures. The outbreak of the coronavirus pandemic has increased the general risk level related to the availability of financing as well as foreign exchange related risks.Financial guarantees. Caverion’s business typically involves granting financial guarantees to customers or other stakeholders, especially in large projects, e.g. for the security of advance payments received, performance of contractual obligations, and defects during the warranty period. Such guarantees are typically granted by financial intermediaries on behalf of Caverion. There is no assurance that the company would have continuous access to sufficient guarantees from financial intermediaries at competitive terms or at all, and the absence of such guarantees could have an adverse effect on Caverion’s business and financial situation. To manage this risk, Caverion’s target is to maintain several guarantee facilities in the countries where it operates. The outbreak of the coronavirus pandemic has increased the general risk level related to the availability of guarantee facilities.Information security. Reliability of the key IT systems and partnership is essential for Caverion's continuous operations. Prolonged disruption in the key systems could limit Caverion’s ability to conduct operations in a profitable and efficient manner. In addition, increasing sophistication of and frequency of unauthorised access and cyber threats pose a risk to Caverion's information assets. Data A-44

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 19 Caverion Annual Review 2021 privacy related breaches may have a negative impact on Caverion's reputation. Over time Caverion has made significant investments in its IT systems, and there is a risk that the expected pay-back of these investments is not fully materialised.Goodwill. Goodwill recognised on Caverion’s balance sheet is not amortised, but it is tested annually for any impairment. The amount by which the carrying amount of goodwill exceeds the recoverable amount is recognised as an impairment loss through profit and loss. If negative changes take place in Caverion’s result and growth development, this may lead to an impairment of goodwill, which may have an unfavourable effect on Caverion’s result of operations and shareholders' equity.Financial risks have been described in more detail in the 2021 Financial Statements under Note 5.5 “Financial risk management”.Caverion’s risk management principles and the description of Caverion’s key risks are available on the Company’s website www.caverion.com/investors. Impact of corona pandemic on CaverionThe corona pandemic continued to negatively impact Caverion’s business in 2021, the level of revenue in particular. At the end of the third quarter, the effects of the corona pandemic gradually started to ease off and the operating environment generally improved. The ongoing corona vaccination programmes have provided a helping hand seen in the lower number of severe COVID-19 cases. In the end of November, the rapid spread by the new omicron variant of the coronavirus started to impact the operating environment negatively as more restrictions by governments were once again put in place. Caverion remains somewhat cautious with the pandemic as unpredictable virus variants and new waves of the pandemic may continue to emerge.Caverion’s business is exposed to various risks associated with the corona pandemic and the economic downturn. These include, for example, suspension or cancellation of existing contracts by customers, lack of demand for new services, absenteeism of employees and subcontractor staff, closures of work sites and other work premises by customers or authorities and defaults in customer payments.The business volume and the amount of new order intake are important determinants of Caverion’s performance. A negative scenario whereby the corona pandemic continues due to potential new corona variants cannot be ruled out. However, a large part of Caverion’s services is vital in keeping critical services for buildings, industries and infrastructure up-and-running at all times.AuthorisationsRepurchase and/or acceptance as pledge of own shares of the companyThe Annual General Meeting of Caverion Corporation, held on 24 March 2021, authorised the Board of Directors to decide on the repurchase and/or on the acceptance as pledge of the Company’s own shares in accordance with the proposal by the Board of Directors. The number of own shares to be repurchased and/or accepted as pledge shall not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the Company. The Company may use only unrestricted equity to repurchase own shares on the basis of the authorisation. Purchase of own shares may be made at a price formed in public trading on the date of the repurchase or otherwise at a price formed on the market. The Board of Directors resolves the manner in which own shares be repurchased and/or accepted as pledge. Repurchase of own shares may be made using, inter alia, derivatives. Repurchase and/or acceptance as pledge of own shares may be made otherwise than in proportion to the share ownership of the shareholders (directed repurchase or acceptance as pledge).The authorisation cancels the authorisation given by the General Meeting on 25 May 2020 to decide on the repurchase and/or on the acceptance as pledge of the Company’s own shares. The authorisation is valid until 24 September 2022. The Board of Directors has not used the authorisation to decide on the repurchase of the Company’s own shares during the period.As part of the implementation of the Matching Share Plan announced on 7 February 2018, the company has accepted as a pledge the shares acquired by those key employees who took a loan from the company. As a result, Caverion had 689,056 Caverion Corporation shares as a pledge at the end of the reporting period on 31 December 2021.Share issuesThe Annual General Meeting of Caverion Corporation, held on 24 March 2021, authorised the Board of Directors to decide on share issues in accordance with the proposal by the Board of Directors. The number of shares to be issued under the authorisation may not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the Company. The Board of Directors decides on all the conditions of the issuance of shares. The authorisation concerns both the issuance of new shares as well as the transfer of treasury shares. The issuance of shares may be carried out in deviation from the shareholders’ pre-emptive rights (directed issue). The authorisation can be used, e.g. in order to develop the Company’s capital structure, to broaden the Company’s ownership base, to be used as payment in corporate acquisitions or when the Company acquires assets relating to its business and as part of the Company’s incentive programs. The authorisation cancels the authorisation given by the general meeting on 25 May 2020 to decide on the issuance of shares. The authorisation is valid until the end of the next Annual General Meeting, however no later than 31 March 2022. The Board of Directors has used the current authorisation to decide on share issues during the period. The decisions on the directed share issues without payment described in the financial statements release published on 10 February 2022 under “Share capital and number of shares” were based partly on the current and partly on the previous authorisation.Information about shares in Caverion CorporationUpdated lists of Caverion’s largest shareholders and ownership structure by sector as per December 31, 2021 are available on Caverion’s website at www.caverion.com/investors. The total combined holdings of the members of the Board of Directors, President and CEO and other members of the A-45

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 20 Caverion Annual Review 2021 Group Management Board as per December 31, 2021 are presented in the notes to the financial statements.Shares and share capitalCaverion Corporation has a single series of shares, and each share entitles its holder to one vote at the general meeting of the company and to an equal dividend. The company’s shares have no nominal value. Caverion’s articles of association neither have any redemption or consent clauses nor any provisions regarding the procedure of changing the articles. The number of shares was 138,920,092 and the share capital was EUR 1,000,000 on 1 January 2021. Caverion held 2,807,991 treasury shares on 1 January 2021. At the end of the reporting period, the total number of shares in Caverion was 138,920,092. Caverion held 2,502,467 treasury shares on 31 December 2021, representing 1.80 percent of the total number of shares and voting rights. The number of shares outstanding was 136,417,625 at the end of December 2021.Caverion's Board of Directors approved in December 2021 the commencement of a new plan period 2022-2024 in the share-based long-term incentive scheme. The scheme is based on a performance share plan (PSP) structure targeted to Caverion's management and selected key employees. The Board approved at the same time the commencement of a new plan period 2022-2024 in the Restricted Share Plan (RSP) structure, which is a complementary share-based incentive structure for specific situations. More information on the plans have been published in a stock exchange release on 14 December 2021. Any potential share rewards based on PSP 2022-2024 and RSP 2022-2024 will be delivered in the spring 2025.More information on the incentive plans is presented in the Consolidated Financial Statements for 2021 under Note 6.2 “Share-based payments”.Caverion Corporation does not have any stock option programmes in place.Trading in sharesThe opening price of Caverion's share was EUR 5.81 at the beginning of 2021. The closing rate on the last trading day of the review period on 31 December was EUR 6.39. The share price increased by 10 percent during January–December. The highest price of the share during the review period January–December was EUR 7.94, the lowest was EUR 5.06 and the average price was EUR 6.13. Share turnover on Nasdaq Helsinki in January–December amounted to 38.6 million shares. The value of share turnover was EUR 236.6 million (source: Nasdaq Helsinki). Caverion's shares are also traded in other marketplaces, such as Cboe and Turquoise.The market capitalisation of the Caverion Corporation at the end of the review period was EUR 871.7 million. Market capitalisation has been calculated excluding the 2,502,467 shares held by the company as per 31 December 2021.Outlook for 2022Guidance for 2022Guidance for 2022: In 2022, Caverion Group’s revenue (2021: EUR 2,139.5 million) and adjusted EBITA (2021: EUR 87.7 million) will grow compared to 2021.Market outlook for Caverion’s services and solutions and megatrends impacting the industryCaverion expects market demand to be overall positive in Services and to improve also in Projects during 2022. This scenario assumes a successful outcome from the ongoing corona vaccination programmes and a sufficient control of the corona pandemic impacts with no significant unforeseen setbacks in 2022. Increased material prices and longer delivery times may still affect Caverion’s business going forward, although the inflationary pressures are expected to be more moderate in 2022 compared to 2021. Potential risks may still emerge from the supply side, not only from raw material price inflation but also from labour shortage, furthermore potentially fuelled by increased sick leave levels or quarantines.The business volume and the amount of new order intake are important determinants of Caverion’s performance in 2022. A negative scenario whereby the corona pandemic continues and starts to negatively impact market demand cannot be ruled out. However, a large part of Caverion’s services is vital in keeping also critical services and infrastructure up-and-running at all times.The monetary and fiscal policies currently in place are clearly supporting an economic recovery. As an example, the economic stimulus packages provided by national governments and the EU are expected to increase infrastructure, health care and different types of sustainable investments in Caverion’s operating area over the next few years. The main themes in the EU stimulus packages are green growth and digitalisation. Caverion expects the national and EU programmes to increase demand also in Caverion’s areas of operation in 2022. The ECB decided in December 2021 to reduce its asset purchases step-by-step over the coming quarters with a goal to stabilise inflation at its target over the medium term, while still maintaining flexibility in the conduct of its monetary policy. The digitalisation and sustainability megatrends are in many ways favourable to Caverion and believed to increase demand for Caverion’s offerings going forward. The increase of technology in built environment, increased energy efficiency requirements, increasing digitalisation and automation as well as urbanisation remain strong and are expected to promote demand for Caverion’s services and solutions over the coming years. Especially the sustainability trend is expected to continue strong. Increasing awareness of sustainability is supported by both EU-driven regulations and national legislation setting higher targets and actions for energy efficiency and carbon-neutrality. This is furthermore supported by the society end-users’ general request for an environmentally friendly built environment. The Energy Performance of Buildings Directive (EPBD) passed by the EU requires all new buildings from 2021 to be nearly zero-energy buildings (NZEB). Other initiatives include e.g. the “Fit for 55” climate package and the Renovation Wave Strategy. The “Fit for 55” climate package proposes to make EU's climate, energy, transport and taxation policies fit for reducing net greenhouse A-46

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 21 Caverion Annual Review 2021 gas emissions by at least 55% by 2030, compared to 1990 levels. The objective of the European Commission’s Renovation Wave Strategy is to at least double the annual energy renovation rate of residential and non-residential buildings by 2030. Mobilising forces at all levels towards these goals is expected to result in 35 million building units renovated by 2030. The increased rate and depth of renovation will have to be maintained and increased also post-2030 in order to reach EU-wide climate neutrality by 2050. The proposed revision of the Energy Performance of Buildings Directive (EPBD) is an example of the coming EU directives that highlight the importance of sustainability and energy performance of the buildings. It, among other measures, aims to establish new EU-level Minimum Energy Performance Standards (MEPS), with enhanced requirements for both existing and new building stock. Caverion has been putting an effort to develop its offering and solutions to meet this demand and is well positioned with its more than 14,000 skilled employees.ServicesCaverion expects market demand to be overall positive during 2022. Caverion’s Services business is overall by nature more stable and resilient through business cycles than the Projects business. Stimulus packages are also expected to positively impact general demand in the Services business.There is an increased interest for services supporting sustainability, such as energy management. Caverion has had a special focus for several years both in so-called Smart Technologies as well as in digital solutions development. These are believed to grow faster than more basic services on average and enable data-driven operations with recurring maintenance. In Cooling, as an example, there is a technical change ongoing from environmentally harmful F-gases into CO2-based refrigeration, providing increased need for upgrades and modernisations. The sustainability trend is also increasing the demand for building automation upgrades.As technology in buildings increases, the need for new services and digital solutions is expected to increase. Customer focus on core operations also continues to open up opportunities for Caverion through outsourcing of industrial operation and maintenance, property maintenance as well as facility management.ProjectsDue to the late-cyclical nature of the Projects business, even after the economic environment recovers, it typically takes some time before the Projects business turns back to growth. However, the stimulus packages are expected to positively impact the general demand also in the Projects business. Caverion expects market demand to improve also in Projects during 2022.According to Euroconstruct reports published in November 2021, the European construction industry has already fully recovered from the negative corona impacts, as the total construction volume in Western Europe was expected to grow by 5.6 percent in 2021, following a drop of 4.7 percent in 2020. Euroconstruct has a positive outlook for 2022, expecting a healthy growth (3.6%) in 2022 for Western European countries. The non-residential construction market is expected to perform relatively better than the housing market in the near future according to Euroconstruct. From the trends perspective, the digitalisation and sustainability megatrends are supporting demand also in Projects, as Caverion’s target is to offer long-term solutions binding both Projects and Services together. The requirements for increased energy efficiency, better indoor climate and tightening environmental legislation continue to drive demand over the coming years. A-47

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Disclosure regarding non-financial information

Driving sustainable impact

Our purpose is to drive change and enable performance and people's well-being in smart and sustainable built environments. To maximise positive sustainable impact, Caverion needs to offer solutions that help tackle the impacts of climate change and provide sustainable services for the current and future needs of customers and end-users/society. Caverion is committed to being a sustainable business. This means that Caverion adds value to society and to future business. To achieve this ambition, Caverion does business in a financially, environmentally and socially responsible way. This approach is integrated into the decision-making in strategies and actions, always keeping in mind the expectations of the key stakeholders of the company including shareholders, employees, partners, the communities in which Caverion is present and the global society Caverion is part of. Caverion aims for continuous development by decreasing its carbon footprint, increasing its carbon handprint, caring for its people and ensuring sustainable value chain operations.

This is what ESG – Environmental, Social and Governance – means to us.

Environmental aspects

As climate change continues to be the biggest threat planet is facing. Caverion is contributing to a carbon-neutral society by reducing its own emissions and by promoting its energy-efficient and sustainable solutions. Caverion is committed to work in achieving a positive carbon handprint five times greater than its Scope-1–2 carbon footprint, by 2025.

Footprint

Caverion's footprint and the carbon Scope-1–2 emissions – the direct impact Caverion has on the environment – are moderate, due to the business being focused on installation and services rather than physical product manufacturing. In 2021, in Caverion's own operations, the CO2 emissions of its service vehicle fleet was again more substantial than the emissions from its energy consumption.

In order to mitigate service fleet emissions, Caverion is focusing on increasing remote services, optimising routes and increasing the use of biofuels and electric vehicles. Caverion's service fleet in 2021 consisted of 4300 vehicles, of which over 100 were electric vehicles. The CO2 emissions of Caverion's service fleet remained on the same level as previous year, on the level of 15,000 tCO2. 95% of the fuel used by vehicle fleet is diesel, with an increasing number of biodiesels in use. Promoting ecological driving behaviour, efficient route planning and reduced pick-ups are also important to reducing Scope-1 emissions. Work in introducing a more environmentally friendly service vehicle fleet is on-going.



We create value

Assests

- More than 14,000 employees in 10 European countries
- Caverion brand
- Focus in providing smart and sustainable solutions
- 4,600 service vehicles
- Equity capital EUR 201.4 m
- Interest-bearing debt EUR 271.6m (incl. lease liabilities)

Business

Services and projects:
Expert guidance for the entire life cycle of buildings, infrastructure and industrial sites and processes.

- Revenue: EUR 2,139.5m
- Adjusted EBITA: EUR 87.7
- Market capitalisation: EUR 871.7m on Dec. 31, 2021

Value created and impacts

- Positive impact in the field of ESG
- Caverion carbon handprint impact over twice larger than Caverion own Scope 1-2 emissions
- Own fleet fuel emissions 16,000 tCO2
- Improved net promoter score (NPS)
- Improved score in employee engagement index (Spirit survey)
- Over 800 apprenticeships for young potentials
- Improved work safety – LTIFR 4.0
- Personnel expenses EUR 889.9m
- Expenses for materials and services 922.3M€
- Net financing expenses paid EUR 9.0m
- Taxes paid EUR 14.3m
- Dividends paid EUR 27.3m

Scope-2 emissions are mainly from Caverion´s leased office buildings. Caverion is committed to increasing the share of renewable energy use in its own buildings and to implementing everyday energy efficiency activities, which have already been deployed at company headquarters and multiple other locations. Some of the divisions are already shifting to 100% renewable energy use in 2022.

In 2021, Caverion conducted a comprehensive study and estimation of its Scope-3 emissions for the first time. Caverion screened all the Scope-3 emission categories and identified purchased goods and services and the use of sold products as the biggest emission sources. Caverion aims to be the front-runner in its industry in carbon footprint and handprint work, so Caverion is taking the challenging yet decisive route in calculating Scope-3 emissions. Caverion is aiming to improve the accuracy of carbon calculations and to be able to compare them year-on-year. Based on Caverion´s estimate, Scope 3 accounts for over 90% of its carbon emissions. The aim is to externally announce emissions for each Scope-3 category in the future. Caverion has drawn up Group-level Scope 3 emission reduction plans with key reduction areas such as efficient waste and material management and the procurement of products and services.

Caverion is working with its suppliers to ensure that the existing and new products Caverion installs are fit for circularity and Caverion aims to calculate the environmental footprint of all the major devices installed for customers. Caverion is also planning collaboration with key suppliers to reduce the emissions and waste generated by its products. Acknowledging the biggest Scope-3 emission sources, Caverion aims to further improve and mitigate the environmental impacts the products Caverion offer to customers and thus to expand its carbon handprint.

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22 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Handprint

The main parts of Caverion cabon handprint accumulate from, for example, smart building automation, smart heating and cooling, EV charging, solar panel installations, energy management and Energy Performance Contracting (EPC) and industrial solutions and advisory services. These solutions offer major CO2-saving capabilities for customers and society. Annual savings from EPC, energy management and EV charging stations CO2 savings is already providing savings well above twice of Caverion´s Scope-1–2 footprint. As Caverion exapands its carbon emission calculations and carries out more sales with a positive handprint impact, Caverion is very well positioned for sustainable growth and achieving the ambitious 5X target by 2025.

The proposed revision of the Energy Performance of Buildings Directive (EPBD) is one example of the coming EU directives that highlight the importance of the sustainability and energy performance of buildings. Additionally, EU taxonomy for sustainable activities combined with heightened customer ambitions related to climate and sustainability targets are driving sales of projects that results in a positive carbon handprint. Many of major customers have committed to these ambitious emission reduction targets, such as World Green Building Councils 's Net Zero Carbon Buildings Commitment.

EU Taxonomy

As a provider of technical services and projects for buildings, infrastructure as well as industrial sites and processes, Caverion is part of the solution for a green, low-carbon transition. In 2021, 33.0 percent of Caverion's Group revenue was considered eligible with EU Taxonomy. Caverion's taxonomy eligible revenue consists mainly of building technology and energy generation-related projects and services, which have a positive impact through carbon emissions reductions. Activities not considered eligible with EU Taxonomy accounted for 67.0 percent of Group revenue in 2021, consisting of technical building services not contributing to carbon emission reductions and industrial services outside the renewable energy sector. Caverion's capital expenditure and operating expenses resulting from services or products associated with economic activities considered eligible with EU taxonomy amounted to 13.8 percent and 3.1 percent of its 2021 denominators of Capital Expenditure KPI and Operating Expenditure KPI, respectively. Caverion's business model is asset-light and does not require large-scale investments to cope with the EU taxonomy. Most of Caverion's investments are M&A or IT investments. More information on the calculation principles related to Caverion's EU Taxonomy eligible figures can be found on Caverion's website.

EU Taxonomy KPI's, EUR million	Total	Eligible, %	Non-eligible, %
Revenue	2,139.5	33.0	67.0
Capital expenditure*	80.7	13.8	86.2
Operating expenses related to day-to-day servicing of assets of property, plant and equipment	76.4	3.1	96.9

** Total of EUR 80.7 million includes EUR 54.7 million capital expenditure on leased assets*

Environmentally sustainable activities according to EU taxonomy

With these levels of eligibility, Caverion demonstrates its strong position in environment and climate protection. Caverion also reaffirms its sustainability target of having a positive carbon handprint five times greater than its carbon footprint by 2025. In the longer term, Caverion's target by 2030 is to create a sustainable impact through its solutions, with a positive carbon handprint 10 times greater than its carbon footprint (Scope 1-2).

Buildings account for approximately 40% of EU final energy consumption and 36% of the greenhouse gas emissions, making them the single largest energy consumer in Europe (source: EU). Caverion's solutions help its customers to improve their energy efficiency and thereby reduce their carbon footprint. Caverion commits to making a difference in sustainability together with its customers in line with its strategy and purpose: enabling performance and people's wellbeing in smart and sustainable built environments.

Assessment of eligibility with EU taxonomy

Caverion has identified close to 30 EU taxonomy activities in seven sectors of economic activity. The most significant sectors for Caverion include Construction & Real Estate and Energy, together representing approximately 87% of the total EU taxonomy eligible revenue. The relevant sustainable activities relating to the objective of climate change mitigation for Caverion according to EU Taxonomy include the following seven activity categories, with company products, technologies and services listed below each category:

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23 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 24 Caverion Annual Review 2021 A-50

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 25 Caverion Annual Review 2021 Caverion did not classify any activities under categories “Construction of new buildings (7.1)” and “Renovation of existing buildings (7.2)” as the company interprets these categories as belonging building construction and renovation activities rather than technical building system related installations and services. However, had this approach been adopted, Caverion would have been able to report a material additional share of its building technology revenue as taxonomy eligible.With regard to taxonomy activity category “Energy”, Caverion’s interpretation is that “Construction or operation of energy generation facilities” includes Caverion’s installation projects as well as preventive maintenance and other services that are crucial to the energy generation process (i.e. to keeping energy generation running) although the company does not engage in energy generation activities as such.Social and employee aspectsIn 2021, Caverion continued to build its capabilities in becoming a leading service company and selective master of projects as well as being a pioneer in smart technologies. In order to achieve these ambitious business targets, Caverion wants to become the most attractive employer, both for current employees and potential future employees.According to a comprehensive 2021 customer survey, Caverions strengths were identified to be its service mindset and the ability to respond quickly to, and in an efficient manner solve, the challenges of its customers. Our people are the interface to our customers in everything we do. It is therefore crucial to offer a working environment where everyone can perform their best and thereby provide an excellent level of service to our customers. To ensure this, Caverion has defined key principles in management as well as clear guidance on safety, leadership and many other important people-based practices. In 2021, Caverion enhanced its common ways of working across divisions and has developed its reporting in many management areas. In 2021, Caverion furthermore finalised its new values and defined value-based behaviours that serve as the foundation for our way of leading and working together. These will be published as part of Caverion´s updated strategy in 2022.The abrupt effects of the pandemic, combined with slower-paced changes brought about by the megatrends of digitalisation and sustainability, have impacted our people. Not only has the way we do our work had to change, but also the type of work we do has started to change. In order to be able to react to and capitalise on these changes, we have kept our people-related focus on previously identified areas: Top performance at every level, Inspiring leadership, Right people in right places and Professional growth.Caverion’s Service and Project business units have continued to enhance both their technical and management capabilities. The work on Project Management capability enhancement has started to show results, and Caverion currently has a much better foundation to build on. A new area given extra focus has been Sales Competence Development by building a common competence frame and assessing key sales positions at the end of 2021. The new digital learning platform Campus enables easy access to Caverion’s learning offering and enhances Caverion’s ability to manage learning paths on different topics. Caverion is among the top performers in terms of safety in its industry. The accident frequency rate was record low in 2021 at 4.0 (4.2). Caverion continues to develop even safer ways of working, and a long-term target is to get as close to zero accidents as possible. Every Caverion employee has the right and responsibility to perform their work safely – our safety mission is to guarantee a safe working environment and working methods, and to be a leader in the field of proactive safety work. In recent years, Caverion´s work safety culture has taken major steps forward. As a result of our systematic approach, more and more attention in being drawn to issues that improve work safety. Caverion strives to understand, for example, the root cause of each accident and to spend more time on investigating it. Caverion then develops and implements relevant work-safety measures to prevent similar accidents from happening in the future.Diversity, equity and inclusion are important for Caverion, and work to live by these values is an important part Caverion’s target to build a Performance Culture. As a company Caverion is committed to the UN’s Sustainable development goals. Caverion believes that offering a diverse and inclusive work environment is a prerequisite to attracting the best people in the industry. It is fundamentally important for Caverion that everyone feels included and valued at work. We are at the beginning of the journey, but Caverion is committed to making a difference regarding diversity and equity in our industry. Caverion’s Board of Directors represents five different nationalities and 29% of the members of Caverion Board of Directors are female. It is crucially important for all managers to commit to our common values and act as role models. Caverion employees think that 89% of managers demonstrate honest and ethical behaviour in their daily work, 87% of employees feel respected by their managers and 91% by their colleagues. But that is not enough – everyone needs to contribute. Therefore, Caverion will focus on creating awareness and interest by providing knowledge throughout the company. In 2021, Caverion built a frame for the activities that will take as further on this journey. The divisions have worked on local activities and will continue doing so, and Caverion will also have common company-wide activities embedded into its Culture Journey.Human rightsIn accordance with Caverion’s Code of Conduct, the company does not allow any kind of discrimination related to age, gender, nationality, social status, religion, physical or mental disability, political or other opinions, sexual orientation or any other factor. Caverion’s Code of Conduct also provides active guidance towards improved equality and promotes gender equality and diversity. Human rights safeguarded by international conventions are respected. Caverion applies a zero-tolerance approach to discrimination, harassment or any unlawful act. In 2021, company-wide Code of Conduct eLearning was rolled out to all employees with an excellent completion rate of 92%. This training is also part of Caverion employee onboarding during the first week of employment. Caverion utilises a separate Supplier Code of Conduct with its partners. Suppliers, subcontractors and other business partners shall: >Respect human rights by following international conventions, in particular the United Nations’ Universal Declaration of Human Rights; A-51

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 26 Caverion Annual Review 2021 >Comply with fundamental conventions as defined by the International Labour Organization; >Ensure that their own suppliers comply with requirements that meet or exceed the requirements laid down in Caverion’s Supplier Code of Conduct.In 2021, the sign-off rate for the Supplier Code of Conduct by major Caverion suppliers was 66%Caverion operates primarily in developed, transparent markets. Potential risks relate to the uncertainty or unawareness of how subcontractors conduct their daily business. The risks of breach in the area of human rights are predominantly located further away in Caverion’s supply chain. Caverion has an ethical reporting channel through which its employees and suppliers can confidentially and anonymously report their observations of suspected misconduct. In addition, reports can be submitted via email. Anti-corruption and briberyCaverion has several standard control processes aimed at preventing corruption and bribery from happening. These processes are part of both the sales and delivery phases. They include checks and controls (for example, monitoring, the use of ethical reporting channels, reviews, due diligence measures and approvals) in tender preparation and procurement activities as well as in the delivery and execution of Caverion services and projects. Caverion has a Compliance Programme that includes clear milestones in order to ensure that all Caverion’s business is conducted legally, ethically and in a compliant manner. Caverion also has a Group-level Compliance unit and network headed by the Compliance Officer. The role of the compliance network is to enhance a culture of integrity and responsibility and build leadership capabilities by rolling out the Caverion Compliance Programme to local teams and their operations. This includes a focus on raising awareness through compliance training. Caverion also operates a Group Ethics & Compliance Committee consisting of the President and CEO, CFO, Group General Counsel, Head of HR and Safety and the Compliance Officer. The committee reviews the annual compliance plan and its progress, the reported or otherwise identified compliance cases and other Group-level ethics and compliance matters. Caverion has compiled Group-level policies, instructions and guidelines in a structured manner into Caverion Guidelines. Caverion’s Code of Conduct is the cornerstone of Caverion’s policies. The Code of Conduct clearly sets out Caverion’s policy on corruption and bribery: Caverion applies a zero-tolerance approach to corruption, bribery, anti-competitive practices, discrimination, harassment or any unlawful act. The following principles guide Caverion’s relationship with its suppliers, subcontractors and other business partners:>Caverion does not tolerate any form of bribery or other illegal payments in its relationships with its suppliers, subcontractors and other business partners; >Caverion does everything in its power to reject bribery, corruption and white-collar crimes.Caverion supports open and fair competition in all its markets. In addition, Caverion complies with the applicable legislation regarding competition in every activity and avoids situations where there is a risk that regulations concerning competition could be violated. A-52

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 27 Caverion Annual Review 2021 Caverion sustainability performance and KPIsFor more information on Caverion sustainability KPIs and actions, please read the Sustainability Report 2021 A-53

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Key figures

Consolidated income statement, Jan 1 - Dec 31	2021	2020	2019	2018	2017
Revenue, EUR million	2,139.5	2,154.9	2,123.2	2,204.1	2,275.8
Organic growth, %	-2.0	-4.1	-	-	-
EBITDA, EUR million [1]	113.8	99.4	103.0	-8.8	3.8
EBITDA margin, % [1]	5.3	4.6	4.8	-0.4	0.2
Adjusted EBITDA, EUR million [1]	142.1	116.5	120.4	53.4	25.8
Adjusted EBITDA margin, % [1]	6.6	5.4	5.7	2.4	1.1
EBITA, EUR million [1]	59.4	42.4	49.8	-15.4	-
EBITA margin, % [1]	2.8	2.0	2.3	-0.7	-
Adjusted EBITA, EUR million [1]	87.7	60.6	67.2	46.8	-
Adjusted EBITA margin, % [1]	4.1	2.8	3.2	2.1	-
Operating profit, EUR million	43.5	27.2	35.3	-35.9	-26.6
Operating profit margin, %	2.0	1.3	1.7	-1.6	-1.2
Result before taxes, EUR million	34.9	16.0	27.0	-43.9	-32.3
% of revenue	1.6	0.7	1.3	-2.0	-1.4
Result for the period, EUR million	25.1	8.6	22.6	-48.1	-27.0
% of revenue	1.2	0.4	1.1	-2.2	-1.2

Consolidated statement of financial position, EUR million	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2018	Dec 31, 2017
Total assets	1,320.0	1,292.4	1,281.4	1,024.5	1,093.2
Working capital	-144.7	-160.4	-100.9	-54.6	-30.8
Interest-bearing net debt	140.7	118.6	168.4	6.9	64.0

Key ratios and other data	2021	2020	2019	2018	2017
Equity ratio, %	19.0	18.9	21.5	30.2	25.8
Gearing ratio, %	69.8	60.4	73.6	2.7	27.2
Return on equity, %	12.6	4.0	9.4	-19.7	-13.5
Operating cash flow before financial and tax items, EUR million	103.8	157.6	143.7	21.6	-8.7
Order backlog, EUR million	1,863.8	1,609.1	1,670.5	1,494.3	1,491.0
Personnel, average for the period	14,831	15,773	14,763	15,672	16,607
Personnel at the end of the period	14,298	15,163	16,273	14,950	16,216

Share-related key figures, Jan 1 - Dec 31	2021	2020	2019	2018	2017
Earnings per share, basic, EUR	0.17	0.05	0.14	-0.40	-0.24
Earnings per share, diluted, EUR	0.17	0.05	0.14	-0.40	-0.24
Equity per share, EUR	1.5	1.4	1.7	1.9	1.9
Dividend per share, EUR [2]	0.17	0.20	-	0.05	-
Dividend per earnings, %	100.2	430.5	-	-	-
Effective dividend yield, %	2.7	3.4	-	1.0	-
Price per earnings (P/E ratio)	37.7	125.1	50.2	-12.9	-24.7
Share price trend					
Share price on Dec 31, EUR	6.39	5.81	7.19	5.09	5.89
Low, EUR	5.06	3.79	4.85	4,74	5.76
High, EUR	7.94	8.25	7.64	7,54	8.28
Average, EUR	6.13	5.73	6.18	6.37	7.19
Share capitalisation on Dec 31, EUR million	871.7	790.8	978.3	690.5	736.7
Share turnover trend					
Share turnover, thousands	38,609	65,208	22,944	41,403	51,196
Share turnover, %	28.3	47.9	16.9	31.6	40.9
Number of shares outstanding at the end of period, thousands	136,418	136,112	136,071	135,656	125,084
Weighted average number of shares, thousands	136,298	136,105	135,866	131,087	125,084
Weighted average number of shares, dilution adjusted, thousands	136,298	136,105	135,866	131,087	125,084

[1] Alternative performance measure (APM). Caverion presents APMs to improve the analysis of business and financial performance and to enhance the comparability between reporting periods. APMs presented in this report should not be considered as a substitute for measures of performance in accordance with the IFRS. Calculation of key figures is presented on the following page.

[2] Financial year 2021 dividend is the Board of Directors' proposal to the Annual General meeting.

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28 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CALCULATION OF KEY FIGURES

Calculation of key figures

EBITDA =	Operating profit (EBIT) + depreciation, amortisation and impairment
Adjusted EBITDA =	EBITDA before items affecting comparability (IAC) [1]
EBITA =	Operating profit (EBIT) + amortisation and impairment
Adjusted EBITA =	EBITA before items affecting comparability (IAC) [1]
Working capital =	Inventories + trade and POC receivables + other current receivables - trade and POC payables - other current payables - advances received - current provisions
Interest-bearing net debt =	Interest-bearing liabilities - cash and cash equivalents
Equity ratio (%) =	Equity + non-controlling interest x 100 / Total assets - advances received
Gearing ratio (%) =	Interest-bearing liabilities - cash and cash equivalents x 100 / Shareholder's equity + non-controlling interest
Return on equity, % =	Result for the period x100 / Total equity (average of the figures for the accounting period)
Average number of employees =	The average number of employees at the end of previous financial year and of each calendar month during the accounting period
Earnings / share, basic =	Result for the financial year (attributable for equity holders) – hybrid capital expenses and accrued unrecognised interests after tax / Weighted average number of shares outstanding during the period
Earnings / share, diluted =	Result for the financial year (attributable for equity holders) – hybrid capital expenses and accrued unrecognised interests after tax / Weighted average number of shares, dilution adjusted
Equity per share =	Shareholders' equity / Number of outstanding shares at the end of the period
Dividend per share =	Dividend per share for the period / Adjustment ratios of share issues during the period and afterwards
Dividend per earnings (%) =	Dividend per share x 100 / Earnings per share
Effective dividend yield (%) =	Dividend per share x 100 / Share price on December 31
Price/earnings ratio (P/E ratio) =	Share price on December 31 / Earnings per share
Average price =	Total EUR value of all shares traded / Average number of all shares traded during the accounting period
Market capitalisation =	(Number of shares – treasury shares) x share price on the closing date
Share turnover =	Number of shares traded during the accounting period
Share turnover (%) =	Number of shares traded x 100 / Average number of outstanding shares
Organic growth =	Defined as the change in revenue in local currencies excluding the impacts of (i) currencies; and (ii) acquisitions and divestments. The currency impact shows the impact of changes in exchange rates of subsidiaries with a currency other than the euro (Group's reporting currency). The acquisitions and divestments impact shows how acquisitions and divestments completed during the current or previous year affect the revenue reported.

[1] Items affecting comparability (IAC) are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations.

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

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29 Caverion Annual Review 2021

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES SHAREHOLDERS | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Shareholders

At the end of December 2021, the number of registered shareholders in Caverion was 27,582 (2020: 26,747). At the end of December 2021, a total of 31.1 percent of the shares were owned by nominee-registered and non-Finnish investors (2020: 31.0%).

Updated lists of Caverion's largest shareholders, the holdings of public insiders and ownership structure by sector as per December 31, 2021, are available on Caverion's website at www.caverion.com/investors.

No shareholder, member or other person is controlling Caverion as meant in the Securities Markets Act section 2 paragraph 4. Caverion is not subject to any arrangements which separate the possession of the securities and the economic rights vested in them. The Board of Directors is not aware of any shareholder agreements or other similar type of arrangements having effect on Caverion shareholders or that might have a significant impact on share price.

Caverion Corporation's essential financing agreements include a change of control clause which is applicable in case more than 50 percent of company's shares are acquired by a single entity or parties controlled by it.

Ownership structure by sector on December 31, 2021

Sector	Share-holders	% of owners	Shares	% of all shares
Nominee registered and non-Finnish holders	143	0.5	43,153,761	31.1
Households	26,075	94.5	25,276,452	18.2
General government	18	0.1	19,457,480	14.0
Financial and insurance corporations	50	0.2	12,730,346	9.2
Non-profit institutions	247	0.9	4,946,233	3.6
Non-financial corporations and housing corporations	1,049	3.8	33,355,820	24.0
Total	**27,582**	**100.0**	**138,920,092**	**100.0**

Largest shareholders on December 31, 2021

Shareholder	Shares, pcs	% of all shares
1. Funds held by Antti Herlin, including directly held shares	20,504,392	14.8
2. Fennogens Investments SA	14,169,850	10.2
3. Varma Mutual Pension Insurance Company	9,728,407	7.0
4. Mandatum companies	5,759,892	4.1
5. Säästöpankki funds	3,701,562	2.7
6. Ilmarinen Mutual Pension Insurance Company	3,602,955	2.6
7. Elo Mutual Pension Insurance Company	3,229,583	2.3
8. Caverion Oyj	2,502,467	1.8
9. The State Pension Fund	2,050,000	1.5
10. Nordea funds	1,994,614	1.4
11. Brotherus Ilkka	1,803,765	1.3
12. OP funds	1,510,055	1.1
13. Aktia funds	1,050,000	0.8
14. Kaleva Mutual Insurance Company	969,025	0.7
15. Sinituote Oy	772,400	0.6
16. S-Bank funds	607,315	0.4
17. Veritas Pension Insurance Company Ltd.	603,470	0.4
18. Hisra Consulting and Finance Oy	550,000	0.4
19. Fondita funds	490,000	0.4
20. Lehtoranta Ari	367,051	0.3
20 largest, total	75,966,803	54.7
Other shareholders	34,408,781	24.8
Nominee registered total	28,544,508	20.5
All shares	**138,920,092**	**100.0**

A-56

30 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
OWNERSHIP AND SUBSIDIARIES

Public insider ownership of Caverion Group on December 31, 2021

Board of Directors		Direct holdings	Holdings of controlled companies	Total
Aho Jussi	Member	50,713	-	50,713
Ehrnrooth Markus	Vice Chairman of the Board	13,735	-	13,735
Hallengren Joachim	Member	16,713	11,000	27,713
Hinnerskov Thomas	Member	50,713	-	50,713
Jahn Kristina	Member	6,501	-	6,501
Paulsson Mats	Chairman of the Board	18,130	136,200	154,330
Soravia Jasmin	Member	6,501	-	6,501
Total		**163,006**	**147,200**	**310,206**

Group Management Board		Direct holdings	Holdings of controlled companies	Total
Ala-Härkönen Martti	Chief Financial Officer (CFO), Head of Finance, Strategy and IT	144,447	-	144,447
Engman Elina	Head of Division Industry	-	-	-
Gaaserud Knut	Head of Division Norway	110,967	-	110,967
Götzsche Jacob	President and CEO	55,000	-	55,000
Hietto Thomas	Deputy DEO. Head of Business Unit Services, Sustainability & Smart City Solutions	159,422	-	159,422
Kaiser Michael	Head of Business Unit Projects	164,578	-	164,578
Lundberg Uno	Head of Division Sweden	10,000	-	10,000
Mennander Juha	Adviser to President and CEO (interim)	78,923	-	78,923
Schrey-Hyppänen Minna	Head of Human Resources	87,361	-	87,361
Simmet Manfred	Head of Division Austria	82,980	-	82,980
Sørensen Carsten	Head of Division Denmark	93,006	-	93,006
Sundbäck Kari	Head of Strategy, Marketing, Communications, Transformation and Supply Operations	94,224	-	94,224
Tamminen Ville	Head of Division Finland	101,833	-	101,833
Viitala Anne	Head of Legal & Compliance	80,100	-	80,100
Total		**1,262,841**	**-**	**1,262,841**

Subsidiaries

Company name	Domicile	Holding of Caverion Group, %	Holding of Caverion Corporation, %
Caverion Suomi Oy	Helsinki	100.00	100.00
Caverion GmbH	München	100.00	100.00
Caverion Industria Oy	Vantaa	100.00	100.00
Caverion Sverige AB	Solna	100.00	100.00
Caverion Norge AS	Oslo	100.00	100.00
Caverion Danmark A/S	Fredericia	100.00	100.00
Caverion Österreich GmbH	Wien	100.00	100.00
Caverion Emerging Markets Oy	Helsinki	100.00	100.00
Caverion Internal Services AB	Solna	100.00	100.00
Huurre Technologies Oy	Kuopio	100.00	100.00
Caverion Eesti AS	Tallinna	100.00	
Caverion Latvija SIA	Riika	100.00	
Caverion Lietuva UAB	Vilna	100.00	
Caverion Huber Invest Oy	Helsinki	100.00	
Caverion Deutschland GmbH	München	100.00	
Duatec GmbH	München	100.00	
MISAB Sprinkler & VVS AB	Solna	100.00	
Teollisuus Invest Oy	Helsinki	100.00	
GTS Automation GmbH	Bad Vöslau	100.00	
GTS Automation System SRL (RO)	Jilava	100.00	
Huurre Sweden Ab	Västerås	100.00	
Caverion Poland S.A.	Zabrze	100.00	
Maintpartner RO S.p.z.oo	Gdynia	100.00	
Oy Botnia Mill Service Ab [1]	Kemi	49.83	
Kiinteistö Oy Leppävirran Teollisuustalotie 1	Leppävirta	60.00	

[1] *Oy Botnia Mill Service Ab is fully consolidated due to Caverion Group's controlling interest based on the shareholder's agreement. Caverion does not have subsidiaries with material non-controlling interests based on the Group's view.*

A-57

31 Caverion Annual Review 2021

Caverion IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
INCOME STATEMENT

Consolidated income statement

EUR million	Note	1.1.-31.12.2021	%	1.1.-31.12.2020	%
Revenue	2.1	**2,139.5**		**2,154.9**	
Other operating income	2.2	2.8		11.5	
Materials and supplies		-523.9		-529.0	
External services		-398.4		-410.1	
Employee benefit expenses	2.2	-889.9		-902.6	
Other operating expenses	2.2	-216.3		-225.3	
Share of results in associated companies	5.7	0.0		0.0	
Depreciation, amortisation and impairment	2.3	-70.3		-72.2	
Operating profit		**43.5**	2.0	**27.2**	1.3
Financial income		0.5		0.8	
Exchange rate differences (net)		0.3		-0.9	
Financial expenses		-9.4		-11.2	
Financial income and expenses	2.4	-8.6		-11.2	
Result before taxes		**34.9**	1.6	**16.0**	0.7
Income taxes	2.5	-9.8		-7.3	
Result for the financial year		**25.1**	1.2	**8.6**	0.4
Attributable to:					
Owners of the parent		25.0		8.6	
Non-controlling interests		0.0		0.0	
Earnings per share for profit attributable to owners of the parent:					
Earnings per share, basic, EUR	2.6	0.17		0.05	
Earnings per share, diluted, EUR		0.17		0.05	

Consolidated statement of comprehensive income

EUR million	Note	1.1.-31.12.2021	1.1.-31.12.2020
Result for the period		**25.1**	**8.6**
Other comprehensive income			
Items that will not be reclassified to profit or loss:			
Change in the fair value of defined benefit pension		-0.1	-0.7
-Deferred tax		-0.5	0.5
Change in fair value of other investments	5.4	0.0	0.0
- Deferred tax			
Items that may be reclassified subsequently to profit or loss:			
Translation differences		8.1	-9.3
Other comprehensive income, total		**7.5**	**-9.5**
Total comprehensive income		**32.5**	**-0.9**
Attributable to:			
Owners of the parent		32.5	-0.9
Non-controlling interests		0.0	0.0

The notes are an integral part of the consolidated

A-58

32 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
FINANCIAL POSITION

Consolidated statement of financial position

EUR million	Note	Dec 31, 2021	Dec 31, 2020
ASSETS			
Non-current assets			
Property, plant and equipment	4.3	17.6	18.9
Right-of-use assets	5.9	131.2	125.5
Goodwill	4.2	369.9	365.0
Other intangible assets	4.3	47.7	49.1
Investments in associated companies and joint ventures	5.7	1.5	1.7
Investments	5.4	1.3	1.3
Receivables	3.2	9.6	8.1
Deferred tax assets	3.5	16.8	19.6
Total non-current assets		**595.6**	**589.1**
Current assets			
Inventories	3.1	16.9	16.3
Trade receivables	3.2	346.0	316.5
POC receivables	3.2	195.6	190.0
Other receivables	3.2	34.4	31.0
Income tax receivables		0.6	0.2
Cash and cash equivalents		130.9	149.3
Total current assets		**724.4**	**703.3**
TOTAL ASSETS		**1,320.0**	**1,292.4**

The notes are an integral part of the consolidated financial statements.

EUR million	Note	Dec 31, 2021	Dec 31, 2020
EQUITY AND LIABILITIES			
Equity attributable to owners of the parent	5.2		
Share capital		1.0	1.0
Treasury shares		-2.4	-2.8
Translation differences		-6.0	-14.1
Fair value reserve		-0.2	-0.1
Hybrid capital		35.0	35.0
Unrestricted equity reserve		66.0	66.0
Retained earnings		107.6	111.3
Total equity attributable of owners of the parent		**201.1**	**196.3**
Non-controlling interests		0.3	0.3
Total equity		**201.4**	**196.6**
Non-current liabilities			
Deferred tax liabilities	3.5	34.0	31.6
Pension obligations	5.8	50.6	51.4
Provisions	3.4	10.6	10.8
Lease liabilities	5.9	94.1	87.5
Other interest-bearing debts	5.4	132.9	135.7
Other liabilities	3.3	7.1	5.7
Total non-current liabilities		**329.2**	**322.7**
Current liabilities			
Trade payables	3.3	167.4	163.6
Advances received	3.3	261.3	252.2
Other payables	3.3	276.5	263.1
Income tax liabilities		5.5	12.3
Provisions	3.4	34.0	37.3
Lease liabilities	5.9	41.6	41.7
Other interest-bearing debts	5.4	3.1	3.0
Total current liabilities		**789.4**	**773.1**
Total liabilities		**1,118.6**	**1,095.8**
TOTAL EQUITY AND LIABILITIES		**1,320.0**	**1,292.4**

A-59
33 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
STATEMENT OF CASH FLOWS

Consolidated statement of cash flows

EUR million	Note	1.1.-31.12.2021	1.1.-31.12.2020
Cash flow from operating activities			
Result for the financial year		25.1	8.6
Adjustments for:			
Depreciation, amortisation and impairment		70.3	72.2
Reversal of accrual-based items		0.6	11.8
Financial income and expenses		8.6	11.2
Gains on the sale of tangible and intangible assets		10.4	-7.6
Taxes		9.8	7.3
Total adjustments		99.8	95.0
Change in working capital:			
Change in trade and other receivables		-40.4	15.7
Change in inventories		-0.5	2.3
Change in trade and other payables		19.9	35.9
Total change in working capital		**-21.0**	**54.0**
Operating cash flow before financial and tax items		**103.8**	**157.6**
Interest paid		-10.0	-10.6
Other financial items, net		0.5	0.3
Interest received		0.4	0.7
Dividends received		0.0	0.0
Taxes paid		-14.3	-8.5
Net cash generated from operating activities		**80.4**	**139.6**
Cash flow from investing activities			
Acquisition of subsidiaries and businesses, net of cash	4.1	-9.7	-2.1
Disposals of subsidiaries and businesses, net of cash	4.1	-0.9	1.9
Purchases of property, plant and equipment	4.3	-4.8	-5.1
Purchases of intangible assets	4.3	-7.4	-9.1
Proceeds from sale of tangible and intangible assets		0.5	2.5
Proceeds from sale of investments		0.0	0.2
Net cash used in investing activities		**-22.3**	**-11.8**

EUR million	Note	1.1.-31.12.2021	1.1.-31.12.2020
Cash flow from financing activities			
Change in loan receivables		0.0	0.3
Proceeds from borrowings	5.3	50.3	15.0
Repayments of borrowings	5.3	-53.2	-1.5
Repayments of lease liabilities	5.4	-46.9	-48.2
Change in current liabilities, net	5.3	0.0	0.0
Hybrid capital repayment	5.2		-66.1
Proceeds from hybrid capital	5.2		35.0
Hybrid capital expenses and interests		-2.4	-3.0
Dividends paid		-27.3	0.0
Other distribution of equity			-0.1
Net cash used in financing activities		**-79.5**	**-68.5**
Net change in cash and cash equivalents		**-21.3**	**59.2**
Cash and cash equivalents at the beginning of the financial year		149.3	93.6
Foreign exchange rate effect on cash and cash equivalents		2.9	-3.5
Cash and cash equivalents at the end of the financial year		**130.9**	**149.3**

The notes are an integral part of the consolidated financial statements.

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34 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 35 Caverion Annual Review 2021 STATEMENT OF CHANGES IN EQUITY Consolidated statement of changes in equity Attributable to owners of the parent Share Retained Translation Fair value Treasury Unrestricted equity Hybrid Non-controlling Total EUR million Note capital earnings differences reserve shares reserve capital Total interests equity Equity January 1, 2021 1.0 111.3 -14.1 -0.1 -2.8 66.0 35.0 196.3 0.3 196.6 Comprehensive income 1-12/2021 Result for the period 25.0 25.0 0.0 25.1 Other comprehensive income: Change in fair value of defined benefit pension -0.1 -0.1 -0.1 - Deferred tax -0.5 -0.5 -0.5 Change in fair value of other investments 5.4 0.0 0.0 0.0 -Deferred tax Translation differences 8.1 8.1 8.1 Comprehensive income 1-12/2021, total 24.4 8.1 0.0 32.5 0.0 32.5 Dividend distribution 5.2 -27.3 -27.3 0.0 -27.3 Share-based payments 6.2 1.5 1.5 1.5 Transfer of own shares 5.2 -0.4 0.4 Hybrid capital interests and costs after taxes 5.2 -1.9 -1.9 -1.9 Equity on December 31, 2021 1.0 107.6 -6.0 -0.2 -2.4 66.0 35.0 201.1 0.3 201.4 A-61

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
STATEMENT OF CHANGES IN EQUITY

		Attributable to owners of the parent									
EUR million	Note	Share capital	Retained earnings	Translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interests	Total equity
Equity January 1, 2020		**1.0**	**103.4**	**-4.8**	**-0.1**	**-3.1**	**66.0**	**66.1**	**228.5**	**0.4**	**228.9**
Comprehensive income 1-12/2020											
Result for the period			8.6						8.6	0.0	8.6
Other comprehensive income:											
Change in fair value of defined benefit pension			-0.7						-0.7		-0.7
- Deferred tax			0.5						0.5		0.5
Change in fair value of investments	5.4				0.0				0.0		0.0
-Deferred tax											
Translation differences				-9.3					-9.3		-9.3
Comprehensive income 1-12/2020, total			**8.4**	**-9.3**	**0.0**				**-0.9**	**0.0**	**-0.9**
Dividend distribution	5.2									0.0	0.0
Share-based payments	6.2		2.4						2.4		2.4
Transfer of own shares	5.2		-0.3			0.3					
Hybrid capital repayment	5.2							-66.1	-66.1		-66.1
Hybrid capital issue	5.2							35.0	35.0		35.0
Hybrid capital interests and costs after taxes	5.2		-2.4						-2.4		-2.4
Other distribution of equity										-0.1	-0.1
Other change			-0.2						-0.2		-0.2
Equity on December 31, 2020		**1.0**	**111.3**	**-14.1**	**-0.1**	**-2.8**	**66.0**	**35.0**	**196.3**	**0.3**	**196.6**

The notes are an integral part of the consolidated financial statements.

A-62
36 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 37 Caverion Annual Review 2021 BASIS OF PREPARATION 1Basis of preparationThe consolidated financial statements of Caverion Corporation have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union. Accounting principlescan be found next to the relevant notesin sections 2–6. A-63

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 38 Caverion Annual Review 2021 BASIS OF PREPARATION General InformationCaverion Corporation (the “Parent company” or the “Company”) with its subsidiaries (together, “Caverion” or “Caverion Group”) is a Finnish service company in building systems, construction services and services for the industry. Caverion designs, builds, operates and maintains user-friendly and energy-efficient technical solutions for buildings and industries throughout the life cycle of the property. Caverion’s services are used in offices and retail properties, housing, public premises, industrial plants and infrastructure, among other places. Caverion Corporation is domiciled in Helsinki, Finland and its registered address is Torpantie 2, 01650 Vantaa, Finland. The company’s shares are listed on the NASDAQ OMX Helsinki Ltd as of July 1, 2013. The copies of the consolidated financial statements are available at www.caverion.com or at the parent company’s head office, Torpantie 2, 01650 Vantaa, Finland.On June 30, 2013, the partial demerger of Building Systems business (the “demerger”) of YIT Corporation became effective. At this date, all of the assets and liabilities directly related to Building Systems business were transferred to Caverion Corporation, a new company established in the partial demerger.These consolidated financial statements were authorised for issue by the Board of Directors in their meeting on 9 February 2022 after which, in accordance with Finnish Company Law, the financial statements are either approved, amended or rejected in the Annual General Meeting.The consolidated financial statements have been prepared in accordance with the basis of preparation and accounting policies set out below.The consolidated financial statements of Caverion Corporation have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union observing the standards and interpretations effective on December 31, 2021. The notes to the consolidated financial statements also comply with the requirements of Finnish accounting and corporate legislation complementing the IFRS regulation.The figures in these consolidated financial statements are presented in million euros, unless stated otherwise. Rounding differences may occur.Caverion Group’s consolidated financial statements for the financial year ended 2021 have been prepared under the historical cost convention, except for investments, financial assets and liabilities at fair value through profit and loss and derivative instruments at fair value. Equity-settled share-based payments are measured at fair value at the grant date. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed under “Critical accounting estimates and judgements” below.ConsolidationSubsidiariesSubsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than 50% of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.The Group applies the acquisition method to account for business combinations. The total consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by Caverion Group. The total consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired, liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. On an acquisition-by-acquisition basis, the Group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s assets. Inter-company transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated.Disposal of subsidiariesWhen the Group ceases to have control, any remaining interest in the entity is re-measured to its fair value at the date when control is lost, with the change in the carrying amount recognised through profit and loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if realised and recognised in the income statement. If the interest is reduced but control is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are booked to non-controlling interest in equity.Transactions with non-controlling interestsThe Group accounts transactions with non-controlling interests that do not result in loss of control as equity transactions. The difference between the fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity. A-64

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
BASIS OF PREPARATION

Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make estimates and exercise judgement in the application of the accounting policies. Estimates and judgements are continually evaluated and are based on historical experience and expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates may deviate from the related actual results. The estimates and assumptions that have a significant risk of causing material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below. Accounting estimates and judgements are commented in more detail in connection with each item.

- Goodwill
- Revenue from contracts with customers
- Income taxes
- Provisions
- Employee benefit obligations
- Trade receivables

Foreign currency translation and transactions

Items included in the consolidated financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). These consolidated financial statements are presented in euros, which is the Group's presentation currency.

The income statements of foreign Group companies are translated into euro using the average exchange rate for the reporting period. The balance sheets are translated at the closing rate at the date of that balance sheet. Translating the result for the period using different exchange rates in the income statement and balance sheet results in a translation difference, which is recognised in other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognised in other comprehensive income. When a foreign subsidiary is disposed of or sold, exchange differences that were recorded in equity are recognised in the income statement as part of the gain or loss on sale.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the date of transaction or valuation, where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within "Finance income and expenses". All other foreign exchange gains and losses are presented in the income statement above operating profit. Non-monetary items are mainly measured at the exchange rates prevailing on the date of the transaction date.

Caverion Group applies exchange rates published by the European Central Bank in the consolidated financial statements. Exchange rates used:

	Income statement January-December 2021	Income statement January-December 2020	Statement of financial position Dec 31, 2021	Statement of financial position Dec 31, 2020
1 EUR = DKK	7.4371	7.4543	7.4364	7.4409
NOK	10.1635	10.7261	9.9888	10.4703
PLN	4.5647	4.4436	4.5969	4.5597
RUB	87.2208	82.6883	85.3004	91.4671
SEK	10.1452	10.4875	10.2503	10.0343

Operating segments

The profitability of Caverion Group has been presented as one operating segment from 1 January 2014 onwards. The chief operating decision-maker of Caverion is the Board of Directors. Due to the management structure of Caverion, nature of its operations and its business areas, Group is the relevant reportable operating segment.

New standards and amendments adopted

Evaluation of the future impact of new standards and interpretations

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2021, and have not been applied in preparing these consolidated financial statements. The Group is not expecting a significant impact of those to the consolidated financial statements.

Accounting for cloud computing arrangements

In April 2021, the IFRS Interpretations Committee issued its final agenda decision on the accounting treatment of configuration or customisation costs in a cloud computing arrangement (IAS 38 Intangible Assets). In this agenda decision, the Interpretations Committee examined whether, applying IAS 38, the configuration and customisation of software shall be recognised as an intangible asset and, if an intangible asset is not recognised, how these configuration and customisation costs are to be recognised. Caverion's accounting principles have been updated to comply with this agenda decision. If implementation includes only costs incurred to prepare the supplier's application software in a Software as a Service arrangement for its indented use and Caverion do not control the software being configured, then the costs are not capitalised. Due to this change, EUR 1.4 million capitalised implementation expenses were booked as operative expenses.

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39 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT



2 Financial performance

Revenue, EUR million	**2,139.5**
EBITDA, EUR million	**113.8**
EBITA, EUR million	**59.4**

In this section

This section comprises the following notes describing Caverions's financial performance in 2021:

2.1 Revenue from contracts with customers 41
2.2 Costs and expenses 43
2.3 Depreciation, amortisation and impairment 44
2.4 Financial income and expenses 44
2.5 Income taxes 45
2.6 Earnings per share 45

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40 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
FINANCIAL PERFORMANCE

2.1 Revenue from contracts with customers

The disaggregation of revenue is set out below by Business Units and by division. The reportable segment of Caverion is the Group and thus, no reconciliation between segments and revenue from contracts with customers is presented.

Disaggregated revenue information

EUR million	2021	%	2020	%
Business units				
Services	1,402.4	66%	1,364.9	63%
Projects	737.1	34%	790.0	37%
Total revenue from contracts with customers	**2,139.5**	**100%**	**2,154.9**	**100%**
Revenue by division				
Sweden	424.4	20%	420.6	20%
Finland	403.9	19%	416.0	19%
Germany	374.1	17%	368.8	17%
Norway	352.5	16%	318.9	15%
Industry	256.8	12%	275.9	13%
Austria	188.7	9%	191.4	9%
Denmark	80.0	4%	93.6	4%
Other countries	59.0	3%	69.7	3%
Total revenue from contracts with customers	**2,139.5**	**100%**	**2,154.9**	**100%**

Revenue from contracts with customers is recognised mainly over time.

The corona pandemic continued to negatively impact on Group's revenue in 2021. In Services, Caverion experienced increased investment activity among several customer segments as of the second quarter. As an example, certain annual industrial shutdowns in Finland postponed from 2020 took place in the second quarter of 2021. In Projects, market demand continued on a lower level in the beginning of the year, after which there were clear signs of market stabilisation as of the end of the second quarter. In the third quarter, market demand started to gradually pick up also in Projects and the trend continued until the end of the year. Stimulus packages did not yet have a clear impact on general demand in 2021.

Contract balances

EUR million	12/31/2021	12/31/2020
Contract assets		
POC receivables	195.6	190.0
Work in progress	3.2	1.9
Contract liabilities		
Advances received [1]	261.3	252.2
Accrued expenses from long-term contracts	30.2	24.4

[1] Advances received consist of advances received in cash and advances relating to percentage of completion method.

Amounts included in the contract liabilities at the beginning of the year are mainly recognised as revenue during the financial year. Revenue recognised from performance obligations satisfied in the previous years was not material in 2021 or 2020.

Performance obligations

A performance obligation is a distinct good or service within a contract that customer can benefit on stand-alone basis.

In Projects and Services business, performance obligation is satisfied by transferring control of a work delivered to a customer. At Caverion, control is transferred mainly over time and payment is generally due within 14-45 days.

In most of the contracts that Caverion has with its customers only one performance obligation is identified. Many contracts include different building systems (e.g. heating, sanitation, ventilation, air conditioning and electricity) that the customer has ordered from Caverion. All the different building systems (i.e. disciplines) could be distinct, because the customer could benefit from those on their own or together with other resources that are readily available. However, those are not concluded to be distinct in the context of the contract while based on the management's view, the customer has wanted to get all the building systems as a whole and the customer has requested for all technical solutions / services as one package. In addition, Caverion provides also project management services and is responsible for managing the project. This integrates the different goods and services as one total deliverable / combined output to the customer, which has been agreed in the contract and from the commercial point there are no separable risks related to the different parts of the project, as the project has one total price for the full delivery and possible sanctions are defined at the contract level.

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41 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
FINANCIAL PERFORMANCE

In Services business performance obligations are maintenance agreements and separate repair orders which are distinct.

Remaining performance obligations

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at 31 December is as follows:

EUR million	2021	2020
Within one year	937.5	842.1
More than one year	926.3	767.0

Accounting principles

Income from the sale of products and services is recognised as revenue at fair value net of indirect taxes and discounts.

Revenue from sales of goods is recorded when the significant risks and rewards and control associated with the ownership of the goods have been transferred to the buyer. Revenue for sales of short-term services is recognised in the accounting period in which the services are rendered. Revenue is recognised when, or as, the customer obtains control of the goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Contracts under percentage of completion method are recognized as revenue on the stage of completion basis when the outcome of the project can be estimated reliably. The stage of completion of these contracts are measured by reference to the contract costs incurred up to the end of the reporting period as a percentage of total estimated costs for the contract or evaluated based on physical stage of completion. Invoicing which exceeds the revenue recognized based on the stage of completion is recognized in advances received. Invoicing which is less than the revenue recognized on the percentage of completion basis is deferred and presented as related accrued income. Costs in excess of the stage of completion are capitalised as work in progress and costs below the stage of completion are recorded as accrued expenses from long-term contracts.

Due to estimates included in the revenue recognition of contracts under percentage of completion method, revenue and profit presented by financial period only rarely correspond to the equal distribution of the total profit over the duration of the project. When revenue recognition is based on the percentage of completion method, the outcome of the projects and contracts is regularly and reliably estimated. Calculation of the total income of projects involves estimates on the total costs required to complete the project as well as on the development of billable work. If the estimates regarding the outcome of a contract change, the revenue and result recognised are adjusted in the reporting period when the change first becomes known and can be estimated. If it is probable that the total costs required to complete a contract will exceed the total contract revenue, the expected loss is recognised as an expense immediately.

Revenue is recognised from any variable consideration at its estimated amount, if it is highly probable that no significant reversal of revenue will occur.

Caverion's customer contracts do not usually include any significant financing components.

The Group can also carry out a pre-agreed single project or a long-term service agreement through a construction consortium. The construction consortium is not a separate legal entity. The participating companies usually have a joint responsibility. Projects and service agreements performed by the consortium are included in the reporting of the Group company and revenue is recognised on the stage of completion basis according to the Group company's share in the consortium.

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42 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS FINANCIAL PERFORMANCE PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT

2.2 Costs and expenses

Employee benefit expenses

EUR million	2021	2020
Wages and salaries [1]	715.2	726.6
Pension costs [2]	61.5	66.5
Share-based compensations	4.0	2.8
Other indirect employee costs	109.3	106.8
Total	**889.9**	**902.6**
Average number of personnel	**14,831**	**15,773**

1) *Division Sweden received a grant from the government relating to the corona pandemic for short-term layoffs and sick-leave compensation amounting to about EUR 1.5 (3.6) million. This has been presented in income statement as a reduction of personnel expenses. Usually government grants are recognised as other operating income unless they compensate a specific cost item in the income statement.*

2) *In 2021, division Sweden received a payment from collectively bargained AGS group sickness insurance policy amounting to EUR 7.5 million. Payment was made to the employers that had previously received repayment of AGS premiums for the years 2004–2008 and which had a valid insurance contract in December 2020, when the Confederation of Swedish Enterprise and the Swedish Trade Union Confederation reached an agreement concerning the payment. This has been presented in income statement as a reduction of pension expenses, where also the original actual expenses have been recognised.*

Information on the management's salaries and fees and other employee benefits is presented in note 6.1 Key management compensation.

Other operating income and expenses

EUR million	2021	2020
Loss on disposal of tangible and intangible assets [1]	10.7	-0.1
Expenses for office facilities	5.0	4.2
Other expenses for leases	24.6	23.1
Voluntary indirect personnel expenses	10.3	10.1
Other variable expenses	40.4	66.4
Travel expenses	33.6	34.8
IT expenses	40.8	40.3
Premises expenses	9.7	10.1
Other fixed expenses [2]	41.2	36.3
Total of other operating expenses	**216.3**	**225.3**
Other operating income [3]	2.8	11.5
Total of other operating items	**213.4**	**213.8**

1) *In 2021 EUR 10.0 million related to divestment of our non-core Russian subsidiary.*

2) *Other fixed expenses include consulting, legal, administrative, marketing and other fixed costs. In 2021, Caverion settled certain civil claims related to its old cartel case in Germany, totalling EUR 9.1 million.*

3) *Other operating income includes e.g. gains on the sale of tangible and intangible assets and rental income. The Group's research and development expenses amounted to EUR 4.9 (3.6) million in 2021. Research expenditure is expensed in the income statement as incurred.*

Audit fee

The Annual General Meeting, held on 24 March 2021, re-elected Authorised Public Accountants Ernst & Young Oy as the company's auditor until the end of the next Annual General Meeting. The auditor's remuneration will be paid according to invoice approved by Caverion.

EUR million	2021	2020
Ernst & Young		
Audit fee	0.8	0.9
Statement	0.0	0.0
Tax services	0.1	0.0
Other services	0.3	0.0
Others	0.0	0.1
Total	**1.1**	**1.0**

Expenses for non-audit services Ernst & Young Oy has provided to Caverion Group entities in Finland amounted to EUR 0.2 (0.0) million during the financial year 2021. The services included tax services (EUR 0.2 million) and other services (EUR 0.1 million).

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43 Caverion Annual Review 2021

Caverion Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
FINANCIAL PERFORMANCE

Restructuring costs

EUR million	2021	2020
Personnel related costs	3.0	9.0
Rents	-0.1	1.5
Other restructuring costs	0.0	0.2
Total	**2.9**	**10.7**

Due to the lengthened corona crisis and the resulting downturn, Caverion announced in November 2020 that it plans to proactively streamline and adjust its operations. Planned actions included personnel reductions, reorganisation and operating model development. The actions impacted all Caverion countries with a minor impact on the best-performing countries Finland and Austria.

2.3 Depreciation, amortisation and impairment

EUR million	2021	2020
Depreciation and amortisation by asset category		
Intangible assets		
Allocations from business combinations	-3.9	-3.8
Other intangible assets	-12.1	-11.4
Tangible assets [1]	-54.3	-57.0
Total	**-70.3**	**-72.2**

1) Depreciations on right-of-use assets in accordance with IFRS 16 have been presented in note 5.9 Lease agreements.

Accounting principles

The depreciation and amortisation are recorded on a straight-line basis over the economic useful lives of the assets:

Intangible assets		Tangible assets	
Allocations from business combinations	3–10 years	Buildings	40 years
Other intangible assets	2–5 years	Machinery and equipment	3-7 years
		Other tangible assets	3-15 years

2.4 Financial income and expenses

EUR million	2021	2020
Financial income		
Dividend income on investments	0.0	0.0
Interest income on loans and other receivables	0.4	0.7
Other financial income on loans and other receivables	0.1	0.1
Financial income, total	**0.5**	**0.8**
Financial expenses		
Interest expenses on liabilities at amortised cost	-4.2	-4.9
Other financial expenses on liabilities at amortised cost	-1.5	-1.8
Interest expenses on leases	-3.8	-4.5
Changes in fair values on financial instruments at fair value through profit and loss account	0.0	0.0
Financial expenses, total	**-9.4**	**-11.2**
Exchange rate gains	19.0	26.7
Exchange rate losses [1]	-18.6	-27.6
Exchange rate differences, net	**0.3**	**-0.9**
Financial expenses, net	**-8.6**	**-11.3**

1) In connection with the process of closing an old project company in Russia, translation loss of EUR 1.0 million was booked in 2020. The booking had no cash flow effect.

Accounting principles

Interest income and expenses are recognised using the effective interest method and dividend income when the right to receive payment is established. More detailed information about financial assets and interest-bearing liabilities can be found in note 5.4.

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44 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
FINANCIAL PERFORMANCE

2.5 Income taxes

Income taxes in the income statement

EUR million	2021	2020
Tax expense for current year	6.7	9.0
Tax expense for previous years	-0.3	-1.3
Change in deferred tax assets and liabilities	3.4	-0.3
Total income taxes	**9.8**	**7.3**

The reconciliation between income taxes in the consolidated income statement and income taxes at the statutory tax rate in Finland 20.0% is as follows:

EUR million	2021	2020
Result before taxes	**34.9**	**16.0**
Income taxes at the tax rate in Finland (20.0%)	7.0	3.2
Effect of different tax rates outside Finland	-1.0	-1.6
Tax exempt income and non-deductible expenses	1.4	-1.0
Impact of the changes in the tax rates on deferred taxes [1)]	0.0	0.1
Impact of losses for which deferred taxes is not recognised	3.3	7.2
Unrecognized losses from previous years	0.0	0.0
Reassessment of deferred taxes	-0.6	0.8
Taxes for previous years	-0.3	-1.3
Income taxes in the income statement	**9.8**	**7.3**

1) *In 2020, the effect of the change of tax rate mainly in Sweden from 21.4% to 20.6% in 2021.*

Group's effective tax rate was 28.2 (46.0) percent in January-December 2021. Due to the prudence principle applied, the deferred tax asset on losses was not fully recorded for two divisions. The economic uncertainties caused by the corona pandemic were also considered in this valuation assessment.

Accounting principles

Tax expenses in the income statement comprise current and deferred taxes. Taxes are recognised in the income statement except when they are associated with items recognised in other comprehensive income or directly in shareholders' equity. Current taxes are calculated on the taxable income on the basis of the tax rate stipulated for each country by the balance sheet date. Taxes are adjusted for the taxes of previous financial periods, if applicable. Management evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The tax provisions recognised in such situations are based on evaluations by management. Evaluating the total amount of income taxes at the Group level requires significant judgement, so the amount of total tax includes uncertainty.

2.6 Earnings per share

	2021	2020
Result for the financial year, EUR million	25.0	8.6
Hybrid capital expenses and accrued interest after tax, EUR million	-1.9	-2.3
Adjusted result for the financial year, EUR million	**23.1**	**6.3**
Weighted average number of shares (1,000 shares)	136,298	136,105
Earnings per share, basic, EUR	**0.17**	**0.05**

Accounting principles

Earnings per share is calculated by dividing the result for the financial year attributable to the owners of the parent company (adjusted with the paid hybrid capital expenses and interests and accrued unrecognised interest after tax) by the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated by adjusting the number of shares to assume conversion of all diluting potential shares. There were no diluting effects in 2021 and 2020.

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45 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT



3 Working capital and deferred taxes

Working capital, EUR million **-144.7**

EUR milion	2021	2020
Inventories	16.9	16.3
Trade and POC receivables	541.9	506.5
Other current receivables	33.8	30.2
Trade and POC payables	-197.7	-188.0
Other current liabilities	-278.3	-273.3
Advances received	-261.3	-252.2
Working capital	**-144.7**	**-160.4**

In this section

This section comprises the following notes describing Caverion's working capital and deferred taxes for 2021:

3.1 Inventories....47
3.2 Trade and other receivables....47
3.3 Trade and other payables....48
3.4 Provisions....49
3.5 Deferred tax assets and liabilities....50

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46 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
WORKING CAPITAL AND DEFERRED TAXES

3.1 Inventories

EUR million	2021	2020
Raw materials and consumables	13.7	13.3
Work in progress	3.2	1.9
Advance payments	0.0	1.0
Total	**16.9**	**16.3**

The Group did not make any material write-downs in inventories in 2021 or 2020.

Accounting principles

Inventories are stated at the lower of cost and net realisable value. The acquisition cost of materials and supplies is determined using the weighted average cost formula. The acquisition cost of work in progress comprises the value of materials, direct costs of labour, other direct costs and a systematic allocation of the variable manufacturing overheads and fixed overhead. The net realisable value is the estimated selling price in the course of ordinary business less the estimated cost of completion and the estimated cost to make the sale.

3.2 Trade and other receivables

EUR million	2021 Carrying value	2020 Carrying value
Trade receivables	346.0	316.5
POC-receivables	195.6	190.0
Prepayments and other accrued income	20.5	18.2
Other receivables	13.9	12.7
Non-current receivables [1]	9.6	8.1
Total	**585.6**	**545.6**

[1] *EUR 4.4 (4.3) million were loan receivables, EUR 3.3 (2.4) million defined benefit pension plan assets and EUR 1.9 (1.4) million other receivables.*

The average amount of trade receivables was EUR 287.9 (272.6) million in 2021.

Aging profile of trade receivables

Age analysis of trade receivables December 31, 2021

EUR million	Carrying amount	Impaired	Gross
Not past due [1]	254.9	-0.7	255.6
1 to 90 days	35.1	-0.1	35.2
91 to 180 days	25.2	-0.4	25.6
181 to 360 days	4.6	-0.5	5.1
Over 360 days	26.1	-2.8	28.9
Total	**346.0**	**-4.5**	**350.5**

Age analysis of trade receivables December 31, 2020

EUR million	Carrying amount	Impaired	Gross
Not past due [1]	255.3	-0.9	256.2
1 to 90 days	25.4	-0.2	25.6
91 to 180 days	2.9	-0.4	3.3
181 to 360 days	5.3	-1.1	6.3
Over 360 days	27.6	-5.3	32.9
Total	**316.5**	**-7.9**	**324.4**

[1] *Not past due trade receivables include IFRS 9 credit risk allowance.*

Operational credit risk of receivables

Caverion's operational credit risk arises from outstanding receivable balances and long-term agreements with customers. Customer base and the nature of commercial contracts are different in each country, and local teams are responsible for ongoing monitoring of customer-specific credit risk. The exposure to credit risk is monitored on an ongoing basis.

The Group manages credit risk relating to operating items, for instance, by advance payments, upfront payment programs in projects, payment guarantees and careful assessment of the credit quality of the customer. Majority of Caverion Group's operating activities are based on established, reliable customer relationships and generally adopted contractual terms. The payment terms of the invoices are mainly from 14 to 45 days. Credit background of new customers is assessed comprehensively and when necessary, guarantees are required and client's paying behavior is monitored actively. Caverion Group does not have any significant concentrations of credit risk as the clientele is widespread and geographically spread into the countries in which the Group operates.

The Group's largest overdue trade receivables relate to legal cases of old projects, for which there exists separate legal opinions justifying the validity of the receivables. Due to the continuing corona pandemic in 2021, the Group continued to place special attention to evaluating customer

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47 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
WORKING CAPITAL AND DEFERRED TAXES

credit risks related to its receivables. The growth in the overdue category 91 to 180 days compared to the previous year relates mainly to one project in one Division, where revenue has been recognized for only a small part of the receivable and where legal opinions validate the receivable at risk. Caverion Group did not experience any major unexpected credit losses in 2021. Group management also critically assessed the level of the expected credit loss accrual in accordance with IFRS 9 at year-end closing and it was assessed to be sufficient. Overall, Group management assessed the Group's credit risk position to be at about previous year's level.

Credit losses and impairment of receivables amounted to EUR +1.6 (-3.0) million due to settlements of certain old receivables. There were no material credit losses due to the corona pandemic. The Group's maximum exposure to credit risk at the balance sheet date (December 31, 2021) is the carrying amount of the financial assets. There are EUR 30.7 (32.9) million overdue receivables that are more than 180 days old. The majority of these receivables are related to disputed contracts and for many receivables revenue has been recognized for only a small part of the receivable. Receivables and the related risk are monitored on a regular basis and risk assessments are updated always when there are changes in circumstances. The receivable is impaired if payment is considered unlikely.

Current receivables include operative risks which are described in more detail in the Board of Directors' Report.

Accounting principles

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in 12 months or less, they are classified as current. If not, they are presented as non-current.

The Group recognises an impairment loss on receivables when there is objective evidence that payment is not expected to occur. Recognised impairment loss includes estimates and critical judgements. The estimates are based on historical credit losses, past practice of credit management, client specific analysis and economic conditions at the assessment date. In addition to impairment losses recognized based on the evidence that the receivable cannot be collected in full, IFRS 9 establishes a new model for recognition and measurement of impairments in loans and receivables - the so-called expected credit losses model. Caverion has chosen to apply a simplified credit loss matrix for trade receivables as the trade receivables do not contain significant financing components. The provision matrix is based on an entity's historical default rates over the expected life of the trade receivables and is adjusted for forward-looking estimates. The lifetime expected credit loss provision is calculated by multiplying the gross carrying amount of outstanding trade receivables by an expected default rate. Changes in expected credit losses are recognized in other operating expenses in the consolidated income statement.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through the income statement.

Due to the application of the percentage of completion method, part of reliably estimated impairment losses are included in the cost estimate of a project and considered as weakened margin forecast. Therefore impairment losses of trade receivables in onerous projects are included in the loss reserve.

3.3 Trade and other payables

EUR million	2021 Carrying value	2020 Carrying value
Non-current liabilities		
Liabilities of derivative instruments	0.0	0.0
Other liabilities	7.1	5.7
Total non-current payables	**7.1**	**5.7**
Current liabilities		
Trade payables	167.4	163.6
Accrued expenses	144.1	144.1
Accrued expenses from long-term contracts	30.2	24.4
Advances received [1]	261.3	252.2
Other payables	102.1	94.6
Total current payables	**705.2**	**678.9**

[1] *Advances received consist of advances received and invoiced advances.*

Accounting principles

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within 12 months or less. If not, they are presented as non-current liabilities.

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48 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
WORKING CAPITAL AND DEFERRED TAXES

3.4 Provisions

EUR million	Warranty provision	Provisions for loss making projects	Restructuring provisions	Legal provisions	Other provisions	Total
January 1, 2021	**24.1**	**7.8**	**5.2**	**3.7**	**7.2**	**48.0**
Translation differences	0.1	0.0	0.0	0.0	0.0	0.1
Provision additions	5.5	9.2	1.1	1.3	1.0	18.0
Released during the period	-5.4	-7.2	-4.2	-0.9	-2.4	-20.1
Reversals of unused provisions	0.0	0.0	-0.6	-0.6	0.0	-1.3
Acquisitions through business combinations						
Business disposals						
December 31, 2021	**24.2**	**9.8**	**1.5**	**3.4**	**5.8**	**44.6**
Non-current provisions	8.8		0.2	0.1	1.5	10.6
Current provisions	15.4	9.8	1.3	3.3	4.3	34.0
Total	**24.2**	**9.8**	**1.5**	**3.4**	**5.8**	**44.6**

EUR million	Warranty provision	Provisions for loss making projects	Restructuring provisions	Legal provisions	Other provisions	Total
January 1, 2020	**21.9**	**8.5**	**2.9**	**4.5**	**4.7**	**42.6**
Translation differences	0.0	-0.1	0.1	0.0	0.0	-0.1
Provision additions	4.7	6.2	6.1	0.8	3.5	21.4
Released during the period	-2.3	-6.9	-3.8	-1.0	-0.1	-14.2
Reversals of unused provisions	-0.1	0.0	-0.1	-0.6	-0.9	-1.6
Acquisitions through business combinations						
Business disposals						
December 31, 2020	**24.1**	**7.8**	**5.2**	**3.7**	**7.2**	**48.0**
Non-current provisions	8.5		0.6		1.6	10.8
Current provisions	15.7	7.8	4.6	3.7	5.5	37.3
Total	**24.2**	**7.8**	**5.2**	**3.7**	**7.2**	**48.0**

The recognition of provisions involves estimates concerning probability, time of realization and quantity. As of December 31, 2021 the provisions amounted to EUR 44.6 (48.0) million.

Accounting principles

Provisions are recorded when the Group has a legal or constructive obligation on the basis of a past event, the realisation of the payment obligation is probable and the amount of the obligation can be reliably estimated. Provisions are measured at the present value of the expenditure required to settle the obligation. If reimbursement for some or all of the obligations can be received from a third party, the reimbursement is recorded as a separate asset, but only when it is practically certain that said reimbursement will be received. Provisions are recognised for onerous contracts when the unavoidable costs required to meet obligations exceed the benefits expected to be received under the contract. The amount of the warranty provision is set on the basis of experience of the realisation of these commitments.

Provisions for restructuring are recognised when the Group has made a detailed restructuring plan and initiated the implementation of the plan, or has communicated of it.

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IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 50 Caverion Annual Review 2021 WORKING CAPITAL AND DEFERRED TAXES 3.5Deferred tax assets and liabilities EUR million 2021 2020 Deferred tax asset 16.8 19.6 Deferred tax liability -34.0 -31.6 Deferred tax liability, net -17.1 -12.0 Changes in deferred tax assets and liabilities: Deferred tax liability, net January 1 -12.0 -13.4 Translation difference -0.4 0.5 Changes recognised in income statement -3.5 0.3 Changes recognised in comprehensive income -0.5 0.5 Changes recognised in equity 0.5 0.6 Acquisitions and allocations -0.9 -0.5 Disposals -0.4 Deferred tax liability, net December 31 -17.1 -12.0 A-76

Caverion IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
WORKING CAPITAL AND DEFERRED TAXES

Changes in deferred tax assets and liabilities before the offset

2021

EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income	Recognised in equity	Acquisitions and allocations	Disposals	December 31
Deferred tax assets:								
Provisions	6.5	0.1	0.1					6.7
Tax losses carried forward	23.1	0.0	0.0				-0.3	22.7
Pension obligations	9.7	0.1	-0.1	-0.3				9.4
Percentage of completion method	0.7	0.0	0.8				-0.2	1.4
Right-of-use assets (IFRS 16)	0.9	0.0	0.1					1.1
Other items	3.8	0.0	0.3			0.3	-0.2	4.2
Total deferred tax assets	**44.8**	**0.2**	**1.2**	**-0.3**		**0.3**	**-0.7**	**45.4**
Deferred tax liabilities:								
Allocation of intangible assets [1]	38.7	0.6	-0.1			1.0		40.2
Accumulated depreciation differences	2.4	0.0	-0.3				0.0	2.0
Pension obligations	0.8		0.1	0.1				1.0
Percentage of completion method	13.6		4.6			0.1	-0.3	18.1
Other items	1.3	0.0	0.4		-0.5	0.0	0.0	1.1
Total deferred tax liabilities	**56.8**	**0.6**	**4.7**	**0.1**	**-0.5**	**1.1**	**-0.3**	**62.5**

2020

EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income	Recognised in equity	Acquisitions and allocations	Disposals	December 31
Deferred tax assets:								
Provisions	4.8	0.0	1.7					6.5
Tax losses carried forward	26.2	0.1	-3.3					23.1
Pension obligations	9.1	-0.1	0.2	0.6				9.7
Percentage of completion method	0.5	0.0	0.3					0.7
Right-of-use assets (IFRS 16)	0.5		0.4					0.9
Other items	2.7	-0.1	1.1		0.1			3.8
Total deferred tax assets	**43.9**	**-0.1**	**0.4**	**0.6**	**0.1**			**44.8**
Deferred tax liabilities:								
Allocation of intangible assets [1]	39.2	-0.7	-0.1	0.0		0.4		38.7
Accumulated depreciation differences	2.5	0.0	-0.2					2.4
Pension obligations	0.5		0.3	0.1				0.8
Percentage of completion method	14.0	0.1	-0.4					13.6
Other items	1.1	0.0	0.5		-0.5	0.1		1.3
Total deferred tax liabilities	**57.3**	**-0.6**	**0.1**	**0.1**	**-0.5**	**0.5**		**56.8**

[1] *Capitalisation of intangible assets include, besides capitalisation of intangible assets, the deductible amount of the deferred taxes of goodwill from the separate entities.*

The Group's unused tax losses carried forward amounted to EUR 45.0 million, for which corresponding deferred tax assets of EUR 12.8 million have not been recorded as of 31 December 2021 since the realisation of the related tax benefit through future taxable profits was considered not probable. These tax losses carried forward do not have an expiration date.

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51 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 52 Caverion Annual Review 2021 WORKING CAPITAL AND DEFERRED TAXES Accounting principlesDeferred taxes are calculated on all temporary differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred taxes are calculated on goodwill impairment that is not deductible in taxation and no deferred taxes are recognised on the undistributed profits of subsidiaries to the extent that the difference is unlikely to be reverse in the foreseeable future. Deferred taxes have been calculated using the statutory tax rates or the tax rates substantively enacted by the balance sheet date. Deferred tax assets are only recognised to the extent that it is probable that future taxable profit will be available against which the temporary difference can be utilized.The most significant temporary differences arise from differences between the recognised revenue from long-term contracts using the percentage of completion method and taxable income, measurement at fair value in connection with business combinations and unused tax losses.Deferred tax assets on taxable losses are booked to the extent the benefit is expected to be possible to deduct from the taxable profit in the future. Deferred tax liability on undistributed earnings of subsidiaries, where the tax will be paid on the distribution of earnings, has not been recognized in the statement of financial position, because distribution of the earnings is in the control of the Group and it is not probable in the foreseeable future. Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. A-78

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4 Business combinations and capital expenditure

In 2021, Caverion completed seven bolt-on acquisitions and sold its Russian operations.

In this section

This section comprises the following notes, which describe Caverion's business combinations and capital expenditure in 2021:

4.1 Acquisitions and disposals 54
4.2 Goodwill 57
4.3 Tangible and intangible assets 59

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53 Caverion Annual Review 2021

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
BUSINESS COMBINATIONS AND CAPEX

4.1 Acquisitions and disposals

Acquisitions

Acquisitions completed in 2021

Acquired unit	Division	Business unit	Technical area	Acquisition type	Acquisition period	Number of employees	Prior fiscal year annual sales, EUR million
Electro Berchtold	Austria	Services	Technical maintenance	Business	January	13	2.5
RPH Linc	Sweden	Services	Security and safety	Business	July	9	2.5
GTS Immobilien GmbH	Austria	Projects	Building automation	Shares	July	40	5.8
Felcon GmbH	Austria	Services	Ventilation and air conditioning	Shares	September	13	2.4
Bott Kälte- und Klimatechnik	Germany	Services	Cooling	Business	October	8	0.7
Rørlegger'n Innlandet	Norway	Services	Heating and sanitation	Business	December	7	0.7
Merius	Industry	Services	Industrial design and advisory	Business	December	20	1.4

Assets and liabilities of the acquired businesses (including fair value adjustments)

EUR million	2021	2020
Intangible assets	8.7	
Right-of-use assets	0.7	0.5
Tangible assets	0.4	2.7
Inventories	0.4	0.1
Investments	0.1	
Trade and other receivables	2.6	0.1
Deferred tax assets	0.3	
Cash and cash equivalents	0.9	0.2
Total assets	**14.1**	**3.6**
Interest-bearing debt	0.2	
Trade payables	0.4	0.0
Advances received	0.1	
Pension liabilities	0.1	
Provisions	0.2	
Lease liabilities	0.7	0.5
Deferred tax liabilities	1.1	0.5
Other liabilities	1.1	0.3
Total liabilities	**3.9**	**1.4**
Net assets	**10.2**	**2.2**
Acquisition cost paid in cash during the fiscal period	**10.6**	**2.1**
Contingent consideration, to be paid during future fiscal periods	**4.5**	**0.3**
Goodwill	**4.9**	**0.2**

Year 2021

In 2021, Caverion acquired the shares of GTS Immobilien GmbH and Felcon GmbH in Austria as well as the businesses of Austrian Electro Berchtold GmbH, Swedish RPH Linc AB, German Bott Kälte- und Klimatechnik, Norwegian Rørlegger'n Innlandet AS and Finnish Merius Oy.

In the fair value measurement of the 2021 acquisitions, customer relationships, technology and order backlog were identified as intangible assets. A total fair value of EUR 5.6 million was allocated to customer relationships, EUR 2.7 million to technology and EUR 0.5 million to order backlog. The acquisition prices of the 2021 acquisitions contained EUR 0.4 million of payments which were conditional to continuing employment and therefore treated as personnel benefit expenses during the period to which they relate.

GTS

On 2 July 2021, Caverion completed the acquisition of Austrian GTS Immobilien GmbH including its subsidiaries. The transaction excluded, however, the non-automation business of GTS as well as its Swiss operations. Through its subsidiary GTS Automation GmbH, GTS Group is a well-known company on the Austrian market for building automation. Through the acquisition, Caverion supported its growth strategy and strengthened its market position in smart technologies. At the time of acquisition, GTS employed approx. 40 employees.

The full year 2021 revenue of the acquired business amounted to EUR 5.6 million and EBITDA to EUR 0.3 million according to the acquired companies' local accounting standards. IFRS revenue after the acquisition date amounted to EUR 3.2 million and EBITDA excluding IFRS 16 adjustments to EUR 0.3 million. The goodwill arising from the acquisition was mainly attributable to workforce and expected synergies. The goodwill was not tax deductible. The transaction price was not disclosed.

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54 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 55 Caverion Annual Review 2021 BUSINESS COMBINATIONS AND CAPEX Other acquisitionsIn December 2020, Caverion signed an agreement to acquire the business of Electro Berchtold GmbH in Austria. The transaction was completed on 1 January 2021. Electro Berchtold is a provider of maintenance services for ski lift and snow systems and had 13 employees at the time of the acquisition. The acquired business's IFRS revenue totaled EUR 1.8 million and EBITDA EUR 0.1 million for the whole of 2021. No goodwill arose as a result of the acquisition and the transaction price was not disclosed.On 1 July 2021, Caverion closed on an agreement to acquire the business of Swedish RPH Linc AB and further strengthened its smart security solutions offering. RPH Linc is a system integrator in the area of electrical security focusing on high-end security solutions for enterprise and multisite customers and the public sector. The acquisition was a bolt-on acquisition for Caverion in the area of smart technology services and included the transfer of 9 employees into Caverion's service. For the fiscal year ending in April 2021, the acquired business's revenue amounted to EUR 2.5 million and EBITDA to EUR 0.6 million in accordance with the company's local accounting standards. The IFRS revenue after the acquisition date amounted to EUR 1.2 million and EBITDA to EUR 0.2 million for fiscal year 2021. The goodwill arising from the acquisition was mainly attributable to personnel know-how and expected synergies. EUR 0.9 million of the IFRS goodwill was considered tax deductible. The transaction price was not disclosed. On 13 September 2021, Caverion closed on an agreement to acquire the shares of Felcon GmbH in Austria. Felcon is a small clean room specialist based in Vienna, Austria and provides design, construction, installation, validation as well as technical services, among others. Its customers include companies in the pharma & medical, biotech as well as food & cosmetics industries. Through the acquisition, Caverion supported its growth strategy and strengthened its market position in the clean room business. Felcon had 13 employees at the time of the acquisition and the year 2020 revenue of the acquired company amounted to EUR 2.4 million and EBITDA to EUR 0.2 million according to the company's local accounting standards. No goodwill arose as a result of the acquisition and the transaction price was not disclosed.On 29 October 2021, Caverion closed on an agreement to acquire the business of Bott Kälte- und Klimatechnik in Germany. Bott is a small cooling and air conditioning specialist based in Wiesbaden, Germany. Through the acquisition, Caverion supported its growth strategy and strengthened its market position in smart technologies. 8 employees transferred into Caverion's service in the acquisition. For the fiscal year ending in December 2020, the acquired business's revenue amounted to EUR 0.7 million and EBITDA to EUR 0.2 million in accordance with the company's local accounting standards. No goodwill arose as a result of the acquisition and the transaction price was not disclosed. On 1 December 2021, Caverion closed on an agreement to acquire the business of a small Norwegian company Rørlegger'n Innlandet AS. Rørlegger'n Innlandet is based in Raufoss, Norway and provides services in the area of plumbing, heating and sanitation. 7 employees transferred into Caverion's service in the acquisition. For the fiscal year 2020, the acquired business's revenue amounted to EUR 0.7 million in accordance with the company's local accounting standards. The acquisition did not have a material effect on the Group's profitability. The goodwill arising from the acquisition was mainly attributable to personnel know-how, expected synergies and geographical coverage. EUR 0.1 million of the IFRS goodwill was considered tax deductible. The transaction price was not disclosed. On 15 December 2021, Caverion closed on an agreement to acquire the industrial design and advisory business of the Finnish company Merius Oy. Merius provides surveying, design and consulting services for industrial investments by using 3D digitisation, virtual and visualisation technologies. The software business of the company was excluded from the transaction and continued to operate under the name Merius Oy. The acquisition complemented the design and advisory services of Caverion Industry to provide added value in industrial plant investments and to utilise digital design technologies. As a result of the transaction, 20 experts from Kokkola, Jyväskylä, Oulu and Kuusamo joined Caverion. For the fiscal year 2020, the acquired business's revenue amounted to EUR 1.4 million and EBITDA to EUR 0.1 million in accordance with the company's local accounting standards. Due to the December acquisition date, the acquisition did not have a material effect on Caverion's 2021 revenue or profitability. The goodwill arising from the acquisition was mainly attributable to workforce and expected synergies. EUR 0.6 million of the IFRS goodwill was considered tax deductible. The transaction price was not disclosed.In December 2021, Caverion also signed an agreement to acquire the business of Frödéns Ventilation AB in Sweden. Frödéns offers service and maintenance, inspections, energy optimisations and smaller projects in the area of ventilation and mainly operates in the Jönköping area. Frödéns has 12 employees and the revenue of the acquired business amounted to EUR 2.7 million for fiscal year 2020 in accordance with the company's local accounting standards. The acquisition was a bolt-on acquisition for Caverion in the ventilation business in Sweden. The transaction was completed in the beginning of 2022 and did not have an effect on Caverion Group's 2021 figures. The transaction price was not disclosed. Year 2020Caverion acquired the share capital of the Danish Gunderlund A/S on 6 March 2020. Gunderlund specializes in power grid expansions and renovations and employed approx. 10 people at the time of the acquisition. The full 12-month revenue of the acquired company amounted to EUR 3.2 million and EBITDA to EUR 0.3 million during the fiscal year ending in September 2019 according to the company's local accounting standards. Gunderlund A/S was merged into Caverion Danmark A/S in March 2020.The goodwill arising from the acquisition was mainly attributable to personnel know-how and expected synergies. The goodwill is not tax deductible. A value of EUR 1.8 million was allocated to tangible assets identified in the fair value measurement of the acquisition. The transaction costs amounted to EUR 0.1 million and were expensed during the financial year 2020.Accounting principlesThe consolidation of the acquired business in accordance with IFRS 3 is still provisional as of 31 December 2021. Therefore, the fair value measurement of the acquired assets and liabilities is A-81

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BUSINESS COMBINATIONS AND CAPEX

preliminary and subject to adjustments during the 12-month period during which the acquisition calculations will be finalized.

Disposals

Assets and liabilities of the disposed businesses

EUR million	2021	2020
Goodwill		1.9
Right-of-use assets	0.3	0.4
Other intangible assets		0.9
Tangible assets	0.1	0.0
Inventories	0.3	0.1
Trade and other receivables	5.8	
Deferred tax assets	0.4	
Cash and cash equivalents	0.9	0.0
Total assets	**7.8**	**3.4**
Trade payables	0.7	
Advances received	0.3	
Lease liabilities	0.3	0.4
Other liabilities	2.1	1.3
Total liabilities	**3.4**	**1.7**
Net assets	**4.4**	**1.7**
Consideration to be paid in cash (including contingent consideration)	**0.3**	**1.8**
Translation differences	**-5.6**	**7.3**
Other items affecting gain/loss on sales	**-0.4**	
Gain/loss on sales	**-10.0**	**7.3**

Year 2021

In the end of December 2021, Caverion sold the share capital of its subsidiary JSC "Caverion Rus" in Russia to Aim Cosmetics Rus, LTD. The transaction covered Caverion's entire operations in Russia which are focused on the St. Petersburg and Moscow regions and employed 421 persons at the end of 2021. The divestment of the Russian subsidiary was a part of Caverion's strategy to focus on the Group's core businesses in its main market areas and to improve the Group's financial performance.

The IFRS revenue of Caverion's Russian operations amounted to EUR 13.9 million and EBITDA to EUR 0.5 million in 2021. The figures of JSC "Caverion Rus" were included in the Group's consolidated income statement until the end of 2021. Caverion recognised a capital loss of EUR 10.0 million in relation to the divestment in its 2021 result. The largest part of the capital loss was related to negative translation differences which had no cash flow effect or effect on the Group's total equity. The transaction costs were expensed during the financial year 2021 and were not material in value.

Year 2020

During the year 2020, Caverion sold parts of its Industry operations in Finland, its Russian subsidiary LLC Duatec Rus and a small project business unit in Norway.

Sale of parts of the Industry operations to Elcoline Oy

In June 2020, Caverion signed an agreement to sell certain Finnish operations of Caverion Industria Oy to Elcoline Oy based on the conditions imposed on the 2019 Maintpartner transaction by the Finnish Competition and Consumer Authority (the "FCCA"). The transaction became effective on 30 September 2020. The buyer was a Finnish, internationally operating provider of industrial maintenance services that had approximately 300 employees before the transaction. As a part of the sale, approx. 200 employees were transferred to Elcoline.

According to a stock exchange release published by Caverion on 22 November 2019, the approval of the FCCA on the Maintpartner transaction included certain conditions based on which Caverion was to divest approximately 6.5 percent of the post-transaction revenue of the Industry division in Finland. The business transfer covered total outsourcing agreements in industrial services mainly with customers in the chemical and energy industries. Furthermore, the sale included Caverion's marine industry unit and industrial maintenance service centers acquired as part of the Maintpartner transaction in Turku, Pori, Rauma and Oulu in Finland.

The full year 2019 IFRS revenue of the disposed business amounted to EUR 18.6 million while EBITDA excluding IFRS 16 adjustments amounted to EUR 1.0 million. January-September 2020 revenue predating the sale amounted to EUR 13.0 million while EBITDA excluding IFRS 16 adjustments amounted to EUR 0.4 million. The transaction price was not disclosed. The transaction costs amounted to EUR 0.7 million and were expensed during the financial year 2020.

Other disposals

Caverion sold its Russian subsidiary LLC Duatec Rus in June 2020. The company did not engage in operating activities during financial year 2020. The capital gain from the divestment amounted to EUR 7.3 million and was reported under other operating income, consisting mainly of cumulative translation differences. The transaction did not have any cash flow impact. The transaction costs were expensed during the financial year 2020 and were not material in value.

In the beginning of November 2020, Caverion also sold a small project unit in Norway. The sale did not have a material effect of the Group's revenue or profitability for year 2020.

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BUSINESS COMBINATIONS AND CAPEX

4.2 Goodwill

Goodwill is allocated to the cash generating units (CGU) as follows:

EUR million	2021	2020
Finland	80.8	80.8
Germany	77.7	77.7
Norway	69.8	69.7
Industry	64.6	64.0
Sweden	47.7	46.8
Austria	21.6	18.3
Denmark	7.8	7.8
Total goodwill	**369.9**	**365.0**

In 2021, Caverion acquired the shares of GTS Immobilien GmbH and Felcon GmbH in Austria as well as the businesses of Austrian Electro Berchtold GmbH, Swedish RPH Linc AB, German Bott Kälte- und Klimatechnik, Norwegian Rørlegger'n Innlandet and Finnish Merius Oy. In 2021 Goodwill increased by EUR 4.9 million. This was due to following acquisitions: GTS Immobilien GmbH EUR 3.3 million, RPH Linc business EUR 0.9 million, Rørlegger'n Innlandet business EUR 0.1 million and Merius business EUR 0.6 million.

In 2020, Caverion acquired Gunderlund A/S, a Danish company specialising in power grid expansions and renovations. Goodwill related to Gunderlund A/S acquisition amounted to EUR 0.2 million. Goodwill allocated to the sold Finnish operations of Industry division in 2020 amounted to EUR 1.9 million. In addition, the acquisition cost of the businesses acquired during 2019 increased by EUR 0.2 million during 2020 which led to a similar increase in the goodwill generated by the acquisitions.

Goodwill is reviewed for potential impairment whenever there is an indication that the current value may be impaired, or at least annually. Impairment testing of goodwill is carried out by allocating goodwill to the lowest cash generating unit level (CGU) which generates independent cash flows. The recoverable amounts of the cash generating units (CGU) are determined on the basis of value-in-use calculations. The future cash flow projections are based on the budget approved by the top management and the Board of Directors and other long-term financial plans. There is there after a critical assessment of the cash flows related to the goodwill impairment testing. Cash flow projections cover four years, the terminal value is defined by extrapolating it on the basis of average development during the forecasted planning horizon. Cash flows beyond the forecast period are projected by using 1.75 percent long-term growth rate that is based on a prudent estimate about the long-term growth rate and inflation. Future growth estimates are based on the former experience and information available by external market research institutions on market development.

The discount rate used in the impairment testing is the weighted average pre-tax cost of capital (WACC). The discount rate reflects the total cost of equity and debt and the market risks related to the segment. The country-specific WACC components are: the risk-free interest rate, the market risk premium and the credit spread. The common components for all tested CGUs are; the comparable peer industry beta, the Group capital structure and the size premium based on Caverion Group's size.

The corona pandemic continued to have an impact on the operating environment in 2021. The emerging of the new variants of the corona virus affected the business operations negatively primarily due to restrictions re-imposed by governments and slow-down of investments. In between the new waves of the corona virus, governmental restrictions were lifted and the operating environment improved. However, the year closed in uncertainty with soaring numbers of omicron variant infections and governmental restrictions being re-imposed. Estimating the future cash flows of CGUs has been challenging in 2021 due to the corona pandemic and there-related uncertainty in the economic environment. As part of the goodwill impairment testing, management cautiously assessed the future cash flows of the CGUs while taking into account the current economic environment. Management considered the fact that the Group's cash flows have been strong in the past two years and also profitability of most of the CGUs was on an improving track in 2021. Taking all this into account, the potential effects of COVID-19 were still assessed.

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BUSINESS COMBINATIONS AND CAPEX

Assumptions used in goodwill impairment testing 2021	CGU 1 = Finland	CGU 2 = Sweden	CGU 3 = Norway	CGU 4 = Denmark	CGU 5 = Industry	CGU 6 = Germany	CGU 7 = Austria
Pre-tax WACC	9.38%	9.37%	9.46%	9.24%	9.39%	10.15%	9.69%
Recoverable amount exceeds balance sheet value	>50%	>50%	>50%	>50%	>50%	20-50%	>50%
Recoverable amount in different sensitivity analysis scenarios in relation to balance sheet value							
Revenue -10% and operating profit -1%	>50%	>50%	>50%	Impairment	Impairment	Impairment	>50%
WACC +2%-points	>50%	>50%	>50%	>50%	0-20%	Impairment	>50%
Long-term growth rate -0,5%-points	>50%	>50%	>50%	>50%	20-50%	0-20%	>50%
All the above	>50%	>50%	>50%	Impairment	Impairment	Impairment	>50%

The goodwill test results are evaluated by comparing the recoverable amount (E) with the carrying value of the CGU assets (T), as follows:

	Ratio			Estimate
E		<	T	Impairment
E	0 - 20%	>	T	Slightly above
E	20 - 50%	>	T	Clearly above
E	50% -	>	T	Substantially above

As a result of the impairment tests performed, no impairment loss has been recognised in 2021 or in 2020. In the 2021 testing the recoverable amount exceeded the balance sheet value in Germany clearly and in other CGUs substantially. In the 2020 testing the recoverable amount exceeded the balance sheet value in Germany slightly and in other CGUs substantially.

Values for sensitivity analysis in separate scenarios (1, 2, 3), with which recoverable amount = balance sheet value, Germany	Basic assumption	Change in value resulting in break even
Revenue in the forecast period (scenario 1)	4.7% average growth (CAGR)	-3.5% p.p.
Average EBITDA percentage in the forecast period (scenario 1)	5.6%	-0.7% p.p.
Pre-tax WACC (scenario 2)	10.15%	+2.6% p.p.
Terminal growth assumption (scenario 3)	1.75%	-2.2% p.p.

Accounting principles

Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the Group's interest in the net fair value of the net identifiable assets of the acquiree and the fair value of the non-controlling interest in the acquiree on the date of acquisition. The net identifiable assets include the assets acquired and the liabilities assumed as well as the contingent liabilities. The consideration transferred is measured at fair value.

Impairment testing

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. For the purpose of impairment testing, goodwill is allocated to cash-generating units. Goodwill is measured at the original acquisition cost less impairment. Impairment is expensed immediately in the income statement and is not subsequently reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity disposed of.

Goodwill is tested for any impairment annually in accordance with the accounting policy. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The cash flows in the value-in-use calculations are based on the management's best estimate of market development for the subsequent years. The discount rate may be increased with a branch specific risk factor.

The recoverable amounts have been assessed in relation to different time periods and the sensitivity has been analysed for the changes of the discount rate, profitability and the terminal growth rate.

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BUSINESS COMBINATIONS AND CAPEX

4.3 Tangible and intangible assets

Property, plant and equipment

2021 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets [1]	Advance payments	Total
Historical cost on Jan 1, 2021	**0.6**	**6.1**	**50.4**	**21.2**	**0.2**	**78.5**
Translation differences	0.0	0.0	0.1	0.1		0.2
Increases		0.1	2.9	1.4	0.4	4.7
Acquisitions			0.4			0.4
Decreases		-0.4	-8.4	-1.1		-9.8
Business disposals			-2.0			-2.0
Reclassifications between classes		0.0	0.2	0.0	-0.4	-0.2
Historical cost on Dec 31, 2021	**0.6**	**5.8**	**43.6**	**21.6**	**0.2**	**71.8**
Accumulated depreciation and impairment on Jan 1, 2021		**-3.6**	**-39.9**	**-16.1**		**-59.6**
Translation differences		0.0	0.0	-0.1		-0.1
Depreciation		-0.3	-4.1	-1.6		-6.0
Accumulated depreciation of increases and acquisitions			0.0			0.0
Accumulated depreciation of decreases and business disposals		0.2	10.2	1.1		11.4
Reclassification between classes			0.0			0.0
Accumulated depreciation and impairment on Dec 31, 2021		**-3.7**	**-33.9**	**-16.7**		**-54.3**
Carrying value on January 1, 2021	0.6	2.5	10.4	5.1	0.2	18.9
Carrying value on Dec 31, 2021	0.6	2.1	9.7	4.9	0.2	17.4

[1] *Other tangible assets include, among other things, capitalised leasehold improvement costs.*

2020 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets [1]	Advance payments	Total
Historical cost on Jan 1, 2020	**0.6**	**6.2**	**44.4**	**21.9**	**0.1**	**73.3**
Translation differences	0.0	0.0	-0.4	-0.1		-0.6
Increases		0.0	2.6	1.8	0.8	5.2
Acquisitions			7.4			7.4
Decreases		-0.1	-3.7	-2.9		-6.7
Business disposals			-0.1	0.0		-0.1
Reclassifications between classes		0.0	0.1	0.5	-0.7	-0.1
Historical cost on Dec 31, 2020	**0.6**	**6.1**	**50.4**	**21.2**	**0.2**	**78.5**
Accumulated depreciation and impairment on Jan 1, 2020		**-3.4**	**-35.1**	**-15.5**		**-54.0**
Translation differences		0.0	0.4	0.1		0.5
Depreciation		-0.3	-4.1	-1.6		-6.0
Accumulated depreciation of increases and acquisitions			-4.7			-4.7
Accumulated depreciation of decreases and business disposals		0.1	3.6	1.0		4.7
Reclassification between classes			-0.1	0.0		-0.1
Accumulated depreciation and impairment on Dec 31, 2020		**-3.6**	**-39.9**	**-16.1**		**-59.6**
Carrying value on Jan 1, 2020	0.6	2.8	9.3	6.5	0.1	19.3
Carrying value on Dec 31, 2020	0.6	2.5	10.4	5.1	0.2	18.9

Accounting principles

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate the cost over their estimated useful lives.

The residual values and useful lives of assets are reviewed at the end of each reporting period. If necessary, they are adjusted to reflect the changes in expected economic benefits. Capital gains or losses on the disposal of property, plant and equipment are included in other operating income or expenses.

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59 Caverion Annual Review 2021

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
BUSINESS COMBINATIONS AND CAPEX

Intangible assets

2021

EUR million	Goodwill	Allocations from business combinations	Other intangible assets [1]	Total other intangible assets
Historical cost on January 1, 2021	**365.0**	**79.3**	**123.3**	**202.6**
Increases			7.5	7.5
Acquisitions	4.9	8.7	0.0	8.8
Decreases		-1.0	-4.3	-5.2
Business disposals			0.0	0.0
Reclassifications between classes			0.2	0.2
Translation differences		-0.4	0.1	-0.3
Historical cost on December 31, 2021	**369.9**	**86.7**	**126.8**	**213.5**
Accumulated amortisation and impairment on January 1, 2021		**-56.5**	**-97.1**	**-153.6**
Amortisation and impairment		-4.1	-12.5	-16.6
Translation differences		0.4	0.0	0.4
Accumulated amortisation of increases and acquisitions				0.0
Accumulated amortisation of decreases and reclassifications		1.1	2.8	3.9
Accumulated amortisation of business disposals			0.0	0.0
Accumulated amortisation and impairment on December 31, 2021		**-59.0**	**-106.8**	**-165.8**
Carrying value on January 1, 2021	365.0	22.9	26.2	49.1
Carrying value on December 31, 2021	369.9	27.7	20.0	47.7

2020

EUR million	Goodwill	Allocations from business combinations	Other intangible assets [1]	Total other intangible assets
Historical cost on January 1, 2020	**366.5**	**78.5**	**114.8**	**193.3**
Increases			9.1	9.1
Acquisitions	0.4			0.0
Decreases			-1.1	-1.1
Business disposals	-1.9		0.0	0.0
Reclassifications between classes			0.3	0.3
Translation differences		0.8	0.2	1.0
Historical cost on December 31, 2020	**365.0**	**79.3**	**123.3**	**202.6**
Accumulated amortisation and impairment on January 1, 2020		**-50.9**	**-86.5**	**-137.4**
Amortisation and impairment		-4.8	-11.4	-16.1
Translation differences		-0.8	-0.2	-1.1
Accumulated amortisation of increases and acquisitions				0.0
Accumulated amortisation of decreases and reclassifications			1.0	1.0
Accumulated amortisation of business disposals			0.0	0.0
Accumulated amortisation and impairment on December 31, 2020		**-56.5**	**-97.1**	**-153.6**
Carrying value on January 1, 2020	366.5	27.6	28.3	56.0
Carrying value on December 31, 2020	365.0	22.9	26.2	49.1

[1] *Other intangible assets consist mainly of IT infrastructure, systems and solutions.*

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60 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
BUSINESS COMBINATIONS AND CAPEX

Allocations from business combinations:

EUR million	2021	2020
Customer relations and contract bases	21.7	19.3
Unpatented technology	3.7	1.4
Trademarks	1.1	1.2
Patents	0.9	0.9
Order backlog	0.4	0.1
Total	**27.7**	**22.9**

Accounting principles

An intangible asset is initially recognised in the balance sheet at acquisition cost when the acquisition cost can be reliably determined and the economic benefits are expected to flow from the asset to the Group. Intangible assets with a known or estimated limited useful life are expensed in the income statement on a straight-line basis over their useful life.

Other intangible assets acquired in connection with business acquisitions are recognised separately from goodwill if they meet the definition of an intangible asset: they are separable or are based on contractual or other legal rights. Intangible assets recognised in connection with business acquisitions include e.g. the value of customer agreements and associated customer relationships, prohibition of competition agreements, the value of acquired technology and industry related process competences. The value of customer agreements and their associated customer relationships and industry related process competence is determined using the cash flows estimated according to the durability and duration of the assumed customer relations.

Impairment of tangible and intangible assets

At each closing date, the Group evaluates whether there is an indication that an asset may be impaired. If any such indication exists, the recoverable amount of said asset is estimated. In addition, the recoverable amount is assessed annually for each of the following assets regardless of whether there is any indication of impairment: goodwill, intangible assets with an indefinite useful life and intangible assets not yet available for use. The need for impairment is assessed at the level of cash-generating units.

The recoverable amount is the higher of an asset's fair value less costs of disposal and the value in use. The value in use is determined based on the discounted future net cash flows estimated to be recoverable from the assets in question or cash-generating units. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognised if the carrying amount of the asset is higher than its recoverable amount. The impairment loss is recognised immediately in the income statement and is initially allocated to the goodwill allocated to the cash-generating unit and thereafter to other assets pro rata on the basis of their carrying amounts. An impairment loss is reversed when the circumstances change and the amount recoverable from the asset has changed since the date when the impairment loss was recorded. However, impairment losses are not reversed beyond the carrying amount of the asset that would have been determined had no impairment loss been recognised in prior years. Impairment losses on goodwill are never reversed.

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61 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT


Caverion

5 Capital structure

Net debt, EUR million	140.7
Equity ratio, %	19.0
Net debt/EBITDA ratio	1.1x

In this section

This section comprises the following notes describing Caverion's capital structure for 2021:

5.1 Capital management 63
5.2 Shareholders' equity 63
5.3 Change in net debt 65
5.4 Financial assets and liabilities by category 66
5.5 Financial risk management 68
5.6 Derivative instruments 70
5.7 Investments in associated companies and joint ventures 71
5.8 Employee benefit obligations 72
5.9 Lease agreements 75
5.10 Commitments and contingent liabilities 76

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62 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

5.1 Capital management

The objective of capital management in Caverion Group is to maintain an optimal capital structure, maximise the return on the respective capital employed and to minimise the cost of capital within the limits and principles stated in the Treasury Policy. The capital structure is modified primarily by directing investments and working capital employed.

In December 2021 Caverion agreed with its lending parties on refinancing of its bank loans and revolving credit facility. The new facility agreement consists of a EUR 100 million revolving credit facility and a EUR 50 million term loan with a bullet maturity of 3 years and the possibility to extend the maturity by two additional years. With this arrangement Caverion prolonged its loan maturity and strengthened it long-term liquidity.

Caverion has an outstanding hybrid bond in amount of EUR 35 million, Hybrid bond is an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. Caverion's business model is asset light and typically requires little investments. Caverion's targeted operational capex level (excluding acquisitions and capitalised lease contracts) should not exceed 1 percent of revenue. Growth will be supported by bolt-on acquisitions in selected growth areas and complementary capabilities. Caverion aims at 100 per cent cash conversion (operating cash flow before financial and tax items/EBITDA) in order to ensure a healthy cash flow.

Caverion's management evaluates and continuously monitors the amount of funding required in the Group's business activities to ensure it has adequate liquid funds to finance its operations, repay its loans at maturity and pay annual dividends. The funding requirements have been evaluated based on an annual budget, monthly financial forecasts and short-term, timely cash planning. Caverion's Group Treasury is responsible for maintaining sufficient funding, availability of different funding sources and a controlled maturity profile for the external loans. Caverion targets a net debt to EBITDA ratio of less than 2.5 times.

Cash management and funding is centralised in Group Treasury. With a centralised cash management, the use of liquid funds can be optimised between different units of the Group.

Caverion's aim is to distribute at least 50 % of the result for the year after taxes, however, taking profitability and leverage level into account.

Capital

EUR million	2021	2020
Share capital	1.0	1.0
Hybrid capital	35.0	35.0
Unrestricted equity reserve	66.0	66.0
Other equity	99.1	94.3
Equity attributable to owners of the parent company	**201.1**	**196.3**
Non-controlling interest	0.3	0.3
Total equity	**201.4**	**196.6**
Non-current borrowings	226.9	223.2
Current borrowings	44.7	44.7
Total interest-bearing debt	**271.6**	**267.9**
Total capital	**473.0**	**464.5**
Total interest-bearing debt	271.6	267.9
Cash and cash equivalents	130.9	149.3
Net debt	**140.7**	**118.6**
Net debt to EBITDA [1]	1.1	-0.2
Gearing ratio, %	69.8	60.4
Equity ratio, %	19.0	18.9

1) Based on calculation principles confirmed with the lending parties, containing certain agreed adjustments. The calculation principles take into account the impacts of the IFRS 16 standard as of Q4/2021, while prior to this period it was not applicable.

5.2 Shareholders' equity

Share capital and treasury shares

	Number of outstanding shares	Share capital EUR million	Treasury shares EUR million
Jan 1, 2021	**136,112,101**	**1.0**	**-2.8**
Transfer of treasury shares	352,501		0.4
Return of treasury shares	46,977		0.0
Dec 31, 2021	**136,417,625**	**1.0**	**-2.4**
Jan 1, 2020	**136,070,732**	**1.0**	**-3.1**
Transfer of treasury shares	45,800		0.3
Return of treasury shares	4,431		0.0
Dec 31, 2020	**136,112,101**	**1.0**	**-2.8**

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63 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
CAPITAL STRUCTURE

The total number of Caverion Corporation's shares was 138,920,092 (138,920,092) and the share capital amounted to EUR 1.0 (1.0) million on December 31, 2021.

All the issued and subscribed shares have been fully paid to the company. Shares do not have a nominal value.

Treasury shares

Caverion held 2,502,467 (2,807,991) treasury shares on December 31, 2021.

The consideration paid for the treasury shares amounted to EUR 2.4 million on December 31, 2021 and is disclosed as a separate fund in equity. The consideration paid on treasury shares decreases the distributable equity of Caverion Corporation. Caverion Corporation holds the own shares as treasury shares and has the right to return them to the market in the future.

Translation differences

Translation differences include the exchange rate differences recognised in Group consolidation. In addition, the portion of the gains and losses of effective hedges on the net investment in foreign subsidiaries, which are hedged with currency forwards, is recognised in equity. There were no hedges of a net investment in a foreign operation in 2021 or 2020.

Fair value reserve

Fair value reserve includes movements in the fair value of the investments that are not held for trading, and the derivative instruments used for cash flow hedging.

Hybrid capital

On 15 May 2020 Caverion issued a EUR 35 million hybrid bond, an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not confer to its holders the rights of a shareholder and does not dilute the holdings of the current shareholders. The coupon of the hybrid bond is 6.75 per cent per annum until 15 May 2023. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. If the hybrid bond is not redeemed on 15 May 2023, the coupon will be changed to 3-month EURIBOR added with a Re-offer Spread (706.8 bps) and a step-up of 500bps. The accrued unrecognized interest on the bond was EUR 1.5 (1.5) million at 31 December 2021.

The interest from the hybrid bond must be paid to the investors if Caverion Corporation pays dividends. If dividends are not paid, a separate decision regarding interest payment on the hybrid bond will be made. The hybrid bond is initially recognised at fair value less transaction costs and subsequently the bond is measured at cost. If interest is paid to the hybrid bond, it is debited directly to equity, net of any related income tax benefit.In 2021, EUR 2.4 million interest was paid.

According to IAS 33, interest accrued in local books has been taken into account as an expense in earnings per share calculation as described in calculation of key figures.

Unrestricted equity reserve

Caverion announced in a stock exchange release on 7 February 2018 the establishment of a new share-based incentive plan directed at the key employees of the Group ("Matching Share Plan 2018-2022"). In connection with the technical execution of the plan a total of 3,800,000 new shares were subscribed for in Caverion Corporation's share issue directed to the company itself without payment, and were entered into the Trade Register on 19 February 2018. The total capital raised amounted to EUR 6.67 million and was recorded in entirety into the unrestricted equity reserve.

Caverion executed a directed share issue of new shares in June 2018 in order to maintain a strong balance sheet and to retain strategic flexibility after the payment of the German anti-trust fine. On 15 June 2019, the Company announced that it had directed a share issue of 9,524,000 new shares in the Company to institutional investors, corresponding to approximately 7.36 percent of all the shares and votes in the Company immediately prior to the share issue raising gross proceeds of EUR 60.0 million. The subscription price was recorded in its entirety into the unrestricted equity reserve of the company.

Dividends

The Annual General Meeting held on 24 March 2021 decided that a dividend of EUR 0.10 per share and an extraordinary dividend of EUR 0.10 per share, in total EUR 0.20 per share will be paid for the year 2020.

The Board of Directors proposes to the Annual General Meeting to be held on 28 March 2022 that a dividend of EUR 0.17 per share will be paid for the year 2021.

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64 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
CAPITAL STRUCTURE

5.3 Change in net debt

Net debt is defined as the total of interest-bearing liabilities less cash and cash equivalents.

EUR million	Liabilities from financing activities: Non-current borrowings including repayments	Liabilities from financing activities: Lease liabilities	Liabilities from financing activities: Current loans	Cash and cash equivalents	Net debt
Net debt as at 1 January 2021	**135.7**	**129.2**	**3.0**	**149.3**	**118.6**
Change in net debt, cash:					
Proceeds from non-current borrowings	50.2				
Repayment of non-current borrowings	-53.2	-47.7			
Change in current liabilities			0.1		
Change in cash and cash equivalents				-21.3	
Change in net debt, non-cash:					
Additions		54.7			
Acquisitions		0.7			
Disposals and business divestitures		-2.3			
Foreign exchange adjustments [1]		1.1		2.9	
Other non-cash changes	0.2				
Net debt as at 31 December 2021	**132.9**	**135.7**	**3.1**	**130.9**	**140.7**

EUR million	Liabilities from financing activities: Non-current borrowings including repayments	Liabilities from financing activities: Lease liabilities	Liabilities from financing activities: Current loans	Cash and cash equivalents	Net debt
Net debt as at 1 January 2020	**125.0**	**136.9**	**0.0**	**93.6**	**168.4**
Change in net debt, cash:					
Proceeds from non-current borrowings	10.5				
Repayment of non-current borrowings		-48.7			
Change in current liabilities			3.0		
Change in cash and cash equivalents				59.2	
Change in net debt, non-cash:					
Additions		46.6			
Acquisitions		0.7			
Disposals and business divestitures		-4.6			
Foreign exchange adjustments [1]		-1.6		-3.5	
Other non-cash changes	0.2				
Net debt as at 31 December 2020	**135.7**	**129.2**	**3.0**	**149.3**	**118.6**

[1] *The cash flow statements of foreign subsidiaries are translated into euro using the financial year's average foreign currency exchange rates, and the cash and cash equivalents are translated using the exchange rates quoted on the balance sheet date.*

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65 Caverion Annual Review 2021

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

5.4 Financial assets and liabilities by category

IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortised cost, fair value through other comprehensive income (FVTOCI) and fair value through profit and loss (FVTPL). The standard has been applied as of 1 January 2018.

2021

EUR million Valuation	Fair value through profit and loss	Fair value through other comprehensive income	Amortised cost	Carrying value
Non-current financial assets				
Investments	0.6	0.7		1.3
Trade receivables and other receivables			6.1	6.1
Current financial assets				
Trade receivables and other receivables			555.4	555.4
Derivatives (hedge accounting not applied)	0.1			0.1
Cash and cash equivalents			130.9	130.9
Total	**0.7**	**0.7**	**692.4**	**693.8**
Non-current financial liabilities				
Loans from financial institutions			49.9	49.9
Bonds			74.8	74.8
Pension loans			7.5	7.5
Other loans			0.5	0.5
Lease liabilities			94.1	94.1
Total non-current interest-bearing liabilities			**226.9**	**226.9**
Trade payables and other liabilities			2.0	2.0
Derivatives (hedge accounting not applied)				
Current financial liabilities				
Loans from financial institutions			0.1	0.1
Pension loans			3.0	3.0
Other loans				
Lease liabilities			41.6	41.6
Total current interest-bearing liabilities			**44.7**	**44.7**
Trade payables and other liabilities			530.9	530.9
Derivatives (hedge accounting not applied)	0.1			0.1
Total	**0.1**		**804.5**	**804.6**

2020

EUR million Valuation	Fair value through profit and loss	Fair value through other comprehensive income	Amortised cost	Carrying value
Non-current financial assets				
Investments	0.6	0.7		1.3
Trade receivables and other receivables			5.7	5.7
Current financial assets				
Trade receivables and other receivables			518.5	518.5
Derivatives (hedge accounting not applied)	0.6			0.6
Cash and cash equivalents			149.3	149.3
Total	**1,2**	**0,7**	**673,5**	**675,4**
Non-current financial liabilities				
Loans from financial institutions			49.9	49.9
Bonds			74.7	74.7
Pension loans			10.5	10.5
Other loans			0.5	0.5
Lease liabilities			87.5	87.5
Total non-current interest-bearing liabilities			**223.2**	**223.2**
Trade payables and other liabilities			0.5	0.5
Derivatives (hedge accounting not applied)				
Current financial liabilities				
Loans from financial institutions				
Pension loans			3.0	3.0
Other loans				
Lease liabilities			41.7	41.7
Total current interest-bearing liabilities			**44.7**	**44.7**
Trade payables and other liabilities			510.4	510.4
Derivatives (hedge accounting not applied)	0.2			0.2
Total	**0.2**		**778.8**	**779.0**

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66 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
CAPITAL STRUCTURE

The carrying amount of financial assets and liabilities except for non-current loans approximate their fair value. The fair value of non-current loans amounted to EUR 136.8 (141.4) million at the end of 2021. The fair values of non-current loans are based on discounted cash flows and are categorised within level 2 of the fair value hierarchy. Discount rate is defined to be the rate that the Group was to pay for an equivalent external loan at year end. It consists of a risk-free market rate and a company and maturity related risk premium of 1.00% - 2.00% p.a (2.00% - 3.00% in 2020).

Investments consist of as follows:

	2021	2020
Quoted shares (level 1 in fair value hierarchy)	0.6	0.6
Unquoted shares (level 3 in fair value hierarchy)	0.7	0.7
Total	**1.3**	**1.3**

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange and those prices represent actual and regularly occurring market transactions on an arm's length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in Level 1. Instruments included in Level 1 comprise primarily funds and OMXH equity investments. Investments categorised in Level 3 are non-listed equity instruments and they are measured at acquisition cost less any impairment or prices obtained from a broker as their fair value cannot be measured reliably.

Accounting principles

Financial assets

Classification and measurement

Financial assets are classified at initial recognition into the following categories according to IFRS 9: at fair value through profit or loss, at fair value through other comprehensive income and at amortised cost. The classification depends on the objective of the business model and the characteristics of contractual cash flows of the item.

Financial assets at fair value through profit and loss

Financial assets at fair value through profit and loss are financial assets or derivatives that do not meet the criteria for hedge accounting. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives and other financial assets at fair value through profit and loss are initially measured at fair value and transaction costs are expensed in the income statement. Subsequent to initial recognition, they are measured at fair value. Realised and unrealised gains and losses arising from changes in fair value are recognised in the income statement in the period in which they arise. Assets in this category are classified as non-current assets (Receivables) if expected to be settled after 12 months and as current assets (Trade and other receivables) if expected to be settled within 12 months.

Amortised cost

The Group's non-derivative financial assets and cash and cash equivalents are classified to amortised cost category. This category comprises loans receivables, trade receivables, cash and cash equivalents and other receivables. These are included in current assets, except for maturities greater than 12 months after the reporting period, which are classified as non-current. These assets are initially recognised at fair value and transaction costs are expensed in the income statement. Subsequent to initial recognition, they are carried at amortised cost using the effective interest rate method less any impairment. Due to the nature of short-term receivables and other receivables, their book value is expected to equal to the fair value.

Cash and cash equivalents include cash at hand, bank deposits withdrawable on demand and liquid short-term investments with original maturities of three months or less.

Financial assets at fair value through other comprehensive income

Equity investments in non-listed investments that are not held for trading, are classified as equity instruments designated at fair value through other comprehensive income.

These assets are initially recognised at fair value, plus any transaction costs. Subsequent to initial recognition, they are carried at fair value. Changes in the fair value are recognised in other comprehensive income and are presented in the fair value reserves under shareholders' equity, net of tax. When investments are sold or impaired, the accumulated fair value adjustments recognised in equity are never recycled to income statement.

These assets are non-current financial assets when the Group intends not to dispose them within the next 12 months.

Recognition and derecognition

Regular purchases and sales of financial assets are recognised on the trade-date which is the date on which Caverion Group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the investment have expired or have been transferred and the Group has transferred substantially all risk and rewards of ownership.

Gains or losses arising from changes in the fair value of the financial assets at fair value through profit or loss category are presented in the income statement within finance income and expenses in the period in which they arise. Interest income from items at amortised cost are presented in the income statement within finance income in the period in which they arise. Dividend income from financial assets is recognised in the income statement as part of financial income when the Group's right to receive payments is established.

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67 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 68 Caverion Annual Review 2021 CAPITAL STRUCTURE Offsetting financial instrumentsFinancial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.Impairment of financial assetsAssets carried at amortised costsCaverion Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired as a result of one or more events that occurred after the initial recognition of the asset (“a loss event”). That loss event must impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Objective evidence that financial assets are impaired includes: default or delinquency in interest or principal payments, significant financial difficulty, restructuring of an amount due to the Group, indications that a debtor will enter bankruptcy or other financial reorganisation, observable data indicating that there is measurable decrease in expected cash flows, such as changes in arrears or economic conditions that correlate with defaults. For loans and receivables, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the consolidated income statement within other operating expenses. Caverion Group considers evidence of impairment at both an individual asset and a collective level. All individually significant assets are individually assessed for impairment. Collective assessment is carried out by grouping together assets with similar risk characteristics.Risks related to trade and other operative receivables are described in note 3.2. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through the income statement.Financial liabilitiesBorrowings are recorded on the settlement date and initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortised cost and any difference between the proceeds and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method. Other borrowing costs are expensed in the period during which they are incurred. Fees paid on the establishment of loan facilities are recognised as expenses over the period of the facility to which it relates. Borrowings are derecognised when its contractual obligations are discharged or cancelled, or expire. Borrowings are classified as current liabilities if payment is due within 12 months or less. If not, they are presented as non-current.5.5Financial risk managementCaverion Group is exposed in its business operations to liquidity risk, credit risk, foreign exchange risk and interest rate risk. The objective of Caverion’s financial risk management is to minimise the uncertainty which the changes in financial markets cause to its financial performance. The outbreak of the corona pandemic in 2020 increased the general risk level, but during 2021 the impact was easing off in the financial markets. The risks related to the availability of financing, the availability of guarantee facilities as well as foreign exchange related risks are gradually returning to the pre-pandemic levels. However, the year closed in uncertainty with soaring numbers of omicron variant infections and governmental restrictions being re-imposed. Therefore, Caverion remains cautious with the financial risk management.Risk management is carried out by Caverion Group Treasury in co-operation with divisions under policies approved by the Board of Directors. Financing activities are carried out by finance personnel and management in the divisions and subsidiaries. Responsibilities in between the Group Treasury and divisions are defined in the Group’s Treasury Policy. Divisions are responsible for providing the Group Treasury timely and accurate information on their financial position, cash flows and foreign exchange position in order to ensure the Group’s efficient cash and liquidity management, funding and risk management. In addition, the Group’s Treasury Policy defines main principles and methods for financial risk management, cash management and specific financing-related areas e.g. commercial guarantees, relationships with financiers and customer financing.Interest rate riskCaverion has interest-bearing receivables in its cash and cash equivalents but otherwise its revenues and cash flows from operating activities are mostly independent of changes in market interest rates. Caverion’s exposure to cash flow interest rate risk arises mainly from current and non-current loans. Borrowing issued at floating interest rates expose Caverion to cash flow interest rate risk. To manage the interest rate risk, the Board of Directors of Caverion Group has defined an average interest rate fixing term target for the Group’s net debt (excluding cash). At the reporting date the average interest rate fixing term of net debt (excluding cash) was 13.6 (22.1) months. At the end of December 2021 Caverion has not used interest rate derivatives to hedge interest rate risk.The weighted average effective interest rate of the whole loan portfolio excluding IFRS 16 effects was 2.6% (2.7%) at the end of December 2021. Fixed-rate loans accounted for approximately 66 (64) percent of the Group’s borrowings.In addition to the targeted average interest rate fixing term of net debt, Caverion Group’s management monitors regularly the effect of the possible change in interest rate level on the Group’s financial result. The monitored number is the effect of one percentage point rise in interest rate level on yearly net interest expenses. A-94

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

Interest rate risk sensitivity

	Result before taxes	
EUR million	2021	2020
Interest rate of net debt 1 percentage point higher	1.0	1.0

Net debt includes interest-bearing liabilities and cash and cash equivalents. Sensitivities are calculated based on the situation at the balance sheet date.

Financial counterparty risk

The financial instruments the Group has agreed with its banks and financial institutions contain a risk of the counterparty being unable to meet its obligations. The Group Treasury is responsible for the counterparty risk of derivative instruments and financial investment products.

Counterparties to the financial instruments are chosen based on Caverion Group management's estimate on their reliability. The Board of Directors of Caverion Group accepts the main banks used by the Group and counterparties to derivative instruments. CFO accepts conterparties to short-term investments. Short-term investments related to liquidity management are made according to Caverion's Treasury Policy. No impairment has been recognised on derivative instruments or investment products in the reporting period. Caverion Group's management does not expect any credit losses from non-performance by counterparties to investment products or derivative instruments.

As a result of the partial demerger of YIT Corporation registered on 30 June 2013, a secondary liability has been generated to Caverion Corporation, a new company established in the partial demerger, for those liabilities that have been generated before the registration of the demerger and remain with YIT Corporation after the demerger. Caverion Corporation has a secondary liability relating to the Group guarantees that remain with YIT Corporation after the demerger, if YIT Corporation falls into default. These Group guarantees amounted to EUR 18.6 (19.7) million at the end of December 2021.

Refinancing and liquidity risk

Refinancing risk is defined as a risk that funds are not available or the costs of refinancing maturing debt is high at the time a debt needs to be refinanced. The objective of liquidity risk management is to maintain a sufficient liquidity reserve in all situations. Liquidity and refinancing risk is managed by diversifying the maturities of external loans and monitoring the proportion of short-term debt (maturing in less than one year's time) and the long-term liquidity forecast for the Group. The Group shall always have liquidity reserve available to meet the need for debt repayments falling due during the calendar year and to cover the potential funding need over the planning period of business operations including planned capital expenditure. Adequate liquidity is maintained by keeping sufficient amount of unused committed credit facilities as a reserve.

In 2021 Caverion took actions to prolong its loan maturity and strengthen long-term liquidity. Caverion agreed with its lending parties in December on refinancing of its bank loans and revolving credit facility. The new facility agreement consists of a EUR 100 million revolving credit facility and a EUR 50 million term loan with a termination date on 15 January 2025 and the possibility to extend the maturity by two additional years. Caverion mitigated corona pandemic related liquidity risks by maintaining higher liquidity buffer throughout the year.

Caverion Group's interest-bearing loans and borrowings amounted to 135.9 (138.7) million at the end of December. Approximately 45 percent of the loans have been raised from financial institutions and 55 percent from bond investors. The Group's net debt amounted to EUR 5.0 (-10.6) million at the end of December excluding IFRS 16 effects and EUR 140.7 including IFRS 16 effects. At the end of December, the Group's gearing was 69.8 (60.4) percent and its equity ratio 19.0 (18.9) percent including IFRS 16 effects. The hybrid bond in amount of EUR 35 million that Caverion issued in 2020 is an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date.

Caverion's external loans are subject to a financial covenant based on the ratio of the Group's net debt to EBITDA. The financial covenant shall not exceed 3.5:1. At the end of December, the Group's Net debt to EBITDA was 1.1x according to the confirmed calculation principles. The confirmed calculation principles include the effects of the IFRS 16 standard as of Q4/2021. Before, the effects of the IFRS 16 standard were not taken into account in the confirmed calculation principles.

To manage liquidity risk, Caverion uses cash and cash equivalents, Group accounts with overdraft facilities, credit facilities and commercial papers. Caverion's cash and cash equivalents amounted to EUR 130.9 (149.3) million at the end of December 2021. In addition, Caverion has undrawn overdraft facilities amounting to EUR 19 (19) million and undrawn committed revolving credit facilities amounting to EUR 100 (100) million. The committed revolving credit facilities are valid until January 2025.

The following table describes the contractual maturities of financial liabilities. The amounts are undiscounted. Interest cash flows of floating rate loans and derivative instruments are based on the interest rates prevailing on December 31, 2021 (December 31, 2020). Cash flows of foreign currency denominated loans are translated into euro at the reporting date. Cash flows of foreign currency forward contracts are translated into euro at forward rates.

Contractual maturity analysis of financial liabilities and interest payments at December 31, 2021

EUR million	2022	2023	2024	2025	2026	2027-	Total
Loans from financial institutions	3.1	78.1	0.7	50.0			**131.9**
Pension loans	3.2	3.2	3.1	1.5			**11.0**
Lease liabilities	44.5	34.6	22.8	14.0	9.3	20.1	**145.1**
Other financial liabilities						0.5	**0.5**
Trade and other payables	530.9						**530.9**
Foreign currency derivatives	0.1						**0.1**

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Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
CAPITAL STRUCTURE

Contractual maturity analysis of financial liabilities and interest payments at December 31, 2020

EUR million	2021	2022	2023	2024	2025	2026-	Total
Loans from financial institutions	3.3	3.2	127.6				**134.1**
Pension loans	3.3	3.2	3.2	3.1	1.5		**14.3**
Lease liabilities	43.4	33.2	22.3	13.6	7.0	19.1	**138.6**
Other financial liabilities						0.5	**0.5**
Trade and other payables	510.4						**510.4**
Foreign currency derivatives	0.2						**0.2**

Foreign exchange risk

Caverion Group operates internationally and is exposed to foreign exchange risks arising from the currencies of the countries in which it operates. Risk arises mainly from the recognised assets and liabilities and net investments in foreign operations. In addition, commercial contracts in the subsidiaries cause foreign exchange risk, but the contracts are mainly denominated in the entity's own functional currencies.

The objective of foreign exchange risk management is to reduce uncertainty caused by foreign exchange rate movements on income statement through measurement of cash flows and commercial receivables and payables. By the decision of the Board of Directors of Caverion Group, the investments in foreign operations are not hedged for foreign exchange translation risk.

Foreign currency denominated net investments at the balance sheet date

Milj. e	2021 Net investment	2021 EUR stregthens by 10%, effect on equity	2021 EUR weakens by 10%, effect on equity	2020 Net investment	2020 EUR stregthens by 10%, effect on equity	2020 EUR weakens by 10%, effect on equity
SEK	6.5	-0.6	0.6	-7.0	0.7	-0.7
NOK	18.6	-1.9	1.9	7.2	-0.7	0.7
DKK	7.3	-0.7	0.7	3.1	-0.3	0.3
Other currencies	0.0	0.0	0.0	3.7	-0.4	0.4

Here net investment comprises equity invested in foreign subsidiaries and internal loans that qualify for net investment classification deducted by possible goodwill in the subsidiaries balance sheet.

According to Caverion Group's Treasury policy, all Group companies are responsible for identifying and hedging the foreign exchange risk related to the foreign currency denominated cash flows. All firm commitments of over EUR 0.2 million must be hedged by intra-group transactions with Group Treasury. Group Treasury hedges the net position with external counterparties but does not apply hedge accounting to derivatives hedging foreign exchange risk. Accordingly, the fair value changes of derivative instruments are recognized in the consolidated income statement. There were no foreign exchange hedges, which relate to commercial contracts on the reporting date.

Excluding the foreign exchange differences due to translation risk related to the investments in foreign operations, the strengthening or weakening of the Euro does not have a significant impact on the Group's result. The foreign exchange derivate contracts made for hedging internal and external loans and receivables offset the effect of changes in foreign exchange rates.

5.6 Derivative instruments

All derivatives are hedges according to Caverion Group's Treasury Policy, but hedge accounting as defined in IFRS 9 is not applied for valid derivative contracts. Foreign exchange forward contracts are mainly designated as hedges of financial items and have been charged to P/L in finance income/expenses. Foreign exchange forward contracts mature in 2022. There were no outstanding interest rate swaps in December 2021.

The Group's derivative instruments are subject to offsetting, enforceable master netting arrangements or similar agreements. In certain circumstances – e.g. when a credit event such as a default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. Master netting agreements do not meet the criteria for offsetting in the statement of financial position and amounts are presented on a gross basis. Other financial assets or liabilities, for example trade receivables or trade payables, do not include any amounts subject to netting agreements.

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2. The fair values for the derivative instruments categorised in Level 2 have been defined as follows: the fair values of foreign exchange forward and forward rate agreements have been defined by using the market prices at the closing day. The fair values of interest rate swaps are based on discounted cash flows.

Nominal values

EUR million	2021	2020
Foreign exchange forward contracts, hedge accounting not applied	65.2	70.2

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Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

Fair values

EUR million	2021 Positive fair value (carrying value)	2021 Negative fair value (carrying value)	2021 Net value	2020 Positive fair value (carrying value)	2020 Negative fair value (carrying value)	2020 Net value
Foreign exchange forward contracts						
Hedge accounting not applied	0.1	-0.1	0.0	0.6	-0.2	0.4
Total	**0.1**	**-0.1**	**0.0**	**0.6**	**-0.2**	**0.4**
Netting fair values of derivative financial instruments subject to netting agreements	0.0	0.0		-0.1	0.1	
Net total	**0.1**	**-0.1**	**0.0**	**0.5**	**-0.1**	**0.4**

Accounting principles

Derivatives are initially recognised at fair value on the date Caverion Group becomes party to an agreement and are subsequently re-measured at their fair value. Directly attributable transaction costs are recognised in the income statement. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are included in operating profit or financial income and expenses based on their nature in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates. Changes in the fair value of interest rate swaps that do not meet the hedge accounting criteria under IFRS 9, are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are classified as non-current liabilities when their contractual maturity is more than 12 months (Other liabilities) and current liabilities when maturity is less than 12 months (Trade and other payables).

Derivative instruments used in hedge accounting which meet the hedge accounting criteria under IFRS 9 are entered in the balance sheet at fair value on the day that Caverion Group becomes counterpart to the agreement. The Group has applied hedge accounting to hedge the benchmark rate of floating rate loans (cash flow hedging). The Group documents at inception of the transaction the relationship between the hedged item and the hedging instruments and assesses both at hedge inception and on an ongoing basis, of whether the derivatives are effective in offsetting changes in cash flows of hedged items. The effectiveness is assessed at each balance sheet date at minimum. The effective portion of changes in the fair value of derivative instruments that qualify for cash flow hedges is recognised in other comprehensive income and accumulate in the fair value reserve. The gain or loss relating to the ineffective portion is recognised immediately in the income statement within financial income and expenses. Gains and losses accumulated in shareholders' equity are reclassified to income statement within financial income or expenses in the periods when the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria of hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction occurs. Nevertheless, if the hedged forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within financial income or expense.

5.7 Investments in associated companies and joint ventures

EUR million	2021 Associated companies	2021 Joint ventures	2021 Total	2020 Associated companies	2020 Joint ventures	2020 Total
Historical costs on Jan 1	0.1	1.6	1.7	0.1	1.6	1.7
Share of the profit	0.0	0.0	0.0	0.0	0.0	0.0
Decreases		-0.3	-0.3			
Historical costs on Dec 31	**0.1**	**1.4**	**1.5**	**0.1**	**1.6**	**1.7**

The carrying amounts of the shares in associated companies do not include goodwill.

2021

EUR million	Domicile	Assets	Liabilities	Revenue	Profit/ loss	Ownership
Joint ventures						
CG FH St. Pölten GmbH	Wien	42.2	39.5	38.6	0.0	50%
Associated companies						
Arandur Oy	Vantaa	5.1	4.8	4.9	0.0	33%
Total		**47.3**	**44.2**	**43.5**	**0.0**	

2020

EUR million	Domicile	Assets	Liabilities	Revenue	Profit/ loss	Ownership
Joint ventures						
CG FH St. Pölten GmbH	Wien	25.6	22.4	0.0	0.0	50%
Associated companies						
Arandur Oy	Vantaa	4.8	4.4	4.6	0.1	33%
Total		**30.4**	**26.9**	**4.6**	**0.1**	

Sales of goods and services sold to associated companies and joint ventures amounted to EUR 1.4 (1.4) million in 2021.

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Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

Accounting principles

The consolidated financial statements include associated companies in which the Group either holds 20%-50% of the voting rights or in which the Group otherwise has significant influence but not control. Companies where the Group has joint control with another entity are considered as joint ventures. Investments in associated companies and joint ventures are accounted for using the equity method: they are initially recorded at cost and the carrying amount is increased or decreased by Caverion's share of the profit or loss. The Group determines at each reporting date whether there is any indication of impairment.

The Group's share of post-acquisition profit or loss is recognised in the income statement and its share of post-acquisition movements in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group's share of losses in an associate exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate. Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in each associate.

5.8 Employee benefit obligations

Obligations in the statement of financial position:

EUR million	2021	2020
Defined benefit plans	50.6	51.4
Liability in the statement of financial position	50.6	51.4
Pension asset in the statement of financial position	-3.3	-2.4
Net liability	**47.2**	**49.0**

Income statement charge:

EUR million	2021	2020
Defined benefit plans	-0.8	-0.8
Included in financial expenses	-0.3	-0.5
Income statement charge, total (income (+) / expense (-))	**-1.1**	**-1.3**

Remeasurements, included in other comprehensive income:

EUR million	2021	2020
Defined benefit plans	1.1	-2.1
Change in foreign exchange rates	-1.2	1.4
Included in other comprehensive income. total	**-0.1**	**-0.7**

Defined benefit pension plans

The Group has defined benefit pension plans in Norway, Germany, Austria and Finland. In all plans the pension liability has been calculated based on the number of years employed and the salary level. Most of the pension plans are managed in insurance companies, which follow the local pension legislation in their management.

The amounts recognised in the statement of financial position are determined as follows:

EUR million	2021	2020
Present value of funded obligations	5.8	5.8
Fair value of plan assets	-9.1	-8.2
Net deficit of funded plans	**-3.3**	**-2.4**
Present value of unfunded obligations	50.6	51.4
Total net deficit of defined benefit pension plans	**47.2**	**49.0**
Liability in the statement of financial position	50.6	51.4
Receivable in the statement of financial position	**-3.3**	**-2.4**

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Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

The movement in the net defined benefit obligation over the year is as follows:

EUR million	Present value of obligation	Fair value of plan assets	Total net obligation
At January 1, 2021	**57.1**	**-8.3**	**48.9**
Current service cost	0.8		0.8
Interest expense	0.3	0.0	0.3
Past service costs			
Gains on settlements			
Remeasurements:			
Return on plan assets. excluding interest expense		-1.0	-1.0
Gain (-) / loss (+) from change in demographic assumptions			
Gain (-) / loss (+) from change in financial assumptions	-1.7		-1.7
Experience gains (-) / losses (+)	1.6		1.6
Exchange difference	0.4		0.4
Employers' contributions	-0.4	0.0	-0.4
Acquired pension liability	0.2	-0.2	0.0
Benefit payments from plans	-2.0	0.2	-1.8
At December 31, 2021	**56.3**	**-9.1**	**47.2**

EUR million	Present value of obligation	Fair value of plan assets	Total net obligation
At January 1, 2020[1]	**56.3**	**-7.9**	**48.3**
Current service cost	0.8		0.8
Interest expense	0.4	0.0	0.3
Past service costs			
Gains on settlements			
Remeasurements:			
Return on plan assets. excluding interest expense		-0.5	-0.5
Gain (-) / loss (+) from change in demographic assumptions			
Gain (-) / loss (+) from change in financial assumptions	2.4		2.4
Experience gains (-) / losses (+)	0.2		0.2
Exchange difference	-0.4		-0.4
Employers' contributions	-0.6		-0.6
Acquired pension liability			
Benefit payments from plans	-1.9	0.2	-1.7
At December 31, 2020	**57.1**	**-8.3**	**48.9**

1) Previously unrecognised benefit obligation from an acquisition carried out in 2019 has been taken into account in 2020 opening balance.

The weighted average duration of the defined benefit plan obligation in Caverion Group is 14 (15) years.

The significant actuarial assumptions were as follows:

2021	Discount rate	Salary growth rate	Pension growth rate
Finland	0.80%	1.95%	2.25%
Norway	1.50%	2.50%	2.25%
Germany	0.90%	3.00%	2.00%
Austria	0.80%	-	2.25%

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Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

2020	Discount rate	Salary growth rate	Pension growth rate
Finland	0.20%	1.20%	1.50%
Norway	1.50%	2.00%	1.75% / 3.68%
Germany	0.50%	3.00%	2.00%
Austria	0.40%	-	2.25%

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

2021	Impact on defined benefit obligation [1]		
	Change in assumption	Increase in assumption	Decrease in assumption
Discount rate	0.50%	decrease 6.8%	increase 7.6%
Salary growth rate	0.50%	increase 0.2%	decrease 0.2%
Pension growth rate	0.50%	increase 5.4%	decrease 5.0%

2020	Impact on defined benefit obligation [1]		
	Change in assumption	Increase in assumption	Decrease in assumption
Discount rate	0.50%	decrease 7.2%	increase 8.1%
Salary growth rate	0.50%	increase 0.2%	decrease 0.2%
Pension growth rate	0.50%	increase 5.7%	decrease 5.4%

1) *Based on the sensitivity analyses of the Group's most significant pension arrangements. The impacts of the other pension arrangements are similar.*

The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method has been applied as when calculating the pension liability recognised within the statement of financial position.

Plan assets are comprised as follows:

EUR million	2021	%	2020	%
Equity instruments	4.8	52	4.6	56
Debt instruments	2.7	29	0.4	5
Property	1.3	14		
Investment funds			3.0	37
Cash and cash equivalents	0.2	2	0.2	2
Other investments	0.2	2		
Total plan assets	**9.1**	**100**	**8.2**	**100**

Employer contributions are expected to be zero in 2022.

Multi-employer plan in Sweden

In Sweden, Caverion participates in a multi-employer defined benefit plan in Alecta insurance company. 824 employees of Caverion Sverige AB are insured through this pension plan in the end of 2021. This multi-employer plan has not been able to deliver sufficient information for defined benefit accounting purposes, thus Caverion has accounted for this pension plan as a contribution plan.

Alecta's possible surplus may be credited to the employer, company or to the employee. The expected contributions to the plan for the next annual reporting period are EUR 6.8 million.

Through its defined benefit pension plans the Group is exposed to a number of risks, the most significant of which are detailed below:

Changes in bond yields - A decrease in corporate bond yields will increase plan liabilities.

Inflation risk - some of the Group pension obligations are linked to inflation and higher inflation will lead to higher liabilities.

Life expectancy - The majority of the plans' obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans' liabilities.

Accounting principles

Caverion Group has several different pension schemes, both defined benefit and defined contribution pension plans, in accordance with local regulations and practices in countries where it operates.

Contributions to defined contribution pension plans are recognised in the income statement in the financial period during which the charge is due. Caverion Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current or prior periods.

The Group has defined benefit pension plans in Norway, Austria, Germany and Finland. Obligations connected with the Group's defined benefit plans are calculated annually by independent actuaries using the projected unit credit method. The discount rate used in calculating the present value of the pension obligation is the market rate of high-quality corporate bonds. The maturity of the bonds used to determine the reference rate substantially corresponds to the maturity of the related pension obligation. In defined benefit plans, the pension liability recognised on the balance sheet is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. Pension expenditure is expensed in the income statement, allocating the costs over the employment term of the employees. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past service costs are recognised immediately in the income statement.

Occupational pensions in Sweden have been insured under a pension scheme shared with numerous employers. It has not been possible to acquire sufficient information on these pension obligation for allocating the liabilities and assets by employers. Occupational pensions in Sweden have been treated on a defined contribution basis.

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74 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 75 Caverion Annual Review 2021 CAPITAL STRUCTURE The present value of pension obligations depends on various factors that are determined on an actuarial basis using a number of assumptions, including the discount rate. Changes in the assumptions rate have an effect on the carrying amount of pension obligation. The discount rate used is the market rate of high-quality corporate bonds or the interest rate of treasury notes for the currency in which the benefits will be realised. The maturity of the instruments used to determine the reference rate used corresponds substantially to the maturity of the related pension obligation. Other assumptions are based on actuarial statistics and prevailing market conditions.5.9Lease agreementsGroup as lesseeSet out below are the carrying amounts of the Group's right-of-use assets and their movements during the period. Right-of-use assets EUR million Buildings and structures Cars Other assets Total 1 January 2021 79.5 44.6 1.3 125.5 Translation differences 0.6 0.4 0.0 1.0 Acquisitions 0.5 0.2 0.7 Additions 27.9 26.7 0.0 54.7 Reclassifications 1.1 -1.1 Disposals and business divestitures -1.5 -0.9 -2.4 Depreciation and impairment -23.3 -24.9 -0.1 -48.3 31 December 2021 83.8 47.2 0.2 131.2 Right-of-use assets EUR million Buildings and structures Cars Other assets Total 1 January 2020 81.6 51.6 1.8 135.0 Translation differences -1.1 -0.6 0.0 -1.7 Acquisitions 0.5 0.2 0.7 Additions 26.3 19.9 0.4 46.6 Disposals and business divestitures -2.8 -1.2 0.0 -4.0 Depreciation and impairment -25.0 -25.1 -0.9 -51.0 31 December 2020 79.5 44.6 1.3 125.5 In 2021, the depreciation and impairment of right-of-use assets did not include any material impairments relating to the restructuring of premises (EUR 1.1 million in 2020). Lease liabilities EUR million 2021 2020 1 January 129.2 136.9 Translation differences 1.1 -1.6 Acquisitions 0.7 0.7 Additions 54.7 46.6 Disposals and business divestitures -2.3 -4.6 Interest expenses 3.8 4.5 Payments -51.5 -53.2 31 December 135.7 129.2 The Group recognised rent expenses from short-term lease liabilities in the amount of EUR 2.9 million (EUR 3.4 million) and from leases of low-value assets in the amount of EUR 3.4 million (EUR 2.7 million) in 2021. The nominal amount of leasing commitments of low-value and short-term leases amounted to EUR 8.8 million at the end of 2021 (EUR 10.2 million). The present value of lease liability of leases not yet commenced to which Caverion is committed amounted to EUR 0.1 million at the end of 2021 (EUR 0.1 million).The Group has subleased some of its leased premises. The income recognised by the Group for these premises during the year was EUR 0.9 million (EUR 0.9 million in 2020).Group as lessorAs a lessor, the Group has finance lease contracts for which the net investment in the balance sheet amounted to EUR 0.3 million at the end of the year 2021. The income statement effect of these finance lease contracts amounted to EUR 0.0 million in 2021 comprising the selling profit of the contract and interest income. The Group did not have any finance lease contracts during 2020.Accounting principlesGroup as lesseeThe lease liability is initially measured at the present value of the remaining lease payments, discounted by using an estimate of the lessee’s incremental borrowing rate at the date of initial application. Since the interest implicit in the lease contracts is not available, a management estimate is used to determine the incremental borrowing rate. The components of the rate are the following: the currency-specific reference rate and the interest margin that is derived from each individual company’s risk assessment, adjusted to reflect the maturity of the lease contract.At the inception of the lease, Caverion measures the right-of-use asset at an amount equal to the lease liability. After the initial measurement, the right-of-use asset is measured at cost less accumulated depreciation and accumulated impairment.Caverion does not recognise an IFRS 16 lease liability for leases for which the underlying asset is not material. The assessment of whether the underlying asset is material and is within the scope or excluded from the recognition requirements of IFRS 16 is based on the concept of materiality in the A-101

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IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
CAPITAL STRUCTURE

Conceptual Framework and IAS 1. Caverion recognises lease payments associated with such leases as an expense on a straight-line basis.

Caverion does not recognise short-term leases in the balance sheet. Short-term leases are lease contracts that have a lease term of 12 months or less, and which do not include an option to purchase the underlying asset. Caverion has analysed lease contracts where the lease term is not fixed but both the lessor and lessee have an option to terminate the lease within 1-12 months' notice. Management judgement based on realistic estimates is used when determining the lease term for short-term and leasing agreements with non-fixed terms. If the termination of the short-term contract is practically realistic within the time of the notice (1-12 months), those contracts have been excluded from the lease liability.

As a practical expedient, IFRS 16 permits a lessee not to separate non-lease components and instead account for a lease and its associated non-lease components as a single arrangement. Caverion has used the practical expedient for car leases that include service components. On the other hand, the non-lease component from real estate lease contracts has been separated and the non-lease components have been booked as expenses.

Group as lessor

Under IFRS 16, a lessor classifies arrangements which convey a right to use a specific asset as either finance leases or operating leases and accounts for these two types of leases differently. Caverion's lease contracts relate to different types of machinery and equipment which are installed to operate within the customer's buildings and structures. These lease contracts vary in terms of conditions.

In finance leases, the risks and rewards incidental to ownership of the leased asset have substantially transferred from Caverion to the lessee. Sales derived from finance leases are recognized at the beginning of the lease period in accordance with the same principles as in the outright sale of similar assets. The net investment in finance leases is recognized as a part of non-current and current receivables and lease payments are disclosed as repayments of the finance lease receivable and interest income. The interest income is recognised on the income statement over the lease term so as to achieve a constant interest rate on the outstanding balance.

In operating leases, the risks and rewards incidental to ownership of the leased asset remain with the lessor. The leased assets are recognised in the balance sheet as a part of tangible assets and depreciated in accordance with the policy applied to similar assets in own use as well as considering the planned use after the lease period. The lease income from operating leases is recognized on a straight-line basis over the lease term on the income statement.

Under IFRS 16, an intermediate lessor is additionally required to classify its subleases as finance or operating leases by reference to the right-of-use assets arising from the head lease. Caverion has not reclassified any of its sublease agreements as finance leases.

5.10 Commitments and contingent liabilities

EUR million	2021	2020
Other commitments		
Other contingent liabilities	0.2	0.2
Accrued unrecognised interest on hybrid bond	1.5	1.5

The Group's parent company has guaranteed obligations of its subsidiaries. On December 31, 2021 the total amount of these guarantees was EUR 467.9 (454.9) million. These consist of counter guarantees for external guarantees and parent company guarantees given according to general contracting practices.

Given the nature of Caverion's Projects business, Group companies are involved in disputes and legal proceedings in several projects. These disputes and legal proceedings typically concern claims made against Caverion for allegedly defective or delayed delivery. In some cases, the collection of receivables by Caverion may result in disputes and legal proceedings. There is a risk that the client presents counter claims in these proceedings. The outcome of claims, disputes and legal proceedings is difficult to predict. Write-downs and provisions are booked following the applicable accounting rules.

In June 2018, Caverion reached a settlement for its part with the German Federal Office (FCO) in a cartel case that had been investigated by the authority since 2014. The investigation concerned several companies providing technical building services in Germany. Caverion Deutschland GmbH (and its predecessors) was found to have participated in anti-competitive practices between 2005 and 2013. According to the FCO's final decision issued on 3 July 2018, Caverion Deutschland GmbH was imposed a fine of EUR 40.8 million. In the end of March 2020, the FCO issued its final decision on the cartel case against the other building technology companies involved in the matter. There is a risk that civil claims may be presented against the involved companies, including Caverion Deutschland GmbH. It is not possible to evaluate the magnitude of the risk for Caverion at this time. Some civil claims presented against Caverion Deutschland GmbH have been settled in 2021, totalling EUR 9.1 million in 2021.

As part of Caverion's co-operation with the authorities in the cartel matter, the company identified activities between 2009 and 2011 that were likely to fulfil the criteria of corruption or other criminal commitment in one of its client projects executed in that time. Caverion has brought its findings to the attention of the authorities and supported them in further investigating the case. In the end of June 2020, the public prosecutor's office in Munich informed Caverion that no further investigative measures are intended and that no formal fine proceedings against Caverion will be initiated related to those cases There is a risk that civil claims may be presented against Caverion Deutschland GmbH. It is not possible to evaluate the magnitude of the risk for Caverion at this time. Caverion will disclose any relevant information on the potential civil law claims as required under the applicable regulations.

Entities participating in the demerger are jointly and severally responsible for the liabilities of the demerging entity which have been generated before the registration of the demerger. As a

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76 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 77 Caverion Annual Review 2021 CAPITAL STRUCTURE consequence, a secondary liability up to the allocated net asset value was generated to Caverion Corporation, incorporated due to the partial demerger of YIT Corporation, for those liabilities that were generated before the registration of the demerger and remain with YIT Corporation after the demerger. Creditors of YIT Corporation’s major financial liabilities have waived their right to claim for settlement from Caverion Corporation on the basis of the secondary liability. Caverion Corporation has a secondary liability relating to the Group guarantees which remain with YIT Corporation after the demerger. These Group guarantees amounted to EUR 18.6 (19.7) million at the end of December 2021. A-103

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Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT



6 Others

In this section

This section comprises the following notes:

6.1 Key management compensation 79
6.2 Share-based payments 80
6.3 Related party transactions 83

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78 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
KEY MANAGEMENT COMPENSATION

6.1 Key management compensation

Key management includes members of the Board of Directors and Group Management Board of Caverion Corporation. The compensation paid to key management for employee services is depicted in the table below.

Compensation paid to key management

EUR million	2021	2020
Salaries and other short-term employee benefits	4.7	5.2
Post-employment benefits [1]	0.2	0.1
Termination benefits	0.9	0.2
Share-based payments [2]	3.4	0.6
Total	**9.2**	**6.1**

[1] *Post-employment benefits include separate supplementary executive pension schemes but exclude statutory pension payments and country specific group pension arrangements to which key management maybe be party to.*
[2] *The total value of transferred shares, cash bonus and transfer tax.*

Compensation paid to the members of the Board of Directors and President and CEO

EUR million	2021	2020
President and CEO [1]		
Ari Lehtoranta, until 28 February 2021 [2]	0.2	1.1
Mats Paulsson, 28 February - 8 August 2021	0.2	
Jacob Götzsche, as from 9 August 2021	0.3	
Total	**0.7**	**1.1**
Members of the Board of Directors		
Jussi Aho	0.1	0.1
Markus Ehrnrooth	0.1	0.1
Joachim Hallengren	0.1	0.1
Antti Herlin, member of the Board until 25 May 2020		0.0
Thomas Hinnerskov	0.1	0.1
Anna Hyvönen, member of the Board until 25 May 2020		0.0
Kristina Jahn, member of the Board as from 25 May 2020	0.1	0.0
Mats Paulsson, Chairman of the Board	0.1	0.1
Jasmin Soravia, member of the Board as from 25 May 2020	0.1	0.0
Total	**0.5**	**0.4**

[1] *Compensation paid to the President and CEO includes only separate supplementary executive pension schemes in regards to post-employment benefits and does not include any statutory pension payments.*
[2] *The compensation paid to Ari Lehtoranta contains only the remuneration paid from his period as Caverion's President and CEO. Ari Lehtoranta's notice period compensation and the following severance payments have been disclosed in the section "Remuneration of the President and CEO".*

Board membership fees are paid as annual fees, 50% of which are paid as cash and 50% as Caverion shares according to the decision by the Annual General Meeting.

More detailed information on share-incentive schemes has been presented in note 6.2 Share-based payments.

Remuneration of the President and CEO

Ari Lehtoranta held the position of Caverion Corporation's President and CEO until 28 February 2021 when the Board of Directors of Caverion Corporation and Ari Lehtoranta mutually agreed that he would leave his position as President and CEO. Mr. Lehtoranta's base salary and fringe benefits as the President and CEO during 1 January - 28 February 2021 were in total EUR 176,000 (EUR 588,764 in 2020). Mr. Lehtoranta did not receive any short-term incentive payments or share payments in 2021 (short-term incentive payments amounted to EUR 389,730 in 2020). After 28 February 2021, Mr. Lehtoranta was paid the contractual 6 months' notice period salary of EUR 330,000 (including fringe benefits). He was also entitled to a severance payment amounting to 12 months' base salary as monthly payments after the termination date. The severance paid in 2021 amounted to EUR 220,000. The last monthly severance payment will be paid in August 2022, the total severance payment being EUR 660,000. The whole severance payment amount has been recognised as an expense in Caverion's 2021 result. Ari Lehtoranta also had a supplementary defined contribution pension plan, annual contribution being 20 percent of the base salary (including the 6 months' notice period). Additionally, he was eligible for the Finnish statutory pension.

Mats Paulsson, the Chairman of Caverion's Board of Directors, held the position of Interim President and CEO from 28 February to 8 August 2021. His base salary and fringe benefits during this period amounted to EUR 202,837. Mats Paulsson's termination notice period was one week for both parties with no entitlement to severance pay. Mr. Paulsson was included in the Swedish statutory social security pension and he was paid a supplementary defined contribution pension to compensate for the difference between country specific pension practices. Mats Paulsson was not a participant in any of Caverion's short-term or long-term incentive plans.

Jacob Götzsche joined Caverion Corporation as President and CEO on 9 August 2021. Mr. Götzsche's base salary and fringe benefits amounted to EUR 253,036 in 2021. In case of termination, Mr. Götzsche's notice period is six months for both parties. Mr. Götzsche is entitled to a severance pay amounting to 12 months' base salary if the company terminates the agreement. The company will not provide pension coverage for Jacob Götzsche, but to compensate for this he is paid an additional 20 percent cash allowance calculated from his fixed annual base salary to obtain a pension coverage by himself. No specific retirement age has been agreed. Mr. Götzsche was not a participant in Caverion's short-term incentive plan in 2021 nor did he receive any share payments during the year.

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IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 80 Caverion Annual Review 2021 SHARE-BASED PAYMENTS Remuneration of the Group Management Board (excluding President and CEO) EUR million Fixed base salary Fringe benefits Short-term Incentive Share-based payments Total2021 Group Management Board members excluding President and CEO 1) 3.1 0.1 0.6 3.2 7.0 1)Includes the members’ total remuneration for the period they have been members of the Group Management BoardIn 2021, a total of 215,270 Caverion Corporation shares were transferred to the Group Management Board (excluding President and CEO) as a reward from the Matching Share Plan 2018-2022 as well as from the Restricted Share Plan 2018-2020.In 2020, a total of 18,615 shares were transferred to the Group Management Board (excluding President and CEO) as a reward from the Restricted Share Plans 2016-2018 and 2017-2019.In addition to the above compensation, some of the Group Management Board members take part in country specific group pension arrangements. The members of the Group Management Board (excluding President and CEO) do not, however, have any supplementary executive pension schemes and the statutory retirement age applies.Also, a total of EUR 0.4 million of compensation related to the termination of the Group Management Board members' (excluding President and CEO) employment was paid during financial year 2021 (EUR 0.2 million in 2020).Additional information on Management remuneration is presented in the parent company financial statements. 6.2Share-based paymentsCaverion has long-term share-based incentive schemes which are a part of the remuneration and commitment programme for the management and key employees of Caverion Group. The key aim is to align the interests of the shareholders and the executives in order to promote shareholder value creation and to commit the key employees to the company and its strategic targets and to offer them a competitive reward plan based on the ownership of the company’s shares.Caverion’s Board of Directors approved a rolling long-term share-based incentive plan for the Group’s senior management and key employees in December 2015. The share-based incentive plan consists of a Performance Share Plan (PSP) as the main structure, supported by a Restricted Share Plan (RSP) as a complementary structure for specific situations. Both plans consist of annually commencing individual plans, each lasting a three-year period. The commencement of each new plan is subject to a separate decision of the Board. The performance share plans which commenced during the years 2016-2018 are based on the rolling incentive plan approved in December 2015. Also all restricted share plans commencing during years 2016-2021 are based on the rolling structure originally approved in December 2015.In December 2018, Caverion’s Board of Directors approved the establishment of a new share-based long-term incentive plan which is based on a performance share plan (PSP) structure. This new incentive structure consists of annually commencing individual performance share plans, each with a three-year performance period, which is followed by the payment of the potentially attained share reward. The performance share plans commencing during years 2019-2021 are based on the rolling incentive structure approved in December 2018.Performance and Restricted Share Plan 2016-2018In its December 2015 meeting, Caverion's Board of Directors approved the commencement of Performance Share Plan 2016-2018 and Restricted Share Plan 2016-2018. The targets for PSP 2016-2018 were not met and, therefore, no rewards were paid. In 2019, 23,622 Caverion Corporation shares were conveyed in a share issue without consideration to a key person participating in RSP 2016-2018 and 6,673 shares were conveyed in 2020.Performance and Restricted Share Plan 2017-2019In its December 2016 meeting, Caverion's Board of Directors approved the commencement of Performance Share Plan 2017-2019 and Restricted Share Plan 2017-2019. The targets for PSP 2017-2019 were not met and, therefore, no rewards were paid. In 2020, 39,127 Caverion Corporation shares were conveyed in a share issue without consideration to 16 key employees participating in RSP 2017-2019.Performance and Restricted Share Plan 2018-2020In its December 2017 meeting, Caverion's Board of Directors approved the commencement of Performance Share Plan 2018-2020 and Restricted Share Plan 2018-2020. PSP 2018-2020 could include a maximum of approximately 120 members of senior management and key employees of Caverion Group. The three-year plan period consisted of a one-year operative financial performance period, followed by a two-year share price performance period. The share reward was based on the targets set for the year 2018 for earnings per share and operating cash flow before financial and tax items. If all targets had been met, the share rewards based on PSP 2018-2020 would have comprised a maximum of 850,000 Caverion shares (gross before the deduction of applicable taxes). The targets for PSP 2018-2020 were partially met and, in a share issue without consideration, 28,169 Caverion Corporation shares were on 23 February 2021 conveyed to 77 employees participating in the plan.Within RSP 2018-2020, share allocations were made for individually selected key employees in special situations. The maximum number of shares that could have been allocated and delivered totaled 85,000 shares (gross before the deduction of applicable taxes). In a directed share issue without consideration, 35,483 Caverion Corporation shares held by the company were on 23 February 2021 conveyed to 16 key employees participating in RSP 2018-2020.Matching Share Plan 2018-2022On 7 February 2018, Caverion announced the establishment of a share-based incentive plan directed at the key employees of the Group, “Matching Share Plan (MSP) 2018−2022”. The aim of the plan is to align the objectives of the shareholders and the key employees in order to increase A-106

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 81 Caverion Annual Review 2021 SHARE-BASED PAYMENTS the value of the company in the long-term, to encourage the key employees to personally invest in the company’s shares, to retain them at the company and to offer them a competitive reward plan that is based on acquiring, receiving and holding the company’s shares. The prerequisite for participating in MSP 2018-2022 is that a key employee shall acquire company shares up to the number and in the manner determined by the Board of Directors. The plan participant may not participate in PSP 2018-2020 or PSP 2019-2021 simultaneously with participating in the Matching Share Plan. The rewards from the plan will be paid in four instalments, one instalment each in 2019, 2020, 2021 and 2022. However, the reward payment will be deferred if the yield of the share has not reached the pre-set minimum yield level by the end of the matching period in question. The deferred reward will be paid as soon as practical after the pre-set minimum yield level has been reached. If the pre-set minimum yield level has not been reached by the end of reward instalment specific grace periods ending in 2021-2022, no reward from the matching period in question will be paid. Furthermore, receiving of the reward is tied to the continuance of the participant’s employment or service upon reward payment.The target group of MSP 2018-2022 consists of approximately 20 people, including the members of the Group Management Board. The rewards to be paid on the basis of the MSP correspond to the value of an approximate maximum total of 2,520,000 Caverion Corporation shares (including also the proportion to be paid in cash). In 2019, Caverion's Board of Directors decided on share issues without consideration in which 391,469 shares were conveyed to key employees participating in MSP 2018-2022 as a reward from the matching period 1 March 2018 - 28 February 2019. A total of 4,431 shares from this issue were returned to Caverion during 2020. On 30 April 2021, 120,199 Caverion Corporation shares were conveyed to key employees participating in MSP 2018-2020 in a directed share issue without consideration. The shares were delivered as a reward from the matching period 1 March 2018 - 29 February 2020 and, for participants who joined the plan at a later stage, also as a reward from the matching period 1 March 2018 - 28 February 2019. In addition, on 25 August 2021, 168,650 Caverion Corporation shares were conveyed as a reward from the matching period 1 March 2018 - 28 February 2021. From the 2021 share issues, a total of 16,911 own shares were returned to Caverion on 14 September 2021 and 30,066 own shares on 16 November 2021.Performance and Restricted Share Plan 2019-2021Caverion’s Board of Directors approved the establishment of a new share-based long-term incentive plan for key employees of the Group in December 2018. The new plan is based on a performance share plan (PSP) structure. At the same time, the Board approved the commencement of a new plan period, RSP 2019−2021, in the Restricted Share Plan structure. The first plan, PSP 2019-2021, within the new PSP structure can include a maximum of approximately 75 key employees of Caverion Group. The performance target KPI’s are the relative total shareholder return of the Company’s share and earnings per share. If all targets are met, the share rewards based on PSP 2019−2021 will comprise a maximum of approximately 1.3 million Caverion shares (gross before the deduction of applicable taxes). The targets set for PSP 2019−2021 will be evaluated in March 2022 and the potential share rewards will be delivered by the end of April 2022.Within RSP 2019-2021, share allocations were made for individually selected key employees in special situations. The maximum number of shares that may be allocated and delivered totals 135,000 shares (gross before the deduction of applicable taxes). The share rewards will be delivered to the participants in spring 2022 provided that their employment with Caverion continues until the delivery of the share reward.Performance and Restricted Share Plan 2020-2022In December 2019, Caverion's Board of Director's approved the commencement PSP 2020-2022 and RSP 2020-2022. However, on 30 April 2020, the Board decided, upon management's suggestion, to postpone the commencement of PSP 2020-2022 until the beginning of the year 2021. PSP 2020-2022 may include a maximum of approximately 90 key employees of Caverion Group. The performance targets for the plan are the relative total shareholder return of the Company's share and earnings per share. If all targets are met, the share rewards based on PSP 2020-2022 will comprise a maximum of approximately 1.6 million Caverion shares (gross before the deduction of applicable taxes) delivered in the spring of 2023.Within RSP 2020-2022, share allocations are made for individually selected key employees in special situations. The maximum number of shares that may be allocated and delivered totals 230,000 shares (gross before the deduction of applicable taxes). The share rewards will be delivered to the participants in spring 2023 provided that their employment with Caverion continues until the delivery of the share reward.Performance and Restricted Share Plan 2021-2023Caverion’s Board of Directors approved in December 2020 the commencement of PSP 2021-2023 and RSP 2021-2023. PSP 2021–2023 may include a maximum of approximately 90 key employees of Caverion Group. The performance targets, based on which the potential share rewards under PSP 2021–2023 will be paid, are the relative total shareholder return of the Company’s share and earnings per share. If all targets will be met, the share rewards based on PSP 2021–2023 will comprise a maximum of approximately 1.6 million Caverion shares (gross before the deduction of applicable taxes) delivered in the spring of 2024.Within RSP 2021-2023, share allocations are made for individually selected key employees in special situations. The maximum number of shares that may be allocated and delivered totals 165,000 shares (gross before the deduction of applicable taxes). The share rewards will be delivered to the participants in spring 2024 provided that their employment with Caverion continues until the delivery of the share reward. A-107

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IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
SHARE-BASED PAYMENTS

Plan	Performance share plan, December 2018			Performance share plan, December 2015	Restricted share plan				Matching share plan
Instrument	**PSP 2021–2023**	**PSP 2020–2022**	**PSP 2019–2021**	**PSP 2018-2020**	**RSP 2021-2023**	**RSP 2020-2022**	**RSP 2019-2021**	**RSP 2018-2020**	**MSP 2018-2022**
Issuing date	Dec 17, 2018	Dec 17, 2018	Dec 17, 2018	Dec 17, 2015	Dec 17, 2015	Dec 17, 2015	Dec 17, 2015	Dec 17, 2015	Feb 6, 2018
Maximum number of shares	1,600,000	1,600,000	1,301,250	850,000	165,000	230,000	135,000	85,000	2,520,000
Dividend adjustment	No	No	No	Yes	No	No	No	No	Yes
Grant date	May 5, 2021	Jan 25, 2021	Apr 3, 2019	Feb 28, 2018	Feb 17, 2021	May 18, 2020	Apr 12, 2019	Jun 12, 2018	Mar 1, 2018
Beginning of earning period	Jan 1, 2021	Jan 1, 2020	Jan 1, 2019	Jan 1, 2018	Jan 1, 2021	Jan 1, 2020	Jan 1, 2019	Jan 1, 2018	Mar 1, 2018
End of earning period	Dec 31, 2023	Dec 31, 2022	Dec 31, 2021	Dec 31, 2018	Dec 31,2023	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022
End of restriction period	Apr 30, 2024	Apr 30, 2023	Apr 30, 2022	Feb 28, 2021	Feb 28, 2024	Feb 28, 2023	Feb 28, 2022	Feb 28, 2021	Jul 1, 2022
Vesting conditions	Relative total shareholder return (TSR), earnings per share (EPS), continued employment	Relative total shareholder return (TSR), earnings per share (EPS), continued employment	Relative total shareholder return (TSR), earnings per share (EPS), continued employment	Earnings per share (EPS), operating cash flow before financial and tax items, continued employment	continued employment	Division EBITA for selected participants, continued employment	continued employment	continued employment	Minimum yield of the share, continued employment
Maximum contractual life, years	3.3	3.3	3.3	3.2	3.2	3.2	3.2	3.2	4.8
Remaining contractual life, years	2.3	1.3	0.3	-	2.2	1.2	0.2	-	1.0
Number of persons at the end of the reporting year	82	80	56	-	24	34	25	-	15
Payment method	Cash and shares	Cash and shares	Cash and shares	Cash and shares	Cash and shares	Cash and shares	Cash and shares	Cash and shares	Cash and shares
Changes in plan during the period									
Outstanding at the beginning of the reporting period, 1 January 2021	-	-	880,000	64,179	-	115,000	104,000	79,500	1,432,511
Changes during the period									
Granted	1,456,500	1,540,500			61,000	93,500	31,000		
Forfeited	108,250	268,000	157,500	11,850	2,000	13,500	9,500	4,000	496,201
Earned (gross)				52,329				75,500	502,363
Outstanding at the end of the period, 31 December 2021	**1,348,250**	**1,272,500**	**722,500**	**-**	**59,000**	**195,000**	**125,500**	**-**	**433,947**
Delivered during the period (net)				28,169				35,483	241,872

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82 Caverion Annual Review 2021

Caverion IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
RELATED PARTY TRANSACTIONS

Costs recognised for the share-based incentive plans

The consolidated financial statements include costs from share plans amounting to EUR 4.0 (2.8) million. EUR 1.5 (1.9) million of the cost recognised is related to the Group Management Board.

Performance and Restricted Share Plan 2022-2024

In December 2021, Caverion's Board of Directors approved the commencement of a new plan period, PSP 2022–2024, in the performance share plan structure first approved in December 2018. At the same time, the Board approved the commencement of a new plan period, RSP 2022-2024, in the restricted share plan structure, which is a complementary share-based incentive structure for specific situations first approved in December 2015. Any potential share rewards based on PSP 2022–2024 and RSP 2022–2024 will be delivered in the spring 2025. PSP 2022–2024 may include a maximum of approximately 90 key employees of Caverion Group. The performance targets, based on which the potential share rewards under PSP 2022–2024 will be paid, are the relative total shareholder return of the Company's share and earnings per share. If all targets will be met, the share rewards based on PSP 2022–2024 will comprise a maximum of approximately 1.6 million Caverion shares (gross before the deduction of applicable taxes) and the share rewards based on RSP 2022-2024 a maximum of approximately 85,000 Caverion shares (gross before the deduction of applicable taxes).

Accounting principles

Caverion has share-based incentive plans for its management and key employees.

The Performance Share Plan (PSP) structure contains a maximum value for the share reward payable to an individual participant. If the value of the share reward would at the time of payment exceed a maximum value set by the Board, the exceeding portion of the reward will not be paid. A person participating in the plan has the possibility to earn a share reward only if his/her employment continues until the payment of the reward.

Share allocations within the Restricted Share Plan (RSP) will be made for individually selected key employees in special situations. Under the complementary RSP structure, each individual plan consists of a three-year vesting period after which the allocated share rewards will be delivered to the participants provided that their employment with Caverion continues until the delivery of the share reward.

The prerequisite for participating in the Matching Share Plan (MSP) is that a key employee acquires company shares up to the number and in the manner determined by the Board of Directors. The plan participant may not participate in PSP 2018-2020 or PSP 2019-2021 simultaneously with participating in the MSP. Receiving of the reward is tied to the continuance of the participant's employment or service upon reward payment. A participant is entitled to choose whether he or she wants to receive the potential reward partly in the company shares and partly in cash or fully in shares. The shares paid as reward may be transferred after a reward instalment specific restriction period of up to two years. Should the reward payment be deferred, such deferral will not lengthen the relevant restriction period.

The equity-settled and cash-settled share-based payments are valued based on the market price of Caverion share as of the grant date and are recognised as an employee benefit expense over the vesting period with corresponding entry in equity.

6.3 Related party transactions

Caverion announced in February 2018 the establishment of a new share-based incentive plan directed for the key employees of the Group ("Matching Share Plan 2018-2022"). The company provided the participants a possibility to finance the acquisition of the company's shares through an interest-bearing loan from the company, which some of the participants utilised. By the end of December 2021 the total outstanding amount of these loans amounted to approximately EUR 4.4 (4.3) million. The loans will be repaid in full on 31 December 2023, at the latest. Company shares have been pledged as a security for the loans. As a result, Caverion had 689,056 Caverion Corporation shares as a pledge at the end of the reporting period on 31 December 2021.

Share-based incentive plans have been described in more detail in note 6.2 Share-based payments.

Transactions with key management and entities controlled by key management

EUR million	2021	2020
Sale of goods and services	0.0	0.1
Purchase of goods and services	0.1	0.9
Receivables	4.4	4.4
Liabilities	0.0	0.0

Caverion had a fixed term contract until 28 February 2021 with a member of the Board concerning consulting services. The value of the contract was not material.

Caverion entered into a new fixed term contract until 31 March 2022 with a member of the Board concerning consulting services in August 2021. After the reporting period, this contract has been prolonged until 31 December 2022. The value of the contract is not material.

All transactions with entities controlled by key management personnel have been carried out on normal market terms and conditions and at market prices. Transactions with associated companies are listed in note 5.7. Investments in associated companies.

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83 Caverion Annual Review 2021

Caverion IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
INCOME STATEMENT AND BALANCE SHEET

Income statement, Parent company, FAS

EUR	Note	1.1.-31.12.2021	1.1.-31.12.2020
Other operating income	1	55,478,581.90	53,115,385.74
Personnel expenses	2	-14,651,322.59	-10,993,100.54
Depreciation, amortisation and impairments	3	-871,219.88	-1,055,069.79
Other operating expenses	4	-45, 894,744.45	-44,644,172.63
Operating profit / loss		**-5,938,705.02**	**-3,576,957.22**
Financial income and expenses	5	-6 ,504, 496.75	-20,627,683.05
Result before appropriations and taxes		**-12,443,201.77**	**-24,204,640.27**
Appropriations	6	9 ,067, 160.67	18,186,674.91
Income taxes	7	-112, 381.62	-2 124,172.21
Result for the period		**-3,488,422.72**	**-8,142,137.57**

Balance sheet, Parent company, FAS

EUR	Note	31.12.2021	31.12.2020
Assets			
Non-current assets			
Intangible assets	8	5,661,797.26	5,502,240.57
Tangible assets	8	589,793.25	1,038,487.72
Investments	9	503,426,384.15	474,895,943.00
Total non-current assets		**509,677,974.66**	**481,436,671.29**
Current assets			
Non-current receivables	10	21,529,360.58	21,284,953.81
Current receivables	11	29,107,838.94	60,943,024.39
Cash and cash equivalents		102,823,909.98	115,773,623.33
Total current assets		**153,461,109.50**	**198,001,601.53**
Total assets		**663,139,084.16**	**679,438,272.82**
Equity and liabilities			
Equity	12		
Share capital		1,000,000.00	1,000,000.00
Unrestricted equity reserve		66,676,176.49	66,676,176.49
Retained earnings		69,116,233.71	104,602,802.88
Result for the period		-3,488,422.72	-8,142,137.57
Treasury shares		-2,358,078.82	-2,775,128.82
Total equity		**130,945,908.66**	**161,361,712.98**
Appropriations	13		**67,160.67**
Liabilities			
Non-current liabilities	15	167,499,999.99	170,499,999.99
Current liabilities	16	364,693,175.51	347,509,399.18
Total liabilities		**532,193,175.50**	**518,009,399.17**
Total equity and liabilities		**663,139,084.16**	**679,438,272.82**

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84 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 85 Caverion Annual Review 2021 CASH FLOW STATEMENT Cash flow statement, Parent company, FAS EUR 1.1.-31.12.2021 1.1.-31.12.2020 Cash flow from operating activities Result before appropriations and taxes -12,443,201.77 -24,204,640.27 Adjustments for: Depreciation, amortisation and impairments 871,219.88 1,055,069.79 Other adjustments 307,769.00 220,764.86 Financial income and expenses 6,504,496.75 20,627,683.05 Cash flow before change in working capital -4,759,716.14 -2,301,122.57 Change in working capital Change in trade and other current receivables 678,793.24 6,898,198.59 Change in trade and other current payables 1,911,905.37 -1,612,841.98 Cash flow before financial items and taxes -3,526,604.01 2,984,234.04 Cash flow from operating activities Interest paid and other financial expenses -25,988,015.78 -34,743,011.48 Dividends received 3,289,000.00 Interest received and other financial income 23,238,729.16 31,178,731.72 Income taxes paid -2.127,832.34 -100,246.58 Cash flow from operating activities -8,403,722.97 2,608,707.70 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Cash flow from investing activities Purchases of tangible and intangible assets -7,094,951.84 -11,720,024.28 Proceeds from the sales of tangible and intangible assets 6,512,869,74 9,220,281.11 Investments in subsidiaries -14,119,545.49 -6,349,850.77 Cash flow from investing activities -14,701,627.59 -8,849,593.94 Cash flow from financing activities Group contributions received 18,000,000.00 10,600,000.00 Repayment of non-current borrowings -53,000,000.00 -32,560,000.00 Change in non-current loan receivables -244,406.77 -270,839.30 Proceeds from non-current borrowings 50,000,000.00 10,500,000.00 Change in short-term financing 22,634,945.58 66,640,126.64 Dividends paid -27,234,901.60 0.00 Cash flow from financing activities 10,155,637.21 54,909,287.34 Net change in cash and cash equivalents -12,949,713.35 48,668,401.10 Cash and cash equivalents at the beginning of thefinancial year 115,773,623.33 67,105,223.23 Cash and cash equivalents at the end of the financialyear 102,823,909.98 115,773,623.33 A-111

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES

Notes to the financial statements, Parent company

Caverion Corporation accounting principles

The financial statements have been prepared in accordance with the Finnish accounting standards (FAS).

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rate prevailing on the date of the transaction. The balance sheet has been translated using the European Central Bank rates on the closing date.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within "Financial income and expenses".

Valuation of assets

Intangible and tangible assets are recognized in the balance sheet at original acquisition cost less planned depreciation and amortisation and possible impairment.
Planned depreciation and amortisation are calculated using the straight-line method over the estimated useful lives of the assets.
The estimated useful lives of assets are the following:

Intangible assets	2-5 years
Buildings and structures	10 years
Machinery and equipment	3 years

Investments in subsidiaries as well as other investments are recognized at original acquisition cost or at fair value if fair value is lower than acquisition cost.

Income recognition

The parent company's income consists of services provided to Group subsidiaries. These service sales are booked to other operating income. The income is recognized once the services have been provided.

Future expenses and losses

Future expenses and losses which relate to the current or previous financial years and which are likely or certain to materialize and do not relate to a likely or certain future income, are recognized as an expense in the appropriate income statement category. When the precise amount or timing of the expenses is not known, they are recorded as provisions in the balance sheet.

Accrual of pension costs

The pension cover of the parent company is handled by external pension insurance companies. Pension costs are recognized in the income statement in the year to which these contributions relate.

Loans and other receivables

Loans and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are included in current assets, except for maturities greater than 12 months after the reporting period end. These are classified as non-current. The assets are recognized at acquisition cost, and transaction costs are expensed in the income statement over the period of the loan to which they relate.

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of the business. If collection is expected in 12 months or less, they are classified as current. If not, they are classified as non-current.

Cash and cash equivalents include cash in hand, bank deposits withdrawable on demand and other liquid short-term investments with original maturities of three months or less.

Financial liabilities and other liabilities

Hybrid bond is presented as a financial liability in the balance sheet of the parent company's financial statements. Borrowings are recorded on the settlement date at acquisition cost, and transaction costs are expensed in the financing expenses of the statement of income over the period of the liability to which they relate. Other borrowing costs are expensed in the period during which they are incurred. Fees paid on the establishment of loan facilities are recognised as an expense over the period of the facility to which they relate. Borrowings are derecognised when their contractual obligations are discharged, cancelled or expire.

Borrowings are classified as current liabilities if payment is due within 12 months or less. If not, they are classified as non-current.

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86 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS NOTES AUDITOR'S REPORT

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of the business from suppliers. Accounts payable are classified as current liabilities if payment is due within 12 months or less. If not, they are presented as non-current liabilities. Trade payables are recognized at acquisition cost.

Derivative instruments

Derivative contracts that are used to hedge currency and interest rate risks are valued at fair value. The fair values of foreign exchange derivatives are presented in Note 18 Derivative instruments. At the end of December 2021 Caverion has not used interest rate derivatives to hedge interest rate risk.

Foreign exchange derivatives are used to hedge against changes in forecasted foreign currency denominated cash flows and changes in value of receivables and liabilities in foreign currency. Foreign exchange derivatives are valued employing the market forward exchange rates quoted on the balance sheet date. Foreign exchange gains and losses related to business operations are included in operating profit. Foreign exchange gains and losses associated with financing are reported in financial income and expenses. Foreign exchange derivatives mature within 2022. Hedge accounting is not applied to foreign exchange derivatives.

Income taxes

Income taxes relating to the financial year are recognized in the income statement. Deferred taxes have not been booked in the parent company`s financial statements.

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87 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 88 Caverion Annual Review 2021 NOTES TO THE INCOME STATEMENT Notes to the income statement, Parent company1. Other operating income 1,000 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Service income 55,478.6 53,115.4 Total 55,478.6 53,115.4 2. Information concerning personnel and key management 1,000 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Personnel expenses Wages and salaries 12,615.2 9,428.0 Pension expenses 1,930.6 1,550.6 Other indirect personnel costs 105.5 14.5 Total 14,651.3 10,993.1 Average number of personnel during the financial period 94,0 82,5 Salaries and fees to the management President and CEO 735.0 1,110.5 Members of the Board of Directors 458.6 429.3 Total 1,193.6 1,539.8 3. Depreciation, amortisation and impairments 1,000 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Amortisation of intangible assets 422.5 606.4 Depreciation of buildings and structures 16.1 16.1 Depreciation of machinery and equipment 432.6 432.6 Total 871.2 1,055.1 4. Other operating expenses 1,000 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Fees paid to the Auditor of the company Audit fee 297.3 334.2 Tax services 36.2 2.0 Other services 62.1 2.6 Total 395.7 338.8 Ernst & Young Oy, Authorized Public Accountants, operated as the company’s auditor. 5. Financial income and expenses 1,000 EUR 1.1.-31.12.2021 1.1.-31.12.2020 Dividend income From Group companies 3,289.0 Interest income from non-current investments From Group companies 684.1 545.2 From others 67.5 71.0 Total 751.5 616.1 Other interest and financial income From Group companies 3,232.6 3,100.7 From others 68.2 118.5 Total 3,300.8 3,219.1 Impairment on investment assets Subsidiary shares -3,839.0 -20,000.0 Total -3,839.0 -20,000.0 Other interest and financial expenses Interest expenses to Group companies -296.3 -348.2 Interest expenses to others -5,651.7 -6,340.3 Other expenses to others -1,104.0 -1,337.7 Total -7,051.9 -8,026.1 Exchange rate gains 19,490.6 27,135.8 Change in the fair value of derivatives -323.4 -367.9 Exchange rate losses -18,833.1 -26,493.8 Total 334.1 274.2 Total financial income and expenses -6,504.5 -20,627.7 A-114

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | NOTES TO THE BALANCE SHEET | AUDITOR'S REPORT

Notes to the balance sheet, Parent company

6. Appropriations

1,000 EUR	1.1.-31.12.2021	1.1.-31.12.2020
Change in the difference between planned and taxation depreciation	67.2	186.7
Group contributions received	9,000.0	18,000.0

7. Income taxes

1,000 EUR	1.1.-31.12.2021	1.1.-31.12.2020
Income taxes on operating activities, current year	-112,4	-2,124,2
Total	**-112.4**	**-2,124.2**

8. Changes in fixed assets

1,000 EUR	31.12.2021	31.12.2020
Intangible assets		
Intangible rights		
Acquisition cost on Jan 1	14,518.0	10,883.9
Additions		3,634.1
Acquisition cost on Dec 31	14,518.0	14,518.0
Accumulated amortisation and impairments on Jan 1	-11,199.5	-10,619.6
Amortisation for the period	-392.7	-579.9
Accumulated amortisation and impairments on Dec 31	-11,592.2	-11,199.5
Book value on December 31	**2,925.7**	**3,318.5**
Renovations		
Acquisition cost on Jan 1	251.8	251.8
Additions	62.9	0.0
Book value on December 31	314.7	251.8
Accumulated amortisation and impairments on Jan 1	-38.1	-11.6
Amortisation for the period	-29.8	-26.5
Accumulated amortisation and impairments on Dec 31	-67.9	-38.1
Book value on December 31	**246.9**	**213.8**
Advance payments and construction in progress		
Acquisition cost on Jan 1	1,970.0	3,131.5
Additions	7,032.1	8,058.8
Disposals	-6,512.9	-9,220.3
Acquisition cost on Dec 31	2,489.2	1,970.0
Book value on December 31	**2,489.2**	**1,970.0**
Total intangible assets	**5,661.8**	**5,502.2**

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89 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

1,000 EUR	31.12.2021	31.12.2020
Tangible assets		
Land and water areas		
Acquisition cost on Jan 1	109.8	109.8
Acquisition cost on Dec 31	109.8	109.8
Book value on December 31	**109.8**	**109.8**
Buildings and structures		
Acquisition cost on Jan 1	160.9	160.9
Acquisition cost on Dec 31	160.9	160.9
Accumulated depreciation and impairments on Jan 1	-120.7	-104.6
Depreciation for the period	-16.1	-16.1
Accumulated depreciation and impairments on Dec 31	-136.8	-120.7
Book value on December 31	**24.1**	**40.2**
Machinery and equipment		
Acquisition cost on Jan 1	1,918.8	1,891.6
Additions		27.2
Acquisition cost on Dec 31	1,918.8	1,918.8
Accumulated depreciation and impairments on Jan 1	-1,030.4	-597.7
Depreciation for the period	-432.6	-432.6
Accumulated depreciation and impairments on Dec 31	-1,463.0	-1,030.4
Book value on December 31	**455.8**	**888.4**
Total tangible assets	**589.8**	**1,038.5**

9. Investments

1,000 EUR	31.12.2021	31.12.2020
Shares in Group companies		
Acquisition cost on Jan 1	474,895.9	488,546.1
Additions	32,369.4	6,349.9
Impairments	-3,839.0	-20,000.0
Acquisition cost on Dec 31	503,426.4	474,895.9
Total investments	**503,426.4**	**474,895.9**

10. Non-current receivables

1,000 EUR	31.12.2021	31.12.2020
Receivables from Group companies		
Loan receivables	17,170.0	17,000.0
Receivables from associated personnel		
Loan receivables	4,359.4	4,285.0
Total non-current receivables	21,529.4	21,285.0

Loan arrangements with Group key personnel are descriped in more detail in Note 19 Salaries and fees to the management.

11. Current receivables

1,000 EUR	31.12.2021	31.12.2020
Receivables from group companies		
Trade receivables	11,334.8	12,238.5
Loan receivables		23,489.6
Other receivables	9,757.0	18,380.5
Receivables, external		
Trade receivables	20.2	7.8
Other receivables	640.1	931.5
Accrued income	7,355.8	5,895.1
Total	29,107.8	60,943.0
Accrued income consists of:		
Accrued financial expenses	767.8	553.5
Other receivables	6,587.9	5,341.6
Total	7,355.8	5,895.1

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90 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

12. Equity

1,000 EUR	31.12.2021	31.12.2020
Share capital on Jan 1	1,000.0	1,000.0
Share capital on Dec 31	1,000.0	1,000.0
Unrestricted equity reserve on Jan 1	66,676.2	66,676.2
Unrestricted equity reserve on Dec 31	66,676.2	66,676.2
Retained earnings on Jan 1	93,685.5	101,606.8
Share-based incentive plans	-109.3	-81.1
Dividend distribution	-27,235.2	0.0
Distribution of own shares	417.1	302.0
Retained earnings on Dec 31	66,758.2	101,827.7
Result for the period	-3,488.4	-8,142.1
Total equity	**130,945.9**	**161,361.7**
Distributable funds on Dec 31		
Retained earnings	66,758.2	101,827.7
Net result for the financial period	-3,488.4	-8,142.1
Unrestricted equity reserve	66,676.2	66,676.2
Distributable funds from shareholders' equity	**129,945.9**	**160,361.7**

Treasury shares of Caverion Corporation

December 31, 2021 parent company had treasury shares as follows:

	Number	Total number of shares	% of total share capital and voting rights
	2,502,467	138,920,092	1.80%

13. Appropriations

1,000 EUR	31.12.2021	31.12.2020
Accumulated depreciation difference on Jan 1	67.2	253.8
Increase / decrease	-67.2	-186.7
Accumulated depreciation difference on Dec 31		**67.2**

14. Deferred taxes and liabilities

1,000 EUR	31.12.2021	31.12.2020
Deferred tax assets		
Accumulated depreciation difference	27.9	
Total	**27.9**	
Deferred tax liabilities		
Accumulated depreciation difference		13.4
Total		**13.4**

Deferred taxes have not been recognized in the parent company's financial statements.

15. Non-current liabilities

1,000 EUR	31.12.2021	31.12.2020
Liabilities to Group companies		
Other loans	7,500.0	10,500.0
Liabilities, external		
Loans from credit institutions	50,000.0	50,000.0
Hybrid bond	35,000.0	35,000.0
Senior bond	75,000.0	75,000.0
Total	**167,500.0**	**170,500.0**

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91 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

16. Current liabilities

1,000 EUR	31.12.2021	31.12.2020
Liabilities to Group companies		
Trade payables	405.8	501.0
Accrued expenses	19,388.8	110.3
Other liabilities	330,834.3	331,551.9
Liabilities, external		
Trade payables	3,503.1	3,369.5
Other current liabilities	337.2	2,324.5
Accrued expenses	10,223.8	9,652.2
Total	**364,693.1**	**347,509.4**
Accrued expenses consist of:		
Personnel expenses	4,021.4	2,838.8
Interest expenses	3,369.9	3,471.3
Accrued expenses to group companies	19,388.8	110.3
Other expenses	2,832.4	3,342.1
Total	**29,612.6**	**9,762.5**

17. Commitments and contingent liabilities

1,000 EUR	31.12.2021	31.12.2020
Leasing commitments		
Payable during the next fiscal year	2,669.1	2,490.1
Payable during subsequent years	20,763.6	22,237.2
Total	**23,432.8**	**24,727.3**
Guarantees		
On behalf of Group companies		
Contractual work guarantees	467.947.9	454.880.0
Loan guarantee	10,500.0	13,500.0
Leasing commitment guarantees	17,254.9	17,101.9
Factoring related guarantees	1,989.9	1,316.9

18. Derivate instruments

1,000 EUR	31.12.2020	31.12.2020
External foreign currency forward contracts		
Fair value	3.9	414.4
Value of underlying instruments	65,177.0	70,165.6
Internal foreign currency forward contracts		
Fair value	21.2	-65.9
Value of underlying instruments	2,150.6	2,644.9

Derivative instruments are categorized to be on Level 2 in the fair value hierarchy. The fair values for the derivative instruments categorized in Level 2 have been defined as follows: The fair values of foreign exchange forward agreements have been defined by using the market prices at the closing day of the fiscal year.

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92 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

19. Salaries and fees to the management

Decision-making procedure regarding remuneration

Caverion Corporation's Annual General Meeting decides on the remuneration of the Board of Directors. The Human Resources Committee of the Board of Directors prepares the proposal on the remuneration of the Board of Directors for the Annual General Meeting. The Human Resources Committee also prepares the general remuneration principles, short- and long-term incentive schemes and the Remuneration Policy of Caverion Group which is approved by the Board of Directors.

The Board of Directors appoints the President and CEO and approves his/her terms of employment including remuneration. The Board of Directors also appoints the members of the Group Management Board. According to Caverion Guidelines all individual remuneration decisions have to be approved by the manager's manager. The Chairman of the Board approves the remuneration of the Group Management Board members.

Remuneration of the Board of Directors

Based on the decisions of Caverion Corporation's Annual General Meeting on 24 March 2021, the members of the Board of Directors are entitled to the following fees:

- Chairman of the Board of Directors EUR 6,600 per month (EUR 79,200 per year)
- Vice Chairman of the Board of Directors EUR 5,000 per month (EUR 60,000 per year)
- Members of the Board of Directors EUR 3,900 per month (EUR 46,800 per year)

A meeting fee of EUR 550 is paid for each Board and Committee meeting held in the member's domicile or electronically and EUR 900 per meeting held outside the member's domicile in addition to the associated travel costs. In addition to and separate from the role as the Chairman of the Board and Chairman of the HR Committee, a company solely owned by Mats Paulsson has had a consulting agreement with the Company. The agreement was effective for 1.1.-28.2.2021 and from 9.8.2021. The value of the contract is not material. The consulting agreement has been made in accordance with the Remuneration Policy. Apart from the said consulting agreement with a company owned by Mats Paulsson, none of the board members have an employment relationship or service agreement with Caverion Group and they are not part of any of Caverion Group's short- or long-term incentive schemes or pension plans.

Fees paid to the Board of Directors

EUR	Board membership annual fee* 25.3.2021-28.3.2022	Audit committee meetings	Human Resources committee meetings	Meeting fees	Total 2021	Total 2020
Jussi Aho	46,800		2,200	9,700	58,700	54,500
Markus Ehrnrooth	60,000	3,300		9,700	73,000	68,250
Joachim Hallengren	46,800	3,300		8,800	58,900	55,050
Antti Herlin					0	10,828
Thomas Hinnerskov	46,800	3,300		8,800	58,900	55,050
Anna Hyvönen						10,828
Kristina Jahn	46,800	3,300		9,700	59,800	44,222
Mats Paulsson	79,200		2,200	9,700	91,100	86,900
Jasmin Soravia	46,800		1,650	9,700	58,150	43,672
Total	**373,200**	**13,200**	**6,050**	**66,100**	**458,550**	**429,300**

** Board membership fees were paid as annual fees, 50% of which were paid as cash and 50% in Caverion shares according to the decision by the Annual General Meeting.*

Management remuneration

The remuneration paid to the Group's Management Board members consists of:

- Fixed base salary
- Fringe benefits
- Short-term incentive scheme, such as annual performance bonus plan, and
- Long-term incentive schemes, such as share-based incentive plans

Short term incentive schemes

The basis of remuneration at Caverion is a fixed base salary. In addition, the Group's management and most of the salaried employees are included in a performance based short-term incentive plan. The aim of the annual short-term incentive plan is to reward the management and selected employees based on the achievement of pre-defined and measurable financial and strategic targets. The Board of Directors approves the terms of the short-term incentive plan every year, according to which possible incentives are paid. Performance of the Group, the President and CEO as well as Group Management Board members is evaluated by the Board of Directors. Potential incentives are approved by the Board of Directors and they are paid out after the financial statements have been finalised.

The amount of the possible incentive payment is based on the achievement of the pre-set financial performance targets, such as the Group's and/or division's and/or unit's financial result, strategic targets and/or development objectives set separately. Individual target and maximum incentive opportunity are defined on the role based responsibilities. Possible incentive payments can

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IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 94 Caverion Annual Review 2021 NOTES TO THE BALANCE SHEET vary from zero payment to the pre-defined maximum incentive payment based on the achievement of set targets.Performance and development discussions are an essential part of the annual incentive plan and performance development process at Caverion. Possible individual targets, their relative weighting and achievement of the previously agreed targets are set and reviewed in these discussions.The maximum short-term incentive paid to the President and CEO may be at the maximum level 100% of the annual fixed base salary. The maximum short-term incentive paid to the members of the Group Management Board may equal at maximum level to 70-80% of the annual fixed base salary.Long-term incentive schemesLong-term incentive schemes at Caverion are determined by the Board of Directors and they are part of the remuneration of the management and key personnel of Caverion Group. The aim is to align the interests of the shareholders and the executives in order to promote shareholder value creation and to support Caverion in becoming a leading service company and a selective master of projects by covering the whole life cycle of buildings, industries and infrastructure. In addition, the aim is to commit the key executives to the company and its strategic targets and to offer them a competitive reward plan based on the ownership of the company’s shares.Share-based long-term incentive plan 2018–2020Caverion’s Board of Directors approved a share-based long-term incentive plan in its December 2017 meeting. The plan consisted of a Performance Share Plan, complemented with a Restricted Share Plan for special situations. Both plans consist of annually commencing individual plans, each with a three-year period. The commencement of each new plan is subject to a separate decision of the Board.The Performance Share Plan 2018-2020 consisted of a one-year operative financial performance period (2018), followed by a two-year share price performance period based on the targets set for Cash Flow from Operations and Earnings per share (EPS) at the end of 2018. The targets set for the Performance Share Plan 2018-2020 were partially met and in a directed share issues without consideration, 28,169 Caverion Corporation shares held by the company were on 23 February 2021 conveyed to 77 participants. 35,483 Caverion Corporation shares held by the company were on 23 February 2021 conveyed to 16 key persons participating in the Restricted Share Plan 2018–2020 that is used for special situations.Matching Share Plan 2018–2022Caverion's Board of Directors approved a new share-based long-term incentive plan "Matching Share Plan 2018-2022" in its February 2018 meeting. The prerequisite for participating in the Plan is that a key employee shall acquire company shares up to the number and in the manner determined by the Board of Directors. The Plan includes four matching periods, all beginning on 1 March 2018 and ending on 28 February 2019, 29 February 2020, 28 February 2021 or 28 February 2022. The plan participant may not participate in the Performance Share Plan 2018-2020 and/or 2019-2021 simultaneously with participating in the Matching Share Plan.The rewards from the plan will be paid in four instalments, one instalment each in 2019, 2020, 2021 and 2022. However, the reward payment will be deferred, if a yield of the share has not reached the pre-set minimum yield level by the end of the matching period in question. If the pre-set minimum yield level has not been reached by the end of reward instalment specific grace periods ending in 2021–2022, no reward from a matching period in question will be paid.In a directed share issue without consideration, 120,199 Caverion Corporation shares held by the company were on 30 April 2021 conveyed to key employees included in the Matching Share Plan 2018-2022. The shares were delivered as a reward from the matching period 1 March 2018 - 29 February 2020 and, for participants who have joined the plan at a later stage, also as a reward from the matching period 1 March 2018 - 28 February 2019.In a directed share issue without consideration, 168,650 Caverion Corporation shares held by the company were on 25 August 2021 conveyed to key employees included in the Matching Share Plan 2018 - 2022. The shares were delivered as a reward from the matching period 1 March 2018 - 28 February 2021.From the 2021 share issues, a total of 16,911 own shares were returned to Caverion on 14 September 2021 and 30,066 own shares on 16 November 2021.Share-based long-term incentive plan 2019–2021Caverion’s Board of Directors decided on a new share-based long-term incentive plan for key employees of the Group in its December 2018 meeting. The new plan is based on a performance share plan (PSP) structure. The Board approved at the same time the commencement of a new plan period 2019−2021 in the Restricted Share Plan (RSP) structure, a complementary share-based incentive structure for specific situations. Both plans consist of annually commencing individual plans, each with a three-year period. The commencement of each new plan is subject to a separate decision of the Board.The Performance Share Plan 2019-2021 consists of a three-year operative financial performance period (2019-2021). The potential reward is based on the targets set for the Relative Total Shareholder Return and Earnings per share (EPS). The Board of Directors evaluates the target achievement in March 2022 and the potential share reward will be paid to the participants in April 2022. Within RSP 2019-2021, share allocations were made for individually selected key employees in special situations. The maximum number of shares that may be allocated and delivered totals 135,000 shares (gross before the deduction of applicable taxes). The share rewards will be delivered to the participants in spring 2022 provided that their employment with Caverion continues until the delivery of the share reward. A-120

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

Share-based long-term incentive plan 2020-2022

Caverion's Board of Directors decided on a commencement of new plan period 2020-2022 of the company's performance share plan (PSP) structure in its December 2019 meeting. The Board approved at the same time the commencement of a new plan period 2020–2022 in the Restricted Share Plan (RSP) structure, a complementary share-based incentive structure for specific situations. Both plans consist of annually commencing individual plans, each with a three-year period.

The Performance Share Plan 2020-2022 consists of a three-year operative financial performance period (2020-2022). The potential reward is based on the targets set for the Relative Total Shareholder Return and Earnings per share (EPS). On 30 April 2020, Caverion's Board of Directors decided, upon management's suggestion, to postpone the commencement of PSP 2020-2022 until the beginning of the year 2021. Potential share rewards will be delivered to the participants in spring 2023.

Share-based long-term incentive plan 2021-2023

Caverion's Board of Directors decided on a commencement of new plan period 2021-2023 of the company's performance share plan (PSP) structure in its December 2020 meeting. The Board approved at the same time the commencement of a new plan period 2021–2023 in the Restricted Share Plan (RSP) structure, a complementary share-based incentive structure for specific situations. Both plans consist of annually commencing individual plans, each with a three-year period.

The Performance Share Plan 2021-2023 consists of a three-year operative financial performance period (2021-2023). The potential reward is based on the targets set for the Relative Total Shareholder Return and Earnings per share (EPS). Potential share rewards will be delivered to the participants in spring 2024.

Remuneration of the President and CEO

The Board of Directors decides on the remuneration, benefits and other terms of the Managing Director agreement of the President and CEO. The remuneration paid to the President and CEO consists of fixed base salary, fringe benefits, annual short-term incentive plan, long-term incentive plan and other possible benefits such as defined contribution pension scheme. The President and CEO's annual short-term incentive can be up to 100% of the annual fixed base salary and the measures are based in Caverion's strategic targets set by the Board. Due to the CEO change and relatively short periods of service in 2021, no short-term incentive will be paid for any of the CEO's for the 2021 performance.

Termination compensation, pensions and retirement age of the President and CEO

Ari Lehtoranta held the position of Caverion Corporation's President and CEO until 28 February 2021 when the Board of Directors of Caverion Corporation and Ari Lehtoranta mutually agreed that he would leave his position as President and CEO. The contractual retirement age of the President and CEO Ari Lehtoranta was 63 years. He had a supplementary defined contribution pension plan as the President and CEO for the period 1.1.-28.2.2021. After the mutual agreement on 28 February 2021, Mr. Lehtoranta has been paid the contractual 6 months' notice period salary of 330,000 euros (including fringe benefits 40 euros) and supplementary pension of 66,000 euros. The cost of the Finnish statutory pension during the notice period was 51,645 euros. Mr Lehtoranta was entitled to a severance payment amounting to 12 months' base salary as monthly payments after the termination date. The severance paid in 2021 was 220,000 euros. The last monthly severance payment will be paid in August 2022, total severance payment being 660,000 euros. The whole severance payment amount has been recognised as an expense in the company's 2021 result.

Mats Paulsson, the Chairman of Caverion's Board of Directors, held the position of Interim President and CEO from 28 February to 8 August 2021. Mats Paulsson's notice period was one week for both parties with no entitlement to severance pay. Mats Paulsson was included in the Swedish statutory social security pension and the company paid a supplementary defined contribution pension to compensate for a difference between country specific pension practices.

Jacob Götzsche joined Caverion Corporation as the President and CEO on 9 August 2021. In case of termination, his notice period is six months for both parties. Jacob Götzsche is entitled to a severance pay amounting to 12 months' base salary if the company terminates the agreement. The company will not provide a pension coverage for Jacob Götzsche, but to compensate for this he is paid an additional 20 percent cash allowance calculated from his fixed annual base salary to obtain a pension coverage by himself. No specific retirement age has been agreed.

Remuneration paid to the President and CEO in 2021

Ari Lehtoranta's base salary and fringe benefits as the President and CEO during 1.1.-28.2.2021 were in total EUR 176,000. Ari Lehtoranta was not paid short or long-term incentives during 2021.

Mats Paulsson's base salary and fringe benefits as the President and CEO during 28.2.-8.8.2021 were in total EUR 202,837. Mats Paulsson was not paid short or long-term incentives during 2021.

Jacob Götzsche's base salary and fringe benefits as the President and CEO during 9.8.-31.12.2021 were in total EUR 253,036. Jacob Götzsche was not paid short or long-term incentives during 2021.

EUR	Fixed base salary	Fringe benefits	Short-term incentive payment	Long-term incentive payment	Supplementary pension scheme	Total 2021
Ari Lehtoranta 1.1-28.2.2021	175,960	40			22,000	198,000
Mats Paulsson 28.2.-8.8.2021	202,837				31,849	234,686
Jacob Götzsche 9.8.-31.12.2021	246,563	6,473			49,321	302,356
Total	**625,359**	**6,513**			**103,169**	**735,042**

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95 Caverion Annual Review 2021

Caverion Building Performance | IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
NOTES TO THE BALANCE SHEET

President and CEO's pension costs		Total 2021
Ari Lehtoranta	Statutory pension scheme	27,538
1.1.-28.2.2021	Supplementary defined contribution pension scheme	22,000
Mats Paulsson	Statutory pension scheme	21,927
28.2.-8.8.2021	Supplementary defined contribution pension scheme *	31,849
Jacob Götzsche	Statutory pension scheme	127
9.8.-31.12.2021	Supplementary defined contribution pension scheme **	49,321

** Paid to Mats Paulsson to compensate for a difference between country specific pension practices.*

*** Jacob Götzsche is paid a 20% cash allowance calculated of his fixed annual base salary to obtain a pension coverage.*

A regularly updated table on the Group Management Board members' holdings of shares is available in insider register.

Loans to associated parties

The President and CEO and the members of the Board of Directors did not have cash loans from the company or its subsidiaries on December 31, 2021.

Caverion announced on 7 February 2018 in a stock exchange release the establishment of a new share-based incentive plan directed for the key employees of the Group ("Matching Share Plan 2018-2022"). The company provided the participants a possibility to finance the acquisition of the company's shares through an interest-bearing loan from the company, which some of the participants utilised. By the end of December 2021 the total outstanding amount of these loans amounted approximately to EUR 4.4 million. The loans will be repaid in full on 31 December 2023, at the latest. Company shares have been pledged as a security for the loans.

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96 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT
SIGNATURES AND AUDITOR'S NOTE

Signatures to the Board of Directors' report and Financial statements and Auditor's note

Board of Directors' proposal for the distribution of distributable equity

The distributable equity of the parent company Caverion Corporation on December 31, 2021 is (EUR):

Retained earnings	66,758,154.89
Result for the period	-3,488,422.72
Retained earnings, total	**63,269,732.17**
Unrestricted equity reserve	66,676,176.49
Distributable equity, total	**129,945,908.66**

The Board of Directors proposes to the Annual General Meeting to be held on 28 March 2022 that a dividend of 0.17 per share will be paid for the year 2021.

Signature of the report of the Board of Directors and Financial statements

Helsinki, 9 February 2022

Caverion Corporation
Board of Directors

Mats Paulsson
Chairman

Markus Ehrnrooth
Vice Chairman

Jussi Aho

Joachim Hallengren

Thomas Hinnerskov

Kristina Jahn

Jasmin Soravia

Jacob Götzsche
President and CEO

The Auditor's note

Our auditor's report has been issued today
Helsinki, 9 February 2022

Ernst & Young Oy
Authorized Public Accountant Firm

Antti Suominen
Authorized Public Accountant

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97 Caverion Annual Review 2021

Caverion
Building Performance
IN BRIEF | BOARD OF DIRECTORS' REPORT | KEY FIGURES | CONSOLIDATED FINANCIAL STATEMENTS | PARENT COMPANY FINANCIAL STATEMENTS | AUDITOR'S REPORT

Auditor's report (Translation of the Finnish original)

To the Annual General Meeting of Caverion Oyj

REPORT ON THE AUDIT OF FINANCIAL STATEMENTS

Opinion

We have audited the financial statements of Caverion Oyj (business identity code 2534127-4) for the year ended 31 December 2021. The financial statements comprise the consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies, as well as the parent company's balance sheet, income statement, statement of cash flows and notes.

In our opinion

> the consolidated financial statements give a true and fair view of the group's financial position as well as its financial performance and its cash flows in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.

> the financial statements give a true and fair view of the parent company's financial performance and financial position in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements.

Our opinion is consistent with the additional report submitted to the Audit Committee.

Basis for Opinion

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the *Auditor's Responsibilities for the Audit of Financial Statements* section of our report.

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In our best knowledge and understanding, the non-audit services that we have provided to the parent company and group companies are in compliance with laws and regulations applicable in Finland regarding these services, and we have not provided any prohibited non-audit services referred to in Article 5 (1) of regulation (EU) 537/2014. The non-audit services that we have provided have been disclosed in note 2.2 to the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have fulfilled the responsibilities described in the *Auditor's responsibilities for the audit of the financial statements* section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying financial statements.

We have also addressed the risk of management override of internal controls. This includes consideration of whether there was evidence of management bias that represented a risk of material misstatement due to fraud.

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98 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 99 Caverion Annual Review 2021 Key audit matter How our audit addressed the Key Audit Matter Revenue recognitionThe accounting principles and disclosures concerning revenue recognition are disclosed in Note 2.1.In accordance with its accounting principles Caverion applies the percentage-of-completion method for recognizing significant portion of its revenues. The recognition of revenue by applying percentage-of-completion method and the estimation of the outcome of projects require significant management judgment in estimating the cost-to-complete as well as total revenues. From the financial statement perspective, significant judgment is required especially when the project execution and the associated revenues extend over two or more financials years.The areas where significant judgment is required are more prone to the risk that the assumptions may be deliberately misappropriated. Based on above, revenue recognition was a key audit matter. This matter was also a significant risk of material misstatement referred to in EU Regulation No 537/2014, point (c) of Article 10(2). Our audit procedures to address the risk of material misstatement included: >Assessing of the Group’s accounting policies over revenue recognition of projects.>Examination of the project documentation such as contracts, legal opinions and other written communication.>Analytical procedures and review of financial KPI’s as well as development of projects by>reviewing the changes in estimated total revenues, cost-to-complete and changes in reserves, and>discussing with the different levels of the organization including project, division and group management.>Analyzing key elements in management’s estimates such as the estimated future costs-to-complete and the estimated time necessary to complete the project.>Evaluating the appropriateness of the Group’s disclosures in respect of revenue recognition. Key audit matter How our audit addressed the Key Audit Matter Valuation of goodwillThe accounting principles and disclosures concerning goodwill are disclosed in Note 4.2.The valuation of goodwill was a key audit matter because the assessment process is judgmental, it is based on assumptions relating to market or economic conditions extending to the future, and because of the significance of the goodwill to the financial statements. As of balance sheet date 31 December 2021, the value of goodwill amounted to 365 million euro representing 28 % of the total assets and 184 % of the total equity. The valuation of goodwill is based on management’s estimate about the value-in-use calculations of the cash generating units. There are number of underlying assumptions used to determine the value-in-use, including the revenue growth, EBITDA and discount rate applied on net cash-flows. Estimated value-in-use may vary significantly when the underlying assumptions are changed and the changes in above-mentioned individual assumptions may result in an impairment of goodwill. Our audit procedures regarding the valuation of goodwill included involving valuation specialists to assist us in evaluating testing methodologies, impairment calculations and underlying assumptions applied by the management in the impairment testing.In evaluation of methodologies, we compared the principles applied by the management in the impairment tests to the requirements set in IAS 36 Impairment of assets standard and ensured the mathematical accuracy of the impairment calculations.The key assumptions applied by the management in impairment tests were compared to >approved budgets and forecasts, >information available in external sources, as well as >our independently calculated industry averages such as weighted average cost of capital used in discounting the cashflows. In addition, we compared the sum of discounted cash flows in impairment tests to Caverion’s market capitalization.We also assessed the sufficiency of the disclosures as well as whether the disclosures about the sensitivity of the impairment assessment are appropriate. A-125

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 100 Caverion Annual Review 2021 Key audit matter How our audit addressed the Key Audit Matter Valuation of trade receivablesThe accounting principles and disclosures concerning trade receivables are disclosed in Note 3.2.Valuation of trade receivables was a key audit matter because the valuation of overdue trade receivables requires management to make significant judgments. As of balance sheet date 31 December 2021, the carrying value of trade receivables amounted to 346 million euros, of which 56 million euros were trade receivables overdue for more than 90 days. The carrying value of trade receivables shown in the balance sheet as of 31 December 2021 is a result of gross receivables deducted by reserve for estimated credit losses which is based on management’s judgment. Valuation of aged trade receivables requires management to evaluate probability of the recoverability of receivables and to record a reserve based on judgment for receivables for which payment is not likely. On the group level we evaluated the valuation methods applied on trade receivables as well as performed quarterly analyses of overdue and undue gross receivable balance development and corresponding movement in bad debt reserve. In addition, we analyzed management’s assessment of the recoverability of the most significant overdue receivables considering>the customer payment pattern, >legal opinions, and>recent negotiations with the counterparties. We have also discussed the valuation with the group’s business and financial management as well as with the legal management.On subsidiary level our audit procedures regarding the valuation of trade receivables included analysis of the aging of receivables as well as evaluation the recoverability of individual aged receivable balances by sending balance confirmation requests or by testing of subsequent cash receipts. Responsibilities of the Board ofDirectors and the Managing Directorfor the Financial StatementsThe Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of financial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company’s and the group’s ability to continue as going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or cease operations, or there is no realistic alternative but to do so.Auditor’s Responsibilities for the Audit of Financial StatementsOur objectives are to obtain reasonable assurance on whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements. As part of an audit in accordance with good auditing practice, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: >Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.>Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the parent company’s or the group’s internal control. >Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.>Conclude on the appropriateness of the Board of Directors’ and the Managing Director’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company’s or the group’s ability to A-126

Caverion
Building Performance
IN BRIEF BOARD OF DIRECTORS' REPORT KEY FIGURES CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR'S REPORT

continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the parent company or the group to cease to continue as a going concern.

- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view.
- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Other Reporting Requirements

Information on our audit engagement

We were first appointed as auditors by the Annual General Meeting on 26 March 2018, and our appointment represents a total period of uninterrupted engagement of 3 years.

Other information

The Board of Directors and the Managing Director are responsible for the other information. The other information comprises the report of the Board of Directors and the information included in the Annual Report, but does not include the financial statements and our auditor's report thereon. We have obtained the report of the Board of Directors prior to the date of this auditor's report, and the Annual Report is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to report of the Board of Directors, our responsibility also includes considering whether the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

In our opinion, the information in the report of the Board of Directors is consistent with the information in the financial statements and the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor's report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Helsinki, 9 February 2022

Ernst & Young Oy
Authorized Public Accountant Firm

Antti Suominen
Authorized Public Accountant

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101 Caverion Annual Review 2021

IN BRIEF BOARD OF DIRECTORS’ REPORT KEY FIGURES CONSOLIDATEDFINANCIAL STATEMENTS PARENT COMPANY FINANCIAL STATEMENTS AUDITOR’S REPORT 102 Caverion Annual Review 2021 Independent Auditor’s report on Caverion Oyj’s ESEF Consolidated Financial Statements (Translation of the Finnish original)To the Board of Directors of Caverion OyjWe have performed a reasonable assurance engagement on the iXBRL tagging of the consolidated financial statements included in the digital files “7437007ECQWVPCJIS695-2021-12-31_fi.zip” of Caverion Oyj for the financial year 1.1. – 31.12.2021 to ensure that the financial statements are tagged with iXBRL mark ups in accordance with the requirements of Article 4 of EU Commission Delegated Regulation (EU) 2018/815 (ESEF RTS).Responsibilities of the Board of Directors and Managing DirectorThe Board of Directors and Managing Director are responsible for the preparation of the Report of Board of Directors and financial statements (ESEF financial statements) that comply with the ESEF RTS. This responsibility includes: >preparation of ESEF financial statements in accordance with Article 3 of ESEF RTS>Tagging the consolidated financial statements included within the ESEF financial statements by using the iXBRL mark ups in accordance with Article 4 of ESEF RTS>Ensuring consistency between ESEF financial statements and audited financial statementsThe Board of Directors and Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of ESEF financial statements in accordance the requirements of ESEF RTS. Auditor’s Independence and Quality ControlWe are independent of the company in accordance with the ethical requirements that are applicable in Finland and are relevant to the engagement we have performed, and we have fulfilled our other ethical responsibilities in accordance with these requirements. The auditor applies International Standard on Quality Control (ISQC) 1 and therefore maintains a comprehensive quality control system including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. Auditor’s ResponsibilitiesIn accordance with the Engagement Letter we will express an opinion on whether the electronic tagging of the consolidated financial statements complies in all material respects with the Article 4 of ESEF RTS. We have conducted a reasonable assurance engagement in accordance with International Standard on Assurance Engagements ISAE 3000. The engagement includes procedures to obtain evidence on:>whether the tagging of the primary financial statements in the consolidated financial statements complies in all material respects with Article 4 of the ESEF RTS>whether the ESEF financial statements are consistent with the audited financial statements The nature, timing and extent of the procedures selected depend on the auditor’s judgement including the assessment of risk of material departures from requirements sets out in the ESEF RTS, whether due to fraud or error. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our statement.OpinionIn our opinion the tagging of the consolidated financial statement included in the ESEF financial statements of Caverion Oyj “7437007ECQWVPCJIS695-2021-12-31_fi.zip” for the year ended 31.12.2021 complies in all material respects with the requirements of ESEF RTS.Our audit opinion on the consolidated financial statements of Caverion Oyj for the year ended 31.12.2021 is included in our Independent Auditor’s Report dated 9.2.2022. In this report, we do not express an audit opinion or any other assurance on the consolidated financial statements. Helsinki, 28 February 2022 Ernst & Young OyAuthorized Public Accountant FirmAntti SuominenAuthorized Public Accountant A-128

ANNEX B

ARTICLES OF ASSOCIATION OF CAVERION

Articles of Association of Caverion Corporation

1 § The trade name of the Company shall be Caverion Oyj in Finnish, Caverion Abp in Swedish, and Caverion Corporation in English. The Company's registered office is located in Helsinki, Finland.

2 § The objects of the Company are to engage in consulting, research, design, production and installation activities related to building services, industrial processes, distribution of electricity, telecommunications and data connections, automation, energy management, generation and storage of renewable energy, safety solutions business and municipal engineering as well as service and maintenance business related thereto in Finland and abroad. The Company offers drafting the of operation plans for properties, management and supervision of the technical operation and maintenance of properties, maintenance and control services for machinery, equipment and technical systems of the property branch, as well as other services related to operation and maintenance of properties, energy services, renovations, house management and housing services as well as services related to leasing properties and security business in Finland and abroad. The Company may engage in the activities in accordance with its declared objects either directly and/or through its subsidiaries and affiliated companies and joint ventures. In its capacity as the parent company in the Group, the Company offers services in the fields of Group administration, human resources management, financing, financial issues, legal and tax affairs, investor relations and communications as well as other joint services.

3 § The company shares are included in the book entry securities system.

4 § For the proper administration and organization of the Company's affairs, the Company shall have a Board of Directors consisting of a Chairman and Vice Chairman appointed by the General Annual Meeting of Shareholders as well as a minimum of three (3) and maximum of six (6) members.

The term of each member of the Board of Directors shall begin at the general meeting of shareholders at which he or she is elected and expire at the end of the next General Annual Meeting of Shareholders following election.

The meetings of the Board of Directors shall be called by the Chairman and constitute a quorum when more than half of the members are present. All resolutions shall be passed by simple majority, and in case of a tie, the Chairman, or in his absence, the Deputy Chairman, shall have the casting vote.

5 § The Company shall have a Managing Director to be appointed by the Board of Directors.

6 § The Company is signed for severally by the Managing Director, or jointly by any two members of the Board of Directors. The Board of Directors may authorize a designated individual to sign for the Company together with any member of the Board of Directors or another person authorized to represent the company. Additionally, the Board of Directors may grant an authorization to represent the company per procurationem allowing the person so authorized to represent the company together with a member of the Board of Directors or another person authorized to represent the company.

7 § The Company's accounting period shall be one calendar year.

The Company shall have one Auditor that shall be an auditing firm approved by the Central Chamber of Commerce. The Auditor's term shall cover the current financial year at the time of election and expire at the end of the next General Annual Meeting of Shareholders following election.

8 § The General Annual Meeting of Shareholders shall be held annually by the end of March.

An extraordinary meeting of shareholders shall be held whenever deemed appropriate by the Board of Directors or when so required by law. The notice of the meeting of shareholders shall be published on the company website. However, the Board of Directors may decide to publish the notice of meeting as a newspaper advertisement. If so, the notice of meeting will be served by placing an advertisement in a newspaper with nationwide circulation selected by the Board of Directors. In all other respects, the provisions of the Limited Liability Companies Act regarding the notice of meeting shall apply.

To be able to attend the general meeting of shareholders, the shareholders shall notify the Company thereof by the date indicated in the notice of the meeting which may be no earlier than ten days before the meeting. Additionally, the provisions of the Companies Act concerning the right to attend the general meeting of shareholders of a company included in the Book Entry Securities System shall apply.

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9 § The General Annual Meeting of Shareholders shall

Be presented with:

-	the financial statements and the annual report;

-	Auditor's report; and

Pass resolutions on:

-	adoption of the income statement and the consolidated income statement;

-	any measures called for by the profit shown on the balance sheet;

-	discharge from liability for the Managing Director and the members of the Board of Directors;

-	the number of members on the Board of Directors;

-	remuneration of the Chairman and Vice Chairman and members of the Board of Directors;

-	remuneration of the Auditor; and

Elect:

-	the Chairman and Vice Chairman and members of the Board of Directors, and

-	the Auditor

Address:

-	all the other issues indicated in the notice of the meeting.

10 § Any disputes regarding the application of the Limited Liability Companies Act shall, instead of being referred to a District Court, be settled through arbitration in accordance with the rules of the Arbitration Institute of the Central Chamber of Commerce of Finland by an arbitration tribunal consisting of a single arbiter. The arbitration proceedings shall be held in Helsinki.

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ANNEX C

STATEMENT BY THE BOARD OF DIRECTORS OF CAVERION

STATEMENT OF THE BOARD OF DIRECTORS OF CAVERION CORPORATION REGARDING THE VOLUNTARY RECOMMENDED PUBLIC CASH TENDER OFFER BY NORTH HOLDINGS 3 OY

On November 3, 2022, North Holdings 3 Oy (the “Offeror”) announced that it will make a voluntary recommended public cash tender offer (the “Tender Offer”) for all of the issued and outstanding shares in Caverion Corporation (“Caverion” or the “Company”) that are not held by Caverion Corporation or its subsidiaries (the “Shares”).

The Board of Directors of the Company (the “Caverion Board”) has decided to issue the statement below regarding the Tender Offer as required by the Finnish Securities Markets Act (746/2012, as amended, the “Finnish Securities Markets Act”).

Tender Offer in Brief

The Offeror is a private limited liability company incorporated and existing under the laws of Finland, that will be indirectly owned by a consortium led by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates (together “Bain Capital”)) and further including Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) (together the “Consortium”).

In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing subordinated debt financing in connection with the Tender Offer to the indirect parent of the Offeror, North Holdings 1 Oy (the “PIK Borrower”). In connection with the subordinated debt financing arrangement, Goldman Sachs Asset Management may also make an equity co-investment alongside the Consortium members in North Lux Topco SARL.

The Offeror and Caverion have, on November 3, 2022, entered into a combination agreement (the “Combination Agreement”) pursuant to which the Offeror will make the Tender Offer for all of the issued and outstanding shares in Caverion, excluding shares held by Caverion and its subsidiaries.

As at the date of this statement, Caverion has 138,920,092 issued shares, of which 136,472,645 are outstanding Shares and 2,447,447 are held in treasury. As at the date of this statement, Security Trading together with Antti Herlin directly and indirectly holds 21,054,392 Shares, representing approximately 15.43 percent of all outstanding Shares and votes in Caverion, Fennogens directly holds 14,169,850 Shares, representing approximately 10.38 percent of all outstanding Shares and votes in Caverion and Corbis directly holds 1,739,412 Shares, representing approximately 1.27 percent of all outstanding Shares and votes in Caverion. As at the date of this statement, neither the Offeror nor Bain Luxco hold any Shares.

The Offeror, Bain Luxco and Goldman Sachs Asset Management, each respectively, have reserved the right to acquire Shares before, during and/or after the offer period (including any extension thereof and any subsequent offer period) in public trading on Nasdaq Helsinki or otherwise.

The Tender Offer will be made in accordance with the terms and conditions to be included in the tender offer document expected to be published by the Offeror on or about November 23, 2022 (the “Tender Offer Document”).

The Offer Price

The Tender Offer was announced with an offer price of EUR 7.00 in cash for each Share validly tendered in the Tender Offer (the “Offer Price”), subject to adjustments as set out below. The Offer Price has been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the Offer Period (as defined below) or any subsequent offer period), resulting in the distribution of funds not being payable to the Offeror, the cash consideration offered for the Shares will be reduced accordingly on a euro-for-euro basis.

The Offer Price represents a premium of approximately:

•	49.3 percent compared to EUR 4.69, i.e. the closing price of the Caverion share on Nasdaq Helsinki Ltd. (“Nasdaq Helsinki”) on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer;

•	48.6 percent compared to EUR 4.71, i.e. the three-month volume-weighted average trading price of the Caverion share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer; and

•	49.9 percent compared to EUR 4.67, i.e. the six-month volume-weighted average trading price of the Caverion share on Nasdaq Helsinki immediately preceding the announcement of the Tender Offer.

Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.35 percent of all outstanding Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.48 percent of all outstanding Shares and votes in Caverion, have irrevocably undertaken to accept the Tender Offer. These irrevocable undertakings may be terminated among other terms in the event that the Offeror withdraws the Tender Offer, or in the event that a competing offer is announced by a third party with a consideration of at least EUR 7.70 per share and the Offeror does not match or exceed the consideration offered in such competing offer within a certain period of time.

Together with the Shares held directly by the Consortium, the irrevocable undertakings represent approximately 42.50 percent of all the outstanding Shares and votes in Caverion in aggregate.

The completion of the Tender Offer is subject to the satisfaction or waiver by the Offeror of certain customary conditions on or prior to the Offeror’s announcement of the final results of the Tender Offer including, among others, that approvals by all necessary competition authorities or other regulatory authorities have been received (or where applicable, the waiting periods have expired) and the Offeror having gained control to more than 90 percent of the Shares and votes in the Company calculated in accordance with Chapter 18 Section 1 of the Finnish Limited Liability Companies Act (624/2006, as amended, the “Finnish Companies Act”).

The Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror, and the indirect parent of the Offeror, the PIK Borrower, has received debt commitments (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the conditions to completion of the Tender Offer are otherwise satisfied or waived by the Offeror).

The offer period under the Tender Offer is expected to commence on or about November 24, 2022, and to expire on or about January 12, 2023, unless the Offeror extends the offer period in order to satisfy the conditions to completion of the Tender Offer, including, among others, receipt of all necessary regulatory approvals (or expiry of regulatory waiting periods, as the case may be). The Tender Offer is currently expected to be completed during the first quarter of 2023.

As announced in connection with the publication of the Tender Offer, the Combination Agreement includes customary provisions whereby the Caverion Board retains the right to withdraw, modify, cancel or amend and take actions contradictory to its recommendation to shareholders to accept the Tender Offer in order to fulfil the board’s fiduciary duties in case of a competing proposal, which the Caverion Board has determined in good faith to constitute a superior offer (including from financial and deliverability points of view to the Offeror’s Tender Offer), provided that the Caverion Board has (i) complied with its obligations in the Combination Agreement to not solicitate competing transactions, (ii) notified the Offeror of the Company’s receipt of the competing offer or competing proposal, (iii) in good faith provided the Offeror with an opportunity to negotiate with the Caverion Board about matters arising from the competing offer or competing proposal, and (iv) given the Offeror at least eight (8) business days from the date of publishing the competing offer or from the date of the Offeror having been informed in writing of a serious competing proposal and its material terms to enhance its Tender Offer as contemplated by the Combination Agreement.

Background for the Statement

Pursuant to the Finnish Securities Markets Act and the Helsinki Takeover Code issued by the Finnish Securities Market Association (the “Helsinki Takeover Code”), the Caverion Board must issue a public statement regarding the Tender Offer.

The statement must include a well-founded assessment of the Tender Offer from the perspective of Caverion and its shareholders as well as of the strategic plans presented by the Offeror in the Tender Offer Document and their likely effects on the operations of, and employment at, Caverion.

For the purposes of issuing this statement, the Offeror has submitted to the Caverion Board a draft version of the Finnish language Tender Offer Document in the form in which the Offeror has filed it with the Finnish Financial Supervisory Authority for approval on November 15, 2022 (the “Draft Tender Offer Document”).

In preparing its statement, the Caverion Board has relied on information provided in the Draft Tender Offer Document by the Offeror and certain other information provided by the Offeror and has not independently verified this information. Accordingly, the Caverion Board’s assessment of the consequences of the Tender Offer on Caverion’s business and employees should be treated with caution.

Assessment Regarding Strategic Plans Presented by the Offeror in the Draft Tender Offer Document and Their Likely Effects on the Operations of, and Employment at, Caverion

Information Given by the Offeror in the Draft Tender Offer Document

The Caverion Board has assessed the Offeror’s strategic plans based on the statements made in the Company’s and the Offeror’s announcement regarding the Tender Offer published on November 3, 2022 and the Draft Tender Offer Document.

The Consortium recognizes that Caverion has been recently undertaking a major effort to enhance its operations and narrow the gap vis-à-vis some of its competitors in terms of operating and financial performance. Although such efforts have yielded some positive results, the deteriorating macro and market conditions are estimated to make it more challenging to continue the repositioning. The Consortium believes that to lock-in the improvements to date and to ensure future development, a step change in Caverion’s ongoing transformation is needed. The Consortium believes that under private ownership, Caverion will be best placed to acXXXelebrate and deliver on the strategic initiatives needed for sustainably improving its long-run performance. To this aim, the Consortium intends to invest significant time and capital resources to support Caverion’s longterm development.

Under private ownership, Caverion is expected to pursue an ambitious investment program in organic initiatives as well as acquisitions of synergistic businesses and other consolidation opportunities, notwithstanding a period of heightened economic and geo-political uncertainty. The Consortium believes that Caverion, in a private setting, will more effectively manage all above mentioned initiatives as well as current market challenges, as its management can devote its full attention to the business without the constraints imposed by the quarterly earnings cycle and the public market.

The Consortium is well-positioned to support the transformation of Caverion due to Bain Capital’s considerable experience in the industry, including as a former investor in Bravida, and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. With Bain Capital, Caverion will have a reference shareholder that can combine a long-term perspective with industrial expertise, and that has a strong track record of successfully developing companies through a period of private ownership. Caverion long-term main shareholders’ prominent participation in the Consortium will ensure continuity with Com-pany’s culture and history. Together, this unique group of investors, in good co-operation with Caverion’s employees, will bring along to Caverion the appropriate long-term investment horizon, industrial expertise and financial resources.

The completion of the Tender Offer is not expected to have any immediate material effects on the operations, or the position of the management or employees, of Caverion. However, as is customary, the Offeror intends to change the composition of the Board of Directors of Caverion after the completion of the Tender Offer.

Board Assessment

The Caverion Board believes that the Consortium is well-positioned to support the transformation of Caverion thanks to Bain Capital’s considerable experience in the industry and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. The Caverion Board believes that the prominent participation of the Company’s long-term main shareholders in the Consortium will also ensure continuity with the Company’s culture and history. Consequently, the Caverion Board believes that together this unique group of investors is best equipped with relevant industrial expertise and adequate capital resources to support the transformation of the Company.

The Caverion Board considers that the information on the Offeror’s strategic plans concerning Caverion included in the Draft Tender Offer Document is of a general nature. However, based on the information presented to Caverion and the Caverion Board, the Caverion Board believes that the completion of the Tender Offer is not expected to have any immediate material effects on Caverion’s operations or the position of the employees of Caverion.

On the date of this statement, the Caverion Board has not received from Caverion’s employees any formal statements as to the effects of the Tender Offer to the employment at Caverion.

Assessment Regarding Financing Presented by the Offeror in the Draft Tender Offer Document

Information Given by the Offeror in the Draft Tender Offer Document

The Caverion Board has assessed the Offeror’s financing based on the below statements made in the Company’s and the Offeror’s announcement regarding the Tender Offer published on November 3, 2022 and the Draft Tender Offer Document. Furthermore, the Company’s legal adviser Castrén & Snellman Attorneys Ltd has reviewed the Offeror’s principal financing documents.

Pursuant to the Draft Tender Offer Document, the Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror and the PIK Borrower has received debt commitment (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the conditions to completion of the Tender Offer are otherwise satisfied or waived by the Offeror).

The Offeror’s Representations and Warranties in the Combination Agreement

In the Combination Agreement, the Offeror represents and warrants to Caverion that the Offeror has access to capital in a sufficient amount, as evidenced in, together, (i) the equity commitment letters and (ii) the debt commitment letters, in each case, delivered to the Company prior to the execution of the Combination Agreement, to finance (in part) the payment of the aggregate Offer Price for all of the Shares in connection with the Tender Offer and in connection with the subsequent compulsory redemption proceedings thereafter and (with respect to the equity commitment letters) the possible payment of the termination fee by the Offeror. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the conditions for the completion of the Tender Offer are otherwise satisfied (or waived by the Offeror)).

Board Assessment

Based on the information made available by the Offeror to the Company, the Caverion Board believes that the Offeror has secured necessary and adequate financing in sufficient amounts in the form of cash available under the equity and debt commitment letters in order to finance the Tender Offer at completion and compulsory redemption proceedings, if any, in accordance with the requirement set out in Chapter 11, Section 9 of the Finnish Securities Markets Act.

Assessment of the Tender Offer from the Perspective of Caverion and its Shareholders

When evaluating the Tender Offer, analysing alternative opportunities available to Caverion and concluding on its statement, the Caverion Board has considered several factors, including, but not limited to, Caverion’s recent financial performance, current position and future prospects, the historical performance of the trading price of Caverion’s share, and the conditions for the Offeror to complete the Tender Offer. The Caverion Board’s assessment of continuing the business operations of Caverion as an independent company has been based on reasonable future-oriented estimates, which include various uncertainties, whereas the Offer Price and the premium included therein is not subject to any uncertainty other than the fulfilment of the conditions to completion of the Tender Offer.

The Caverion Board received an opinion, dated November 3, 2022, from Caverion’s exclusive financial adviser, Bank of America Europe DAC, Stockholm branch (“BofA Securities”), to the effect that, as of the date of such opinion, the Offer Price to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in such opinion (the “Opinion”). The Opinion was provided for the use and benefit of the Caverion Board and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Tender Offer, how any holders of Shares should act in connection with the Tender Offer or any related matter. The complete Opinion is attached as Appendix 1 to this statement.

The Caverion Board believes that the consideration offered by the Offeror to the shareholders is fair to the shareholders based on its assessment of the matters and factors, which the Caverion Board has concluded to be material in evaluating the Tender Offer. These matters and factors include, but are not limited to:

•	the information and assumptions on the business operations and financial condition of Caverion as at the date of this statement and their expected future development, including an assessment of expected risks and opportunities related to the implementation and execution of Caverion’s current strategy;

•	the premium being offered for the Shares;

•	the historical trading price of Caverion’s share;

•	transaction certainty, and that the conditions of the Tender Offer are reasonable and customary;

•	valuation multiples of Caverion’s share compared to the industry multiples before the announcement of the Tender Offer;

•	valuations and analysis made and commissioned by the Caverion Board as well as discussions with an external financial adviser; and

•	the Opinion issued by BofA Securities.

In addition, the Caverion Board considers the Offer Price level, participation of Caverion’s long-term main shareholders in the Consortium and the shareholder support for the Tender Offer in the form of irrevocable undertakings to positively affect the ability of the Offeror to gain control of more than 90 percent of the Shares and, thereby, help successfully complete the Tender Offer.

The Caverion Board has concluded that the relevant business prospects of Caverion would provide opportunities for Caverion to develop its business as an independent company for the benefit of Caverion and its shareholders. However, taking into consideration the risks and uncertainties associated with such stand-alone approach as well as the terms and conditions of the Tender Offer included in the Draft Tender Offer Document, the Caverion Board has concluded that the Tender Offer is a favourable alternative for the shareholders.

Recommendation of the Caverion Board

The Caverion Board has carefully assessed the Tender Offer and its terms and conditions based on the Draft Tender Offer Document, the Opinion, and other available information.

Based on the foregoing, the Caverion Board considers that the Tender Offer and the amount of the Offer Price are, under the prevailing circumstances, fair to Caverion’s shareholders.

Given the above-mentioned viewpoints, the members of the Caverion Board that participated in the consideration and decision-making concerning the implications of the Tender Offer and this statement in Caverion unanimously recommend that the shareholders of Caverion accept the Tender Offer.

In accordance with the disqualification provisions of the Finnish Companies Act and the Helsinki Takeover Code, Vice Chairman of the Board of Directors, Markus Ehrnrooth, who is closely associated with two of the parties of the Consortium, Fennogens and Corbis, did not participate to any assessment or review of the implications of the Tender Offer by the Board of Directors of Caverion or in any decision-making concerning the recommendation of the Board of Directors or the Combination Agreement. In line with the resolution of the Board of Directors of the Company, Markus Ehrnrooth has not participated in and has refrained from the work of the Board of Directors in the Company during the pendency of the discussions between the Consortium and the Company concerning the Tender Offer due to his material connections to and interests in the Offeror.

Certain Other Matters

The Caverion Board notes that the transaction may, as is common in such processes, involve unforeseeable risks.

The Caverion Board notes that the shareholders of Caverion should also take into account the potential risks related to non-acceptance of the Tender Offer. If the acceptance condition of more than 90 percent of the Shares and votes is waived, the completion of the Tender Offer would reduce the number of Caverion’s shareholders and the number of shares, which would otherwise be traded on Nasdaq Helsinki. Depending on the number of Shares validly tendered in the Tender Offer, this could have an adverse effect on the liquidity and value of the shares in Caverion. Furthermore, pursuant to the Finnish Companies Act, a shareholder that holds more than two-thirds of the shares and voting rights carried by the shares in a company has sufficient voting rights to decide upon certain corporate transactions, including, but not limited to, a merger of the company into another company, an amendment of the articles of association of the company, a change of domicile of the company and an issue of shares in the company in deviation from the shareholders’ pre-emptive subscription rights.

Pursuant to Chapter 18 of the Finnish Companies Act, a shareholder that holds more than 90 percent of all shares and votes in a company shall have the right to acquire and, subject to a demand by other shareholders, also be obligated to redeem the shares owned by the other shareholders. In such case, the Shares held by Cav-erion’s shareholders, who have not accepted the Tender Offer, may be redeemed through redemption proceedings under the Finnish Companies Act in accordance with the conditions set out therein.

Caverion has undertaken to comply with the Helsinki Takeover Code referred to in Chapter 11, Section 28 of the Finnish Securities Markets Act.

This statement of the Caverion Board does not constitute investment or tax advice, and the Caverion Board does not specifically evaluate herein the general price development or the risks relating to the shares in general. Shareholders must independently decide whether to accept the Tender Offer, and they should take into account all the relevant information available to them, including information presented in the Tender Offer Document and this statement as well as any other factors affecting the value of the shares.

Caverion has appointed BofA Securities as its financial adviser and Castrén & Snellman Attorneys Ltd as its legal adviser in connection with the Tender Offer.

The Board of Directors of Caverion

Appendix 1: Opinion

Disclaimer

Bank of America Europe DAC, Stockholm branch, a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this statement, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this statement.

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